Exhibit 15.1
Protecting People. Enhancing Lives. Preserving our Planet. Rentokil Initial plc Annual Report 2024 Securing Sustainable Growth

Rentokil Initial is a global leader in Pest Control and Hygiene & Wellbeing services, employing c.68,500 colleagues in 89 countries. Strategic Report 04 Our Business at a Glance 06 100 Years of Rentokil 08 Q&A with Andy Ransom, Chief Executive 12 Our Strategic Priorities 20 Reasons to Invest 22 Our Business Model 24 Key Performance Indicators 28 Market Trends and Opportunities 32 Our Regions and Business Categories 50 Our Strategic Enablers at a Glance 52 Financial Review 57 Use of Non-IFRS Measures 63 Responsible Business 81 Section 172(1) Statement 82 Non-Financial and Sustainability Information Statement 83 Risks and Uncertainties 90 Viability Statement Contents Corporate Governance  92 Chair’s Introduction to Governance  94 Board of Directors  96 Executive Leadership Team  98 Our Governance 110 Our Stakeholders 114 Audit Committee Report 122 Nomination Committee Report 127 Directors’ Remuneration Report 154 Independent Auditors’ Report Non-IFRS Measures The Group uses a number of non-IFRS measures to present the financial performance of the business. These are not measures as defined under IFRS, but management believe that these measures provide valuable additional information for users of the Financial Statements, in order to better understand the underlying trading performance in the year. See pages 57 to 62 for more information. The content of this Annual Report reflects the views, opinions and status of the Company as at 6 March 2025. Financial Statements 162 Consolidated Financial Statements 167 Notes to the Consolidated Financial Statements 207 Related Undertakings 215 Parent Company Financial Statements 217 Notes to the Parent Company Financial Statements Other Information 221 Management’s Discussion and Analysis 235 Directors’ Report 239 Additional Shareholder Information 241 Glossary Q&A with Andy Ransom, Chief Executive Our Strategic Priorities for Securing Sustainable Growth Our Regions and Business Categories Our mission Our mission defines what we do and how we serve our stakeholders. • Protecting People • Enhancing Lives • Preserving our Planet Our values Our values are shared by all colleagues around the world and underpin the culture of the Group. • Service • Relationships • Teamwork • Responsibility Our vision To be the most loved and respected services business on the planet. See pages 8 to 11 See pages 12 to 19 See pages 32 to 37 2 Rentokil Initial plc Annual Report 2024

Securing Sustainable Growth In North America the integration of Terminix is targeted to be completed by the end of 2026 and we continue to focus on the execution of our RIGHT WAY 2 organic growth plan. Our leading International Pest Control and Hygiene & Wellbeing businesses are driving organic growth through the deployment of new innovations and digital technologies. Globally, we have an outstanding bolt-on mergers and acquisitions (M&A) opportunity in highly fragmented Growth and Emerging markets. Read about our Strategic Priorities on page 12 BUSINESS SUPPORT SERVICES SECTOR WINNER Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 3

Our Business at a Glance

Providing services that protect people and enhance lives

What we do

Rentokil Initial is a global leader in the provision of route-based services. Our mission is to protect people from the dangers of pest-borne disease and the risks of poor hygiene, and to enhance lives with services that protect the health and wellbeing of people. At the heart of Rentokil Initial's approach to responsible business practice is a focus on doing what's right for colleagues, customers, and the planet.

Our business activities

Pest Control is the largest global commercial pest control business. Our key points of differentiation include our brand strength, international reach, customer service, and digital innovation.

Hygiene & Wellbeing is a leading hygiene services business providing high-quality hygiene solutions and services for washrooms, full premises, and enhanced environments.

Workwear in France specialises in the supply and maintenance of garments, such as workwear and personal protective equipment.

Find out more about our Business Categories on pages 40 to 43

Where we operate

Our local service teams across the world operate in 89 countries, with more than 93% of our revenue derived from outside the UK.

Rentokil Initial operates regionally and reports performance across five global regions.

Who we serve

We have over 5 million customers and perform over 34 million service visits per year – from the largest multinational companies to local shops, restaurants, and homes. With high levels of customer service and retention rates, we continue to build our portfolio.

Group highlights

Revenue (at AER)
£5,436m +1.1%
2023: £5,375m

Profit before tax (at AER)
£405m –17.9%
2023: £493m

Net Cash Flows from Operating Activities (at AER)
£678m –8.0%
2023: £737m

Revenue (at CER)
£5,587m +3.9%
2023: £5,375m

Adjusted Operating Profit (at CER)
£860m –4.2%
2023: £898m

Free Cash Flow (at AER)
£410m –18.0%
2023: £500m

Lost Time Accident (LTA)
0.29 +6.5%
2023: 0.31

Total colleague retention
86.6% +242bps
2023: 84.2%

Total customer retention
82.8% +50bps
2023: 82.3%

KPIs, see pages 24 to 27

Revenue by region



North America	60%
International	
Europe (incl. Latin America)	20%
UK & Sub-Saharan Africa	8%
Asia & MENAT	7%
Pacific	5%
International total	40%

Find out more on pages 33 to 37

Revenue by business category



Pest Control	79%
Hygiene & Wellbeing	17%
France Workwear	4%

Find out more on pages 40 to 47

4 Rentokil Initial plc Annual Report 2024

Our culture We provide high-quality services for our customers by focusing on the safety, engagement, and training of our colleagues, and by developing innovative products and services. Keeping our people safe Health and safety is central to our culture. There is nothing more important than ensuring that everyone goes home safely at the end of their working day. Embracing diversity We strive to create an environment where everyone’s contribution matters, and everyone has equal opportunities to reach the highest levels based on merit. Building a sustainable business We are committed to a net zero carbon emissions target by the end of 2040, doing the right thing for society and for our business. We also make meaningful contributions to the local economies and communities where we operate. Developing and training our people Through our Employer of Choice programme we create a workplace where we invest in high-quality training and long-term career development for our people. Delivering great customer service Our vision is to be the most loved and respected services business, delivering consistently high standards to ensure customer retention and sales of additional products. Innovation at our core We are proud to have a strong track record of best-in-class, differentiated innovation – which is central to everything we do. Engaging and retaining our people Our Employer of Choice programme and our market-leading practices give us the ability to attract, hire, and retain the best people from the widest possible pool of talent. Find out more on page 66 Find out more on pages 68 to 79 Find out more on page 65 Find out more on page 66 Find out more on pages 38, 39 and 69 Find out more on page 67 Find out more on page 66 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 5

100 Years of Rentokil

From innovative beginnings to a global leader

Rentokil invented modern pest control, and celebrates its 100th anniversary in 2025 as the world's largest and best-known pest controller. With tens of thousands of dedicated pest control experts across 89 countries, the business protects public health and private livelihoods from rodents, cockroaches, moths, bed bugs, termites, and more. To mark this significant milestone, we are planning a year-long celebration for colleagues and customers, as well as charities and the communities in which we operate.

Rentokil 100 YEARS





1925

Founder Harold Maxwell-Lefroy, the first Professor of Entomology at Imperial College, and his business partner Bessie Eades introduce Rentokil as a brand name

1944

Rentokil hires Dr Norman Hickin as scientific director. Hickin wrote over 20 books, and helped the Company develop revolutionary fly sprays, insect powders, mothproofing and dry rot treatments



1957

Rentokil is bought by British Ratin for £100,000. Retains Rentokil Group Ltd name

1960s


RENTOKIL

Rentokil enters Germany, France, the Bahamas, Greece, Trinidad, Denmark, Hong Kong, the Philippines, Singapore, Barbados, Australia, Guyana, St Lucia, New Zealand, Malaysia, Sweden, Jamaica, South Africa, Kenya, Switzerland and Indonesia

1965

Rentokil takes on the role of modern Pied Piper when it secures 10-year pest control contract for the city of Hameln (Hamelin), Germany



1966

Rentokil was awarded a contract to repel birds at Buckingham Palace and for pest control at the newly opened Post Office Tower (BT Tower)



1969

A new laboratory block opens at the Company's Felcourt head office in East Grinstead, dedicated to science, research and development



1970–1971

International expansion continues as Rentokil enters Finland, Belgium, Norway, Tanzania, Uganda, Zambia, Israel and Malaysia, along with franchise operations in Thailand, Argentina, Ghana, Senegal, Zaire, Iran, Kuwait, Namibia, Seychelles and Netherlands Antilles

1979

Wins pest control contract for Britain's then-tallest building, the 52-storey NatWest Tower (Tower 42)

1986

Crown immunity removed from hospitals in the UK after lobbying by Rentokil and the British Pest Control Association. Before this, the buildings had been exempt from mandatory environmental health rules. The change dramatically reduced hospital-acquired infections throughout the NHS

1990

Rentokil continues to expand geographically, with business lines including office cleaning, tropical plants and hygiene services







1994

Rentokil treats the soil for termites around the Petronas Twin Towers, Kuala Lumpur, then the tallest building in the world



1996

Rentokil Initial is created with the acquisition of BET

1925 | 1930s | 1940s | 1950s | 1960s | 1970s | 1980s | 1990s

6 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

2000s

2007
Expansion into Asia


Rentokil

Launch of the smart mousetrap – RADAR – the Rodent Activated, Detection And Riddance device, which combines CO_2 and infrared technology



2008
Pest control for the Beijing Olympics

2009
Rentokil is called in to Libya to treat rats carrying bubonic plague

Rentokil becomes a cloud pioneer, standardising Google apps and email addresses around the world, and adopting smartphones to streamline operations

2010s

2011
Entry into the Mexican market with the acquisition of Tetengo

2012
The launch of heat treatment for bed bugs and other insects

2013
The world's first pop-up Pestaurant



2014
PestConnect launches



2016
Pest control for the Rio Olympics

2017
The Queen's Award for International Trade



The Power Centre for innovation is established

Becomes the leading pest control provider in India after taking a majority stake in joint venture with PCI



2018
The Queen's Award for Enterprise

The Queen's Award for Innovation

Becomes the leading pest control provider in the Middle East with acquisition of the UAE's National Pest Control

THE QUEEN'S AWARDS FOR ENTERPRISE: INNOVATION 2018

2019
Britain's Most Admired Company for Diversity & Inclusion

WINNER BRITAIN'S MOST ADMIRED COMPANIES 2019 Management Today

2020s

2020
The Queen's Award for Innovation

THE QUEEN'S AWARDS FOR ENTERPRISE: INNOVATION 2020

2022
Acquisition of Terminix in the US makes Rentokil the world's largest pest control company


TERMINIX

Enters Pakistan through a joint venture with C-SHINE

TIME WORLD'S BEST COMPANIES statista 2024

2024
Rentokil Initial is ranked as one of the world's best companies to work for by TIME

Rentokil Terminix Innovation Centre opened in Dallas, Texas

2025

2025
100 years of Rentokil

We have reached 500,000 PestConnect devices

Rentokil Initial plc
Annual Report 2024 7

Q&A with Andy Ransom, Chief Executive All the questions in this section have been posed by investors over the past year. A meaningful increase in five-star customer reviews demonstrates the positive experiences we are delivering. By strengthening colleague retention, building stronger relationships and delivering excellent service, we are driving long-term customer loyalty. Andy Ransom Chief Executive Q&A How would you characterise the Group’s performance in 2024? A: 2024 was a challenging year for the Group. Our North America business has been underperforming as we implement our Terminix integration plan, resulting in Organic Revenue growth for the year of 1.5%. Our target remains to have completed the integration by the end of 2026, and we remain confident in the significant opportunities created by the transaction. Globally, we continue to benefit from our strong footprint in attractive markets. In 2024, our International business (Group excluding North America) grew Revenue at 8.2%, of which 4.7% was organic. This included organic growth in Pest Control of 5.3%. Worldwide, we have continued to build scale and density in new and existing cities and expand our operations in territories such as Central America, India, and Australia. Q: In 2024, our International business (Group excluding North America) grew Revenue at 8.2% 8 Rentokil Initial plc Annual Report 2024

Can you elaborate on the concept of satellite branches in North America and their expected impact? A: We recognise that some of our weakened digital lead flow performance is in part down to decisions taken on branch co-locations. The satellite branches are therefore targeted at enhancing the visibility and digital presence of our brands and services. We initially launched 10 sites in key metro areas in 2024. These smaller branches are fully branded and operational. They serve as localised hubs with active facilities, staffed with sales, administrative, and customer support teams. An effective online presence is characterised by how easily customers can locate your business using relevant keywords in search engines and the number of virtual touchpoints. We expect these satellite branches to be another touchpoint, discoverable to search engines and potential customers and thus increasing the visibility of our business across the internet and social media platforms. From a strategic standpoint, satellite branches are cost effective and provide us with flexibility. They incur limited overhead in comparison with full scale branches and can be located in populous catchment areas. Early feedback has been encouraging. They are helping drive digital leads and are being recognised by search engines. As we identify areas with growing demand and other attractive demographics, these smaller facilities can quickly be established. We currently have 22 satellite branches in operation as part of our overall branch network How would you describe the progress of the Terminix integration this year? A: The integration timetable has proceeded to plan and we’ve successfully delivered on key aspects of the programme, including legal, IT, and operational goals. After a busy first six months of the year when we harmonised multiple business processes, during the summer we started the important work of branch systems and data migration. I’m pleased to report that this has progressed strongly, with each wave of systems integration better than the last one. As at year end, 58 branches, nearly 1,000 service technicians, and $373m in revenue have been successfully transitioned onto the unified Rentokil Terminix systems platform. In the final quarter of the year, for the first time we also commenced rerouting and piloting of our new sales and service pay plans, to initially cover nine branches encompassing over 250 technicians and about 40 sales colleagues. The rerouting efforts have gone as planned and the implementation of the new pay plan for the first group of colleagues has been positively received. There has been minimal disruption to operations at these locations, with continued good performance in customer and colleague retention. This level of operational success reflects the hard work of our teams, and our extensive planning and testing, and underscores our ability to execute on integration. Beyond the technical aspects, this integration also represents a cultural alignment between the legacy companies. Bringing together two teams under a unified platform is a testament to our colleagues’ resilience and adaptability. The unified system allows for greater efficiency and better data flow, and will enable an improved customer experience. As we expand this transition, we are focused on ensuring that all teams remain supported, trained, and fully engaged. With the success we’ve seen so far, I am confident that the full integration will be a defining achievement for Rentokil. Q: Q: Find out more on pages 18 to 19 How has Rentokil addressed recent growth challenges in the North America business? A: We have put into action our RIGHT WAY 2 growth plan to address challenges faced, principally in residential and termite pest control. Digital channels are key for these consumer-facing markets, and therefore digital lead generation has been an area of focus for us. This has included optimising the process to increase lead volume and improve lead quality. We have made good strides in developing our paid search strategies: refining our bidding strategy for critical search terms and strengthening our local search ads, enabling us to achieve a high return on investment. We have also been working on organic lead capability, enhancing the content on our websites to align with AI-generated search answers, to improve our rankings over time. Other areas of progress include securing more five-star reviews from our customers – a critical component of search visibility, and leveraging technician leads through our Trusted Advisor programme, creating a complementary stream of lead generation. Alongside marketing initiatives, we've increased focus and accountability on executing the selling basics, targeting improved speed from lead to inspection and proposal. We know that further action is required to optimise sales and marketing execution which will drive customer acquisition. Organic search improvements in particular take time to materialise. It’s a long-term game that requires consistent focus, and we are fully committed to maximising the opportunity. Q: Find out more on pages 13 to 17 We currently have 22 satellite branches in operation in North America Find out more on page 16 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 9

Q&A with Andy Ransom, Chief Executive continued Customer retention has been highlighted as a key driver for Rentokil’s growth. What measures are being taken to improve it? A: Customer retention is the lifeblood of our business, and improving it remains a top priority. While our North America retention rates have slightly improved through the course of the year to 80.1%, there is still opportunity to do more on the customer count, especially with the residential business. To achieve this, we’ve focused on colleague retention first. Rentokil Initial has always seen a strong link between colleague and customer retention and growth. After two years of sustained improvement in retention, our technician turnover rates have significantly decreased, which has a direct, positive impact on the customer experience. The branch strategy remains a topic of interest. Can you share your perspective on branch size and growth potential? A: There has been significant interest in the size of our branches and whether smaller branches outperform larger ones. While smaller satellite branches appear to be effective at improving local presence, particularly for search engine recognition, larger branches clearly benefit from economies of scale. Ultimately, we will adapt our strategy based on what the data tells us, but we believe a branch network combining larger, traditional sites and smaller satellites will serve us well. Based on our current branch network and mapping of an optimal footprint for lead generation, we currently estimate that by the end of 2026 we will attain an end state of over 500 branches including satellite branches. Our focus on the legacy network is on increasing the size of sub-scale branches. What’s important is ensuring that every branch – regardless of size – is well-managed, efficient, and customer-focused. For this reason, there will be limited change to the span of control (i.e. the number of direct reports a supervisor is responsible for). Many branches will also benefit from the introduction of area sales managers, enabling a greater focus on sales teams and additional capacity for branch managers to attend to customers and other service responsibilities. Q: Q: Additionally, we have strengthened our account management teams, added new senior customer experience experts and 40 new Customer Save team members, and partnered with world-class consultants to drive retention initiatives. We are also increasing our use of data to identify and address customer friction points. These changes ensure we provide consistent, high-quality service to customers while proactively addressing any potential issues. Another focus area is leveraging customer feedback. Our significant increase in five-star reviews demonstrates the positive experiences we are delivering, and we continue to use this feedback to refine our services. By building stronger relationships, improving colleague retention, and delivering excellent service, we are driving long-term customer loyalty. Find out more on pages 14 to 15 Find out more on page 19 10 Rentokil Initial plc Annual Report 2024

Looking ahead, what gives you confidence that Rentokil will overcome its current challenges and achieve its goals? A: Over the past year, our business has experienced significant change as we’ve progressed our integration and growth strategies. However, we remain confident that these strategies will lead to a stronger and faster growing organisation. Our confidence stems from a clear plan, a talented team, and our ability to execute. The integration is progressing well, and we are already seeing positive outcomes from our initiatives, such as the satellite branches and improved lead generation. We are tackling challenges head-on and are making measurable progress. Moreover, the strength of our global business – with market leadership in dozens of countries – provides a stable foundation for growth. We’ve seen continued good momentum in our International business. In addition to our global Pest Control operations, we’ve a successful and complementary Hygiene & Wellbeing business that continues to enjoy highly resilient demand. This significant scale gives us the resources and flexibility to navigate challenges effectively. As we continue to execute our strategies, I am confident that Rentokil will emerge stronger, more resilient, and well-positioned to deliver long-term value for our stakeholders. How does Rentokil’s investment in technology ensure operational excellence for technicians? A: We are committed to providing our technicians with industry-leading tools and systems to enhance their productivity and service quality. The transition from legacy Terminix systems such as Mission to our enhanced version of PestPac is central to this effort. While Mission served us well, it was end-of-life and required replacement. Our proprietary version of PestPac includes enhancements that incorporate the best features of both platforms. This upgrade ensures technicians have robust business information and workflow tools at their disposal. At the end of 2024, 49% of our technicians were working on the unified, enhanced system, and the feedback has been overwhelmingly positive. Technology investments extend beyond systems alone. We are also upgrading mobile tools, training platforms, and data analytics capabilities, providing technicians with greater insights and efficiency in their day-to-day work. By equipping our workforce with the right technology, we are empowering them to deliver exceptional service, which ultimately strengthens customer satisfaction and retention. Q: Q: Find out more on page 18 49% of our technicians were working on the unified, enhanced system, and the feedback has been overwhelmingly positive Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 11

Securing Sustainable Growth The focused execution of our five strategic priorities will enable us to build on our strategic platform, securing sustainable growth for the long term. Our strategic enablers Delivering organic growth in North America Executing the integration of Terminix into our North American operations Growing our global Pest Control business through innovation and digital Building our global Hygiene & Wellbeing business Capital allocation opportunities for value creation 1 2 4 5 Find out more on pages 13 to 17 Find out more on pages 18 to 19 Find out more on pages 38 to 39 Find out more on pages 44 to 45 Find out more on pages 48 to 49 Provide excellent customer service Create value through innovation and digital applications Manage a responsible business Be an Employer of Choice Find out more on pages 38, 39 and 69 Find out more on pages 63 to 80 Find out more on pages 67 Find out more on page 65 3 12 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Strategic Priority #1

1 Delivering organic growth in North America

Existing Customers

pages 14 and 15


Employer of Choice
Retention: Service Sales
INCREASING REVENUE FROM EXISTING CUSTOMERS
INCREASING NEW BUSINESS SALES LEADS
Service Quality
Customer Retention
Annual Pricing
Technician Generated Sales Leads
Sales Increasing Customer Penetration
Sales New Customer Contracts
Brand Sales Propositions
Marketing SEO Paid Campaigns
Inbound Sales Leads Flow
New Business Pricing
Organic Growth Opportunity in North America
Technician Installation
ORGANIC GROWTH

New Customers

pages 16 and 17

THE RIGHT WAY 2 plan for organic growth

In 2024, our organic growth plan in North America focused on inbound sales leads from new and existing customers, increasing Terminix brand visibility, and delivering a new multi-channel marketing campaign.

+1.5%

Organic growth in North America Pest Control

>81%

North America customer retention in Q4 2024

Rentokil Initial plc Annual Report 2024 13

Strategic Priority #1 Existing Customers Our programme to build the platform for long-term growth in North America starts with our existing customers and we made progress during the year in colleague retention, customer experience and retention, and increasing the number of technicians submitting sales leads. Rebuilding our growth engine will take time, but we made good progress among existing customers in 2024. Delivering organic 1 growth in North America Service colleagues Fundamental to our growth success is the ability to deliver industry-leading colleague retention. Hiring, training, and retaining top talent is becoming a strength of our business. In 2024, we delivered material retention increases in our service technician and customer care colleague populations. Total colleague retention in North America increased by 420bps to 79.4%. Service colleague retention rose by 425bps to 76.0%. These improvements reflect our commitment to our people and the belief that a trained and engaged team will deliver great service to our customers which, over time, will lead to improving customer retention. Customer satisfaction Customer experience and customer retention are key parts of our organic growth model – we want to keep the customers we have, delight them with a great experience, and sell them more services through our service technicians. In 2024, we undertook more than 420,000 customer satisfaction surveys in North America, delivering a good overall Net Promoter Score of 53.8. Our plan is to use our customer data to target actions across the customer experience. State of Service in North America was 98.5% in 2024. North America colleague retention up 420bps to 79.4% North America Pest Control Net Promoter Score 53.8 from 420k customer surveys 14 Rentokil Initial plc Annual Report 2024

Strategic Priority #1 Customer retention – investment in new Customer Save team During the year we increased our focus on customer retention and made an additional investment into our dedicated Customer Save team, adding around 40 people. This was further boosted in Q4. Having identified the main reasons for customers wanting to leave (e.g. ‘moving home’, ‘can no longer afford’), our Customer Save team were incentivised to address these and delivered a good performance with the percentage of customers saved, increasing month on month through Q4. It was particularly pleasing to see North America customer retention increase in Q4, at above 81% in the final three months of the year, having started the year in January at 78.5%. North America customer retention ended the year at 80.1% (2023: 79.5%). Technician Trusted Advisor leads Another area we have prioritised in our RIGHT WAY 2 growth plan is lead generation from our service technicians, a programme we call Trusted Advisors. In 2024, using training programmes, performance dashboards, and technology improvements, we have seen the participation rate for this programme increase from c.40% at the start of the year to c.50% among Terminix technicians. Trusted advisor leads also increased by 13% within Terminix. We remain focused on this opportunity and expect to deliver further improvements in participation rates and lead generation in 2025. New innovations Supporting our Trusted Advisors to sell more to existing customers is our pipeline of new innovations. In 2024, following the opening of our Rentokil Terminix Innovation Centre in Dallas, Texas, we took our first steps with the launch of Rentokil innovations in North America, including EcoCatch, for highly effective flying insect control, and Flexi Armour, a range of proofing products to stop rodents from entering a building. Find out more on page 41 c.40 Customer Save team employees added Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 15

Strategic Priority #1 New Customers The second part of our programme to build the platform for long-term growth is re-igniting our new customer acquisition engine. Our execution plan to accomplish this is multifaceted, beginning with, most importantly, a new and fully staffed team of experienced marketing leaders, who all bring deep expertise to their respective roles. Next, is to improve the effectiveness and return on our marketing and digital search spend – our main issue in 2024 was generating leads from paid-for and organic search marketing. And the final piece of our plan is the opportunity for improved sales efficiency. Delivering organic 1 growth in North America Sales colleagues Critical to delivering improved sales efficiency is increasing the retention of our sales colleagues. Our data highlights that a sales colleague with more than one year of service time is typically around 50% more effective than those with less service time. During the year, we invested in training, enhanced compensation plans for new sales colleagues, and the addition of new area sales managers to ensure our local sales teams receive the training, coaching, and support they need. We were therefore particularly pleased with the improvement delivered in sales colleague retention – up by 640 basis points. Five-star reviews In addition to potential new customers going directly to our brand websites, we want to increase leads from digital search channels. To generate organic (i.e. not paid-for) search volumes from the internet you need high-quality content on your websites and a strong set of customer reviews to attract the search tool. Through 2024, we have delivered a significant improvement in five-star reviews for our North America Pest Control brands with over 55,000 five-star reviews – up by almost 200% on 2023. Pilot: Satellite branches Satellite branches now open Along with impactful web content and five-star reviews, the third factor in organic search performance, and particularly following a recent change to the Google search algorithm, is the local location of facilities. Traditionally, our branches have not been in prime real estate areas, often in industrial zones. In Q4 2024, we opened an initial 10 satellite branches in key metro areas to pilot their impact on operational efficiency and lead generation. These are relatively inexpensive, smaller branches. We now have a total of 22 live, all fully branded and operational. They serve as localised operational hubs, offering strategic coverage with minimal overhead compared with full-scale branches. The primary objective of these satellite branches is to drive lead growth in key geographies. By increasing our local presence and profile to attract potential new customers. Dallas, TX Chicago, IL Miami, FL Nashville, TN Washington, DC Philadelphia, PA Lakeland, FL Jacksonville, FL Baton Rouge, LA Jackson, MI 10 prime locations with high potential customer base in Q4 Five-star reviews in North America 55,000 up c.200% Sales colleague retention up by 640bps to 72.8% 16 Rentokil Initial plc Annual Report 2024

Strategic Priority #1 Scan me! To see the latest Terminix advertising campaign Key focus areas for 2025 1. Raising the bar • Improve colleague and customer retention • Accelerate Trusted Advisor sales leads • Maintain brand awareness, drive direct web traffic • Continue to deliver installation programme 2. Drive organic search leads • Better execution for organic search • New web content • Increase five-star reviews • Segmented marketing approach 3. Focus on sales performance • Increase sales inspection and proposal rates • Moving responsibility for field sales fully to local branches • Differentiated commissions • Sales colleague retention and training • New area sales managers • New door-to-door pilot Increase brand awareness In March 2024, we launched the new Terminix It brand marketing campaign. This is an ongoing top of funnel investment that will generate long-term benefits for the business. Our challenge here is to build on this improvement that we have seen and add the power of our regional brands. We are pleased with the results of the campaign, which was received well and delivered a noticeable improvement in brand favourability – with unprompted brand awareness increasing approximately seven percentage points. Leading brand equity Total brand awareness for Terminix has reached almost complete saturation, with a 98% level of awareness. Moving down from top-of-funnel awareness to consideration, about half of those aware of Terminix would consider using the brand for their pest control needs. Moving further down, ‘conversion’ is now at 42% and ‘recommend to others’ at 38%. Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 17

Strategic Priority #2 Executing the integration of Terminix into our North American operations The Terminix integration process continues to make good progress. In H2 2024, we commenced the first phase of full branch migrations across 58 locations, and over 250 branches are now on our end-state ‘best of breed’ IT platforms. We plan to recommence the integration programme early in the second half of 2025, and our target remains to have completed the integration by the end of 2026. 2 Ambition for organic growth of 1.5x North America pest control market growth rate post integration North American business to achieve operating profit margins of 20% from 2027 post completion of the integration programme IT systems migration successes The systems integration has proceeded to plan. In H1, we harmonised multiple business processes and in H2 started branch systems and data migration. 58 branches and 987 service technicians successfully transitioned onto the unified Rentokil Terminix systems platform in 2024. This means that a total of over 250 branches in North America (Terminix and heritage Rentokil) now operate on our end-state ‘best of breed’ IT systems suite. The migration has increased the percentage of service technicians using PestPac, pest control operator software, and the ServiceTrak app from c.40% at the start of the year to c.49% by year end. Employee feedback on the process has been positive, highlighting the effectiveness of pre-migration preparation, training, communication, and go-live support. 18 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Strategic Priority #2



Good progress across branch integrations

In H2, we conducted a full branch integration pilot across nine branches. This included rerouting, rebranding and the new pay plans and encompassed over 250 technicians and approximately 40 sales colleagues.

While early days, operations at these locations experienced minimal disruption, and early metrics, including colleague and customer retention, for 58 branches fully migrated have been positive. We are continuing to monitor these branches closely.

We have since expanded this pilot to an additional 41 branches. This means that around 15% of the Terminix branch network has now been fully integrated.

Key focus areas for 2025

The initial pilot branch integrations, the launch of new satellite branches in the second half of the year, and our efforts across sales and service have shaped our integration focus for 2025. As we scale up branch migrations and accelerate organic growth, our focus for the integration programme will centre on three key areas:

1. Branches and brands

We will refine our branch and brand strategy in North America. This will run through 2025 and 2026 to support new customer acquisition with additional local facilities and a more regionally focused brand strategy.

More local facilities
To optimise our branch structure and lead generation, we plan to expand the North America network to over 500 branches by the end of 2026, mainly including satellite branches (previous target was c.400).

Greater focus on regional brands
Following a review of our brand strategy, our national brands remain Terminix (Residential and Termite) and Rentokil (large Commercial), with a new focus on nine main regional brands including: Florida Pest Control, JC Ehrlich, Western, Presto-X and Bug Out brands.

2. The last 5%

95% of the core back office IT stack has now been developed. We now have single and unified finance, HR and payroll, procurement, and sales commission systems as well as a unified IT security platform, and data centres, allowing us to accelerate the branch migrations in the coming year.

With the branch integration pause during Q4 2024, we used the time to focus on data preconditioning ahead of 2025 branch migrations and by actioning new IT projects to be completed in H1 2025. These included new 'sale to next-day service' processes, sales automation processes, new end-to-end leads tracking and reporting, and a new end-to-end customer journey and processes for Termite services.

3. Restart branch migrations

Terminix integration activities and branch migrations are planned to recommence early in the second half of 2025.

FLORIDA PEST CONTROL | Ehrlich | Western Exterminator Company | Presto-X | BUGOUT





+500
More than 500 branches by end of 2026

95%
of core IT transformation is already complete

Rentokil Initial plc
Annual Report 2024 19

Reasons to Invest A compelling investment opportunity of long-term compounding growth and profit expansion Global leader Rentokil Initial is a global leader in the pest control and hygiene and wellbeing business sectors. Benefiting from a diversified global footprint, we have operations across 89 countries – with market-leading positions in a number of them – operating under power brands, including Rentokil, Initial, and Terminix. Our businesses operate in defensive growth markets with long-term attractive fundamentals, including increased awareness and demand. Reinvesting for growth We reinvest in our business to drive further growth and gain competitive advantage. Our business model creates a virtuous circle, achieving organic growth while conducting bolt-on and strategic M&A to increase our density, leading to improved gross margins. This, combined with our low-cost operating model, brings profitable growth and sustainable Free Cash Flow. We deploy our cash on training our people, our global M&A programme, our brands, R&D, and operational investment. Performance-driven culture Our experienced management team is focused on the effective execution of our strategy. Our team comprises experts in their fields, with a proven track record for delivery, strong service, and innovation, and a clearly articulated strategic framework to drive future growth opportunities. We are a people and values-based organisation and our strong culture and investment in development provides all our teams with the best expertise and knowledge. Financial track record Over the long term, our track record of growing revenue and profits has generated high total returns, strong cash flow, and a strong credit rating. We have a consistent and established strategy centred on market consolidation and operational efficiency, which has delivered 2014–2024 CAGR revenue growth of 13.9%, and 2014–2024 CAGR Adjusted Operating Profit growth of 15.8%. Additionally, while organic growth in North America was below expectation in 2024, we expect the Terminix integration to benefit the business through significant cost and scale synergies. Proven, resilient business model We have a proven, repeatable, route-based, low-cost business model. This helps us to consolidate our positions in existing markets and, over time, to improve margins. In emerging markets, we are developing a presence through our Cities of the Future M&A programme – where urbanisation alongside population and economic growth is driving demand for pest control services. Developing a presence in these cities gives us a stronger base for sustainable growth in the medium to long term. High recurring revenues We are a subscription-based business, servicing customers from the largest multinational pharmaceutical, industrial, and food production companies to local shops, restaurants, and homes. The majority of our business from service customers (rather than product customers) is recurring, through annual contracts, enabling steady and predictable revenue streams. In most regions we are able to increase prices in line with inflation, while retaining high levels of customer retention. Leader in innovation We are a leader in innovation and digital across pest control and hygiene and wellbeing. Our industry-leading innovation supports our growth, productivity, and margin improvement. The integration of, for example, Internet of Things (IoT) and artificial intelligence (AI) in pest monitoring and management systems appeals to customers seeking more efficient and cost-effective solutions. We see further growth opportunities across all regions from increased innovation in products and services, and by deploying proprietary digital products, connected devices, and applications. We are a strong, global business with leading positions in structural growth markets. We believe there are excellent opportunities to continue to consolidate our positions in existing markets, to enter new markets, and to lead the industry by investing in innovation in products and services, alongside disciplined and accretive M&A. Find out more on pages 28 to 31 and 40 to 47 Find out more on pages 38 to 39 Find out more on pages 22 to 23 Find out more on pages 48 to 49 Find out more on page 65 Find out more on pages 26 to 27 Find out more on pages 22 to 23 20 Rentokil Initial plc Annual Report 2024

Global brands Our global brand strength and brand trust attract new customers to our well-established products and services, and our consistent service quality helps maintain our strong brand awareness. We have two power brands in Pest Control – Rentokil and Terminix, supported by 9 main regional brands in North America – and a recognised and trusted Initial Hygiene brand. We continue to focus on building unified, globally aligned brands through our ongoing investment in marketing, people, service, innovation, digital, and sustainability, and to support our customers across multiple sectors. Scale and breadth Our strength lies in our expertise in pest control and hygiene and wellbeing services, backed by a global footprint, technological innovation, and service delivery. Our scale comes from our diverse service portfolio, our global presence, and our diverse customer base – from residential homeowners to commercial organisations of all sizes and the public sector. This allows Rentokil Initial to address the varied needs of both small businesses and large corporations alike while maintaining a focus on sustainability and customer satisfaction. Digital and innovation Product innovation is second nature to us. Innovation strengthens our brand, differentiating us from our competitors, particularly in the area of digital technology, and giving us a first-mover advantage. It also helps us provide an enhanced service to customers – for example, through our connected devices and monitoring, and our targeting of key growth sectors (such as rodents) – improving our ability to upsell additional products and service lines, and retain customers. In addition, it enhances our sustainability credentials. Our competitive advantages Find out more on pages 13 to 17 and 40 to 47 Find out more on pages 40 to 47 Find out more on pages 38, 39 and 69 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 21

Our Business Model Creating value for all stakeholders We have a proven, resilient business model operating across our global operations that benefits from highly defensive product and service lines. The nature of our business model remains a key determinant of the strength and resilience of our long-term performance. Our business remains well placed to navigate fluctuations in market dynamics, as well as macroeconomic, environmental, and geopolitical volatility. Expertise Our talented, engaged colleagues receive high-quality training and have industry-leading tools to deliver a great job. Within our business model, each cog is related to the others and measured consistently at Group, business, region, country, and branch level. By focusing on executing our model, we create long-term value for colleagues, customers, shareholders, and society. Colleagues Success in our service businesses starts with our colleagues. Delivering our Employer of Choice programme is the responsibility of all leaders and managers. We have common people management and safety policies and processes. Customers The majority of our customer revenues are recurring contract portfolio, with the balance made up of one-off job work. High levels of service and customer satisfaction support retention, while a broad-spectrum customer base reflects our wide range of services. Our ongoing investment in building unified, globally aligned brands supports customers across multiple sectors. Growth We generate organic growth through new customers and selling additional services to existing ones. Sales colleague retention is an important factor for sales success. Key strengths driving our business model Our business model Leading brands We operate global power brands, recognised and trusted by customers worldwide. Customer focus We are passionate about delivering high-quality services and building long-lasting customer relationships. Innovation and digital Our culture of innovation and investment in our global innovation centres ensures a pipeline of new innovative products and new digital services and solutions which differentiate our brands. Operational excellence We have a fundamental understanding of route density, acquiring customers within close proximity of each other organically or through M&A. This enables our local teams to efficiently service more customers and increase margins. Profit and margins We have built an industry-leading low-cost operating model where each country team leads integrated, multi-local and multi-service operations, using combined back-office functions underpinned by shared systems and processes. We focus on route density. Capital allocation We have a progressive dividend policy and reinvest our free cash in the business. Our dedicated M&A team drive bolt-on M&A in key target cities and continue to focus our portfolio on higher-growth, higher-margin sectors. We have a strong pipeline of acquisitions. Responsible business Socially and environmentally responsible business practices support the attraction and retention of colleagues and customers. Our innovation pipeline is focused on more sustainable solutions. Find out more: Employer of Choice Programme as a Strategic Enabler, page 65 Find out more: Our brands, pages 40 to 43 and Marketing effectiveness, pages 16 to 17 Find out more: Customer service as a Strategic Enabler/Responsible Business, page 67 Find out more: Innovation and digital as a Strategic Enabler, pages 38 to 39 and 69 Find out more: pages 22 to 23 and 48 to 49 22 Rentokil Initial plc Annual Report 2024

Profit growth Low-cost model Density Innovation & digital Price Additional services to customers Cash M&A Dividend Shareholder value Impact on society Employer of Choice Health & safety Great service Leading brands Customer retention Organic Revenue Growth New business Underpinned by our central policies and processes Governance and controls Our governance and controls framework reflects our commitment to maintaining high standards of corporate governance and operational control ensuring transparency and accountability. Risk management Our risk management framework provides the tools to manage and continually review our risks. It seeks to drive accountability across the Group and create the insight required for the Board to monitor our risks. Creating value for Find out more: Governance and internal controls, pages 98 to 109 Find out more: Risk management framework, pages 83 to 89 Our customers 98.3% State of Service Our colleagues 86.6% Total colleague retention Our shareholders 9.09p Full-year dividend 80.0% Free Cash Flow conversion +2.6m Training activities completed on U+ Online development 51.8 Net Promoter Score Our communities £574k Donated to charitable causes 17.3% Improvement in emissions intensity index at year end 2024 (20% target by end of 2025) Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 23

Key Performance Indicators

Monitoring our business performance

The Group monitors several key metrics to track the financial and non-financial performance of the business. These measures were selected because we believe they provide additional useful information on underlying trends. All figures provided for 2023 onward include the performance of Terminix.

Colleagues

Ensuring everyone goes home safely

Lost Time Accident (LTA) rate

0.29
6.5% improvement on 2023

Year	LTA rate
2024	**0.29**
2023	0.31
2022	0.39
2021	0.38
2020	0.39

Working Days Lost (WDL) rate

6.25
11.3% improvement on 2023

Year	WDL rate
2024	**6.25**
2023	7.05
2022	7.90
2021	8.71
2020	8.46

LTA rate defined as number of Lost Time Accidents per 100,000 standard working hours.

WDL rate defined as number of Working Days Lost as a result of LTAs per 100,000 standard working hours.

Link to strategy
- As a service organisation, our people make our Company what it is.
- Our priority is ensuring every colleague goes home safely.
- Health and safety is the first agenda item in all senior management meetings (including Executive Leadership Team and Board).

Link to remuneration
- Both LTA and WDL rates are part of the personal objectives of the Chief Executive and have an impact on the level of annual bonus achieved.

Commentary on performance
- This year we delivered another high level of colleague safety and we continue to set very high standards in every region.
- In 2024, our LTA rate improved by 6.5% to 0.29 (2023: 0.31).
- WDL also improved, by 11.3%, reducing WDL to 6.25.
- Regrettably, there was one work-related colleague fatality in 2024 (2023: 0 fatalities) involving a fall from height. The incident was thoroughly investigated and any lessons incorporated into safety training and guidance.

Find out more: Responsible Business, page 65

Employer of Choice

Total colleague retention

86.6%
+2.4 percentage points

Year	Total colleague retention
2024	**86.6**
2023	84.2
2022	79.5
2021	84.4
2020	88.6

Sales colleague retention

82.0%
+4.6 percentage points

Year	Sales colleague retention
2024	**82.0**
2023	77.4
2022	76.3
2021	82.9
2020	87.7

Service colleague retention

85.6%
+2.4 percentage points

Year	Service colleague retention
2024	**85.6**
2023	83.3
2022	77.6
2021	82.4
2020	86.9

Colleague retention is defined as total colleagues retained in-year as a percentage of average headcount throughout the year. Colleague retention is measured on a rolling 12-month basis.

Link to strategy
- By retaining our people, we also retain and build deeper relationships with our customers, which underpins our organic growth.
- Retaining more colleagues reduces the cost of recruitment, as well as driving productivity improvement, and allowing new recruits the time to be trained and gain experience.
- We invest in training and development to ensure that our colleagues' expertise is unrivalled.
- We recruit, appoint, and promote on merit and, where possible, from within the organisation.

Link to remuneration
- Colleague retention is a Performance Share Plan (PSP) performance measure and is included in annual bonus personal objectives.

Commentary on performance
- Colleague retention improved by 2.4 percentage points to 86.6%, translating to c.1,000 more colleagues choosing to stay with us compared with 2023.
- North America total colleague retention continued to improve in 2024, up 4.2 percentage points from 75.2% to 79.4%.
- Sales colleague retention increased by 4.6 percentage points to 82.0% versus 2023 of 77.4%, with North America and LATAM delivering the biggest improvements.
- Service colleague retention increased 2.4 percentage points versus 2023 (83.3%) to 85.6%, which was driven mainly by strong performances in the UK & Sub-Saharan Africa and North America.

Find out more: Responsible Business, page 65 and Strategic Priority #1, pages 13 to 17

24 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Customers

Delivering outstanding customer service

State of Service

98.3%
+0.5 percentage points

Year	State of Service (%)
2024	**98.3**
2023	97.8
2022	95.9
2021	92.9
2020	89.4

Defined as total number of service visits performed as a percentage of total number of visits due.

Link to strategy
- We are passionate about delivering excellent service to our customers and keeping our promises to them.
- Excellent service helps us retain customers and build deeper relationships with them.

Commentary on performance
- Group State of Service performance was strong in 2024, up 0.5 percentage points to 98.3% in 2024 (2023: 97.8%).
- All regions saw an improvement in performance, with UK & Sub-Saharan Africa the highest-performing region.

Find out more: Customer service, page 67

Keeping promises to customers

Net Promoter Score – Customer Voice Counts (CVC)

51.8
+1.0 points

Year	CVC
2024	**51.8**
2023	50.8
2022	50.9
2021	52.1
2020	40.8

Measured by the implementation of an average Net Promoter Score across all branches, including in-year acquisitions. CVC score represents the net balance of those customers promoting our service, compared with those neutral or not promoting.

Net Promoter Scores range from -100 to +100, a positive score is generally considered good, while a score >50 indicates a strong level of customer loyalty.

CVC scores are based on both telephone and digital survey channels. Global and regional scores have been weighted based on the portfolio value of the market.

Link to strategy
- Our business model depends on servicing the needs of our customers in line with internal high standards and to levels agreed in contracts.
- Strong performance on CVC is linked to retention and sales of additional services to customers.
- Measuring customer satisfaction allows us to identify unhappy customers, reduce customer attrition, and increase revenue, profit, and cash.

Link to remuneration
- Improving CVC is one of the performance conditions of the PSP, which covers over 1,100 colleagues across the Group.

Commentary on performance
- Our CVC Net Promoter Score increased by 1.0 points to 51.8.
- Our category analysis shows that Pest Control is our highest rated category, at 55.0, broadly flat on last year.
- Hygiene & Wellbeing scored 53.0 points this year, an increase of 3.4 points on 2023.

Find out more: Customer service, page 67

Retaining our customers

Customer retention

82.8%
+0.5 percentage points

Year	Customer retention (%)
2024	**82.8**
2023	82.3
2022	82.4
2021	85.4
2020	84.5

Defined as total portfolio value of customers retained as a percentage of opening portfolio.

Link to strategy
- Customer retention is crucial to our long-term success.
- Benefits include: increased purchasing and cross-selling; lower terminations; greater willingness to accept price increases; positive customer recommendations; and a strengthened unique selling point.

Commentary on performance
- Overall customer retention was up 0.5 percentage points at 82.8% (2023: 82.3%), driven by a strong performance in Asia & MENAT.
- In North America, customer retention rates improved by 0.6 percentage points to 80.1% versus 79.5% in 2023 and we have seen a significant increase in five-star reviews from our customers.
- Customer reviews of our UK Pest businesses on Trustpilot.com remained at 'world-class' levels, with 90% five-star reviews from more than 9,500 customers.

Find out more: NA Customer retention, page 15

Rentokil Initial plc Annual Report 2024 25

Key Performance Indicators
continued

Shareholders

Driving higher revenue

Revenue growth (at AER)

1.1%

Year	%
2024	**1.1**
2023	44.7
2022	25.6
2021	5.5
2020	3.7

Revenue growth (at CER)

3.9%

Year	%
2024	**3.9**
2023	45.8
2022	19.4
2021	9.5
2020	5.1

Achieving greater profitability

Adjusted Operating Profit growth (at AER)

–7.0%

Year	%
2024	**(7.0)**
2023	57.1
2022	29.4
2021	15.0
2020	5.1

Adjusted Operating Profit growth (at CER)

–4.2%

Year	%
2024	**(4.2)**
2023	57.0
2022	23.3
2021	19.6
2020	6.9

Delivering sustainable Free Cash Flow

Cash conversion

221.0%

Year	%
2024	**221.0**
2023	193.4
2022	258.6
2021	214.1
2020	294.6

Adjusted Free Cash Flow Conversion (at AER)

80.0%

Year	%
2024	**80.0**
2023	89.4
2022	91.8
2021	108.3
2020	121.4

Link to strategy

- We aim to drive shareholder value through driving higher revenues from our Pest Control and Hygiene & Wellbeing businesses, supported by M&A investment. Our objective is to deliver sustainable profit growth by growing Group revenues.
- We are a highly cash-generative business and, after dividend and interest payments have been made, we reinvest our cash into the business for future growth through people, technology, and M&A.

Link to remuneration

- Revenue and Profit targets are one of the Company's performance elements of the annual bonus, which covers the Executive Directors and managers across the Group, and they have an impact on the level of annual bonus achieved.
- Free Cash Flow is also a target for the annual bonus, which covers the Executive Directors and managers across the Group.

Commentary on performance

- Revenue up 1.1% to £5,436m at AER. Revenue at CER increased 3.9% to £5,587m (Organic Revenue growth of 2.8%).
  - Reflecting a strong performance in our International business (Group excluding North America) which saw Revenue growth of 8.2%, of which 4.7% was Organic Revenue growth.
  - In North America Organic Revenue growth of 1.5%, with growth of 1.5% in Pest Control.
  - Organic Revenue growth in all business categories: 2.5% in Pest Control; 3.1% in Hygiene & Wellbeing; and 7.1% in France Workwear.
- Adjusted Operating Profit at AER was down 7.0% to £834m and Adjusted Operating Profit at CER was down 4.2%.
  - Reflecting more modest North America organic growth and cost overruns incurred in the peak pest season.
  - Full-year margin in Pest Control of 18.0%, Hygiene & Wellbeing at 18.1% and France Workwear at 17.7%.
  - Input costs effectively offset by sustained strong price progression across all regions.
- The cash conversion metric reflects statutory 'net cash flow from operating activities' expressed as a percentage of 'profit after tax' as a measure of overall conversion of profits into cash.
- Adjusted Free Cash Flow Conversion was 80.0%, in line with guidance.
  - Free Cash Flow of £410m was £90m lower than in FY 23. Lower trading profits resulted from more modest organic growth in the North America region.

Find out more: Financial Review, pages 52 to 56

26 Rentokil Initial plc
Annual Report 2024

Responsible Business performance for the year Emissions intensity 17.3% Improvement in emissions intensity index at year end 2024 (20% target by end of 2025) Electric vehicles 1,018 Ultra-low emission electric vehicles in our global fleet Training +2.6m training activities completed on U+ Online development Community spend £574k donated to charitable causes 1,718 Low emission hybrid vehicles in our global fleet vehicles Emissions from fumigation 5% reduction in 2024 Find out more: Responsible Business, pages 63 to 80 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 27

Market Trends and Opportunities Positive drivers across global markets Market drivers Commercial pest control is a largely non-discretionary and essential service protecting public health, and demand for the service across our regions is driven by multiple macro drivers, described below. The drivers are aided by advancing technology across the market, where Rentokil is a leader in innovation and digital adoption. Increased urbanisation and migration Growing urban populations create an environment favourable for pests, driving global demand for pest control services. This is a fundamental driver of the market affecting all regions. City populations are on the rise – 68% of the population will live in cities by 2050, up from 55% in 2021. Rapid urbanisation in many areas leads to high pest prevalence, especially in dense cities. Increased food supply required to feed the growing city populations is another factor influencing pest-related activity. In recent years, the US has seen increased migration of people towards the warmer southern states. This higher concentration of people in cities and warmer climates leads to a higher volume of pest-related activity. Climate change Changing weather patterns create more favourable environments for pests. More extreme weather conditions are becoming the norm, with severe storms and flooding bringing different pest challenges. Climate change also impacts on pest behaviour, distribution lifecycle, and pesticide resistance. Growing impact of technological advancements Digital tools like remote monitoring, apps, drones, connected cameras and AI are enhancing efficiency and effectiveness. Connected technology enables continuous monitoring and automatic adjustments, early warning and treatment, optimising pest management. These concurrent developments are transforming the industry and opening up new possibilities. AI is set to significantly change the pest control industry, enabling more accurate pest identification, predictive analytics for infestation risks, and the development of autonomous pest control devices. We operate globally across the attractive, largely non-cyclical growth markets of pest control and hygiene and wellbeing, with positive growth drivers and opportunities across our North America and our International regions for long-term compounding growth and profit expansion. Overview The global pest control market is evolving rapidly due to various interconnected factors. Urbanisation and climate change are creating more favourable environments for pests, while public health concerns about pest-borne diseases are driving demand for control services. Simultaneously, stricter regulations and growing environmental awareness are important drivers towards more sustainable practices. Technological advancements, including AI and connected pest control systems providing data and insights, offer new possibilities for more efficient and effective pest management. In addition to the direct trends shaping the pest control industry, several indirect macro trends can significantly influence the market landscape. These trends, ranging in importance from moderate to high, encompass a broad range of factors, from economic conditions and housing markets to demographic shifts and migration, to social media and political regulations. Market position Pest Control accounts for c.80% of Rentokil Initial’s global revenue and c.80% of operating profit. Rentokil operates across 88 countries and is a leading global operator, enjoying a No.1 position in many countries. Rentokil Terminix is the largest pest control provider in the North America market, where c.65% of the market is served by four companies. The remainder of the market is highly fragmented, with 20% served by 18,000 local operators. The market is split between commercial, residential, and termite customers. International peers of Rentokil include Rollins Inc., Ecolab Inc., and Anticimex. Find out more: Strategic Priority #3, pages 38 to 39 Pest Control 28 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Growing awareness of pest-borne diseases

Rising public health concern about diseases transmitted by pests (e.g. mosquitoes and rodents) is fuelling global demand for pest control and is a major motivator for both residential and commercial pest control. The global rat population is estimated to be 7 billion, with the US ranked third highest, and 4 billion people in over 125 countries are at risk of contracting dengue fever, which could double by the end of the century.

Stringent regulations and sustainability concerns

Our customers, such as food producers, face stringent regulations for pest control and audit reporting. The pest control industry is also facing evolving regulations, particularly regarding the use of certain chemicals, which is driving the move towards more environmentally friendly solutions. This demand for more sustainable pest control is driving innovation in integrated pest management approaches, which emphasise prevention and early identification of pest issues.

Market data sources: Allied Markets (Global), The Strategic Analysis of the US Structural Pest Control Industry, Speciality Consultants LLC, Quince Market Insights and Company internal revenue data (as at May 2024).

Market opportunity

The global pest control market is a strong, growing and attractive, largely non-cyclical market valued at c.$26bn in 2023. The global market has grown consistently over the last six years and is expected to continue to enjoy strong organic growth rates of c.5–6% annually to reach an estimated market size of c.$34bn in 2028.

Addressable market and growth (%)


2023
2028
$26bn
$34bn
c.5–6%
CAGR

Global pest control market size 2023 versus 2028 ($bn)


40
30
20
10
0
12.5
15.8
12.2
16.3
26.0
33.7
North America
International
Total[1]
2023
2028

1. Includes non-Rentokil regions.

North America is the world's largest pest control market valued at $12.5bn in 2023 and is expected to grow by a CAGR of c.5% to 2028, driven by strong commercial sales and its role as an essential service supporting 'licence to operate' businesses.

The rest of the world has a CAGR of c.6% to 2028, driven by higher growth in Emerging markets and Cities of the Future.

The market is largely split into three segments, with commercial accounting for c.50% of the total market, followed by residential and termite.

In North America, there is an unserved market for residential and termite pest care prevention of c.$48bn (see chart below), compared with a served market of c.$7.1bn. This nascent market opportunity is expected to drive future growth, fuelled by some of the same market drivers as commercial pest control.

North American residential served/unserved ($bn)

Unserved (residential & termite)	c.$48.0
Served (residential & termite)	c.$7.1
DIY	$1.7
Dual (Served & DIY)	$0.2



Rentokil Initial plc Annual Report 2024 29

Overview The industry is undergoing a significant transformation, driven by a heightened focus on hygiene and wellbeing, technological advancements, and sustainability concerns. The global pandemic has underscored the importance of hygiene, leading to increased demand for ‘no-touch’ products and more sustainable products and services. Businesses are prioritising health and wellbeing, creating opportunities for hygiene solutions that enhance the overall experience and contribute to a sense of wellbeing. As the industry evolves, regulatory changes, the rise of smart buildings, and the ageing population are also shaping the hygiene landscape. Businesses must adapt to stricter hygiene regulations and cater to the specific needs of older adults. Furthermore, the growing emphasis on mental wellbeing presents opportunities for hygiene solutions that create calming and pleasant environments. By understanding and responding to these trends, businesses can position themselves for success in the evolving market. Market Trends and Opportunities continued Market position Our Hygiene & Wellbeing business operates in an attractive industry offering strong growth opportunities. Like Pest Control, Hygiene & Wellbeing is an essential, non-discretionary business and its medium-term opportunities are enhanced by rising demand for global hygiene services. The Initial Hygiene brand is a leader in global core hygiene washroom services – operating in 70 countries and in No.1 position in over a third of countries. Our Enhanced Environments business operates in 18 countries and has leading positions in a number of its markets. It is difficult to estimate the total market size for hygiene and wellbeing as the services and products are highly fragmented and there are many routes to satisfy washroom hygiene needs, with competitors providing a wide range of supply solutions. Regional, full-service companies provide service solutions, either direct or via cleaning companies/facility management, differentiating on services, products, and coverage. In-country competitors to Initial Hygiene include: phs Group Inc., Elis, CWS, Citron Hygiene Canada Limited, and Ecolab Inc. in hygiene services; and Kimberly-Clark Corporation in hygiene consumables and products. Market opportunity The global market size for washroom services is difficult to estimate due to the breadth of services offered in the sector. Rentokil Initial estimates the core washroom services market will grow by a CAGR of c.6.7% through to 2028. Heightened focus on hygiene and sanitation The global pandemic triggered a profound shift in hygiene awareness, with 86% of people globally recognising good hygiene as crucial for preventing the spread of germs. This heightened focus is driving sustained demand for hygiene products and services across all categories, even beyond the pandemic. Opportunities are also being created for hygiene and wellbeing that enhance the overall experience, create a more pleasant work and leisure environment, and contribute to a sense of wellbeing. This trend has fundamentally shifted consumer and business behaviour, creating a sustained demand for hygiene and wellbeing solutions. Market drivers Since the start of the global pandemic in 2020, we have seen elevated standards for health and hygiene, particularly in the workplace. Industry commentators and our experience to date suggest this heightened focus on hygiene will be a long-term change that will create ongoing market opportunities from which our business can benefit. Market data sources: Rentokil Initial internal analysis and independent research reports. Find out more: Strategic Priority #4, pages 44 to 45 Hygiene & Wellbeing 30 Rentokil Initial plc Annual Report 2024

Hygiene regulations and rising standards Tighter global and national guidance is becoming a legal requirement. Wellbeing is increasingly being incorporated into building standards, with 82% of employers stating a preference for wellness-enabled buildings (according to the CBRE Group Inc., 2018). Governments worldwide are tightening hygiene and sanitation regulations. Businesses must stay abreast of these changes to ensure compliance, as exemplified by legislations such as the EU’s General Food Law Regulation, which sets out comprehensive hygiene requirements. Emphasis on health and wellbeing and hygiene in the workplace The global prioritisation of health and wellbeing, evidenced by 80% of people believing businesses should promote it, is driving demand for hygiene solutions that create healthier and more pleasant spaces, extending beyond basic cleanliness. Post pandemic there is greater importance of workplace hygiene, with businesses recognising its impact on productivity, morale, and absenteeism. Studies show that poor hygiene and sanitation can decrease productivity by 20%, emphasising the need for comprehensive hygiene solutions in workplaces across all categories. Ageing population The global population is ageing, with one in six people projected to be 60 or over by 2030. This demographic shift increases demand across all hygiene categories for solutions catering to older adults’ needs, such as accessible washrooms and infection prevention. The ageing population is a significant demographic trend with long-term implications for the hygiene industry. Environmental Sustainability legislation is becoming more commonplace, and this trend is expected to continue. Customer demand for enhanced hygiene solutions that are also more sustainable is increasing. This has created a related requirement to ensure that all solutions are delivered in the most sustainable way possible. Social impact changes 56% of the world’s population (4.4 billion inhabitants) live in cities today, expected to rise to 80% by 2050. 90% of the future megacities (>10 million people) are expected to be in the developing world (Asia, Africa, and Latin America), which will represent 90–95% of urban expansion in coming decades. The millennial generation is highly focused on health and wellbeing and vocal about its importance, with increased spend across all wellbeing categories. 160 million people join the middle classes every year, with increasing hygiene and living standard expectations and a growing health consciousness afforded by higher disposable income. Addressing the market opportunity across our businesses Within our Pest Control and Hygiene & Wellbeing businesses the non-cyclical drivers across our global markets are creating opportunities which in turn are driving organic growth opportunities across our North America and International regions. Executing our strategic priorities helps us to capture these opportunities. Our market leadership in product development, innovation, including AI, data and insights, and digital continues to ensure that we differentiate our global brands and support our customers’ needs in the changing social, economic, environmental, and regulatory environment. Find out more: Our Strategic Priorities, page 12 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 31

Our Regions and Business Categories

We operate regionally and report performance across our five global regions: North America, Europe (including LATAM), UK & Sub-Saharan Africa (including Ireland & Baltics), Asia & MENAT, and Pacific.

Our products and services are segmented into three business categories: Pest Control, Hygiene & Wellbeing, and France Workwear.

Our regions

North America

Revenue (at AER)

£**3,260**m

–1.4%

Find out more on pages 33 to 35

International

Revenue (at AER)

£**2,165**m

+5.1%

Europe (incl. LATAM)
UK & Sub-Saharan Africa
Asia & MENAT
Pacific

Find out more on pages 36 to 37

Our business categories

Pest Control

Revenue (at AER)

£**4,287**m

+0.1%

Find out more on pages 40 to 43

Hygiene & Wellbeing

Revenue (at AER)

£**908**m

+5.7%

Find out more on pages 46 to 47

France Workwear

Revenue (at AER)

£**230**m

+4.3%

Find out more on page 47

Segmental reporting

Across our businesses and country operations we deploy our centrally designed innovation and technology products, services, and solutions to drive profitable, sustainable growth.

Due to the international nature of the Group, foreign exchange movements can have a significant impact on regional performance. Unless otherwise stated, percentage movements in Revenue and Adjusted Operating Profit are presented at constant exchange rates.

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Our Regions

North America

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	3,260	-1.4%	3,347	1.3%	1.5%
Operating Profit	418	-14.5%	430	-12.2%	
Adjusted Operating Profit	558	-9.5%	573	-7.1%	
Adjusted Operating Margin	17.1%	-1.6%	17.1%	-1.6%	

Organic Growth	Q1	Q2	Q3	Q4	Full Year
North America[1]	1.5%	1.0%	1.4%	2.3%	1.5%
North America Pest Control	1.5%	0.7%	1.4%	2.6%	1.5%
North America Pest Control Services[2]	1.0%	1.5%	1.4%	1.5%	1.4%

Performance

Full year Revenue was up 1.3%, with Organic Revenue up 1.5%. There was an improved end to the year with a 90bps quarter-on-quarter gain in regional Organic Revenue growth in Q4 (1.4% in Q3, 2.3% in Q4), resulting in H2 Organic Revenue growth of 1.8%, ahead of revised guidance of c.1%.

Adjusted Operating Profit of £573m, down 7.1%, reflects the combined impact of below plan expectation revenue growth and from significant in year cost investments to drive revenue. Consequently, despite continued good price realisation, Adjusted Operating Margin in North America declined to 17.1%. Operating Profit was £418m at AER.

We are seeing ongoing success with our recruiting, training and retention initiatives. Total North America colleague retention increased to 79.4% (FY 23: 75.2%), driven by improvement in frontline technician roles (+4.3ppts to 76.0%) and sales roles (+6.4ppts to 72.8%), and in both new colleagues (0-12 months) and longer tenured (> 1yr) colleagues. As a result of the improvement in new colleague retention, we have 100 more sellers entering 2025 in their second year versus their first year of sales in 2024. Since the date of acquisition, retention at Terminix has grown from 62.4% to 76.3%, an increase of 13.9ppts. Total customer retention in North America increased to 80.1% (FY 23: 79.5%). Following incremental improvement through the year, there was a positive step change into year end with the three best months of customer retention all recorded in Q4, each above 81%. Customer satisfaction was also positive, with an improved overall Net Promoter Score of +53.3.

North American bolt-on M&A programme continued, with the purchase of 13 businesses with combined revenues of c.£69m in the year prior to purchase. We continue to selectively pursue high quality M&A assets in the North America region.

There was further progress on legacy termite warranty obligations, with total open warranty claims reducing by 20% on the prior year and by 72% since 2019. Total pending litigated cases reduced by 41% in 2024 as the Company continues to resolve legacy claims.

RIGHT WAY 2

Our 2024 plan to drive enhanced organic growth

Through the year we have been optimising processes to increase overall lead volume and improve lead quality. In March 2024, we launched the new 'Terminix It' brand marketing campaign aimed at increasing awareness of our Terminix brand and strengthening our top of funnel marketing. This delivered a noticeable improvement in brand favourability – with unaided Terminix brand awareness at its highest level since 2021. A key focus in 2024 has been digital marketing, given the significance of the digital channel for new customer acquisition in the residential and termite pest control markets. We are particularly focused on our organic lead capability, including enhancing the content on our websites to align with AI-generated search answers, in order to improve our search engine ranking over time. However, there is still significant work to be done to improve our lead generation.

We've made strong progress in securing five-star reviews from our customers, which recognise high service levels and serve as a critical component of Internet search visibility. Five-star reviews for Terminix increased by 150% in the year to 44,000. In parallel, we have augmented our paid search strategies to generate higher quality leads. This includes refining our bidding strategy for critical search terms.

We have leveraged technician leads through our Trusted Advisor programme, creating a complementary stream of lead generation. We continue to enhance our approach with better data reporting, increased focus at a branch management level and training for all new technicians as part of their on-boarding. The participation rate for the Trusted Advisor programme increased from 40% at the start of the year to 50% among Terminix technicians, and from c.57% to c.73% among Rentokil technicians.



Total North America colleague retention increased to

79.4%

(FY 23: 75.2%)



Five-star reviews for Terminix increased in the year to

44,000

1. North America includes Pest Control and Hygiene & Wellbeing.
2. North America Pest Services is Pest Control excluding products/distribution, brand standards, lake and vector.

Rentokil Initial plc Annual Report 2024 33

North America Our Regions continued In 2025, we will deploy enhanced customer segmentation to effectively leverage media channels and will integrate service demand forecasting by location into our customer targeting. Once the sales team has sold the lead, it is important that the technician completes the work order quickly. We delivered consistent work order completion rates in 2024 of c.97%, and in 2025 are aiming to reach 98%. We will continue to focus heavily on organic lead generation, as well as improve our sales conversion and overall sales effectiveness, which will take time to fully materialise. We invested significant additional sales and marketing resources in 2024, which will continue into 2025. We believe we have invested sufficient new resources to drive the enhanced level of organic growth we are targeting, and during 2025 we will continue to monitor and scrutinise the effectiveness of the 2024 investments, and where appropriate reprioritise them to higher return activities, to optimise the return opportunity on that investment. IT systems migration The IT systems integration has proceeded to plan. Prior to the integration period, the region had highly fragmented IT infrastructure with more than 70 systems and multiple vendors. We now have a single back office IT set-up in place, and ‘Best of Breed’ branch systems have been selected and are being delivered. We harmonised the multiple business processes in H1, and in H2 started branch systems and data migration. 58 branches, 987 service technicians, and $373 million in revenue were successfully transitioned onto the unified Rentokil Terminix systems platform. Including the heritage Rentokil network a total of over 250 branches in North America now operate on our end-state IT systems suite. The migration has increased the percentage of service technicians using PestPac and the ServiceTrak app from c.40% at the start of the year to c.49% by year-end. A structured approach ensures continued progress and alignment with our strategic goals. Employee feedback on the process to date has been positive, highlighting the effectiveness of pre-migration preparation, training, communication, and go-live support. Technician rerouting and new pay plan piloting In Q4 2024 we commenced technician rerouting and piloting of our new sales and service pay plans, initially covering nine branches encompassing over 250 technicians and c.40 sales colleagues. These rerouting and pay plans revision efforts were executed to plan with minimal disruption to operations. At these locations customer retention has increased on pre-migration levels. Colleague retention has also remained strong, in line with pre-migration levels. The second branch cluster of 41 branches with 1,000 technicians, has also recently completed. This means that around 15 per cent of the Terminix branch network has now been fully integrated. Q1 2025 Terminix integration review As announced in October 2024, during the first quarter of 2025 we have been reviewing the progress made to date with the integration and the priorities for its next phase. The review has helped us to enhance our RIGHT WAY 2 growth plan with respect to both our brand and branch strategies and our customer retention and customer experience strategy, and to review the best way to monitor ongoing cost saving opportunities. The full branch integration process is planned to restart in early H2 2025. Enhancing customer retention and customer experience strategy Our customer retention rates have been stable to slightly improved through the course of the year. In 2024, we strengthened our account management teams, added new senior customer experience experts and 40 new Customer Save team members, and instated new retention strategies ranging from the acquisition of more retainable customers and improving the first-year experience through to minimising technician rotation and optimising complaints management. We are also increasing our use of data to better understand and seek to address the drivers of customer retention and churn. Optimising Brand strategy: Our revised branding strategy will see the maintenance of a national focus for the Rentokil and Terminix brands. However, there will be an additional focus on our well-known regional brands, rather than merging them over time with Terminix, giving us nine main regional brands. $373m in revenue were successfully transitioned onto the unified Rentokil Terminix systems platform The migration has increased the percentage of service technicians using PestPac and the ServiceTrak app from c.40% at the start of the year to c.49% by year end 34 Rentokil Initial plc Annual Report 2024

North America Smaller local brands will be co-branded or merged. This will allow us to optimise the return opportunity we generate from our advertising spend and increase the overall share of voice of our brands. Optimising Branch strategy: In Q4 2024 we commenced the piloting of satellite branches. Ten sites in key metro areas were active as at the end of 2024, and we currently have 22 in operation. These smaller branches are fully branded and operational but have a low cost to operate. They serve as localised hubs with active facilities, staffed with sales, administrative, and customer support teams. While the pilot is still not complete, initial findings are positive, driving digital leads and being recognised by search engines as local points of presence that increase our digital footprint. Subject to continued progress with this pilot, we believe a branch network combining larger, traditional sites and smaller satellites will serve us well. Based on our current branch network and mapping of an optimal footprint for lead generation, we currently estimate that by the end of 2026 we will have a network of over 500 branches, including satellite branches, versus our previous target of 400. In addition, we have over 100 franchised owned and operated Terminix branches in the US. A portion of current investment deployed during 2024 but not driving optimal effectiveness and efficiency will be redirected to our enlarged brand and branch strategies. Cost savings and margin opportunity We continued to achieve cost synergies in 2024, whilst also continuing our significant investments behind salary and benefit harmonisation, safety, innovation and IT, and we saw another year of inflation in the cost base. During 2024 we made significant in-year sales and marketing investments focused on driving revenue, including behind brand awareness, lead generation and sales infrastructure. A portion of the investment behind these opportunities is not driving optimal effectiveness and efficiency and in 2025 will be redirected to fund the new strategies we will be deploying in respect of our enhanced brand strategy and our enlarged branch strategy. During 2025 we expect further inflation but do not anticipate the need for additional investments over those which were made in 2024. Three years post the acquisition announcement of Terminix, and going forward we will not report separately on net synergy delivery. Disaggregating investments and inflationary cost increases from synergistic cost savings over multiple years is now overly subjective. We remain confident that, from the end of 2026, when we expect integration to be complete, significant operational cost savings will be achieved, in line with initial expectations of gross synergies. Branch integration and improved route density will significantly improve technician efficiency. The post 2026 cost reduction is estimated as a $100m reduction from the 2024 spend level. From 2027, we expect that delivery of these cost savings, together with an improved organic growth rate post integration, will allow the North American business to achieve operating profit margins above 20%. We are retiring the previous Group Adjusted Operating Margin target of greater than 19% by 2026. Total one-time integration costs to achieve (cash and non-cash) from the start of the integration to the end of 2024 were $248m. The total remaining one-time costs to achieve in 2025 to 2026 are expected to be c.$100m. The North America senior leadership team The North America leadership team has been significantly strengthened with recent appointments: Alain Moffroid, Interim North America CEO, appointed Feb 2025. Alain was appointed to the role in Q1 2025 after the announced departure of Brad Paulsen. Alain is a highly experienced leader in the Company with twelve years’ experience leading residential and commercial pest control businesses, together with 23 years with Unilever in senior leadership roles. As Group Chief Commercial Officer Alain has been working closely with the North American business on delivering their strategy focused on customer experience and retention, digital and innovation programmes. Aaron Coley, Chief Financial Officer, joined Dec 2024. Aaron brings over 25 years of financial experience to the role, including 14 years as CFO for companies at various stages of transition. Most recently, he served as CFO for a transportation and logistics company listed on Nasdaq. The post 2026 cost reduction is estimated as a $100m reduction from the 2024 spend level Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 35

Our Regions
continued

International

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	2,165	5.1%	2,229	8.2%	4.7%
Operating Profit	339	-1.9%	346	+0.2%	
Adjusted Operating Profit	420	2.9%	432	5.7%	
Adjusted Operating Margin	19.4%	-0.4%	19.3%	-0.5%	

	Q1	Q2	Q3	Q4	Full Year
Organic Growth	5.6%	4.9%	4.5%	4.1%	4.7%

Europe (incl. LATAM)

The region enjoyed another good performance in 2024, driven by both volume and pricing, and with a strong contribution from Pest Control and France Workwear. Revenue grew by 6.5% to £1,152m (5.0% Organic). Revenue growth in Pest Control was 6.6%, supported by key markets including Germany, Benelux, Spain and Italy. Hygiene & Wellbeing grew Revenue by 5.9% with softer performance in Dental offset by strength in Specialist Hygiene and Ambius where we continue to see significant opportunity. France Workwear delivered another excellent year with Revenue up 7.1%.

Adjusted Operating Profit in the region grew by 5.0% to £226m, benefiting from pricing discipline. Adjusted Operating Margin was down by 30bps to 19.6%. In Europe, margin was stable, however there was a margin reduction in LATAM, where adverse weather impacted the shipping fumigation business. Operating Profit reduced by 6.2% to £170m at AER. Customer retention has remained strong at 88.3% (FY 23: 88.4%.) A focus on sales retention, including recruitment, onboarding and early days retention led to best-in-class colleague retention rates of 90.4% (FY 23: 90.4%).

In Europe and LATAM, 12 business acquisitions (nine in Europe and three in LATAM) were completed in total with revenues of £20m in the year prior to purchase.

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	1,114	3.1%	1,152	6.5%	5.0%
Operating Profit	170	-6.2%	175	-3.9%	
Adjusted Operating Profit	219	1.8%	226	5.0%	
Adjusted Operating Margin	19.6%	-0.3%	19.6%	-0.3%	

	Q1	Q2	Q3	Q4	Full Year
Organic Growth	6.2%	5.3%	4.9%	4.0%	5.0%



Best-in-class colleague retention rates in Europe of

90.4%

UK & Sub-Saharan Africa

Revenue for the region increased by 12.0% (4.3% Organic), with Pest Control Revenue growth of 5.5% and Hygiene & Wellbeing Revenue growth of 18.5%.

Regional Adjusted Operating Profit increased by 7.0% to £101m. Operating Profit was up 17.8% to £99m at AER. Adjusted Operating Margin decreased by 110bps to 23.0%, impacted largely by the acquisition of the lower margin specialist hygiene company DCUK. The region delivered a price performance that mitigated cost increases, alongside a consistently strong customer service environment. Customer retention for the full year was roughly stable at 86.0% (FY 23: 86.9%). Colleague retention was up strongly to 86.8% (FY 23: 83.3%).

2024 was the UK's biggest ever year for innovations. 39 solutions in total were launched, ranging from new additions to our suite of smart monitoring devices and non-toxic wasp traps through to new air scenting products with patented technology.

Two business acquisitions were completed (both within the UK) with revenues of £31m in the year prior to purchase.

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	435	11.5%	437	12.0%	4.3%
Operating Profit	99	17.8%	100	18.2%	
Adjusted Operating Profit	100	6.7%	101	7.0%	
Adjusted Operating Margin	23.1%	-1.0%	23.0%	-1.1%	

	Q1	Q2	Q3	Q4	Full Year
Organic Growth	4.1%	6.1%	4.2%	2.9%	4.3%



39

solutions in total were launched in UK & SSA

36 Rentokil Initial plc
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Strategic Report | Corporate Governance | Financial Statements | Other Information

International

Asia & MENAT

Revenue rose by 8.4%, of which 5.4% was Organic Revenue growth. Pricing was complemented with volume growth, as markets overall remained structurally supportive. The performance was led by India and Indonesia, which both sustained high single-digit organic growth. In India, good progress was made in integrating the pest control company Hi-Care, acquired in the first half of the year. In MENAT, regional conflict held back the final quarter performance in the Lebanon market, but we are seeing a prompt recovery.

Adjusted Operating Profit in Asia & MENAT increased 4.9% to £48m and Adjusted Operating Margin was down 40bps to 12.9% as a result of additional growth investment. Operating Profit decreased by 26.9% to £24m at AER. Customer retention increased to 80.7% (FY 23: 78.7%). Regional operations have benefited from an increased colleague retention rate of 93.3% (FY 23: 92.0%). The region acquired five businesses with total revenues in the year prior to purchase of £12m.

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	354	4.2%	368	8.4%	5.4%
Operating Profit	24	-26.9%	25	-23.2%	
Adjusted Operating Profit	46	1.0%	48	4.9%	
Adjusted Operating Margin	12.9%	-0.4%	12.9%	-0.4%	
	Q1	Q2	Q3	Q4	Full Year
Organic Growth	4.3%	5.2%	6.5%	5.5%	5.4%



Asia & MENAT customer retention increased to

80.7%

(FY 23: 78.7%)

Pacific

Revenue increased by 9.3% to £272m, with Organic Revenue growth of 3.2%. Pest Control revenue growth was 12.4%, driven by sustained momentum in both contract and jobbing work, despite weather related challenges affecting rural and trackspray operations during the year. Hygiene & Wellbeing revenue grew by 6.2%, with strong demand for Ambius' services continuing. Adjusted Operating Profit in the Pacific was up by 6.4% to £57m, with an Adjusted Operating Margin of 21.1%. Operating Profit decreased by 3.3% to £45m at AER. Customer retention remained strong at 86.6% (FY23: 86.5%), while colleague retention improved to 80.2% (FY23: 77.5%), with positive momentum observed in the second half of the year. The region acquired four businesses with total revenues in the year prior to purchase of £8m.

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	262	5.3%	272	9.3%	3.2%
Operating Profit	45	-3.3%	47	0.4%	
Adjusted Operating Profit	55	2.5%	57	6.4%	
Adjusted Operating Margin	21.1%	-0.6%	21.1%	-0.6%	
	Q1	Q2	Q3	Q4	Full Year
Organic Growth	7.3%	1.2%	0.6%	4.2%	3.2%


Initial

Pacific Hygiene & Wellbeing revenue grew by

6.2%

Rentokil Initial plc Annual Report 2024 37

Strategic Priority #3 Growing our global Pest Control business through innovation and digital Innovation as a growth enabler Innovation is the lifeblood of what we do at Rentokil Initial and is a key enabler to our success and future growth. Digital innovation in pest control is necessary to meet the needs of an evolving world. Innovative products and services, and digital and AI applications allow us to unlock new market segments, drive global organic growth, and differentiate ourselves, offering unique solutions that competitors can not readily replicate. Innovation is a powerful sales tool, alongside providing greater operational efficiency and margin growth. We lead our industry in the use of digital technologies, and we are continuing to build this competitive advantage – our smart technology is providing more remote monitoring solutions and increased transparency of data. Innovation drives margin accretion Adopting innovative processes and technologies supports profitable growth as we lower service costs, reduce consumables usage, and leverage data to inform improved efficiencies. It also enables us to target longer-term customer contracts. Our innovation supports improved customer conversion, retention and service efficiency, enabling sustained growth and margin accretion over time in mature markets, and leading the industry in emerging countries – particularly in commercial sectors. 3 75+ Pipeline of science and innovation projects Find out more: Pest Control business performance and innovation, pages 40 to 43 R&D innovation centres We have built a strong track record of delivering market-ready innovation in Pest Control, and we continue to focus on advancing pest control technologies and solutions through our dedicated global innovation centres and our team of scientists, engineers and technicians. Our industry-leading R&D capabilities provide Rentokil with a differentiated platform to innovate enhanced solutions over three time horizons: short, medium, and long term. In Pest Control we operate four innovation centres globally: 1. The Power Centre, UK, which serves as Rentokil’s global R&D hub for pest control. It focuses on early innovation, regulatory analysis, microbiology advancements, and training in pest control solutions. 2. The Technology Centre, UK, which focuses on hardware product development, validation, and regulatory excellence. 3. Rentokil Initial Supplies, UK, which focuses on the research, development, and delivery of more sustainable consumable products and industry-leading accreditations. 4. Rentokil Terminix Innovation Centre in Dallas, Texas. This centre, dedicated to North America services, opened in June 2024. It features advanced research facilities, including laboratories, environmental chambers, and a built-in insectary. It focuses on developing new technologies and products for residential, vector, and termite pest control. Its mission is to create a step change in Rentokil Terminix’s competitive advantage, particularly in termite and mosquito pest control. Innovation pipeline Our innovation pipeline of more than 75 projects enables Rentokil Initial to meet industry regulations, satisfy evolving customer needs and improve efficiency. We are well positioned to sustain our leadership position in the commercial sectors and now with added focus and investment on residential pest control in North America. >567k Lumnia units in operation 38 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information

Strategic Priority #3




Rentokil
Artificial Intelligence Project of the Year Award
Rentokil Initial has been shortlisted by UK IT Industry Awards 2024
UK IT INDUSTRY AWARDS
Rentokil Initial


Rodent 93%

PestConnect data shows resolution time can be improved by

50%

500k

PestConnect devices installed

AI-driven connected technology

Connected technology is at the heart of our market leadership strategy in Pest Control, with PestConnect, our remote monitoring platform, serving as the foundation for all our digital advancements.

Recent innovations in AI and camera technology have significantly enhanced our PestConnect digital pest management solution, developed in collaboration with Google and Vodafone. Our next-generation connected monitoring system integrates Camera Vision AI, delivering AI-driven, data-powered solutions that improve efficiency, precision, and sustainability in pest management – dramatically reducing resolution times.

Our newly launched PestConnect Optix camera device enables real-time digital monitoring, visual pest activity verification, and data-driven control strategies. By leveraging machine learning, it analyses images captured by cameras, allowing technicians to identify, classify, and count pests across various environments with greater accuracy.

The insights gathered from our cameras – combined with time, location, and pest activity data – allow us to track trends at customer sites and identify the causes of infestations or increased activity. This enables us to have meaningful conversations with customers, providing them with valuable insights into their operations.

See pages 42 to 43 for more details on PestConnect.

IoT to enhance customer service

Our investment in our Internet of Things (IoT) cloud platform allows real-time data to enable critical business decisions to be made. The volume of data coming from our connected PestConnect units is significant – our Google Cloud-based platform allows us to monitor, collect, analyse, and share data in the cloud to get real-time updates on any infestation, 24/7, and so offer a better service.

Rentokil Initial plc Annual Report 2024 39

Our Business Categories Pest Control What we do We are a leading pest control company and the largest operator in North America, with operations across 88 countries and 98 of the world’s 100 largest cities by GDP. We operate in a resilient and non-cyclical industry characterised by strong long-term structural growth drivers. Trading primarily under the Rentokil and Terminix brands, our Pest Control specialists seek to protect people, enhance lives, and preserve the planet by providing route-based pest control solutions across commercial, residential, and termite sectors through the use of connected, digitally enabled, energy-efficient, and where possible, non-toxic sustainable pest control services. Using both preventative and responsive strategies, we enhance protection for our customers through holistic, integrated, and connected pest management programmes. Our customers Rentokil operates across three distinct customer segments and a broad range of industries. Our market-leading pest management digital solutions, and innovation, and our high customer retention of 81.2% are key differentiators across our North American and International markets. Commercial is our largest customer segment, and key sectors include food and beverage processing and outlets, hospitality, facilities management, offices and administrative, and logistics and warehousing. We have a high degree of recurring contracted revenue across Pest Control and within the commercial sector. Our customers mainly contract on an annual basis, with PestConnect customers contracting on a three-year basis. Residential is our next largest customer segment, and an expanded segment within our North America market following the acquisition of Terminix. Termites makes up the third customer segment. Both our Residential and Termite customers contract on a per visit/incident basis, with most regions introducing an annual increase in prices in line with inflation Customers increasingly are making purchasing decisions based on brand trust, differentiated expert service delivery (including innovation and AI), sustainable solutions, and real-time digital customer engagement solutions, all areas in which Rentokil continues to invest in as a global leader. Our leading brands We continue to focus on building our Rentokil and Terminix brands through ongoing investments in people, service, innovation, digital capabilities, and sustainability. In North America, as well as the national focus on our two power brands, our brand strategy will have an additional focus on our nine main regional brands. How we do it 1. Pest risk assessment Hassle-free pest survey and consultation • Scheduled pest inspection at a time of your convenience • On-site pest risk review and consultancy • No-obligation quote and recommendations 2. Pest treatment Comprehensive pest treatment programme tailored to your needs • Certified, local pest control experts • Environmentally sensitive approach • Industry-specific legislation expertise supporting audit compliance 3. Pest protection (aftercare) Providing a clean, safe environment and treatment • Integrated pest management (IPM) solutions • Detailed post-service recommendations • Pest prevention aftercare and advice International Pest Control growth Our International business, covering Europe, including Latin America, the UK & Sub-Saharan Africa, Asia & MENAT, and the Pacific, grew Revenue (at AER) by 4.6% to £1,135m in 2024 and Organic Revenue increased by 5.3%. The non-cyclical growth drivers of population growth, climate change, and urbanisation, and the expanding use of digital innovation in pest management, are presenting opportunities across our International markets. We are building scale and density in new and existing cities and expanding our operations in territories such as Central America, India, and Australia. The take-up of digital pest control and preventative measures is growing, but varies within regions, with Europe, parts of Asia, and Australia being early adopters in the use of digital tools like remote monitoring, drones, and AI, presenting opportunities for Rentokil to become a leading innovator in these Growth and Emerging markets. 40 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Pest Control

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	4,287	0.1%	4,408	2.9%	2.5%
Operating Profit	560	-13.7%	573	-11.6%	
Adjusted Operating Profit	773	-6.7%	794	-4.2%	
Adjusted Operating Margin	18.0%	-1.3%	18.0%	-1.3%	

	Q1	Q2	Q3	Q4	Full Year
Organic Growth	2.7%	1.7%	2.3%	3.3%	2.5%

Our performance

The business sustained growth in the year, underpinned by the critical nature of its services and with a strong contribution from the International business. Overall Revenue was up by 2.9% (2.5% Organic) to £4,408m. Organic Revenue growth in the International business of 5.3%, in line with our medium-term range for Pest Control of between 4.5-6.5%, offset more modest North America Organic Revenue growth of 1.5%. There was a drag from the North America business on Adjusted Operating Profit, down by 4.2% to £794m, resulting in an Adjusted Operating Margin for the Pest Control category of 18.0%. Operating Profit decreased by 13.7% to £560m at AER. Pest Control represented 79% of Group Revenue and 79% of Group Adjusted Operating Profit.

We acquired 24 pest control businesses in the period, with revenues in the year prior to acquisition of £90m.

We lead our industry in the use of digital technologies in pest control, and we are continuing to build upon this competitive advantage. Our smart technology is providing more remote monitoring solutions and increased transparency of data.

The digital Pest agenda moved further forward in 2024. An additional 127,000 PestConnect devices, which offer 24/7 monitoring, were installed in customers' premises, and we now have a total of 500,000 devices installed.

We have 13 countries where connected devices now account for more than 10% of the commercial portfolio. In the UK, PestConnect accounts for c.20% of the Company's commercial pest control contracted revenue. We continue to roll out smarter solutions. Our new PestConnect Optix utilises AI and camera technology to identify individual rodents. It's available in the UK with deployments in the Netherlands, France, Spain and the Middle East underway.

In the year, North America also saw the launch of our proprietary EcoCatch fly control solution for commercial customers, as well as the continued rollout of our Lumnia LED flying insect control range.







Rentokil Terminix Innovation Centre

In June, we opened a state-of-the-art Rentokil Terminix Innovation Centre in Dallas, Texas. This centre, dedicated to North America, serves as a hub for advanced R&D, innovation testing, technician training, and driving advancements in pest control technologies. It brings together a collaboration of our own scientists with leading academic institutions, key stakeholders, and industry experts.

The centre features advanced research facilities, including three independent laboratories, a temperature controlled environmental chamber, and a built-in insectary for indigenous and global insects. Central to the R&D programme is a team of PhD-level scientists with specialisms including termites, mosquito management, and residential pest control product development. Their focus is on developing new technologies and products for residential, vector, and termite pest control. The centre's mission is to create a step change in Rentokil Terminix's competitive advantage in North America, particularly in termite and mosquito pest control.

Since the centre's opening, North America has seen innovation launches, including our EcoCatch fly control solution, that captured 60% more flies in 24 hours during laboratory tests compared with the market-leading external fly trap. Additionally, the roll-out of the Lumnia LED flying insect control range continues to expand.

Our new innovation centre is a further example of our global commitment to industry-leading innovation and investment in our people to deliver outstanding customer service. We continue to set new standards for the industry and differentiate ourselves in the market.

Andy Ransom
Chief Executive

Rentokil Initial plc Annual Report 2024 41

Our Business Categories
continued

Pest Control

Investment in innovation and digital solutions

Our ongoing investment in innovative products and services, and digital and AI applications allows us to unlock new market segments, drive global organic growth, and differentiate ourselves, offering unique solutions that competitors can't readily replicate.

During the year, we upgraded our PestConnect and RADAR X core pest control solutions, extended our AI and camera imaging capabilities through PestConnect Optix, and made strong progress in growing the take-up of our market-leading digital and connected devices and platforms.

PestConnect connected monitoring
PestConnect, our market-leading advanced digital pest management solution, supports a growing range of connected devices and catch solutions. Our PestConnect system and solution is based on the IoT and acts as an early warning system to alert our technicians of pest activity at customer sites. Its proactive monitoring and alerts reduce the need for in-person attendance and minimise reliance on chemicals and pesticides.

PestConnect launched in our core European markets in 2014, and more recently we have rolled out the system in Australia, New Zealand, and parts of Asia, where the initial demand has been strong.

PestConnect Optix is the latest PestConnect solution and incorporates AI camera solutions. which uses imaging devices with Camera Vision AI and unique AI algorithms to swiftly detect and identify a variety of pests from cameras strategically placed in areas susceptible or prone to pest infestations, allowing infestations to be quickly and effectively treated. The system uses infrared LEDs to ensure clarity even in low-light conditions, enabling coverage in concealed areas like ceiling voids, sub-floors and wall cavities, and sensitive locations like server rooms, clean rooms or electrical facilities. These pictures are then analysed by a sophisticated AI algorithm, which determines to a high probability the pest type that has been detected – whether it is a rat, mouse, bird, or other unwanted pest.

The addition of cameras offers enhanced, real-time monitoring and control of a wide range of pest activity in large-scale commercial and residential settings, allowing pest management programmes to start significantly quicker than anything we have today.

Using AI and data analytics, PestConnect provides valuable insights into pest activity impacting a customers' operations. These detailed insights lead to powerful conversations, often resulting in actions taken by the customer and Rentokil to enhance the protection of their operations and premises.


EXTRA MONITORING,
EXTRA PROTECTION,
EXTRA PEACE OF MIND
ONLY FROM THE EXPERTS IN PEST CONTROL
Rentokil
Use biocides safely. Always read the label and product information before use.





Day in the life of a Pest Control technician

Our Pest Control technicians play a vital frontline role at Rentokil and Terminix, serving diverse customers, such as retail outlets, restaurants, offices, hotels, and homes. With over 25,000 technicians globally, we provide expert pest control solutions, supporting the safety and hygiene of customer premises.

Technicians work independently, managing a dedicated geographical area, swiftly resolving pest issues, and offering valuable advice. Equipped with a company vehicle and comprehensive training (up to Level 3 Technician), they tackle varied tasks daily.

From laying bait boxes and fumigating offices to routine checks for key accounts, no two days are the same. The role demands quick thinking and strong decision-making in a dynamic, fast-paced environment.

42 Rentokil Initial plc
Annual Report 2024

Pest Control RADAR X Forming part of the PestConnect system, RADAR X, our upgraded RADAR unit developed in 2023 and launched during the year, is our industry-leading mouse control solution with dual catch unit and monitoring capability. It offers a much-needed alternative to conventional baiting practices. Our 24/7 connected monitoring ability enables early detection of pest activity and targeted intervention, reducing service inefficiency. It protects customers from the disruption pest infestations can cause, as well as minimising the risk of secondary poisoning to non-target species. It is designed as a novel modular system, which enables specific components to be swapped rather than needing to discard the whole unit if one part needs replacing. This not only minimises plastic and electronic waste, but also extends the lifespan of the product to deliver effective indoor mouse control for longer. Lumnia Insect Light Trap (ILT) Having fully moved away from using fluorescent tubes, Lumnia ILT with its patented LED light was a first-to-market solution. The unit, with model options suitable for a range of environments, consumes up to 79% less energy compared with traditional insect light traps. It also features adaptive lighting that adjusts to ambient conditions, optimising energy use. During the year our Total Fly Control toolkit was launched, and the number of units in use increased to more than 567,000. Our investment in camera technology allowed us to develop a camera for flying insects in the year, to be launched in 2025. The camera will scan and alert for the percentage of the board covered, counting objects in real time, and in the future enabling pest type recognition. PestConnect reaches 500,000 devices milestone Rentokil’s investment in connected technologies has significantly enhanced customer insights, improved outcomes, increased operational efficiency, and helped disrupt pest breeding cycles. PestConnect continues its expansion across Europe and Asia, with installed units increasing 36% this year – bringing the total to c.500,000 connected devices in operation. Currently, five countries have more than 25% of their commercial portfolio utilising connected devices, while six countries exceed 20%. Additionally, New Zealand and Australia, have surpassed 10% following recent roll-outs. Looking ahead, our digital pest control evolution will establish PestConnect as the foundation of future pest management services, integrating new solutions, generative AI advancements, and the introduction of our Optix ‘visualisation’ range. PestConnect device growth 500,000 400,000 300,000 200,000 100,000 0 Devices ’000 2019 2020 2021 2022 2023 2024 80,000 148,000 235,000 290,000 356,000 c.500,000 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 43

Strategic Priority #4

4

Building our global Hygiene & Wellbeing business

Our strategy for Hygiene & Wellbeing is to deliver continued growth through a combination of strong operational focus, increasing the reach and density of our footprint, from the 70+ countries we currently operate in, and targeted M&A to build city density. Central to this is the delivery of excellent customer service, product innovation, service line extensions, and improvements to productivity through digital products and applications.

We are focusing on four areas to continue our global growth:
- expanding our range of services in core washrooms;
- expanding outside washrooms, building wellbeing services such as plants and scenting and specialist hygiene;
- operational excellence and building density; and
- an M&A programme to accelerate growth in new markets, build density, and extend services.

+£25m
Annual M&A growth


Initial
ambius

Washroom Hygiene
Brand leadership via innovation science

Growth targets
- Continued growth from operations excellence
- Innovation to increase penetration and differentiation
- Target M&A to build density/ increase our markets

Enhanced Environments
Improving the occupant experience in the built environment

Growth targets
- Further investment in Sales & Marketing
- Target M&A to build density and market share
- Bolt-ons to existing Pest Control and Hygiene & Wellbeing contracts

Premises Hygiene
Leveraging our hygiene expertise outside washrooms

Growth targets
- Accelerate our growth in existing markets
- Target M&A to build density and increase our range of expertise

Find out more: Hygiene & Wellbeing business performance, page 47

44 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Strategic Priority #4

Growth from operational excellence and innovation

Having the best product ranges and delivering high-quality customer service is key to promoting operational excellence. Our core washroom hygiene business offers three ranges of washroom products, with range extensions supporting customer retention and increasing solution density.

Signature range: Our award-winning Signature range includes high-quality products constructed to be both tough and durable with an integral antimicrobial surface that helps reduce the spread of germs. The range now includes AirFlow Scent – an affordable, passive scenting solution providing effective fragrancing for small washrooms without the need for batteries or electric power sources.

Signature COLOUR: Makes personalised washrooms the new standard and gives customers and employees a consistent experience reflecting brand values. Awarded the Red Dot Design Award for product design excellence and the President's Design Award for product innovation and design excellence.

Reflection range: A contemporary range of premium stainless steel washroom products styled to blend discreetly into the washroom environment.


Upgrade your washrooms with
Signature Scent by Initial
Initial




Making personalised washrooms
the new standard



Growing beyond the core washroom

We aim to accelerate our growth outside the washroom extending into Premises Hygiene and Enhanced Environments, both organically and inorganically, focusing on areas such as wellbeing, scenting and specialist hygiene.

Ambius

Enhancing work and commercial environments has grown in importance since the pandemic. We are committed to meeting this global demand, and are focused on expanding our services in internal ambience, biophilia and air quality, and brand experience.

Ambius, our global biophilia business, offers a comprehensive plant and landscaping service, ensuring effective use of plants to create a welcoming and productive atmosphere. We specialise in providing solutions that not only enhance the space but also offer numerous plant benefits, including improved air quality and employee well-being. Ambius provides a full range of services, from biophilic consultancy services for large one-off projects through to seasonal re-planting and regular maintenance to keep the plants healthy.

Ambius achieved remarkable success at the 2024 International Plantscape Awards, earning 20 awards for innovative designs, three Platinum awards, 13 Gold, and four Silver.

These awards recognise top industry designers and honour exceptional interior plantscape designs. Ambius designers from across North America secured awards in various categories, including Design, Major Renovation, Living Wall, and Rooftop Gardens.

Focus on specialist hygiene

We are repositioning our specialist hygiene business to target higher growth segments, focusing on air and water hygiene.

Our specialist hygiene services for air are focused on the growth opportunity in ventilation cleaning, and the upkeep of a heating, ventilation, and air conditioning (HVAC) system to enable it to run properly and safely. The growing awareness of indoor air quality makes regular HVAC cleaning vital to prevent harmful bacteria and meet health standards.

Food preparation and kitchen environments can create numerous hygiene challenges and bacteria risks. Our comprehensive range of specialised hygiene services tailored for food-related industries combine traditional cleaning practices with advanced technology for better efficiency, safety, and compliance in food and beverage outlets.

Rentokil Initial plc
Annual Report 2024 45

Hygiene & Wellbeing Our Business Categories continued What we do Hygiene & Wellbeing, operating under the Initial brand, provides a wide range of hygiene and wellbeing services. We help organisations around the world to manage hygiene risk, create healthier working environments and public spaces, and make workplaces better and safer places to be for colleagues and visitors. Our people provide dedicated and expert hygiene services in the washroom and throughout entire premises. Our technicians provide hygiene services to business environments to make them cleaner, safer and healthier, to improve air quality, and support workplaces in being pleasant places in which to operate. Establishing good hygiene practices throughout an organisation reduces the risk of infection being passed from person to person. As a result, fewer days are lost to sickness, which translates directly into real cost savings and increased productivity. Inside the washroom we offer the widest range of washroom hygiene services and products. Outside core washroom hygiene, our Enhanced Environments businesses improve the occupant experience beyond the washroom and throughout customer premises. We operate Ambius plants and premium scenting, air quality monitoring and green walls. We deliver specialist hygiene services, such as clinical waste management, dental hygiene, and cleanroom services operations. Our customers Initial operates in 70 markets across six main customer segments: education, leisure and hospitality, healthcare, offices, manufacturing, and retail. Our high customer satisfaction levels of 53.0 provide a key competitive advantage. Customer Voice Counts surveys are used to improve service levels and every detractor score is followed up with a call from an account/branch manager to discuss improvements. • Hygiene has expanded beyond the washroom and buyers now have a greater appreciation for the value of good hygiene standards across their locations and look for expertise. • There is now often a shared responsibility for washroom purchasing, as the value of hygiene has elevated, and facilities buyers have been joined by commercial, operations, and health and safety. • Strong preference for new digital reality means that digital prospecting and selling is becoming as effective as in-person engagement. Day in the life of a hygiene service technician Working for Initial Hygiene involves delivering a number of different products and services at our customers’ premises each day – no two days are the same. There is always lots of variety in the role, but your customer base remains the same, enabling you to build lasting relationships with your customers. Once qualified to Level 1, you can work on your route alone – ‘my route is my responsibility so I can arrange it to keep my customers happy’ – while keeping in close contact with your line manager and with the support of the wider Rentokil Initial family. Initial Hygiene offers a clear and structured training programme from trainee to Level 3, giving everyone good opportunities for progression and development. How we do it 1. Hygiene assessment Hassle-free hygiene survey and consultation • Prompt response from local expert hygiene surveyors • On-site hygiene risk review and consultancy • Detailed inspection against health and safety guidelines, focusing on your business’s hygiene needs 2. Tailored solutions Customised hygiene solutions for your business • Hygiene solutions tailored to the unique requirements of your business • Award-winning products compliant with all hygiene and environmental regulations • Quick and discreet installation, ensuring minimal disruption to your business operations 3. Maintenance and aftercare Ongoing support of hygiene excellence • (For Global account customers) Dedicated account manager for regular support and query resolution • Regularly scheduled account reviews and on-site hygiene audits • Access to market-leading technologies and innovations for continuous improvement in hygiene standards 46 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Hygiene & Wellbeing

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	908	5.7%	931	8.4%	3.1%
Operating Profit	157	5.4%	161	8.0%	
Adjusted Operating Profit	164	4.2%	169	6.8%	
Adjusted Operating Margin	18.1%	-0.3%	18.1%	-0.3%	
	Q1	Q2	Q3	Q4	Full Year
Organic Growth	3.8%	5.0%	2.9%	1.0%	3.1%

Our performance

Hygiene & Wellbeing Revenue increased by 8.4% to £931m. Organic Revenue growth was 3.1%, Q4 Organic growth was held back by 190bps quarter on quarter owing to strong prior year comparatives from large projects in Ambius North America and Covid-related credits in the UK. We see the main opportunities for future growth in our Hygiene & Wellbeing category as being core washrooms, premises hygiene, including air care, and enhanced environments. In 2024, Organic Revenue growth in core washrooms was 3.1%, while Organic growth in premises and enhanced environments was 3.7%. Adjusted Operating Profit was up by 6.8% to £169m, with Adjusted Operating Margin down 30bps to 18.1%. Operating Profit was up 5.4% to £157m at AER. For FY24, Hygiene & Wellbeing represented 17% of Group Revenue and 17% of Group Adjusted Operating Profit.

We acquired 12 Hygiene and Wellbeing companies with revenues of c.£50m in the year prior to purchase.



Sustainable hygiene – air care

Air hygiene services are essential for safeguarding indoor environments. At Initial, we leverage decades of global expertise to deliver industry-leading air care and purification solutions, which are designed to minimise health risks associated with poor air quality and provide a myriad of benefits.

Air freshening remains an important part of our core washroom portfolio. To support our continued growth in this area, we launched Signature AirFlow in 2024, a low-cost, power-free solution suitable for small washrooms and accessible toilets. Signature AirFlow Scent addresses the need for sustainable air fresheners that do not use aerosols or propellants or need batteries or power sources.

France Workwear

	2024 AER £m	AER Growth	2024 CER £m	CER Growth	Organic Growth
Revenue	230	4.3%	237	7.1%	7.1%
Operating Profit	41	9.0%	42	12.0%	
Adjusted Operating Profit	41	5.7%	42	8.6%	
Adjusted Operating Margin	17.7%	+0.2%	17.7%	+0.2%	
	Q1	Q2	Q3	Q4	Full Year
Organic Growth	7.7%	7.4%	7.4%	6.1%	7.1%

What we do

Our France Workwear business accounts for c.4% of Group Revenue and specialises in the supply, maintenance, and laundering of workwear, uniforms, cleanroom garments, and personal protective wear to customers in hotels, restaurants, and catering businesses across France. The workwear is designed to meet safety and hygiene standards, enabling employees to be well protected while maintaining professionalism and comfort in their working environment. The business is considered non-core and operates on a standalone basis.

Strategy

We are focused on creating a business that has a clear market differentiation. To achieve this, we aim for the highest level of product and service quality, applying key performance indicators to measure quality of service and using radio-frequency and identity tags to improve service accountability. We utilise the highest standards in washing and repair quality in order to be responsive to our customers' needs and have a separate, dedicated team to focus on the continued innovation of services and products.

Our performance

Strong new business sales performance, including account gains and upselling, resulted in another strong contribution from our France Workwear business where Revenue rose by 7.1% to £237m, all from Organic growth. Inflation was successfully mitigated with price increases. Adjusted Operating Profit growth increased by 8.6%. Operating Profit was up 9.0% to £41m at AER. The business has benefited from continued strong colleague retention rates.

Rentokil Initial plc Annual Report 2024 47

5 Strategic Priority #5 Capital allocation opportunities for value creation A proven model for value creation Allocating capital to building and executing our acquisitions pipeline alongside operational investment is a key foundation of our growth strategy. It drives organic and M&A growth, improves our gross margins and generates strong profit and cash flow. The focus of our acquisitions programme, which extends from North America to all our International regions, is to maintain a strong pipeline of high-quality opportunities and to integrate acquisitions quickly and effectively, creating scale globally and a stable platform for future growth. Our in-house M&A team has the capability to identify, evaluate, execute, and integrate acquisitions at pace, having acquired 297 businesses since 2018. Our model for value-creating M&A is structured around the disciplined evaluation of targets, execution of detailed integration programmes, and careful stewardship of new businesses under its ownership. Our financially disciplined capital allocation model is compounding growth through M&A and organic growth. Targeted acquisitions Acquisitions are a core part of our Pest Control growth strategy, targeting acquisitions in key markets to build scale and density, increase our competitive positioning, and improve our ability to service customers, and targeting acquisitions in new countries and in megacities and large cities where we have identified strong growth potential. In North America, we took a more targeted approach to bolt-on acquisitions, with 10 acquisitions focused on building local density in cities in the South and California, while ensuring that we did not impact the ongoing integration programme there. Internationally, we acquired four pest businesses in Asia, with the acquisition of national provider HiCare Services Private Limited (HiCare) a significant expansion in India (see page 49); five in Central Europe; and four in Australia, a country which is at the forefront of integrating advanced technologies into pest management. Hygiene & Wellbeing continues to present a strong growth opportunity through M&A, replicating the successful Pest Control model, which has similar characteristics. Our M&A focus in Hygiene & Wellbeing is on building city density and supporting specialist extension areas that we have defined as part of our growth plans. During 2024, we expanded specialist hygiene services, air care and indoor planting, scenting and landscaping (forming part of our global Ambius business), acquiring 12 businesses across North America, Europe (including LATAM), UK and Asia, and expanding our footprint in Cities of the Future, as detailed on page 49. £140m Revenue acquired through 36 acquisitions in 2024 1. As the Group is moving to US Dollar reporting from 1 January 2025, guidance is provided in the new reporting currency. 2. Includes six H&W deals. 3. Excludes North America. North America² 103 Growth Pest³ 78 Emerging Pest 75 Hygiene & Wellbeing³ 41 Number of acquisitions since 2018 $250m1 2025 targeted M&A spend 48 Rentokil Initial plc Annual Report 2024

Strategic Priority #5 98 We have a presence in 98 of the world’s 100 largest cities, by GDP 58 Cities of the Future acquisitions completed since 2020 Cities of the Future M&A strategy Established in 2020, the Cities of the Future M&A strategy targets M&A activity in those cities where we expect to see even higher growth levels over future decades from increased demand for both Pest Control and Hygiene & Wellbeing services. In 2024, we added scale in 32 of these cities, including Delhi, Mumbai, Hunan, Ho Chi Minh, Kolkata, Melbourne, and Bogotá. Our strategy has so far delivered: • 58 acquisitions in Cities of the Future since 2020, in cities including Sao Paolo, Manila, Delhi, Hyderabad, Mecca, Abu Dhabi, Fuzhou, Foshan, Xiamen, and Santiago; • acquired revenues of over £100m in Cities of the Future since 2020; • the creation of the largest pest control company in India; • additional material scale in Latin America (Brazil, Colombia, and Chile); and • more than doubling scale in the Philippines, Saudi Arabia, and the United Arab Emirates, and entry in Pakistan. Securing a leading position in India India is the world’s most populous country and the world’s second largest pest control market. It is one of Rentokil’s key targets for future growth, driven by its increasing urban population, growing middle classes, and largely tropical climate. In April, we acquired HiCare, India’s second-largest pest control company. This strategic move enhances the Group’s presence in India, building upon our 2017 acquisition of a majority stake in Pest Control India (PCI). HiCare operates through 30 branches nationwide, employing over 1,000 colleagues to deliver commercial, residential, and termite pest control services. The company’s clients include food producers, healthcare facilities, airports, and hotels. The Indian pest control market is poised for continued growth, supported by increasing urbanisation, heightened health awareness, and the need for compliance with food safety standards. With over 6,000 small pest control companies in the country, we see substantial potential for further consolidation and expansion. The adoption of integrated pest management practices and technological advancements is expected to further drive the market forward. Cities of the Future 2024 M&A We acquired 36 new businesses, comprising 24 in Pest Control and 12 in Hygiene & Wellbeing for a total consideration of £182m, with total revenues of c.£140m in the year prior to purchase. We added 13 new businesses in North America during the period with £69m revenues acquired, 12 deals in Europe inc. LATAM (revenues of £20m in the year prior to purchase), two deals in the UK & SSA region (revenues of £31m in the year prior to purchase), five deals in Asia and MENAT (revenues of £12m in the year prior to purchase) and 4 deals in the Pacific region (revenues of £8m in the year prior to purchase). Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 49

Our people are our business. We are committed to being a world-class Employer of Choice everywhere we operate. Above everything, our colleagues’ safety comes first – we want to ensure that everyone goes home safely at the end of their working day. Our market-leading practices, together with our training and development programmes, help us to attract and hire, and also retain, the best people. We believe in diversity, ensuring that everyone is given the equal opportunity to succeed based on merit. Providing outstanding customer service is a key component of our business model. We serve customers from the largest multinational pharmaceutical, industrial, and food production companies to local shops, restaurants, and residential customers, and we are passionate about the level of customer service we deliver to every one of them. As a services business we know that brand trust and identity matter, and we endeavour to fully understand our customers’ needs to provide the solutions they require. Be an Employer of Choice Provide excellent customer service 86.6% 98.3% colleague retention rate State of Service Find out more on pages 24 and 65 to 66 Find out more on pages 25 and 67 Our four strategic enablers are the key resources and capabilities that support and facilitate the successful implementation of our strategy. They are fundamental to our business model, ensuring alignment between goals and execution on our strategic priorities. Our Strategic Enablers at a Glance 50 Rentokil Initial plc Annual Report 2024

Innovation is an integral part of our business. Our best-in-class differentiated innovation not only provides our customers with more efficient products and services, but also ensures that our operations are as sustainable as possible. Our innovation pipeline is focused on digital services, sustainable products, and non-toxic solutions. Digital technologies are increasingly employed throughout our businesses to enhance the experience of both our customers and our colleagues, further improving efficiency and insight. Being a responsible business means supporting our communities and environment effectively. We are committed to improving our carbon efficiency with a target to reduce our emissions intensity index by 20% by the end of 2025, alongside our target to achieve net zero carbon emissions by the end of 2040. We aim to make a meaningful contribution to the local economy and support the communities where we operate, through charitable donations and local projects. Create value through innovation and digital applications Manage a responsible business 75+ 17.3% pipeline of innovation projects Improvement in emissions intensity – towards our target of 20% by the end of 2025 Find out more on pages 38 to 39 and 69 Find out more on pages 63 to 79 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 51

Financial Review Revenue (at AER) £5,436m +1.1% 2023: £5,375m Profit before tax (at AER) £405m −17.9% 2023: £493m Adjusted Operating Profit (at CER) £860m −4.2% 2023: £898m Revenue (at CER) £5,587m +3.9% 2023: £5,375m Net Cash Flows from Operating Activities (at AER) £678m −8.0% 2023: £737m Free Cash Flow (at AER) £410m −18.0% 2023: £500m Non-IFRS Measures The Group uses a number of non-IFRS measures to present the financial performance of the business. These are not measures as defined under IFRS, but management believe that these measures provide valuable additional information for users of the Financial Statements, in order to better understand the underlying trading performance in the year. See pages 57 to 62 for more information. Find out more on page 54 Find out more on page 54 Find out more on page 54 Find out more on page 54 Find out more on page 54 Find out more on pages 54 and 55 52 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information



While there is undoubtedly more to do to improve performance in North America, the business fundamentals are strong, the strategy is clear, and the opportunity ahead is compelling.

Paul Edgecliffe-Johnson
Chief Financial Officer

After spending the last three months immersed in the organisation and business, I can confidently say that Rentokil Initial is built on a foundation of great people and a strong culture – one that is ambitious, driven, and hungry for success.

We operate in a market with strong medium-term growth characteristics, and the opportunity ahead of us is significant. As the global leader in this fragmented industry, we are well-positioned to grow both organically and through acquisitions.

A key focus now is the integration of Terminix. This is a complex process, and while there is still work to be done, once fully delivered, it will position us as one of the most efficient operators in the industry. We will have a highly competitive cost structure, underpinned by some of the best technology and innovation capabilities in the market. This will further strengthen our position and enhance our ability to serve customers at scale.

Summary of financial performance (at CER)

Regional performance

	Revenue			Adjusted Operating Profit		
	2024 £m	2023 £m	Change %	**2024 £m**	2023 £m	Change %
North America						
Pest Control	**3,236**	3,201	1.1%	**553**	599	(7.5%)
Hygiene & Wellbeing	**111**	105	5.5%	**20**	18	7.4%
	3,347	3,306	1.3%	**573**	617	(7.1%)
International						
Pest Control	**1,172**	1,085	8.0%	**241**	231	4.5%
Hygiene & Wellbeing	**820**	753	8.8%	**149**	139	6.7%
France Workwear	**237**	221	7.1%	**42**	39	8.6%
	2,229	2,059	8.2%	**432**	409	5.7%
Europe (incl. LATAM)						
Pest Control	**551**	516	6.6%	**128**	124	3.3%
Hygiene & Wellbeing	**364**	344	5.9%	**56**	52	6.3%
France Workwear	**237**	221	7.1%	**42**	39	8.6%
	1,152	1,081	6.5%	**226**	215	5.0%
UK & Sub-Saharan Africa						
Pest Control	**206**	195	5.5%	**54**	51	5.5%
Hygiene & Wellbeing	**231**	195	18.5%	**47**	43	8.9%
	437	390	12.0%	**101**	94	7.0%
Asia & MENAT						
Pest Control	**276**	250	10.4%	**36**	34	5.4%
Hygiene & Wellbeing	**92**	89	3.0%	**12**	11	3.3%
	368	339	8.4%	**48**	45	4.9%
Pacific						
Pest Control	**139**	124	12.4%	**23**	22	7.7%
Hygiene & Wellbeing	**133**	125	6.2%	**34**	33	5.5%
	272	249	9.3%	**57**	55	6.4%
Central	**11**	10	7.8%	**(138)**	(121)	(14.1%)
Restructuring costs	**–**	–	–	**(7)**	(7)	0.3%
Total at CER	**5,587**	5,375	3.9%	**860**	898	(4.2%)
Total at AER	**5,436**	5,375	1.1%	**834**	898	(7.0%)

Category performance

	Revenue			Adjusted Operating Profit		
	2024 £m	2023 £m	Change %	**2024 £m**	2023 £m	Change %
Pest Control	**4,408**	4,286	2.9%	**794**	830	(4.2%)
Hygiene & Wellbeing	**931**	858	8.4%	**169**	157	6.8%
France Workwear	**237**	221	7.1%	**42**	39	8.6%
Central	**11**	10	7.8%	**(138)**	(121)	(14.1%)
Restructuring costs	**–**	–	–	**(7)**	(7)	0.3%
Total at CER	**5,587**	5,375	3.9%	**860**	898	(4.2%)
Total at AER	**5,436**	5,375	1.1%	**834**	898	(7.0%)

Rentokil Initial plc
Annual Report 2024 53

Financial Review
continued

In order to help understand the underlying trading performance, unless otherwise stated, figures below are presented at constant exchange rates.

Revenue

Group Revenue increased 3.9% to £5,587m. Group Organic Revenue grew 2.8%. Group Revenue was up 1.1% to £5,436m at AER. Revenue growth in North America was up 1.3% (Organic Revenue +1.5%). North America saw a 90bps quarter-on-quarter improvement in regional Organic Revenue growth in Q4 (1.4% in Q3, 2.3% in Q4). The International business drove Revenue up 8.2% for the full year with a good contribution from all regions. Europe, the Group's second largest region, was up by 6.5%; UK & Sub-Saharan Africa was up 12.0%; the Pacific was up 9.3%; and Asia & MENAT was up 8.4%.

Our Pest Control category grew Revenue by 2.9% (2.5% Organic) to £4,408m, mainly from price increases. Hygiene & Wellbeing Revenue increased by 8.4% (3.1% Organic) to £931m, led in general by resilient demand for washroom services. Strong progression in both volume and price were reflected in the contribution from our France Workwear business, with Revenue up by 7.1% to £237m (7.1% Organic).

Revenue (£m at CER)	H1	H2	Full Year
Group	2,756	2,831	5,587
North America	1,662	1,685	3,347
International	1,088	1,141	2,229

Organic Growth	H1	H2	Full Year
Group	2.8%	2.8%	2.8%
North America	1.3%	1.8%	1.5%
International	5.2%	4.3%	4.7%

Profit

Adjusted Operating Profit reduced by 4.2% during the year to £860m, impacted by the performance in North America. As stated in the Company's September Trading Update, in North America there was a drop-through impact on profit from below expected organic revenue growth and from significant in-year cost investments to drive revenue, resulting in a 130bps decrease year on year in Group Adjusted Operating Margin to 15.4%. Within business categories, Adjusted Operating Margin for Pest Control was 18.0% (FY 23: 19.3%). Hygiene & Wellbeing Adjusted Operating Margin was 18.1% (FY 23: 18.4%), and France Workwear was 17.7% (FY 23: 17.5%).

Adjusted Profit before Tax (at AER) of £703m, which excludes one-off and adjusting items and amortisation costs, decreased by 8.1%. Adjusted interest of £138m at actual exchange rates was £3m lower year on year. One-off and adjusting items (operating) at AER of £86m includes £59m (FY 23: £81m) of integration costs related to the Terminix acquisition ("Costs to Achieve") and £9m (FY 23: £13m) of other M&A costs. Statutory Operating Profit at AER was £549m (FY 23: £625m). Statutory profit before tax at AER was £405m (FY 23: £493m).

Adjusted Operating Profit (£m at CER)	H1	H2	Full Year
Group	455	405	860
North America	310	263	573
International	208	224	432

Adjusted Operating Profit Margin	H1	H2	Full Year
Group	16.5%	14.3%	15.4%
North America	18.6%	15.6%	17.1%
International	19.1%	19.6%	19.3%

Cash (at AER)

Net cash flows from operating activities were £678m. Free Cash Flow of £410m was £90m lower than in FY 23 due to reduced profitability. There was a £15m outflow (FY 23: £11m) from one-off and adjusting items (non-cash).

The Group had a £105m working capital outflow in FY 24. Capital expenditure of £215m was incurred in the period (FY 23: £211m). Lease payments of £145m were down 4.0% reflecting the start of integration work on branch restructuring.

Cash interest payments of £144m were £22m lower than in the prior year, reflecting higher interest rates on investment income and lower swap payments due to a weaker US dollar. Cash tax payments for the period were £87m, a decrease of £13m compared with the corresponding period last year reflecting lower profits in North America, combined with one-off tax refunds. Adjusted Free Cash Flow Conversion was 80.0%, in line with guidance.

Cash spend on current and prior year acquisitions was £172m, dividend payments were £229m and the cash impact of one-off and adjusting items was £77m, largely related to Terminix integration costs.

Central and regional overheads

Central and regional overheads of £138m (£137m at AER) were up £17m at CER (£16m at AER) on the prior year (FY 23: £121m at CER and AER) predominantly as a result of inflationary increases and increased IT investment.

Restructuring costs

With the exception of integration costs for significant acquisitions, the Company reports restructuring costs within Adjusted Operating Profit. Costs associated with significant acquisitions are reported as one-off and adjusting items and excluded from Adjusted Operating Profit. Restructuring costs of £7m (at CER and AER) were in line with the prior year (FY 23: £7m at CER and AER). They consisted mainly of costs in respect of initiatives focused on our North American transformation programme.

Interest (at AER)

Adjusted interest of £138m at actual exchange rates includes £98m of annualised interest charges relating to financing of the Terminix transaction, £24m of lease interest charges and a £46m offsetting reduction from the impacts of hyperinflation and net interest received. In the year, hyperinflation of £7m at AER was £4m lower than the prior year (FY 23: £11m) due to devaluation of the Argentinian peso. Cash interest in FY 24 was £144m (FY 23: £166m) reflecting higher interest rates on investment income and lower swaps payments due to a weaker US dollar.

In Appendix 1 we have shown a summary P&L interest table demonstrating how the components of our financing drive interest costs and incomes and the expected range for 2025 at average exchange rates. Changes in variable interest rates, exchange rates and CPI rates in hyper-inflationary economies during 2025 will impact the reporting of interest costs for 2025.

Tax

The income tax charge for the period at actual exchange rates was £98m on the reported profit before tax of £405m, giving an effective tax rate (ETR) of 24.2% (FY 23: 22.7%). The Group's ETR before amortisation of intangible assets (excluding computer software), one-off and adjusting items and the net interest adjustments for FY 24 was 23.8% (FY 23: 23.8%). This compares with a blended rate of tax for the countries in which the Group operates of 25.3% (FY 23: 25.1%).

54 Rentokil Initial plc
Annual Report 2024

Net debt and cash flow £m at actual exchange rates 2024 £m 2023 £m Change £m Adjusted Operating Profit 834 898 (64) Depreciation 308 300 8 Other 35 30 5 Adjusted EBITDA 1,177 1,228 (51) One-off and adjusting items (non-cash) (15) (11) (4) Working capital (105) (47) (58) Movement on provisions (60) (56) (4) Capex – additions (215) (211) (4) Capex – disposals 4 14 (10) Capital of lease payments and initial direct costs incurred (145) (151) 6 Interest (144) (166) 22 Tax (87) (100) 13 Free Cash Flow 410 500 (90) Acquisitions (172) (242) 70 Disposal of companies and businesses – 19 (19) Dividends (229) (201) (28) Cash impact of one-off and adjusting items (77) (107) 30 Other – (6) 6 Debt related cash flows Cash outflow on settlement of debt related foreign exchange forward contracts (9) (3) (6) Net investment in term deposits (1) – (1) Debt repayments (369) – (369) Debt related cash flows (379) (3) (376) Net decrease in cash and cash equivalents (447) (40) (407) Cash and cash equivalents at the beginning of the year 832 879 (47) Exchange losses on cash and cash equivalents (13) (7) (6) Cash and cash equivalents at end of the financial year 372 832 (460) Net decrease in cash and cash equivalents (447) (40) (407) Debt related cash flows 379 3 376 IFRS 16 liability movement 4 3 1 Debt acquired (9) (1) (8) Bond interest accrual (2) (1) (1) Foreign exchange translation and other items 13 169 (156) (Increase)/decrease in net debt (62) 133 (195) Opening net debt (3,146) (3,279) 133 Closing net debt (3,208) (3,146) (62) Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 55

Financial Review
continued

Funding

As at 31 December 2024, the Group had liquidity headroom of £1,196m, including £799m ($1bn) of undrawn revolving credit facility, with a maturity date of October 2028 and £40m ($50m) term loan facility maturing May 2025. The net debt to EBITDA ratio was 2.9x at 31 December 2024 (31 December 2023: 2.8x). The net debt to Adjusted EBITDA ratio was 2.7x at 31 December 2024 (31 December 2023: 2.6x)

Dividend

The Board is recommending a final dividend in respect of 2024 of 5.93p per share, payable to shareholders on the register at the close of business on 4 April 2025, to be paid on 14 May 2025. This equates to a full-year dividend of 9.09p per share, up 4.7% year on year, in line with the Company's progressive dividend policy. The last day for DRIP elections is 22 April 2025.

Technical guidance update for FY 25

As the Group is moving to US Dollar reporting from 1 January 2025, technical guidance is provided in the new reporting currency.

P&L

- Restructuring costs: $10m; and One offs and Adjusting items excl. Terminix: c.$15m
- Terminix integration Costs to Achieve*: c.$55-65m
- P&L adjusted interest costs: c.$190m-$200m, incl. $5m-$10m of hyperinflation (at AER)
- Estimated Adjusted Effective Tax Rate: 25%-26%
- Share of Profits from Associates: c.$8m-$10m
- Impact of FX within range of c.-$10m to -$20m**
- Intangibles amortisation: $190m-$200m

Cash

- One-off and adjusting items: c.$70m-$80m
- Working Capital: c.$75m-$85m outflow and provision payments of $80m-$90m
- Capex excluding right of use (ROU) asset lease payments: $300m-$310m
- Cash interest: c.$185m-$195m
- Cash tax payments: $140m-$150m
- Anticipated spend on M&A in 2025 of c.$250m

* Reported as one-off and adjusting items and excluded from Adjusted Operating Profit and Adjusted PBTA;
** Based on maintenance of current FX rates.

Appendix 1 – Adjusted Interest[1]

	Amount 'm	Rate	Fixed/ Floating	2024 AER £m	2025 AER £m
Bonds and swaps					
EUR	400	0.95%	Fixed	–	–
EUR	600	0.88%	Fixed	–	–
EUR	600	0.50%	Fixed	–	–
EUR	850	3.88%	Fixed	15	19
EUR	600	4.38%	Fixed	24	29
GBP	400	5.00%	Fixed	20	26
Amortised Cost			Fixed	2	2
Swaps		3.53% (avg)	Fixed	44	43
Total	**1,850**			**105**	**119**
Term Loan					
USD	700	5%-6%	Float	**32**	**10**
Lease Interest			Float	25	33
Other Interest			Float	19	49
Total Other				**44**	**82**
Finance Cost[2]				**181**	**212**
Interest received				(36)	(13)
Hyper-Inflation				(7)	(6)
Finance Income[3]				**(43)**	**(19)**
Adjusted Interest				**138**	**193**
Adjusting items					
Amortisation of discount on legacy provisions[2]				10	13
Gain on hedge accounting recognised in finance income/cost[3]				3	–

2024 average FX rate for £/€: 1.1818 and £/$: 1.2773

1. For a full reconciliation of statutory interest measures to adjusted interest, please see non-IFRS measures section on page 16-22 below.
2. 2024 Finance Costs totalled £197m. See note C8.
3. 2024 Finance Income totalled £(46)m See note C9.

Paul Edgecliffe-Johnson
Chief Financial Officer
6 March 2025

56 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Use of Non-IFRS Measures

Reconciliation of non-IFRS measures to the nearest IFRS measure

The Group uses a number of non-IFRS measures to present the financial performance of the business. These are not measures as defined under IFRS, but management believes that these measures provide valuable additional information for users of the Financial Statements, in order to better understand the underlying trading performance in the year from activities that will contribute to future performance. The Group's internal strategic planning process is also based on these measures and they are used for management incentive purposes. They should be viewed as complements to, and not replacements for, the comparable IFRS measures. Other companies may use similarly labelled measures which are calculated differently from the way the Group calculates them, which limits their usefulness as comparative measures. Accordingly, investors should not place undue reliance on these non-IFRS measures.

The following sets out an explanation and the reconciliation to the nearest IFRS measure for each non-IFRS measure.

Constant exchange rates (CER)

Given the international nature of the Group's operations, foreign exchange movements can have a significant impact on the reported results of the Group when they are translated into sterling (the presentation currency of the Group). In order to help understand the underlying trading performance of the business, revenue and profit measures are often presented at constant exchange rates. CER is calculated by translating current-year reported numbers at the full-year average exchange rates for the prior year. It is used to give management and other users of the accounts clearer comparability of underlying trading performance against the prior period by removing the effects of changes in foreign exchange rates. The major exchange rates used for 2024 are £/$ 1.2773 (2023: 1.2441) and £/€ 1.1818 (2023: 1.1503). Comparisons are with the year ended 31 December 2023 unless otherwise stated.

Organic Revenue Growth

Acquisitions are a core part of the Group's growth strategy. The Organic Revenue Growth measures (absolute and percentage) are used to help investors and management understand the underlying performance, positive or negative, of the business, by identifying Organic Revenue Growth excluding the impact of Acquired Revenue. This approach isolates changes in performance of the Group that take place under the Company's stewardship, whether favourable or unfavourable, and thereby reflects the potential benefits and risks associated with owning and managing a professional services business.

Organic Revenue Growth is calculated based on year-over-year revenue growth at CER to eliminate the effects of movements in foreign exchange rates.

Acquired Revenue represents a 12-month estimate of the increase in Group revenue from each business acquired. Acquired Revenue is calculated as: (a) the revenue from the acquisition date to the year end in the year of acquisition in line with IFRS 3; and (b) the pre-acquisition revenues from 1 January up to the acquisition date in the year of acquisition. The pre-acquisition revenue is based on the previously reported revenues of the acquired entity and is considered to be an estimate.

In the year a business is acquired, all of its revenue reported under (a) above is classified as non-organic growth. In the subsequent first full financial year after acquisition, Organic Revenue Growth is calculated for each acquisition as the reported revenue less Acquired Revenue.

At a Group level, calculating Organic Revenue Growth therefore involves isolating and excluding from the total year-over-year revenue change: (i) the impacts from foreign exchange rate changes; (ii) the growth in revenues that have resulted from completed acquisitions in the current period; and (iii) the estimate of pre-acquisition revenues from each business acquired. The sum of (ii) and (iii) is equal to the total Acquired Revenues for all acquisitions. The calculated Organic Revenue is expressed as a percentage of prior year revenue. Prior year revenue is not 'pro-forma' adjusted in the calculation, as any such estimated adjustments would have an immaterial impact.

If an acquisition is considered to be a material transaction, such as the Terminix acquisition in October 2022, the above calculation is amended in order to give a 'pro-forma' view of any Organic Revenue Growth for the full financial year in the year of acquisition, as if the acquisition had been part of the Group from the beginning of the prior year. The pro-forma calculation is completed using pre-acquisition revenues to normalise current and prior periods as shown in the table below. These revenue normalisations are considered estimates, and ensure that the potentially larger Organic Revenue Growth is measured over a denominator that includes the material acquisition. The same adjustments are made to our North America and Pest Control segment revenues for 2023 as a result of the material Terminix acquisition.

While management believes that the methodology used in the calculation of Organic Revenue is representative of the performance of the Group, the calculations may not be comparable with similarly labelled measures presented by other publicly traded companies in similar or other industries.

	North America £m	Europe (incl. LATAM) £m	UK & Sub-Saharan Africa £m	Asia & MENAT £m	Pacific £m	Central and regional £m	Total £m
2023 Revenue	3,306	1,081	390	339	249	10	5,375
2023 Revenue from closed business[1]	(45)	–	–	–	–	–	(45)
Normalised 2023 Revenue – base for Organic Revenue Growth percentage	3,261	1,081	390	339	249	10	5,330
Revenue from 2024 acquisitions (at 2023 CER)[2]	22	10	24	8	4	–	68
Revenue from 2023 acquisitions (at 2023 CER)[3]	15	5	6	2	11	–	39
Organic Revenue Growth 2024 (at 2023 CER)[4]	49	56	17	19	8	1	150
2024 Exchange differences	(87)	(38)	(2)	(14)	(10)	–	(151)
2024 Revenue (at AER)	3,260	1,114	435	354	262	11	5,436
Organic Revenue Growth %	1.5%	5.0%	4.3%	5.4%	3.2%	7.8%	2.8%

1. The adjustment removes revenue from 1 April 2023 to 31 December 2023 from the Paragon distribution business closed with effect from 1 April 2024.
2. Revenue from completed acquisitions in the current period.
3. Revenue from each business acquired by the Group in the previous financial year through to the 12-month anniversary of the Group's ownership.
4. Organic Revenue Growth includes Organic Revenue Growth for all entities in the Group as at 31 December 2023.

Rentokil Initial plc Annual Report 2024 57

Use of Non-IFRS Measures
continued

	North America £m	Europe (incl. LATAM) £m	UK & Sub-Saharan Africa £m	Asia & MENAT £m	Pacific £m	Central and regional £m	Total £m
2022 Revenue	1,849	941	365	321	227	11	3,714
Adjustment for Terminix pre-acquisition 2022 Revenue[1]	1,310	23	–	–	–	–	1,333
Normalised 2022 Revenue – base for Organic Revenue Growth percentage	3,159	964	365	321	227	11	5,047
Revenue from 2023 acquisitions (at 2022 CER)[2]	33	7	15	6	14	–	75
Revenue from 2022 acquisitions (at 2022 CER)[3]	25	27	1	7	4	–	64
Organic Revenue Growth 2023 (at 2022 CER)[4]	97	80	13	23	16	(1)	228
2023 Exchange differences	(8)	3	(4)	(18)	(12)	–	(39)
2023 Revenue (at AER)	3,306	1,081	390	339	249	10	5,375
Organic Revenue Growth %	3.0%	8.3%	3.4%	7.1%	6.8%	(4.4)%	4.5%

1. The adjustment brings in 2022 pre-acquisition revenue back to the first day of the prior financial period for the acquired Terminix entities.
2. Revenue from completed acquisitions in the current period.
3. Revenue from each business acquired by the Group in the previous financial year through to the 12-month anniversary of the Group's ownership.
4. Organic Revenue Growth includes Organic Revenue Growth for all entities in the Group as at 31 December 2022.

Adjusted expenses and profit measures

Adjusted expenses and profit measures are used to give investors and management a further understanding of the underlying profitability of the business over time by stripping out income and expenses that can distort results due to their size and nature. Adjusted profit measures are calculated by adding the following items back to the equivalent IFRS profit measure:

- amortisation and impairment of intangible assets (excluding computer software);
- one-off and adjusting items; and
- net interest adjustments.

Intangible assets (such as customer lists and brands) are recognised on acquisition of businesses which, by their nature, can vary by size and amount each year. Capitalisation of innovation-related development costs will also vary from year to year. As a result, amortisation of intangibles is added back to assist with understanding the underlying trading performance of the business and to allow comparability across regions and categories (see table on page 174).

One-off and adjusting items are significant expenses or income that will have a distortive impact on the underlying profitability of the Group. Typical examples are costs related to the acquisition of businesses, gain or loss on disposal or closure of a business, material gains or losses on disposal of fixed assets, adjustments to legacy environmental and legacy termite liabilities, and payments or receipts as a result of legal disputes. An analysis of one-off and adjusting items is set out below.

Net interest adjustments are other non-cash, or one-off and adjusting accounting gains and losses, that can cause material fluctuations and distort understanding of the performance of the business, such as amortisation of discount on legacy provisions and gains and losses on hedge accounting.

Adjusted expenses are one-off and adjusting items, and Adjusted Interest. Adjusted profit measures used are Adjusted Operating Profit, Adjusted Profit Before and After Tax, and Adjusted EBITDA. Adjusted Earnings Per Share is also reported, derived from Adjusted Profit After Tax.

58 Rentokil Initial plc
Annual Report 2024

One-off and adjusting items An analysis of one-off and adjusting items is set out below. One-off and adjusting items cost/(income) £m One-off and adjusting items tax impact £m One-off and adjusting items cash (outflow)/inflow £m 2022 Acquisition and integration costs 5 (2) (13) Fees relating to Terminix acquisition 68 (4) (38) Terminix integration costs 62 (14) (32) UK pension scheme – return of surplus – – 22 Other 1 – 2 Total 136 (20) (59) 2023 Acquisition and integration costs 13 (2) (13) Fees relating to Terminix acquisition 1 – (25) Terminix integration costs 81 (21) (74) Other 3 (1) 5 Total 98 (24) (107) 2024 Acquisition and integration costs 9 (3) (15) Terminix integration costs 59 (15) (60) Other 18 (5) (2) Total 86 (23) (77) Adjusted Interest Adjusted Interest is calculated by adjusting the reported finance income and costs by net interest adjustments (amortisation of discount on legacy provisions and foreign exchange and hedge accounting ineffectiveness). 2024 AER £m 2023 AER £m Finance cost 197 189 Finance income (46) (48) Add back: Amortisation of discount on legacy provisions (10) (11) Foreign exchange and hedge accounting ineffectiveness (3) 11 Adjusted Interest 138 141 Adjusted Operating Profit Adjusted Operating Profit is calculated by adding back one-off and adjusting items, and amortisation and impairment of intangible assets to operating profit. 2024 £m 2023 £m Operating profit 549 625 Add back: One-off and adjusting items 86 98 Amortisation and impairment of intangible assets¹ 199 175 Adjusted Operating Profit (at AER) 834 898 Effect of foreign exchange 26 – Adjusted Operating Profit (at CER) 860 898 1. Excluding computer software. Rentokil Initial plc Annual Report 2024 59 Strategic Report Corporate Governance Financial Statements Other Information

Use of Non-IFRS Measures continued Adjusted Profit Before and After Tax Adjusted Profit Before Tax is calculated by adding back net interest adjustments, one-off and adjusting items, and amortisation and impairment of intangible assets to profit before tax. Adjusted Profit After Tax is calculated by adding back net interest adjustments, one-off and adjusting items, amortisation and impairment of intangible assets, and the tax effect on these adjustments to profit after tax. 2024 IFRS measures £m Net interest adjustments £m One-off and adjusting items £m Amortisation and impairment of intangibles1 £m Non-IFRS measures £m Profit before income tax 405 13 86 199 703 Adjusted Profit Before Tax Income tax expense (98) (3) (23) (43) (167) Tax on Adjusted Profit Profit for the period 307 10 63 156 536 Adjusted Profit After Tax 2023 IFRS measures £m Net interest adjustments £m One-off and adjusting items £m Amortisation and impairment of intangibles1 £m Non-IFRS measures £m Profit before income tax 493 – 98 175 766 Adjusted Profit Before Tax Income tax expense (112) (2) (24) (44) (182) Tax on Adjusted Profit Profit for the period 381 (2) 74 131 584 Adjusted Profit After Tax 1. Excluding computer software. EBITDA and Adjusted EBITDA EBITDA is calculated by adding back finance income, finance cost, share of profit from associates net of tax, income tax expense, depreciation, amortisation and impairment of intangible assets, and other non-cash expenses to profit for the year. Adjusted EBITDA is calculated by adding back one-off and adjusting items to EBITDA. 2024 £m 2023 £m Profit for the period 307 381 Add back: Finance income (46) (48) Finance cost 197 189 Share of profit from associates net of tax (7) (9) Income tax expense 98 112 Depreciation 308 300 Other non-cash expenses 35 30 Amortisation and impairment of intangible assets¹ 199 175 EBITDA 1,091 1,130 One-off and adjusting items 86 98 Adjusted EBITDA 1,177 1,228 1. Excluding computer software. 60 Rentokil Initial plc Annual Report 2024

Adjusted Earnings Per Share Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of shares in issue during the year, and is explained in Note A2 to the Consolidated Financial Statements. Adjusted Earnings Per Share is calculated by dividing adjusted profit from continuing operations attributable to equity holders of the Company by the weighted average number of ordinary shares in issue and is shown below. For Adjusted Diluted Earnings Per Share, the weighted average number of ordinary shares in issue is adjusted to include all potential dilutive ordinary shares. The Group’s potentially dilutive ordinary shares are explained in Note A2 to the Consolidated Financial Statements. 2024 £m 2023 £m Profit attributable to equity holders of the Company 307 381 Add back: Net interest adjustments 13 – One-off and adjusting items 86 98 Amortisation and impairment of intangibles1 199 175 Tax on above items2 (69) (70) Adjusted profit attributable to equity holders of the Company 536 584 Weighted average number of ordinary shares in issue (million) 2,521 2,516 Adjustment for potentially dilutive shares (million) 7 11 Weighted average number of ordinary shares for diluted earnings per share (million) 2,528 2,527 Basic Adjusted Earnings Per Share 21.25p 23.19p Diluted Adjusted Earnings Per Share 21.19p 23.08p 1. Excluding computer software. 2. The tax effect on add-backs is as follows: one-off and adjusting items £23m (2023: £24m); amortisation and impairment of intangibles £43m (2023: £44m); and net interest adjustments £3m (2023: £2m). Adjusted cash measures The Group aims to generate sustainable cash flow in order to support its acquisition programme and to fund dividend payments to shareholders. Management considers that this is useful information for investors. Adjusted cash measures in use are Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow Conversion. Free Cash Flow Free Cash Flow is measured as net cash flows from operating activities, adjusted for cash flows related to the purchase and sale of property, plant, equipment and intangible assets, cash flows related to leased assets, cash flows related to one-off and adjusting items, and dividends received from associates. These items are considered by management to be non-discretionary, as continued investment in these assets is required to support the day-to-day operations of the business. Free Cash Flow is used by management for incentive purposes and is a measure shared with and used by investors. A reconciliation of net cash flows from operating activities in the Consolidated Cash Flow Statement to Free Cash Flow is provided in the table below. 2024 £m 2023 £m Net cash flows from operating activities 678 737 Purchase of property, plant and equipment (171) (167) Purchase of intangible assets (44) (44) Capital element of lease payments and initial direct costs incurred (145) (151) Proceeds from sale of property, plant, equipment and software 4 14 Cash impact of one-off and adjusting items 77 107 Dividends received from associates 11 4 Free Cash Flow 410 500 Rentokil Initial plc Annual Report 2024 61 Strategic Report Corporate Governance Financial Statements Other Information

Use of Non-IFRS Measures continued Adjusted Free Cash Flow and Adjusted Free Cash Flow Conversion Adjusted Free Cash Flow Conversion is provided to demonstrate to investors the proportion of Adjusted Profit After Tax that is converted to cash. It is calculated by dividing Adjusted Free Cash Flow by Adjusted Profit After Tax, expressed as a percentage. Adjusted Free Cash Flow is measured as Free Cash Flow adjusted for product development additions and net investment hedge cash interest through other comprehensive income. Product development additions are adjusted due to their variable size and non-underlying nature. Net investment hedge cash interest through other comprehensive income is adjusted because the cash relates to an item that is not recognised in Adjusted Profit After Tax. 2024 £m 2023 £m Free Cash Flow 410 500 Product development additions 9 10 Net investment hedge cash interest through other comprehensive income 10 12 Adjusted Free Cash Flow (a) 429 522 Adjusted Profit After Tax (b) 536 584 Adjusted Free Cash Flow Conversion (a/b) 80.0% 89.4% The nearest IFRS-based equivalent measure to Adjusted Free Cash Flow Conversion would be Cash Conversion, which is shown in the table below to provide a comparison in the calculation. Cash Conversion is calculated as net cash flows from operating activities divided by profit attributable to equity holders of the Company, expressed as a percentage. Management considers that this is useful information for investors as it gives an indication of the quality of profits, and ability of the Group to turn profits into cash flows. 2024 £m 2023 £m Net cash flows from operating activities (a) 678 737 Profit attributable to equity holders of the Company (b) 307 381 Cash Conversion (a/b) 221.0% 193.4% Adjusted Effective Tax Rate (Adjusted ETR) Adjusted Effective Tax Rate is used to show investors and management the rate of tax applied to the Group’s Adjusted Profit Before Tax. The measure is calculated by dividing Adjusted Income Tax Expense by Adjusted Profit Before Tax, expressed as a percentage. 2024 £m 2023 £m Income tax expense 98 112 Tax adjustments on: Amortisation and impairment of intangible assets1 43 44 Net interest adjustments 3 2 One-off and adjusting items 23 24 Adjusted Income Tax Expense (a) 167 182 Adjusted Profit Before Tax (b) 703 766 Adjusted Effective Tax Rate (a/b) 23.8% 23.8% 1. Excluding computer software. The Group’s effective tax rate (ETR) for 2024 on reported profit before tax was 24.2% (2023: 22.7%). The Group’s Adjusted ETR before amortisation of intangible assets (excluding computer software), one-off and adjusting items, and the net interest adjustments for 2024 was 23.8% (2023: 23.8%). This compares with a blended rate of tax for the countries in which the Group operates of 25.3% (2023: 25.1%). The Group’s low tax rate in 2024 is primarily attributable to the recognition of deferred tax on losses of £9m (2023: £3m). The Group’s tax charge and Adjusted ETR will be influenced by the global mix and level of profits, changes in future tax rates and other tax legislation, foreign exchange rates, the utilisation of brought-forward tax losses on which no deferred tax asset has been recognised, the resolution of open issues with various tax authorities, acquisitions and disposals. 62 Rentokil Initial plc Annual Report 2024

Responsible Business 2024 highlights 0.29 Lost Time Accident rate (2023: 0.31) 1,018 Ultra-Low Emission (electric) Vehicles in our global fleet (2023: 666) 86.6% Total colleague retention (2023: 84.2%) 10% Ultra-Low Emission Vehicles in the UK and Europe have reached 10% of the fleet – achieving our 2025 target +2.6m Training activities completed in 2024 on U+ Online 17.3% Improvement in emissions intensity – towards our target of 20% by the end of 2025 Find out more on page 65 Find out more on pages 68 to 71 Find out more on page 24 Find out more on pages 65 to 67 Find out more on page 70 Find out more on pages 78 to 79 Protecting People, Enhancing Lives, and Preserving our Planet Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 63

Responsible Business continued 64 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 65

Responsible Business continued 66 Rentokil Initial plc Annual Report 2024

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Responsible Business continued 68 Rentokil Initial plc Annual Report 2024

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Responsible Business continued 70 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 71

Responsible Business continued Task Force on Climate-related Financial Disclosures Report Introduction The Task Force on Climate-related Financial Disclosures (TCFD) recommendations set out an important framework for understanding and analysing climate-related risks, and Rentokil Initial is committed to regular, transparent reporting to help communicate and track our progress. The information set out on pages 72 to 79 aims to provide key climate-related information and cross-references to where additional disclosures can be found. The information on pages 78 to 79 outlines progress against our environment plan. In accordance with the UK’s Financial Conduct Authority’s Listing Rule 6.6.6 (8) we confirm that the business is consistent with the TCFD recommendations and the 11 disclosures, and considered the updated TCFD Annex guidance. We have responded to these in this report on pages 72 to 79. These disclosures are also made in accordance with sections 414CA and 414CB of the Companies Act 2006. In 2024, we have undertaken significant work to prepare for forthcoming sustainability regulations. Our activities to prepare for the Corporate Sustainability Reporting Directive (CSRD) can be found on page 80 and our separate Social and Environment reports can be found on pages 65 and 68 respectively. Our focus is to implement, embed, and track progress at an operational level in each country against our target to achieve net zero by the end of 2040. Details of our 2024 activities can be found on pages 68 to 71. During the year, we acquired 36 businesses. This has increased our absolute carbon footprint but does not change our 2040 net zero target. We recognise that, with a large global operational footprint, this is a stretching goal, but we believe it is the right thing to do. 1. Climate-related governance We govern climate-related risks and opportunities across both our Board and executive management levels. Our Board is responsible for reviewing the risks, opportunities, and recommendations identified at management level, and responding by setting the strategy to create long-term value and sustainability. Our management is responsible for the day-to-day implementation of strategy and the monitoring of progress against targets and the identification of emerging risks and opportunities. The graphic below lays out the structure of our climate-related governance. The Board The Board has responsibility for oversight of the long-term climate change strategy of the Group, including considering climate-related issues, investments, opportunities, and risks. Safety, health, and environment remains a core component on every Board agenda. In addition, the Board holds separate sessions to challenge and analyse different aspects of our plan and actions being taken, including our progress towards net zero through the transition to low emission vehicles and implementing new, more sustainable services. Chief Executive and the Executive Leadership Team (ELT) Our Chief Executive has overall responsibility for environmental, social and governance (ESG) matters and our operationally focused response to the risks and opportunities of climate change. Responsibility for the delivery of our climate change plans is integrated into roles and responsibilities of senior managers, including: marketing and innovation, supply chain, procurement, and, in particular, our country and regional leadership teams. Environmental Steering Team The Environmental Steering Team is made up of the Executive Leadership Team and Workstream Leaders, which meets at least twice per year. This year the Environmental Steering Team focused on progress against our plan, in particular the progress being made to find ways to reduce the climate change impact of our fumigation services, as well as progress on our work to ensure that we comply with the CSRD by 2026. INFORMING INFORMING INFORMING REPORTING REPORTING REPORTING Working Parties and Management Committees Sustainable Mobility Forum Meets biannually, with colleagues around the world engaged in sharing best practices, providing updates on electric vehicle readiness and product deployment strategies. Sustainable Plastics Forum Meets biannually, with colleagues around the world working to develop and implement plans to reduce the usage of virgin plastic products; shares ideas and knowledge both internally and with suppliers. Sustainable Waste Forum Meets biannually, a Group-wide body working to develop and implement best practices to reduce waste. Group Risk Committee Comprising the Chief Financial Officer and six other functional executives, it reviews the internal control environment and external emerging risks, and considers internal policies and procedures for identifying, assessing, and reporting risks, meeting quarterly. 72 Rentokil Initial plc Annual Report 2024

Task Force on Climate-related Financial Disclosures Report Board oversight The Board is responsible for the oversight of the long-term climate change strategy for the Group, which includes oversight of climate-related risks, opportunities and impacts. In 2024, the Board held sustainability sessions in May and October. These discussions included the Company’s longer-term sustainability approach, progress, and priorities, as well as climate risks and opportunities. Risks and opportunities highlighted included new regulations, the move to more sustainable fumigation, fleet transition, and the development of more sustainable services. This year the Safety, Health and Environmental (SHE) plan was considered at the Board: • in May 2024, the Board received a sustainability update, which provided updates on the Group’s path to net zero and sustainability regulatory reporting; and • in October 2024, the Board received a sustainability update, which provided updates on sustainability regulatory reporting, specifically CSRD, and the Group’s environmental performance. Following the Board’s discussion on ESG reporting, and specifically the selection of a software system to manage the data and reporting most effectively, members of the Board challenged the way ahead and introduced the SHE team to other companies on similar journeys. This resulted in very productive discussions. Engagement continued in 2024 with our key stakeholders, particularly colleagues, customers, suppliers, shareholders, and analysts, about our environmental and social plans, progress, and targets. The Board is supported by the Audit Committee which has responsibility for considering climate change risks: • in February 2024, the Audit Committee approved the disclosures relating to climate change within the 2023 financial statements. This included a review of management’s assessment of climate change’s physical, societal, and legislative impacts on the assets and trading of the Group; and • in December 2024, the Committee received an update on climate-related risks and opportunities, and upcoming climate-related reporting obligations. Role of management Our Chief Executive has overall accountability for the organisation’s ESG agenda and is supported by the Chief Procurement and Sustainability Officer and wider management team. The Group’s Executive Leadership Team (ELT) and Group Leadership Forum (GLF) meetings have Environment as the third item on the agenda (following Safety and People). One of the ongoing environmental topics is vehicle emissions intensity. For our 25 largest operations, this tracks the vehicle fuel efficiency performance for each country against the prior year, per 1,000 litres of fuel used, per million of revenue in local currency. Each of our regions, overseen by a regional executive, has developed sustainability initiatives in line with our overall Group net zero target. They are reviewed quarterly with the Chief Executive (e.g. safety, fumigation etc.) and with deep dive sessions every six months. Our major countries have an agreed pathway to net zero from our operations by 2040 and our activities are aligned with our business model, see pages 68 to 71. Our Corporate Compliance curriculum is mandatory training for all managers within 60 days of hire, or promotion to work Level 3. This includes Code of Conduct training, which reinforces the Company’s commitments, including environmental matters. We also conduct a variety of Safety, Health and Environment training, which includes our Pink Note Training. This covers training on the safe use and control of the quantity of chemicals – helping us to reduce our use of climate-impacting substances. Executive reward is linked to our environmental, social, and governance priorities through the Performance Share Plan (PSP) awards, which are measured against seven performance conditions, including Sales and Service colleague retention, customer satisfaction, and vehicle fuel intensity (where data is collected through the finance system and reviewed by the SHE team). The table below identifies key individuals and groups at management level and their specific responsibilities in relation to climate-related governance. Individual/Group Responsibility Chief Executive Our Chief Executive is responsible for ensuring effective leadership and day-to-day running of the Company. As part of this, he is responsible for setting and executing strategies, identifying and managing risks to achieving the strategy, and promoting the Company’s responsible business agenda. Chief Procurement and Sustainability Officer Our Chief Procurement and Sustainability Officer leads the Global Procurement, Safety, Technical, Supply Chain, and Logistics functions working closely with the regional and functional teams to drive the environmental and sustainability agenda across the Group. Group Risk Committee Comprising the Chief Financial Officer and six other functional executives, it reviews the internal control environment and emerging risks, and considers internal policies and procedures for identifying, assessing, and reporting risks, meeting quarterly. Details of its discussions are reported to the Audit Committee. Find out more: Risk Management, pages 83 to 89 Find out more: Audit Committee Report, pages 114 to 121 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 73

Responsible Business
continued

Task Force on Climate-related Financial Disclosures Report

2. Climate-related risks

For details on our process for managing risk across the business, including risk identification, assessment, and management, see our risk management process on page 83.

Potential climate-related risk	Overall risk likelihood and potential severity	Potential financial impact
Potential physical risks (medium–long term)		
Loss of physical inventory from floods, wildfires, or other climate disasters.	We do not see a material risk in the types of inventories we use being impacted. There is a risk that storage of our physical inventories could be impacted; however, stock holding locations are small and immaterial, meaning that the severity of this risk is low. Stocks typically are held locally, close to technicians and customers.	No material financial impact, but on a local level some loss of stock.
Loss of building and infrastructure assets from flood, wildfires, or other climate disasters.	Our cost base is predominantly colleague-based and not dependent on significant assets (e.g. large manufacturing plants) or complicated supply chains. In addition, most of our buildings are leasehold, so we have the option to relocate over time.	No material financial impact, but some disruption likely on a local level.
Physical events, such as floods or wildfires, destroying material value assets.	Most of the assets used for generating revenue (equipment for rental) are low-value assets meaning that the severity of this risk is low. The geographical spread of these assets means that we do not face the risk of physical events, such as floods or wildfires, destroying material value assets. Physical risks have a low likelihood of resulting in a material risk to asset valuation at a Company level due to distribution of properties across the globe.	No material financial impact.
Potential transition risks (medium–long term)		
Possibility of increased or changing legislation related to climate change, in the fields of worker safety, vehicle use, and property maintenance.	It is of a medium likelihood that over time legislative (e.g. carbon pricing) or societal changes will impact our customers and the sectors that they operate in. The severity of the impact would be dependent on the legislative change which took place but could likely have a high impact.	Financial impact would depend on the severity of the legislative change.
Cost and productivity impact of transitioning to an LEV fleet of vehicles.	The fleet of vehicles we have today is typically internal combustion engine powered. We have begun to transition to ultra-low emission vehicles (ULEVs) in several countries and good initial progress has been made. See page 70. During the year, in the UK and Europe, we reached 10% of our fleet as ULEVs, ahead of our 2025 target. We aim to reach 100% ULEVs in line with our goal of reaching our net zero target by 2040, subject to ULEV availability and charging infrastructure becoming more widely available. If we were to move fully to ULEVs in the short to medium term, clearly this would have a large impact on cost and productivity. But that is not our strategy.	The cost of our fleet transition remains within our existing operational budgets.
Failure to decarbonise our operations resulting in reputation and brand damage.	Rentokil Initial has a robust net zero transition strategy and plan in place allowing us to make regular progress towards decarbonising our operations. This means that this risk is of a low likelihood. However, should it occur the severity of the risk would be medium to high.	Should this risk materialise, this could have a material impact.
Potential adaptation risks (medium–long term)		
Failure to adapt operations to climate change impacts – localised flooding and higher temperatures.	Rentokil Initial has robust business continuity plans in place. The vast majority of properties are leasehold allowing us to move in a timely manner should a localised risk increase. Our operational policies and infrastructure, products, and services continue to operate effectively in countries which already have very high temperatures such as MENAT.	Should we fail to adapt, potential loss of revenue and increased operating costs locally, not material.

Definition of risk/opportunity
Short-term: 1–4 years
Medium-term: 5–7 years
Long-term: 8+ years

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Strategic Report | Corporate Governance | Financial Statements | Other Information

Task Force on Climate-related Financial Disclosures Report

3. Climate-related opportunities

Rentokil Initial continues to develop sustainable solutions such as PestConnect for rodent control and Lumnia for flying insect control. Opportunities to differentiate our services as sustainable will become increasingly important to customers of all sizes. For example, in 2024 several Israeli municipalities have partnered with Rentokil Initial to implement cutting-edge mosquito control technology. This allows for reduced insecticide use.

As a global leader in Pest Control and Hygiene and Wellbeing services, there are also opportunities which may arise from the changes occurring with a warming planet:

- Longer, warmer breeding seasons will be advantageous to insects and rodents, and warmer temperatures in winter will likely also see lower pest mortality rates.
- We are already seeing insects move into regions where they have previously not had a presence because of the changing environment.

Climate change has been identified as a major threat to global health security by the University of Hawaii. The study concluded that the effects of climate change are making more than half of infectious diseases worse. On top of increasing global urbanisation and mobility, climate change provides more opportunities for emerging diseases and new infections to spread.

Following flooding in Europe in 2024, a customer marketing campaign identified opportunities with increasing rodent sightings and need for disinfection services.

Increased potential for floods and increasing temperatures

Greater floods and increasing temperatures provide ideal conditions for the propagation of insects, with studies predicting disease-carrying mosquitoes will continue to spread if global emissions do not fall.

In 2024, we saw flooding across Spain, Brazil, and Dubai.

In April 2024, Brazil suffered the worst flooding since the 1940s. 62 colleagues in the region were affected, with one colleague losing his home, car, and possessions. BRL 7,000 was raised locally, and BRL 28,000 was contributed by RI Cares. Several large customers were impacted and around 5,000 rodent traps were lost. The financial impact in Brazil's business was around £85,000.

In Autumn 2024, Spain faced torrential rain resulting in four colleagues losing their homes. We set up a fund which raised over €10,000 from colleagues and €10,000 from RI Cares.

In Dubai, flooding was caused by the heaviest rainfall to hit the UAE in 75 years. Flooding caused damage to property and infrastructure and created ideal conditions for pest infestations and mould growth. Alongside implementing our disaster recovery plan, which included accommodation for affected colleagues and proactive customer communication, the crisis opened the opportunity to build trust for our clients and prove our reliability.

Last year, the Centers for Disease Control and Prevention reported that malaria spread from mosquitoes to humans inside the US for the first time in 20 years.

In North America, VDCI, our vector control company, supports public sector mosquito abatement programmes. VDCI is also a leading provider of emergency response mosquito control services after major flood events or increased mosquito-borne disease activity.

Last year, a review on public health impact found that West Nile continues to be the deadliest mosquito-borne disease in the continental US. First reported in 1999, the virus is now considered endemic by public health authorities in most areas.

The World Health Organization has reported that warmer and wetter weather conditions are contributing to the spread of dengue fever, with cases around the world having doubled between 2023 and 2024. Between January and September 2024, there were over 12 million cases and nearly 9,000 deaths. The majority of these cases were reported in WHO's region of the Americas but cases are beginning to spread to the Eastern Mediterranean and European regions with the virus now being classed as endemic in more than 125 countries. The virus is spread by the tiger mosquito, which was originally native to the tropical and subtropical climates of Southeast Asia. However, as the global climate has changed, these mosquitoes are able to spread worldwide. With this expansion of mosquito habitat, it is thought that more than 4 billion people are currently at risk of mosquito-borne infections, including dengue fever, Zika, and chikungunya.

We are at the forefront of mitigating the effect of pests across the globe, supporting our customers and local communities to minimise the impacts on their businesses and public health.

This year, our new North American Innovation Centre opened in Dallas, focused on residential pest control, termites, vector control, and sustainable fumigation. The centre brings together a range of expertise from entomologists, vector scientists, fumigation chemists, and residential product owners.

Potential climate-related opportunity	Overall opportunity likelihood and potential severity	Potential financial impact
Increasing urban pest populations (medium–long)	Various independent research articles link climate change to the increasing spread of pests and longer breeding seasons, across countries and regions.	Increased revenue.
Lead in sustainable innovation (short–medium)	The Company leads in innovation and digital in pest control, which also increases efficiency and reduces cost. We focus our pipeline of innovations and digital projects to add sustainability benefits.	Increased revenue and lower operating costs.
Attract and retain customers (medium)	Through the successful decarbonising of our operations and services, we will increase our market differentiation and better support customers' needs to make their supply chain and their own workplaces more sustainable. Our resilient multi-local operations and proven business continuity processes deliver increasing confidence to customers that services will be maintained, particularly high-dependency food and pharmaceutical customers.	Increased revenue.
Sustainable fumigation (short–medium)	Working with global partners to substitute relevant fumigation services with more sustainable alternatives.	Increased revenue and lower operating costs.

Find out more: Risk Management, page 83

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Strong business continuity processes Branch Vast majority leasehold Limited value of stock Interoperable systems with other branches Responsible Business continued Task Force on Climate-related Financial Disclosures Report 4. Climate-related strategy In 2020, we developed a business-wide operational strategy for climate-related environmental sustainability and 2024 has seen us continue the execution of our ambitious plans as we transition to a more sustainable way of working. This is fully aligned with our business strategy and operating model (see pages 22 and 23), has clear deliverables, and is one of the ways in which we deliver with impact our social purpose of Protecting People, Enhancing Lives, and Preserving our Planet. Our environmental strategy is aligned with the climate-related risks and opportunities that we have identified and discussed below. Details on our progress against it can be found on pages 68 to 71. Climate-related scenarios Our strategy is underpinned by an analysis of 3 emissions scenarios to 2100. A specialist consultancy conducted an assessment of each scenario, adopting a data-driven approach to identify and analyse physical climate risks facing our operations and how those risks may manifest differently in each scenario. The physical risk survey was conducted across 16 climate risk areas, both acute and chronic. Acute risks are typically high magnitude/ severity events that occur over a short period of time while chronic hazards are those that typically occur over a prolonged period. The scenario analysis identified risks and how those risks may manifest differently under emissions scenarios: RCP2.6 (aggressive mitigation, assumes that global annual greenhouse gas (GHG) emissions peak between 2010 and 2020), RCP4.5 (strong mitigation, assumes that emissions peak around 2040), and RCP8.5 (business-as-usual, emissions continue to rise). These Representative Concentration Pathways represent 3 potential trajectories of global emissions set by the Intergovernmental Panel on Climate Change. The results reinforced that, while physical impacts do occur, the overall risk to the wider business was localised, with most properties and customer bases not being at direct risk. It found that the majority of risk, such as the increased threat of heat stress, would fall on colleagues, and will require the Company to provide mitigations in the field. The conclusions have supported the Company’s preparation of similar measures that could be introduced elsewhere across the globe as required. Our analysis and conclusions remain current for this reporting period and materiality is unchanged. An internal climate change report was also developed, analysing the potential financial risks to the wider Company. This report found minimal to moderate risk to the Company as an ongoing venture, with any potential effects having little disruption to our global operations. In addition, we have undertaken double materiality assessments of our main business categories and continue to assess material topics in preparation for the additional sustainability reporting requirements that are due in the coming years. Operational resilience The Company has a very disaggregated customer base, both geographically and across many sectors, with low average contract values. We are not exposed to significant climate change risks in our customer base over the short to medium term. As we continue to experience and observe the emerging effects of climate change, we are taking the appropriate steps to respond. This includes a variety of mitigations across our business to minimise the impacts upon our colleagues, customers, and the communities and environments in which we operate. We continue to demonstrate resilience with mitigation measures already in place in those areas we operate in that are already at risk of extreme weather events. For example, our colleagues in the Middle East are scheduled not to work between noon and 2.00pm during summer months when temperatures reach over 45°C, and in Australia, we have issued workwear uniforms made of lighter weight fabrics with specialist cooling technology. In Europe, where record summer temperatures have been recorded, the Company’s operations continued with the safety team implementing best practices such as ensuring water breaks and not working outside during peak heat times. In 2024, extensive flooding in Brazil, Austria, and Spain occurred. The Company’s RI Cares fund was used to support colleagues who had lost possessions. In Spain, some customers were impacted and we undertook a campaign to identify their needs including disinfection services and increased need for rodent protection. Localised red alerts meant that some colleagues were not able to work in line with the Company’s safety expectations. Our operations remained highly resilient. Some of the jurisdictions we operate in also require specific heat stress management plans that consider working hours, availability of water, cooling breaks, etc. Some operations in North America offer cooling vests for colleagues working in higher temperatures. New product development We take climate-related resilience into account as part of our new product development. This includes considering temperature and humidity. We test in the majority of regions to ensure that we cover as many extremes as possible. We also have cold and hot temperature cabinets at the UK Technology Centre where we do our validation testing in the lab, to rigorously stress test products before we sign them off. For example, the product Eradico is highly durable and able to withstand temperature extremes of -25°C up to 60°C. Transition monitoring Rentokil Initial continues to monitor any such local legal changes to ensure that we continue to remain fully compliant with all local, regional, and national regulations. City-based vehicle charging is also monitored, and we analyse the availability of low-emission vehicle charging infrastructure and the suitability of lower emission vehicles to meet the needs of our local operations. Our local teams continue to monitor their local markets and maintain engagement with customers. Find out more: Progress on Environmental Strategy 2024, page 78 Risk Management, page 83 Viability Statement, page 90 76 Rentokil Initial plc Annual Report 2024

Task Force on Climate-related Financial Disclosures Report 5. Climate-related risk management Our climate-related risk management approach is embedded as part of our overall organisational risk management process. For more details on this approach, see page 84. Climate risks are included in our principal risks under ‘Safety, health, environment (SHE) and sustainability’ (see page 88). Our principal SHE operational risk has an overall medium risk and is stable. Our operational and functional teams are responsible for identifying and analysing climate-related risks. For example, our supply chain and procurement teams identify risks related to supply resilience and materials access, while our country and product regulatory teams identify risks related to new laws and regulations. We are regularly reviewing our climate-related risks to ensure that we have identified and assessed the relevant risks and opportunities. In 2024, we undertook an in-depth process of identifying and assessing climate risk and opportunities as part of our double materiality process in preparation for reporting against CSRD. This involved mapping impacts and opportunities, impact drivers, underlying capital dependencies, and time horizons. A key component of this process was the mapping and validation workshops, which included the validation of impacts, risks, and opportunities that had already been identified and worked on, further identifying any additional or new risks that are potentially material for the business. The workshops were conducted with relevant internal stakeholders at Rentokil Initial, representing different business lines and relevant functions. We assessed the risk by evaluating the severity and likelihood with subject matter experts. We also assessed the financial materiality using the assessment scales for size of financial effect, and likelihood, to assess materiality of risks and opportunities arising from the various sustainability topics including climate. This assessment is ongoing and is allowing the Company to gain a fresh and more detailed perspective on our climate-related risks and opportunities by business category, and will be used to inform our future sustainability reporting, such as CSRD. Our climate risks and opportunities as can be seen in the tables on pages 74 and 75. Risks and opportunities are discussed at the relevant Boards – Category Boards, and the Executive Leadership Team and the Board. Annually, we update the Audit Committee on any changes in the assessment of climate change, physical, societal, or legislative impacts on the assets and trading of the Company. The chart below shows our overall system for identifying, analysing, and managing climate-related risks within our overall risk management structure. • Oversight via Audit Committee and Board meetings • Assessment of risk and approval of risk process • Assessment of principal risks – SHE and business continuity • Review for Group environment strategy and performance annually • Define/review Company policies and procedures • Monitoring via regional monthly performance reviews • Group mitigating actions/work of 8 environment specialist workstreams • Consolidation and assessment of country risks • Regional mitigation actions • Monthly performance review process • Review and assessment of climate-related risks • Country-level mitigating actions and monitoring • Local mitigating actions and business continuity plans in place as part of day-to-day operations • Local climate-related risk identification as part of day-to-day operations Chief Executive Executive management Environment Steering Committee Regional management Safety, Health and Environment (SHE) management Country management Operational unit management Board Audit Committee Group Risk Committee Climate-related risks have not been deemed a material risk at Group level. However, as we operate in 89 countries, for some of our countries climate change is deemed a risk. Therefore, climate-related risks are managed at a local level by regional and country operations, Category Boards for Pest Control and Hygiene & Wellbeing, and regulatory teams overseen by our global centre of excellence. Find out more: Risk Management, pages 83 to 89 Find out more: Risk Management, page 83 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 77

Responsible Business continued 78 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 79

Governance sustainability statement Rentokil Initial has a global policy framework which underpins how we operate. The framework includes items such as Safety, Environment, Human Rights, and Diversity, together with the training and reporting processes to provide assurance of the integrity of our operations. We continue to focus on ensuring that the framework and tools are in place and operating robustly, to deliver the target level of professional services while operating with the utmost professional integrity. The Company has a single set of policies and Code of Conduct. In the Human Rights section of the Code, we state that we will under no circumstances make use of forced or coerced labour, servitude or slavery and will only employ individuals who are working of their own free will. It further states that no colleague will be deprived of identity papers or be required to provide financial inducements to the Company to facilitate their employment. Suppliers In 2024, we updated our Supplier Code of Conduct (third edition), available in 19 languages, and continued to expand the remit of the Environment and Social sections on quality of products or services, zero tolerance of tax evasion, and protecting personal data. When making major sourcing decisions, sustainability elements must be considered; for instance, calculating air, sea, or road freight transport impact to destination. All of our major suppliers are required to have clauses in their contracts requiring compliance with the Supplier Code and specifically on bribery, corruption, and modern slavery. We have aimed to make our Supplier Code accessible by making it available in multiple languages on our website. We encourage our supplier employees or other stakeholders to report concerns over malpractice, illegal acts, or failures to follow recognised standards of ethical behaviour that they observe at any point within our global supply chain through our Supplier Speak Up programme. Supplier audits are undertaken as set out in our Modern Slavery Statement, which is available on our website. The environmental and social impact of sourcing options is included in the criteria for evaluating alternatives for the global supply of products. At Rentokil Initial we are committed to continuous improvement of our ESG standards, and expect our suppliers to do the same. All suppliers of goods and services to Rentokil Initial companies have a role to play in protecting the environment, improving the societies in which we operate, and maintaining the highest ethical standards. We review all major suppliers of goods and services in terms of their ESG performance and accreditations and set a minimum standard that must be achieved to continue to do business together. Gold, silver, and bronze standards have been developed to evaluate the ESG performance of our suppliers, recognising existing accreditations to avoid repetition without discriminating against smaller or less developed companies: • Gold standard – achieved if the supplier has an independently audited process or standard in relevant areas. • Silver standard – achieved if the supplier has an internationally-recognised accreditation, but does not include an independent audit. • Bronze standard – achieved where a supplier does not have any recognised accreditations. We will assess them using detailed questionnaires and a site audit where appropriate. If they meet the minimum acceptable standard, the supplier will be awarded Bronze status. Achieving the highest ESG standard of business conduct within our own organisation and our wider supplier network is integral to our long-term success, creating a world-class business for the benefit of all our customers, suppliers, and shareholders. During the year, we continued our work on raising awareness of sustainability across our extended supply chain at our Asian Supplier Sustainability Conference that was attended by nearly 100 suppliers. This virtual conference provided education sessions on several topics, such as calculating product carbon footprints, reducing the impact of logistics operations on emissions, driving sustainability through consumables sourcing, reducing virgin plastics usage in hardware, and supplier selections through social compliance. Corporate Sustainability Reporting Directive In 2024. we have continued our work in preparation for the European Union’s Corporate Sustainability Reporting Directive (CSRD). During the year, we have further considered the published guidance, taken advice from corporate advisors, and appointed a specialist consultancy. We have undertaken an indicative assessment of applicability of CSRD to the Group and, based on that assessment, are preparing the relevant reporting for the January–December 2025 financial year (to be reported in 2026). At this stage, we anticipate that our first CSRD report will include disclosures for the following legal entities: • Rentokil Initial Holdings (France) SA; • Rentokil Initial Italia SpA; • Rentokil Initial BV; • Rentokil Initial Espana SA; • Rentokil Holdings GmbH; • Rentokil Initial Norge AS; and • SVM Finance Luxembourg 1 S.a.r.l. These include the following 12 countries (seven EU and five non-EU countries): France, Saudi Arabia, Netherlands, Lebanon, Spain, Trinidad and Tobago, Costa Rica, New Zealand, Italy, Germany, Norway and Sweden. Reporting will be combined under a single synthetic report. Rentokil Initial recognises that double materiality is key to underpinning our responsible business approach. This refers to sustainability-related impacts, risks, and opportunities for a company. It is defined by the CSRD as comprising impact materiality and financial materiality: • impact materiality refers to a business’s impacts on the environment and people; and • financial materiality refers to the risks and opportunities that a company faces in relation to the environment and people. A sustainability matter is considered ‘material’ for a company if it surpasses materiality thresholds for impact materiality, financial materiality, or both. In 2024, we worked with a specialist consultancy to complete the in-depth process of understanding, with double materiality assessments conducted for Pest Control, Hygiene, Ambius, and French Workwear. Extensive work is under way in each of the 12 countries, outlined above, to gap assess CSRD data requirements. We will begin to measure material aspects by country in 2025 and will report in accordance with the corresponding material topics in 2026. In addition, the Group has established workstreams aligned with CSRD requirements to enable data capture and to support reporting. Responsible Business continued 19 We updated our Supplier Code of Conduct, now available in 19 languages 80 Rentokil Initial plc Annual Report 2024

Section 172(1) Statement Section 172(1) of the Companies Act aims to ensure that the board of directors of a company has a comprehensive understanding of its key relationships with a broad range of interested groups, such as employees, suppliers, and customers, and that there is proper perspective of the impact on both internal and external stakeholder interests in order to secure the company’s long-term success. This section sets out how our Board of Directors (the Board), both individually and collectively, have paid due regard to these factors during 2024 when undertaking the duties set out under section 172(1), and where key disclosures in respect of each of the section 172(1) matters can be found. The sections of the Corporate Governance Report on pages 91 to 113 expand upon the Board’s activities and principal decisions in 2024 and evidence how the Board considered the impact of its decisions on the factors set out in section 172(1) also form part of this statement. These pages are incorporated by reference into the Strategic Report. Our stakeholders We identify our key stakeholders as colleagues, customers, shareholders, communities, and suppliers. We classify the environment as strongly related to communities and so often consider them together. We also recognise the broadening impact the environment has on all our identified stakeholders and its increasing importance to areas of our business operations. In discharging its section 172(1) duties, the Board has had regard to these key stakeholders and the associated impacts, although some factors may have been more relevant than others, depending on the nature of the matter under consideration. Where appropriate, the Board also gave consideration to other factors or interested parties relevant to the decision being made, such as regulators, industry bodies, or other business relationships. You can read more about how the Board and the Company engage with and respond to the interests and needs of our key stakeholders in the Corporate Governance Report on pages 110 to 113. Our strategic priorities Board decisions and actions are aimed at creating long-term value for our shareholders through our sustained economic success while furthering the Company’s mission of Protecting People, Enhancing Lives, and Preserving our Planet. The Board agenda is designed to ensure that key strategic priorities are captured and considered throughout the year, with an in-depth review of the longer-term direction of the business undertaken as part of its annual strategy day sessions. The Board and Committee paper templates encourage paper authors to consider and highlight the impact on the Group’s stakeholders of the matters covered, and management ensures that sufficient information is provided to enable the Board to make informed decisions on any impact to stakeholders. Details of how our Board operates and the way it reaches decisions, including the matters discussed and debated during the year, can be found in the Corporate Governance Report. When considering the needs of relevant stakeholder groups, conflicting requirements inevitably arise and in those circumstances we aim to make judgements that balance and serve the long-term interests of the stakeholders. We acknowledge that not every decision the Board makes will necessarily result in a positive outcome for all stakeholders. However, by considering key stakeholder groups and aligning our activities with our strategic plan, as well as the Company’s culture and values, we aim to act fairly, transparently, responsibly, and in the best interests of the Company over the long term. In making their decisions and choices, and in setting policies and strategy, our Directors also consider any associated risks when discharging their duties. Maintaining effective systems of risk management and internal control, reviewing and mitigating our principal risks, and identifying emerging risks, all help underpin the Group’s overall strategy and allow the Board to have regard to factors that could affect stakeholder relationships and their impact on our long-term success. Our responsible business Our reputation is of utmost importance to our business’s success, as we rely on customers’ satisfaction and the continued investment of shareholders. The Group’s culture model includes our mission and values, along with our five core culture themes: customer focused, driven to succeed, diverse, down to earth, and innovative. The Board monitors our culture, recognising the important and evolving role it plays in driving behaviours that bring the business sustainable long-term success. Our comprehensive set of policies and procedures ensure high standards of professional business conduct, including embedding adherence to our Code of Conduct. We strive to act fairly and transparently between stakeholders of the Company at all times. Section 172(1) Relevant disclosure The likely consequences of any decision in the long term • Our Strategic Priorities: pages 12 to 19 • Our Business Model: pages 22 and 23 • Market Trends and Opportunities: pages 28 to 31 • Dividend policy: page 56 • Responsible Business: pages 63 to 80 • Viability Statement: page 90 • Board activities: pages 104 to 106 The interests of the Company’s employees • Our Strategic Enablers: pages 50 and 51 • Responsible Business: pages 63 to 80 • Non-Financial and Sustainability Information Statement: page 82 • Board activities: pages 104 to 106 • Our Stakeholders: pages 110 to 113 • Remuneration Committee Report: pages 127 to 153 The need to foster business relationships with suppliers, customers, and others • Our Strategic Enablers: pages 50 and 51 • Responsible Business: pages 63 to 80 • Non-Financial and Sustainability Information Statement: page 82 • Our Stakeholders: pages 110 to 113 The impact of the Company’s operations on the community and the environment • Responsible Business: page 67 • Non-Financial and Sustainability Information Statement: page 82 • Our Stakeholders: page 81 The desirability of the Company maintaining a reputation for high standards of business conduct • Corporate Governance Report: pages 92 to 153 • Non-Financial and Sustainability Information Statement: page 82 The need to act fairly as between members of the Company • Our Strategic Priorities: pages 12 to 19 • Board activities: pages 104 to 106 • Our Stakeholders: pages 110 to 113 We report here on how our Directors have performed their duty under section 172(1) of the Companies Act 2006 (the Companies Act). Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 81

82 Rentokil Initial plc Annual Report 2024

Risks and Uncertainties How the business manages uncertainty and risks The embedded management of key risks supports our strategic objectives through identification and mitigation, helping drive good decisions and practice. Risk management approach The Group’s overall risk management approach, described here and on page 120, is designed to provide reasonable, but not absolute, assurance across the Group that risks are being effectively identified and robustly managed. This includes ensuring appropriate mechanisms are in place to ensure that issues and concerns relating to risk can be escalated up through the organisation successfully and confidentially. The Board has oversight of the Group’s operations to ensure that internal controls are in place and operating effectively. This is achieved by reviewing the effectiveness of the risk management process and managing the evolving risk environment as it approves the Group’s overall strategy. Key components of the Board risk management process include: • annual presentation and approval of the risk process by the Audit Committee; • review of Group Risk Committee minutes by the Audit Committee; and • annual presentation and approval of the Group strategy. Management is responsible for the effective operation of internal controls and risk management, including the execution of the agreed risk mitigation plans. Key components of the risk management process by management include: • identification, assessment, and management of risk integrated into day-to-day operations by local and regional operational management; • maintenance of a central risk register periodically reviewed with movements and impacts tracked; • emerging risks and potential mitigations reviewed at quarterly Group Risk Committee meetings, attended by senior cross-functional colleagues; and • deep dives on specific or emerging risks at senior management meetings. The risk management process was strengthened during 2024 with a quarterly IT Risk Committee dovetailing with the Group Risk Committee, reviewing and refreshing the fraud risk assessment, and the inclusion of additional deep dive sessions on specific or emerging risk topics at senior management meetings. The Board is satisfied that, through the processes set out above, it is able to effectively identify and manage risks. The Board is further satisfied that the responsible managers have the necessary skills and expertise to ensure that the relevant risk management processes and control systems are in place and fully operative. The Board relies on the assurances provided by management and Internal Audit through periodic reports presented to the Board and Audit Committee. Using the process set out above, the Board confirms that it has undertaken a robust assessment of the principal risks which may impact or otherwise threaten the delivery of the strategy and the long-term viability of the Group. In addition, the Board has assessed the identification and assessment of emerging risks, and is satisfied that appropriate mitigation plans are in place for both emerging and principal risks. The Group’s business model remained broadly the same in 2024 as in previous years. It incorporates a number of elements that moderate the risk profile of the Company: • Low capital intensity and high portfolio retention rates: Our categories exhibit strong defensive qualities, as density and efficiency gains are reflected in margin growth. • Local market operations: The limited dependency on cross-border flows of people or products reduces the impact of geopolitical risks, and foreign exchange risk is muted since revenue is earned and costs are incurred in local currency. There is natural resilience to fluctuations in market dynamics in individual markets, and geopolitical and trade risks due to our local market operations. • Clear and simple geographic model: Our decentralised model has single-country management teams leading integrated operations, with combined back-office functions underpinned by shared systems. Changes in risk profile of the Company in 2024 We continue to monitor existing and emerging risks regularly at both the Audit Committee (see pages 120 and 121) and the Group Risk Committee (see page 102), and to take mitigating action as appropriate. Areas where the risk profile of the business has improved in 2024 include: • continued roll-out of our target financial and operational systems across the globe, including the next phase of the dedicated Treasury project, automating significant amounts of calculations and reporting to enable Sarbanes-Oxley (SOX) compliance; • standardisation and continued investment into technical infrastructure to mitigate the risk of a successful cyber attack; • continued strong cash flow giving financial headroom to continue to strategically acquire businesses; • completed a wider Fraud Risk Assessment to increase visibility and prepare the business for upcoming legislation; • deep dive management awareness sessions on management of risks, including SOX and IT general controls remediation plans, customer retention, cyber security, litigation and termite claims, CSRD ESG reporting, colleague retention, and organic growth; and • focus on the remediation plan for the material weakness under IT general controls in year one of SOX. Areas where our risk profile has increased or remains high in 2024 include: • continued fluctuating inflationary pressures remain high, with limited exposure to hyperinflation markets, and challenging international geopolitical activity, including impacting energy costs; • trading performance in North America, with a robust set of actions in place for colleagues, responsibilities, and process, improvements; • increased legal compliance, including the changes to the UK Corporate Governance Code and reporting under CSRD and ESG requirements; and • increased volume of cyber attacks. Focus areas for risk mitigation in 2025 We continue to look for ways to improve both our risk process and mitigating actions to address the identified risks. In 2025, we plan to focus on the following areas: • develop the risk framework and methodology in preparation for the provision 29 changes to the UK Corporate Governance Code; • continue to prepare for our reporting requirements under CSRD and ESG risks; and • continue to develop the Fraud Risk Assessment process, using this as a regular tool to identify, combat, and learn from risks to the Group, as part of our reasonable procedures under the Economic Crime and Corporate Transparency Act 2023. Identified risks The principal risks most relevant to the Group are described in the table on pages 85 to 89, together with mitigating actions. Information on climate-related risks is provided on page 74. Full details of our financial risks can be found in Note C1 on pages 196 and 197. The exact financial impact of one or more of our principal risks materialising will depend on the precise operational impact of the risk, its interaction with other risks, and whether mitigating actions are successful in reducing the overall financial impact. The Group is exposed to other risks and uncertainties related to environmental, political, social, economic, and employment factors in the territories in which we operate. Additional risks and uncertainties not presently known to management or deemed to be of lower materiality may, if they manifest themselves, have an adverse impact on the Group’s growth, profitability, cash flow, and/or net assets. Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 83

Risks and Uncertainties continued Audit Committee Board Emerging risk – Identification and escalation Internal audits – Compliance verification Group Risk Committee Internal Audit function Regional management Functional management Operational unit Country management Executive management • Oversight via Audit Committee and Board meetings • Approval of risk process annually • Review of Group Risk Committee minutes • Review of Group strategy annually • Coordinate risk identification, reporting, and governance activity via a central risk register updated annually • Assessment and categorisation of risk • Group mitigating actions • Define/review Group policies and procedures annually • Group strategy definition annually • Monitoring via regional monthly performance reviews • Consolidation and assessment of country risks • Regional mitigation actions • Regional operational priorities definition • Functional risk identification and assessment • Monthly performance review process • Review and assessment of local risks • Country-level mitigating actions • Monitoring via monthly business unit reviews • Local risk identification as part of day-to-day operations • Local mitigating actions as part of day-to-day operations Strategic People Financial Operational • Failure to integrate acquisitions and execute disposals from continuing business • Failure to develop products and services that are tailored and relevant to local markets and market conditions • Failure to grow our business profitably in a changing macroeconomic environment • Failure to mitigate against financial market risks • Breaches of laws or regulations • Failure to ensure business continuity in case of a material incident • Fraud, financial crime, and loss or unintended release of personal data • Safety, health, environment (SHE) and sustainability • Failure to deliver consistently high levels of service to the satisfaction of our customers Our risk management process Principal risks by category Find out more on page 85 Find out more on page 86 Find out more on pages 87 to 89 Find out more The icons used in this section correspond to our strategic priorities as set out on page 12. The W icon used in this section relates to our key performance indicators on pages 24 to 26. 84 Rentokil Initial plc Annual Report 2024

The Company has a strategy that includes growth by acquisition, and 36 new businesses were acquired in 2024. These companies need to be integrated quickly and efficiently to minimise potential impact on the acquired business and the existing business. Impact should the risk materialise If the Company fails to successfully integrate acquisitions into its existing organisational structures and IT systems, fails to deliver the revenue and profit targets, or fails to deliver expected synergy savings, the business may not achieve the expected financial and operational benefits, which may adversely impact growth, profitability, and cash flow. Our business may be required to recognise impairment charges or be subject to asset re-evaluations or downgrades. Business disposals also have to be managed efficiently to minimise risk to the businesses being disposed of and the residual business. Mitigating actions • Integration plans considered by the Investment Committee as part of the acquisition approval process. Integration activities and progress discussed during monthly performance reviews. • Dedicated project teams established for the largest acquisitions and demergers with clear deliverables over three months, six months, and one year. Proven induction programme across the first 100 days for acquisitions. • Continuity of management/leadership in acquired companies, where possible. • Use of transaction structures including deferred consideration to mitigate deal risk. • Group departments involved with acquisitions to drive integration plans and compliance with Group standards, especially when entering new geographies. • Formal post-acquisition review of every acquisition by Investment Committee against original business plan within 18–24 months; Board post-investment review of acquisitions in aggregate every six months; Internal Audit review of acquisitions in new geographies within 12–18 months. • Board approval of acquisitions involving new countries, new business lines, or above a defined financial threshold. • IT integration playbook to support an effective and timely integration of IT systems. Changes in 2024 versus 2023 • Additional resources in both North America and Group functions to support integration and replatforming related to the Terminix integration • Continued use of dedicated Integration Management Office (IMO) and governance for the Terminix integration • Use of expert consultants if skills are outside our business expertise Performance measures to monitor risk • Integration plans (day 1, 30 days, 100 days, 1 year) • Reviews of integration plans for specific large acquisitions • Post-acquisition review completions • Post-investment review by the Board of aggregate performance of investment in M&A • Regular steering committee to assess progress, chaired by the Chief Executive We operate across markets that are at different stages in the economic cycle, at varying stages of market development, and have different levels of market attractiveness. We must be sufficiently agile to develop and deliver products and services that meet local market needs, which allows us to meet our growth objectives and stay ahead in a highly competitive industry. Impact should the risk materialise If we are not able to adapt to local business and consumer needs, our existing customers may choose not to renew contracts, or seek reductions in prices. This would negatively impact our ability to maintain or increase margins and cash flow. Examples include: • We must adapt to changes to the regulatory environment that may ban certain products or service models from being used, such as permanent rodent baiting. • We need to respond to the expectations from customers and society for us to reduce our own environmental impact and support our customers in reducing their environmental impact. • We need to develop products that are networked and capable of being monitored in real time, or react to competitor technology developments that are disruptive to the market. Mitigating actions • Acquisition of targets with specific capabilities that address future changes in our markets. • Investment Committee to approve targeted investment in innovation to meet market and regulatory needs. • Category Boards for Pest Control and Hygiene & Wellbeing categories overseeing the roll-out of innovations at pace across our regional businesses. • Continued investment in digital platforms to support Sales and Service frontline colleagues. • Group key performance indicators (KPIs) for innovation at a customer and colleague level to monitor progress. • Further development of our range of sustainable, non-toxic, and humane pest control solutions. Changes in 2024 versus 2023 • The Company acquired technologically focused companies in 2024 • The use of digital technologies at customer sites was increased • The Command Centre platform now utilises data analytics to deliver enhanced business insights • Additional research into non-toxic pest control solutions was conducted Performance measures to monitor risk • Sales growth for key innovations • Percentage of sales revenue from innovation • Number of sites with digital solutions • Percentage of commercial customers registered for digital platforms • Percentage of colleagues using digital applications Emerging risk • Potential for increasing regulatory requirements Overall risk: High Trend: Stable The ongoing integration of Terminix together with ongoing acquisition activity retains the risk level as high. Overall risk: Medium Trend: Stable No significant changes, resulting in a stable trend. Principal risk: Strategic Failure to integrate acquisitions and execute disposals from continuing business Principal risk: Strategic Failure to develop products and services that are tailored and relevant to local markets and market conditions Strategic priorities Strategic priorities 1 2 3 4 1 3 4 5 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 85

Risks and Uncertainties continued The Company’s two core categories (Pest Control and Hygiene & Wellbeing) operate in a global macroeconomic environment that is subject to uncertainty and volatility. Impact should the risk materialise Changes in the macroeconomic environment could have a number of different impacts on the ability of the business to grow profitably, to sustain recruitment, and to deliver against targets. Examples include: • Recession and economic slowdown in some of our key markets. • Changes to the global job market and the dual challenges of recruitment and retention. • Increased costs of doing business, with rising costs as a consequence of political instability, increasing interest rates, and civil unrest. • Low-growth economies with inherent cost inflation where the Company has weak pricing power may make it difficult to maintain profitability, especially in areas of hyperinflation. • Growing market presence of multinational competitors may increase the cost of acquisitions and drive down prices, impacting profitability. • Legislation (including CSRD ESG), regulation, or society expectation limits our ‘licence to operate’. • Inflationary pressures drive costs higher, potentially pricing out customers in challenging financial positions, coupled with wage inflation demands. Mitigating actions • Resourcing being driven by the capital allocation model, differentiated by line of business to maximise opportunities. • Maintaining a low-cost operating model, focused IT investment, incentives to deliver efficient operations, and back-office process alignment and standardisation programme. • International Key Accounts team developing business with multinational customers to take advantage of the unique global capabilities and new Hygiene & Wellbeing offerings. • Leveraging size and scale to develop additional business opportunities in the North America region. • A regionally focused defined pricing programme to drive profitability on existing portfolio, build insight, and enable profitable growth from new business and innovations. • Group Procurement team tasked to deliver economies of scale while ensuring robust supply chain. • Refreshed customer contracting minimum standards to drive consistent contracting across the Group. Changes in 2024 versus 2023 • Increased focus at regional level on inflationary impacts and mitigating actions • Increased resources to govern pricing decision • Increased energy costs Performance measures to monitor risk • Revenue growth, in total and by category W • Group Organic Revenue Growth, in total and by category • Revenue contribution from acquisitions • Adjusted Operating Profit W • Group Adjusted Operating Margin • Adjusted Free Cash Flow Conversion W • Net capital expenditure • Customer retention W • Colleague retention W Emerging risk • Global or local market recession Our business is exposed to foreign exchange risk, interest rate risk, liquidity risk, counterparty risk, and settlement risk. Impact should the risk materialise If any or a combination of the above risks materialise, this may have a negative impact on profitability, cash flow, and financial statements, and may negatively impact financial ratios and credit ratings, impacting our ability to raise funds for acquisitions or to refinance upcoming debt maturities. Mitigating actions • Financing policy in place to ensure that the Company has sufficient financial headroom to finance operations and bolt-on acquisitions. Commitment to target credit rating of BBB. • Treasury policies that limit the use of foreign exchange and interest rate derivatives, set limits for financial counterparty exposure, govern how financing is raised in bank and other debt capital markets, and provide rules around Treasury-related matters at operating company level. • Monthly Treasury Committee to report and monitor financial rating agency metrics, and compliance with Treasury policies. • Monitoring the impact of exchange rate movements on non-GBP profits and net debt. • Cash pooling and debt financing arrangement to match, as far as possible, currency availability/demand across borders. • Revolving credit facility (RCF), unlikely to be affected by adverse credit and financial market events. Changes in 2024 versus 2023 • No material changes Performance measures to monitor risk • Liquidity headroom at the year end of £1,196m • Counterparty ratings of A- or above • Monthly reporting against ratings metrics • If economically feasible, no unhedged foreign exchange positions above £10m, fixed interest >50%; and matching currency of net debt to underlying profitability • Monitoring of amounts outstanding against counterparty credit limits Overall risk: High Trend: Stable Remains high but stable, with no significant changes. Overall risk: Medium Trend: Stable Unchanged, no significant changes resulting in a stable trend. Principal risk: Financial Failure to grow our business profitably in a changing macroeconomic environment Principal risk: Financial Failure to mitigate against financial market risks Strategic priorities Strategic priorities 1 3 4 5 1 3 4 5 86 Rentokil Initial plc Annual Report 2024

As a responsible company we aim to comply with all laws and regulations that apply to our businesses across the globe. Impact should the risk materialise Failure to comply with local laws, including bribery and corruption, anti-competitive practice, employment law, data privacy, health and safety, or financial and tax reporting requirements, may result in fines or withdrawal of licences to operate, which could adversely impact growth, profitability, and cash flow, as well as causing reputational damage. The Sarbanes-Oxley Act and other US legislation applies to the Group, the risk of failing to establish and maintain an effective system of internal controls to meet these laws could impact the Company both financially and operationally. Additionally, the Group operates across many different tax jurisdictions and is subject to periodic tax audits, which sometimes challenge the basis on which local tax has been calculated and/or withheld. Successful challenges by local tax authorities may have an adverse impact on profitability and cash flow. Mitigating actions • Group legal oversight for acquisitions. • Annual Board review and approval of tax strategy. • Pre-agreement with the Group Tax Director and Chief Financial Officer for all significant tax planning opportunities, with independent tax advice obtained where necessary. • Regular review of tax exposures. • Group authority schedule in place and subject to regular review. • Group and local policies in place and subject to regular review. • Mandatory reporting of breaches in controls and/or laws to the Group General Counsel and the Director of Internal Audit & Risk. • Follow-up by Group General Counsel on any significant regulatory breach in any country. • Mandatory training on Code of Conduct and other core compliance topics to ensure a highly principled culture of ethical behaviour; completion rates reported to senior management monthly. • All major business transactions or internal reorganizations are subject to rigorous internal and external review. Changes in 2024 versus 2023 • Continued development of reporting and monitoring of audit issues • Regional legal leads in place • Refresh of a number of corporate policies including the Code of Conduct and competition law policy • Group authority schedule updated and distributed • Mandated SOX training in place • Compliance monitoring dashboards on core mandatory training • Updated IR35 process and record keeping Performance measures to monitor risk • Central management of material litigation, including quarterly internal reporting • Regular review of tax exposures and the status of tax audits by the Audit Committee • Completion rate monitoring for mandatory U+ training modules, e.g. Code of Conduct and competition law • Monthly monitoring and reporting of audit issues to executive management The Company needs to have resilience to ensure that the business can continue if impacted by external events, e.g. cyber attack, hurricane, or terrorism. Impact should the risk materialise Failure to service our customers may affect our ability to retain those customers and damage the Company’s reputation. This may negatively impact growth, profitability, and cash flow. Examples of incidents that could impact our ability to service customers include: • A significant cyber attack or IT failure which impacts our ability to plan efficient routing, or ability to invoice, and is not recovered quickly. • Fire, flood, or climate event impacting our premises or transportation/supply chain network, preventing goods from being available to enable our technicians to service our customers. • Industrial action by colleagues. Where third parties are engaged for services, the termination or business disruption could materially impact the business. Failure to adequately serve our customers may result in attrition and reputational damage, negatively impacting our growth, profitability, and cash flow. Several factors could potentially disrupt our customer service, including: • A fire, flood, or severe weather event impacting our facilities or supply chain, resulting in insufficient resources for our technicians. • Industrial action by our colleagues. • Disruptions to our operations due to the insolvency or operational issues of our third-party suppliers. Mitigating actions • All countries and units maintain and regularly review business continuity plans, with local plans to service from alternative locations if required. • Key data and applications are located within regional data centres with enhanced backup capability. • A dedicated Security Operations Centre is in place to monitor and tackle ongoing cyber threats. • Specific tools deployed at data centres to detect and prevent spreading of cyber attacks. • IT disaster recovery plans for regional data centres. • Data encryption and implementation of Workspace ONE (VMware) on devices and mobile phones. • Ongoing user education awareness programmes. • Penetration testing on all systems to test external firewalls and address any identified weaknesses. • Annual inspections of key sites by insurers, on a rotating basis, to identify potential risks. • Focus on IT audits completed by the Internal Audit function, supported by third parties. Changes in 2024 versus 2023 • Regular patching programme for all key applications • Deployment of anti-ransomware software to the data centres • Additional resources added to the IT security team • Wider use of automated IT software for system data and settings, e.g. scanning tool or risk assessment software • Addition of Workspace ONE • Thematic audit of business continuity planning Performance measures to monitor risk • Number of serious IT incidents and time taken to respond • Major Incident Review actions • Actions arising from IT security self-assessments • External testing and benchmarking of our IT security environment • IT-specific risk register focused on assessing, monitoring, and tracking IT-related risk Overall risk: Medium Trend: Stable Stable, albeit compliance with Securities and Exchange Commission (SEC) reporting and the Sarbanes-Oxley Act remains a requirement. Overall risk: Medium Trend: Increasing While volumes of cyber attacks increase upwards, global events such as international conflicts see this risk increasing. Principal risk: Operational Breaches of laws or regulations (including tax, competition, and antitrust laws) Principal risk: Operational Failure to ensure business continuity in case of a material incident Strategic priorities 1 2 3 4 5 Strategic priorities 1 2 3 4 5 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 87

Risks and Uncertainties continued Collusion between individuals, both internal and external, could result in fraud if internal controls are not in place and working effectively. The business holds personal data on colleagues, some customers and suppliers; unintended loss or release of such data may result in sanctions, fines, and reputational risk. Impact should the risk materialise • Loss of personal data of customers, suppliers, or colleagues could, if significant, result in regulatory intervention, which may result in substantial fines and damage to the Company’s reputation. • Theft of Company assets, including property, customer or colleague information, or misstatement of financial or other records via deliberate action by colleagues or third parties may constitute fraud and result in financial loss to the business, damage to the Company’s reputation, and/or fines by regulators. Mitigating actions • Robust programme to ensure that all businesses are compliant with data privacy requirements. • Dedicated data privacy team, supporting local privacy officers and privacy champion networks. • Mandatory online training by all senior colleagues for the Code of Conduct. • Compliance with Code of Conduct and other key policies affirmed by the annual Letter of Assurance by all senior management. • Standardised financial control framework operating in all locations. • Confidential Speak Up hotline and email address, monitored and followed up by Internal Audit. • Suspected frauds investigated by fraud specialists as required and lessons learned implemented by management. • Periodic fraud risk assessment process. • User security awareness guidance and policies refreshed and reissued. • Updated policies on devices and the provision of Citrix-only access combined with global patching programmes. • Deployment of anti-ransomware to our data centres. Changes in 2024 versus 2023 • Fraud risk assessments renewed and in greater depth • Reviewed fraud processes and risks in line with new legislation (applicable 2025) • Increased fraud response capability through training and creation of fraud response team • IT general controls project continues to ensure the integrity of the data and processes, including colleague education • Fraud training written and being rolled out in 2025 Performance measures to monitor risk • Completion rate for mandatory U+ training modules • Data privacy programme implementation • Speak Up investigations and remediation • Key financial controls pass rates • Periodic review of IT access for critical applications Emerging risk • Economic Crime and Corporate Transparency Act 2023 extends fraud scope globally; failure to prevent fraud offence effective from September 2025 The Company is responsible for minimising its environmental impact and ensuring the health and safety of its employees, customers, and other stakeholders in the workplace. Impact should the risk materialise • The Company operates in hazardous environments and situations, for example: –using poisons and fumigants in Pest Control; –driving to and working at customers’ premises; –working at height; and –exposure to needlestick injury/biohazards from medical waste. • Non-compliance with internal policies or industry regulations could lead to personal injury, substantial fines or penalties, including withdrawal of licences to operate and reputational damage. • Environmental risks may arise from former activities at sites currently operated by the Group or acquired by the Group. Legislation and changing expectations may require the business to alter its methods of operation. Mitigating actions • SHE is considered as the first item at all Board and senior management meetings; review of standardised SHE KPIs. • Robust SHE policies supplemented by technical policies address higher risk and regulated activities. • SHE officers in all jurisdictions, supported by a dedicated central SHE team. • Mandatory training of all relevant colleagues in safe working practices. • Focus on implementation of Group fumigation standards throughout the appropriate businesses and in all new acquisitions. • Formal review of accidents and circulation of lessons learned (e.g. Safety Moments videos, SHE alerts, etc.). • Vehicle telematics now deployed in 28 countries to reduce accidents and/or vehicle emissions. • Electric and low emission vehicles deployed in countries to reduce emissions and drive towards our net zero target. • Strategy to further develop environmentally friendly approaches, e.g. integrated pest management (IPM) solutions that use no to lower pest control chemical use, recycling of hygiene units, roll-out use of electric vehicles, alternative fumigants, including non-toxic. Changes in 2024 versus 2023 • Roll-out of digital site risk assessment application continues and is either live or in pilot in more than 70% of our markets • Updates to central technical register related to approved high-risk activity documentation • Fumigation usage included in carbon emissions equivalent footprint reporting • Enhanced safety training to include driver safety practices • Implemented a new incident management solution that supports easier access to report an incident and enhanced data reporting • Updated and redeployed internal major incident reporting protocol • Completed independent assessment of readiness for ESG reporting under CSRD, ISSB, and SEC requirements Performance measures to monitor risk • Lost Time Accident rate W • Working Days Lost rate W • Total emissions and emissions intensity • Fuel intensity metrics (litres of fuel used per GBP of revenue) • Energy usage and percentage of green energy purchased • Electric vehicle deployment (number of vehicles and countries) • Completion rates for mandatory U+ training Overall risk: Medium Trend: Increasing Changing legislation results in an increasing risk trend. Overall risk: Medium Trend: Stable No significant changes, resulting in a stable trend. Principal risk: Operational Fraud, financial crime, and loss or unintended release of personal data Principal risk: Operational Safety, health, environment (SHE) and sustainability Strategic priorities Strategic priorities 1 3 4 1 3 4 88 Rentokil Initial plc Annual Report 2024

Our business model depends on servicing the needs of our customers in line with internal high standards and to levels agreed in contracts. Impact should the risk materialise If our operatives are not sufficiently qualified, or do not have the right skills, or we fail to innovate successfully, this may negatively impact our ability to acquire or retain customers, adversely impacting growth, profitability, and cash flow. Industrial action in key operations could result in diminished customer service levels; if prolonged, it could damage the Company’s reputation and ability to secure or renew contracts. In markets where overall employment rates are high, and/or our business is growing fast organically or via acquisition, we may have difficulty attracting and retaining key management of the right capability and the right calibre of operational personnel. Changes in the global job market resulting in difficulty in recruiting and retaining colleagues at all levels of the organisation may impact our ability to service our customers to the highest standards. Major digital change programmes could disrupt our ability to deliver high levels of service to our customers. Mitigating actions • HR development processes, including Employer of Choice programme. • Regular tracking of customer satisfaction and the perception of Rentokil Initial by both customers and non-customers, benchmarked against competitors. • A dedicated Operational Excellence team to drive superior customer service and safe working practices and to establish key metrics, combined with a strong focus on safety by supervisors and frontline staff. • Incentives for Sales and Service staff are closely aligned with strategic priorities and based on delivering improved customer service levels. • Oversight of key industrial relations matters by the Group HR Director and regular review by the Chief Executive for countries where industrial relations risk is elevated. • HR-led recruitment initiatives, including recruiting ahead of time, benchmarked pay plans, and global careers and recruitment websites. • Regular review of major IT programmes by the Chief Information Officer. • An IT Investment Committee to ensure the sufficient allocation of resources, with a quarterly IT risk meeting to ensure oversight of IT transformation plans. • System migration in regions, aligning processes with a standard. Changes in 2024 versus 2023 • The U+ training platform is the primary training tool for colleagues • Continued deployment of IT programmes and tools to frontline colleagues • Diversity, equity, and inclusion training programme to leaders, managers, and colleagues • Launch of new external recruitment website enhancing our internal job referral platform Performance measures to monitor risk • Sales and Service colleague retention W • Number of online training courses being developed • U+ learning views • State of Service W • Customer satisfaction (Customer Voice Counts) W • Customer retention W Overall risk: Medium Trend: Stable No significant changes, resulting in a stable trend. Principal risk: Operational Failure to deliver consistently high levels of service to the satisfaction of our customers Strategic priorities Failure to integrate acquisitions and execute disposals from continuing business Our Strategic Priorities, page 12 Failure to develop products and services that are tailored and relevant to local markets and market conditions Innovation in Pest Control, pages 38 to 39 Our Strategic Priorities, page 12 Innovation and digital services for customers, pages 38, 39 and 69 Failure to grow our business profitably in a changing macroeconomic environment Our Business Model, pages 22 and 23 Colleague and Shareholder KPIs, pages 24 and 26 M&A execution, pages 18 and 19, 48 and 49 Our journey to net zero, pages 68 to 71 Failure to mitigate against financial market risks Note C1 Financial risk management, pages 196 and 197 Breaches of laws or regulations (including tax, competition, and antitrust laws) Policies and practices, page 109 Failure to ensure business continuity in case of a material incident Cyber security, page 109 Fraud, financial crime, and loss or unintended release of personal data Policies and practices, page 109 Responsible Business, pages 65 and 66 Safety, health, environment (SHE) and sustainability Key Performance Indicators, pages 24 to 26 Keeping our colleagues safe, page 65 Environment, pages 68 to 71 Failure to deliver consistently high levels of service to the satisfaction of our customers Innovation and digital services for customers, pages 38, 39 and 69 Colleague and Customer KPIs, pages 24 and 25 Where to find further information 1 3 4 Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 89

Viability Statement In accordance with provision 31 of the UK Corporate Governance Code, the Board of Directors has assessed the viability of the Group, taking account of the Group’s current financial position, the latest three-year strategic plan and the potential impact of our principal risks described on pages 85 to 89. Based on this assessment, the Board confirms that it has a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the period to 31 December 2027. The business model of the Group is focused on the delivery of services to customers at their premises. These are professional and often highly technical services, where customers have a need that we can help resolve. While these needs are subject to some seasonality and macroeconomic cycles, overall they are highly stable and growing at GDP rates or faster. The drivers of this growth are key to the Group’s prospects. Population growth, growth of the ‘middle class’ and urbanisation around the world brings growing numbers of humans closer together, increasing the need for hygiene, as seen in the pandemic, and for control of pests where sources of food are more available. While climate change will undoubtedly have some adverse impacts on the Group, the disaggregated nature of our services at customer locations materially reduces our physical risks. Finally, the change in environment will likely bring upsides as pest breeding seasons are longer, mortality rates are lower and infestations are able to move into markets where they historically could not survive. Overall, the combination of business model and macroeconomic factors suggests that recent growth trends should foreseeably continue in line with our medium-term targets and beyond. Period of assessment Although the Directors have no reason to believe that the Group will not be viable over a longer time frame, because of the degree of uncertainty, the period over which the Directors have a reasonable expectation as to the Group’s viability is the three-year period to 31 December 2027. Having considered whether the assessment period should be extended, it is the view of the Directors that a three-year period is still appropriate as it is consistent with the periods used in the budgeting and strategic planning process. Three years is also aligned with the most frequent duration of both the customer and supplier fixed-term contract periods entered into by the Group. Strategic planning process The budget and longer-term plan have been prepared in line with the Group’s strategy as described in detail in the Strategic Report (pages 4 to 90). The Board reviews the Group’s performance at its meetings and, depending on the external environment and its potential impact on the Group’s latest full-year forecast and strategic plan, may model a number of scenarios. Viability assessment In making their assessment, the Directors have considered the current position of the Group and have undertaken a robust evaluation of the principal risks, in particular the ones that could impact on the liquidity, solvency and viability of the Group. The Directors have taken account of the Group’s liquidity position and the Group’s ability to raise finance and deploy capital. The results consider the availability and likely effectiveness of the mitigating actions that could be taken to avoid or reduce the impact or occurrence of the identified underlying risks. Mitigating actions that were identified as part of the viability assessment in previous years, and which were found to be effective during the pandemic, include securing additional liquidity, deferring shareholder distributions, pausing M&A activity, reducing planned capital expenditure, use of recognised tax payment deferral mechanisms, and actively managing the cost base of the Group. Should these measures be insufficient, then the Group would consider raising equity; however, that has not been required to date. Although the review considered all the emerging and principal risks identified by the Group, the focus was also on how global events, like a worldwide pandemic, could impact the Group’s future financial performance and its cash generation under different scenarios. As a result, severe but plausible downside sensitivities were applied to the three-year plan approved by the Board. The three-year plan is most sensitive to the reduction in revenue due to customer suspensions over extended durations. With that in mind, the directors have chosen scenarios reflecting the principal risks to stress test the three-year plan for the following downside scenarios: • Revenue reduces by 20% against the budget for six months of 2025. This scenario is significantly worse than the customer suspensions experienced during the first half of 2020, before the acquisition of Terminix (which increased the size of the Group by c.60%), which peaked at slightly below 30% for one month only. Risks: failure to grow our business profitably in a changing macroeconomic environment; failure to deliver consistently high levels of service to the satisfaction of our customers; failure to develop products and services that are tailored and relevant to local markets and market conditions; failure to ensure business continuity in case of a material incident; and failure to integrate acquisitions and execute disposals from continuing business. • A prolonged downturn where revenue reduces by 20% for each of the three years in the model. Risks: failure to grow our business profitably in a changing macroeconomic environment; failure to deliver consistently high levels of service to the satisfaction of our customers; failure to develop products and services that are tailored and relevant to local markets and market conditions; failure to ensure business continuity in case of a material incident; and failure to integrate acquisitions and execute disposals from continuing business. • A significant one-off charge of £200m, either in the form of a number of bank failures or as a result of a one-off loss. Risks: failure to ensure business continuity in case of a material incident; breaches of laws or regulations (including tax, competition, and antitrust laws); failure to mitigate against financial market risks; fraud, financial crime, and loss or unintended release of personal data; and safety, health environment (SHE) and sustainability. We have also considered two joint scenarios of the above: 1) the six-month scenario and a significant one-off charge; and 2) the three-year scenario and a significant one-off charge. Reverse stress tests were considered involving a 37% downturn in Global Revenues for three years assuming mitigating activities, or 27% without mitigating activities for existing headroom to be fully used. The impact of the scenarios has been modelled to test projected liquidity headroom over the three-year viability period. In each of the individual and joint scenarios, the Group continues to retain sufficient liquidity headroom with the mitigating actions it can deploy. In the three-year period of the viability statement, the Group has three debt maturities. In October 2025, the $700m term loan matures, followed by the €500m bond in May 2026, and the €850m bond in June 2027. It is assumed that all maturities will be refinanced on or before they mature. As at 31 December 2024, the Group had total undrawn committed facilities of $1.05bn (£839m) and unrestricted cash, net of overdrafts of £286m, giving the Group combined headroom of £1,196m. In addition to its committed headroom, the Group also has a $250m accordion linked to its RCF, a £1bn Commercial Paper Programme, and an uncommitted, undrawn overdraft facility amounting to £20m. Throughout 2024, the Group maintained its long-term (BBB with a Stable outlook) and short-term (A-2) credit ratings. The combination of a strong investment grade credit rating, the RCF banks’ willingness to provide debt funding free of financial covenants, the flexibility the Group has to make material reductions in its cash outflows, which was demonstrated during 2020, and the fact that the Group has continued to generate cash, provide the Directors with confidence that the Group could raise additional debt finance if required. The geographical spread of the Group’s operations helps minimise the risk of serious business interruption. Furthermore, the Group is not reliant on one particular group of customers or sectors. Based on this assessment and having carefully considered the Group’s current standing, debt servicing and the risks and uncertainties referred to above, in line with the UK Corporate Governance Code, the Directors have a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the three-year period ending 31 December 2027. 90 Rentokil Initial plc Annual Report 2024

92 Chair’s Introduction to Governance 94 Board of Directors 96 Executive Leadership Team 98 Our Governance  110 Our Stakeholders  114 Audit Committee Report  122 Nomination Committee Report  127 Directors’ Remuneration Report  154 Independent Auditors’ Report Corporate Governance Corporate Governance Rentokil Initial plc Annual Report 2024 91 Strategic Report Financial Statements Other Information

Chair’s Introduction to Governance The Board ensured continued oversight of the North America Leadership Team and the Terminix integration during a challenging year. Richard Solomons Chair Dear Shareholder 2024 was a challenging year for the Group, with the impact of the Terminix integration on North America performance being a key focus area for the Board. Receiving and assessing key performance indicators for the region was central to our oversight. The committees had a renewed focus on North America within their remits, and the Board as a whole had four deep dives with the newly built-out North American Leadership Team, and an additional presentation in our January 2025 meeting on marketing and branch strategy. The International business had organic revenue growth of 4.7%, demonstrating our diversified, global footprint and resilient business model. Our North America business had organic revenue growth of 1.5%, lower than the rest of the Group. Following our trading update statement in September, profits and margins were in line with the renewed guidance for the year. The Board worked closely with management over the year to strengthen the North America Leadership Team, including the onboarding of new Chief Marketing, Chief Operating, and Chief Financial Officers for the region. Following the announcement of the departure of Brad Paulsen as CEO, North America, the Board has confidence in Alain Moffroid taking on the role as Interim CEO, North America. Alain is a highly experienced leader in the Company with extensive pest control experience, and has worked closely with the North America business on the customer experience and retention, digital, and innovation programmes. We are working closely to support the Executive Leadership team. The strong management team locally and at Group continue to be dedicated to our business as we enter the last eight quarters of the Terminix integration. Given the Group’s operational and financial performance in the year, I am pleased that the Board is recommending a final dividend of 5.93p per share for 2024, bringing the dividend for the year to 9.09p per share, in line with our progressive dividend policy. This Governance Report includes an overview of the key matters considered by the Board during 2024, with detail on the Board’s composition, activities over the year, and corporate governance. Strategy The Board regularly discusses the Group’s performance against our strategy, including post-integration reviews of M&A. Throughout the year, the Board receives updates from regional leaders, and the Annual Board Strategy sessions in 2024 provided a key opportunity to reflect on and review our strategic priorities. We have continued to prioritise high-quality bolt-on M&A, acquiring 36 new businesses in 2024, focused on Growth and Emerging markets. Further details of our strategic priorities, and the progress that the Group has made on them in the year, can be found on pages 12 to 19. 92 Rentokil Initial plc Annual Report 2024

Safety, health, and environment Our mission – Protecting People, Enhancing Lives, and Preserving our Planet – is at the centre of everything we do. The Board considers safety, health, and environment (SHE) performance at every meeting, and has a deep interest in prioritising SHE for our colleagues. We are pleased to report sustained high levels of colleague safety performance. The Board received updates on the Company’s sustainability strategy and progress against our sustainability initiatives and reporting over the year. More information can be found in the Responsible Business section on pages 63 to 80, and in our standalone Responsible Business Report, which can be found at rentokil-initial.com/ responsible-delivery. Board composition and effectiveness On 31 December 2024, Stuart Ingall-Tombs stepped down from the Board, having served as Chief Financial Officer for four years, and with a 17-year service to Rentokil in various financial and business roles. The Board is hugely grateful to Stuart for his many contributions to Rentokil Initial over that time and wishes him well for his retirement. On 1 January 2025, we were delighted to welcome Paul Edgecliffe-Johnson as Chief Financial Officer. Paul brings extensive international listed experience in finance and operations. His full biography can be found on page 94. We welcomed Brian Baldwin to the Board on 1 October 2024, following discussions with Trian Partners over August and September. The Board carefully considered the experience Brian brought to the Board in the context of the Skills Matrix exercise the Nomination Committee undertook during the year (for further details, see page 100). The Board, Nomination Committee, and individual directors met with Brian prior to his appointment. Brian brings considerable experience in investment analysis, operations, and US business to the Board. Details of Brian’s induction can be found on page 99. Details on Board composition can be found on page 99, and Board biographies can be found on pages 94 and 95. Following our external Board Effectiveness Review in 2023, we undertook an internal review in 2024, including individual director and committee reviews. The data concluded that the Board and Board Committees continue to operate effectively, and individual Directors continue to contribute meaningfully to the Board. Information on this year’s Board evaluation, including the themes and actions we’ll be taking over 2025, and the progress made against actions from the 2023 external review, can be found on page 108. People The Board is grateful to the fantastic teams of colleagues around the world – from the technicians to our management teams. In December 2024, we were delighted to be named as one of Britain’s Most Admired Companies, recognising the world-class opportunities we offer and the calibre of our dedicated colleagues, in addition to our capacity to innovate and the quality of products and services that our colleagues offer. In June, the Board travelled to Dallas to open the Innovation Centre and meet colleagues in our new labs, branches, and warehouses. Later in the year, as part of his induction, Brian joined one of our technicians on a ‘ride-along’ in Dallas, experiencing first hand the service we provide to customers and providing him with the opportunity to ask questions and learn more about our business. My Board colleagues and I look forward to meeting more of our customers and colleagues over 2025. The Board received updates on local events through the regular Chief Executive Reports at each meeting, including ‘Rentokil’s Got Talent’, which received hundreds of entries globally from colleagues demonstrating their talents, and thousands of votes for the winning entries, who received a donation to a charity of their choice. The Board was aided in monitoring the culture of the Company through updates from Vanessa Evans, our Group HR Director, describing progress against the themes and actions identified in the 2023 Your Voice Counts colleague survey. The Board is presented with an annual deep dive on culture, and receives an update at each meeting on retention and key colleague themes. The Board also received a deep dive on workforce engagement during the year. In 2025, we look forward to celebrating our colleagues and their work being at the heart of what we do, as Rentokil turns 100. Succession The Board and Nomination Committee continued to discuss the succession plans for senior management, including the North America Leadership Team and the Executive Leadership Team. In December 2024, we welcomed Aaron Coley as new CFO, North America and, alongside our new Group Chief Financial Officer, we welcomed Sarah Sergeant as Group Financial Controller. For further details on senior management succession planning and talent development, please see page 124. Looking ahead The Board remains focused on supporting the substantial value creation opportunities across the Group, while also focusing on the issues we need to resolve in North America to improve organic growth. We continue to work towards the substantial structural growth opportunities for our pest control business in North America, enhanced by the benefits of the Terminix integration. The Board is confident in management and the strategy of the business. I’d like to take this opportunity to express my gratitude to our shareholders for their continuing support over a difficult year. We will be holding our hybrid AGM on 7 May 2025, which my Board colleagues and I look forward to welcoming you to. Richard Solomons Chair Corporate Governance Rentokil Initial plc Annual Report 2024 93 Strategic Report Financial Statements Other Information

Board of Directors David Frear Non-Executive Director Appointed: October 2022 Skills, experience, and contribution David brings financial experience and a wealth of knowledge of the US market to the Board. He was a Non-Executive Director of Terminix Global Holdings, Inc. prior to its acquisition by Rentokil Initial in October 2022. David previously served as Chief Financial Officer of Sirius XM, Savvis Communications Corporation, Orion Network Systems Inc., and Millicom Incorporated. Current external commitments • Non-Executive Director, The Nasdaq Stock Market LLC, Nasdaq PHLX LLC, Nasdaq BX, Inc., Nasdaq ISE, LLC, Nasdaq GEMX, LLC, and Nasdaq MRX, LLC. Sally Johnson Non-Executive Director Appointed: April 2023 Skills, experience, and contribution Sally brings substantial commercial and strategic finance experience from her extensive executive career to the Board. Sally is the Chief Financial Officer of FTSE 100 company Pearson plc, which is also listed on the New York Stock Exchange. Since joining Pearson in 2000, she has held various finance and operational roles across The Penguin Group, the education business, and at a corporate level at Pearson. She was also a Trustee for the Pearson Pension Plan from 2012 to 2018. Sally is a member of the Institute of Chartered Accountants in England and Wales and completed her training at PricewaterhouseCoopers. Current external commitments • Chief Financial Officer, Pearson plc Richard Solomons Chair Appointed: March 2019, and became Chair in May 2019 Skills, experience, and contribution Richard has a strong track record of commercial and strategic development. As former Chief Executive Officer of InterContinental Hotels Group plc, he has experience of leading a successful multinational, delivering growth, and enhancing the effective use of digital tools. Richard trained as a Chartered Accountant with KPMG, and was previously a Non-Executive Director of Marks and Spencer Group plc and the Senior Independent Director of Aston Martin Lagonda Global Holdings plc. Current external commitments • Chair, HBX Group International plc • Non-Executive Director and Chair of the Audit Committee, Mandarin Oriental International Limited Andy Ransom Chief Executive Appointed: May 2008, and became Chief Executive in October 2013 Skills, experience, and contribution Andy joined the Board in 2008 as Executive Director, Corporate Development, and brings a focused operational management style, together with a broad range of commercial and strategic skills gained in senior executive positions and legal roles earlier in his career, including several years in the US and Canada. He has more than 30 years of experience creating value through M&A around the world, and has a strong record of engaging with a diverse range of stakeholders. He is a qualified solicitor and a patron of Malaria No More UK. Current external commitments • Non-Executive Director, Informa plc Paul Edgecliffe-Johnson Chief Financial Officer Appointed: January 2025 Skills, experience, and contribution Paul has extensive financial and operational experience in listed international businesses. Prior to joining Rentokil Initial, he served as Chief Financial Officer of Flutter Entertainment plc, which now has its primary listing on the New York Stock Exchange. Before that, he was Chief Financial Officer and Group Head of Strategy at InterContinental Hotels Group plc, and was also an Associate Director in Corporate Finance at HSBC Holdings plc. Paul is a qualified chartered accountant and is a member of the Association of Corporate Treasurers. Current external commitments • None Brian Baldwin Non-Executive Director Appointed: October 2024 Skills, experience, and contribution Brian brings extensive experience in investment analysis and operations. As a Partner and Head of Research at Trian Fund Management L.P., he has played leadership roles in many of Trian’s investments, including Ferguson, Allstate, Pentair plc/nVent, Invesco, Janus Henderson, Legg Mason, Bank of New York Mellon, Lazard, Ingersoll Rand, Wendy’s, Mondelēz, PepsiCo, and Cadbury. Current external commitments • Partner and Head of Research at Trian Fund Management L.P. • Non-Executive Director, Janus Henderson Group plc 94 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information


N R

Sarosh Mistry

Non-Executive Director

Appointed: April 2021

Skills, experience, and contribution
Sarosh has extensive experience as a senior executive, driving organic and inorganic growth in business-to-business services, especially in North America. He has deep experience of building businesses across a number of industries, including emerging markets in Latin America and Asia. Sarosh is the President of Sodexo North America, and brings executive experience in complex, global and multi-site businesses to the Board. Prior to his current role, he served as the CEO for Sodexo's Home Care Worldwide business, and has worked in senior roles in consumer organisations including Compass Group, Starbucks, Aramark, and PepsiCo.

Current external commitments

- President, Sodexo North America
- Board Director, Didi Hirsch Mental Health Services


A N

John Pettigrew

Senior Independent Director

Appointed: January 2018, and became Senior Independent Director in May 2019

Skills, experience, and contribution
John has a strong track record of developing and implementing global strategies for profitable growth, deep experience of running a major US business, a strong economic background, and engineering leadership experience. John is the Chief Executive of FTSE 100 company National Grid plc, which is also listed on the New York Stock Exchange. Through his broad executive career, he has experience of dealing with regulatory bodies in the UK and the US, leading the development of environmental, social, and governance strategies. His skill set also includes service provision to a large commercial and residential customer base, delivering world-class levels of safety performance, and driving transformational change in highly regulated environments.

Current external commitments

- Chief Executive, National Grid plc


N R

Cathy Turner

Non-Executive Director

Appointed: April 2020

Skills, experience, and contribution
Cathy is an experienced Non-Executive Director with significant business leadership experience and a deep knowledge of HR and remuneration matters. Her executive career in financial services has included responsibility for strategy, investor relations, HR, corporate affairs, legal, internal audit, branding, and marketing. She brings experience of leading international customer-focused businesses operating in complex, highly regulated industries and navigating challenging environments. She was previously a Non-Executive Director of Quilter plc, Aldermore Bank plc, and MotoNovo Finance Limited, and a Trustee of Gurkha Welfare Trust.

Current external commitments

- Senior Independent Director and Chair of the Remuneration Committee, Lloyds Banking Group plc
- Senior Independent Director and Chair of the Remuneration Committee, Spectris plc
- Partner, Manchester Square Partners


A N R

Linda Yueh CBE

Non-Executive Director

Appointed: November 2017

Skills, experience, and contribution
Linda brings a diverse range of skills to the Board, including strong commercial experience gained through her work in corporate law and previous non-executive positions, as well as deep insights into economic environments, including key emerging and rapidly developing markets. She was a member of the Independent Review Panel on Ring-fencing and Proprietary Trading of the UK Treasury, and has also acted in various advisory roles, including for the World Bank and the European Commission. Linda is a fellow of St Edmund Hall, Oxford University and an Adjunct Professor of Economics at London Business School. She is also a member of the UK Soft Power Council.

Current external commitments

- Chair of the Royal Commonwealth Society
- Chair of the Board and Chair of the Nomination Committee, The Schiehallion Fund Limited
- Non-Executive Director, SEGRO plc
- Non-Executive Director, Standard Chartered plc

Stuart Ingall-Tombs

Skills, experience, and contribution
Stuart stepped down from the Board on 31 December 2024 after 17 years with the Company, most recently as Chief Financial Officer for four years. Prior to that, he was CFO for North America, and spent several years as Group Financial Controller and Treasurer. Stuart brought a deep operational understanding of key regional businesses, combined with experience at the corporate centre. As a qualified accountant at Stoy Hayward, Stuart previously worked for Lex Services/RAC plc. Stuart is a fellow of the Institute of Chartered Accountants in England and Wales.

Board changes in 2024 and 2025

Brian Baldwin joined the Board on 1 October 2024. Stuart Ingall-Tombs stepped down from the Board on 31 December 2024.

Paul Edgecliffe-Johnson joined the Board on 1 January 2025.

Key

- A Audit Committee member
- N Nomination Committee member
- R Remuneration Committee member
- ● Committee Chair

Rentokil Initial plc Annual Report 2024 95

Executive Leadership Team The Executive Leadership Team (ELT) supports the Chief Executive in managing the business at Group level, overseeing safety, performance, operational plans and actions, governance, and risk management. Andy Ransom and Paul Edgecliffe-Johnson are also members of the ELT. Their biographies can be found on page 94. Andy chairs the ELT, which meets regularly throughout the year, and the Managing Director of our Latin America and Caribbean region also attends ELT meetings. There were two changes to the ELT during 2024: Fabrice Quinquenel joined on 1 April 2024, and Gary Booker left the Company on 16 April 2024. In January 2025, we announced that Brad Paulsen was stepping down from his position as CEO, North America. John Myers will be stepping down from the ELT on 1 April 2025. Rachel Canham Group General Counsel & Company Secretary Appointed: April 2022 Role Rachel has responsibility for legal, corporate governance, and data privacy across the Group. Skills and experience Rachel is an experienced corporate and commercial lawyer. She spent 10 years at BT Group plc where she performed various roles, including General Counsel of its Enterprise division, Company Secretary, Chief Counsel for M&A, joint ventures and restructurings, and Senior Commercial Lawyer in the major transactions team. Rachel is a qualified solicitor, with experience as a corporate lawyer at US law firm Latham & Watkins, and Dickson Minto. Rachel became the Company Secretary in April 2024. Vanessa Evans Group HR Director Appointed: January 2016 Role Vanessa is responsible for shaping and executing our Employer of Choice strategy, ensuring that we can attract, recruit, train, engage, reward, and retain the talent we need to deliver our business strategy. Skills and experience Vanessa brings valuable business experience and expertise in human resources management. She joined Rentokil Initial from RSA Group plc where she was Group HR, Communications and Customer Director. Prior to that, Vanessa was Global HR Director at Lego and Head of UK HR at GAP. She is a Fellow of the Chartered Institute of Personnel and Development and until October 2024 was a Non-Executive Director of Care UK. Mark Gillespie Managing Director, Asia & MENAT Appointed: April 2022 Role Mark oversees our businesses throughout Asia, the Middle East, and North Africa. Skills and experience During his career at Rentokil Initial, Mark has held a number of roles, including Group Director of Internal Audit & Risk Management and Regional Managing Director for the Rest of World region. He has extensive finance, general management, and M&A experience, and previously held senior roles at Honeywell and Pfizer. Mark is a member of the Institute of Chartered Accountants in England and Wales. Chris Hunt Group M&A Director Appointed: July 2019 Role Chris leads our efforts to evaluate, negotiate, and integrate acquisitions and disposals. Skills and experience As Group M&A Director, Chris has completed more than 400 deals for the Group. Prior to joining Rentokil Initial, he held various senior roles at AstraZeneca plc, including Head of Finance at AstraZeneca UK’s Marketing Company, Corporate Strategy Director, and Group M&A Director. Prior to that, he was a Director at KPMG Transaction Services. He is a Chartered Accountant and sits on the Corporate Finance Faculty Board of the Institute of Chartered Accountants in England and Wales. Alain Moffroid Chief Commercial Officer* Appointed: March 2016 Role Alain has responsibility for business strategy, brand, innovation, digital, service productivity, global accounts, global marketing for commercial and residential customers, and the customer experience. *In January 2025, we announced that Alain would become the Interim CEO, North America. Skills and experience Alain has served as Managing Director, Pacific and Managing Director, Europe. Prior to joining Rentokil Initial, he held several senior roles at Unilever plc across multiple geographies with significant experience in marketing, sales, and business development. John Myers US Chairman Emeritus Appointed: October 2013 Role John acts as US Chairman Emeritus. Skills and experience John will be stepping down from the ELT on 1 April 2025. John joined Rentokil Initial in 2008 as President and Chief Executive of the Pest Control division in North America. Previously, John held various senior management roles at Cintas Corporation. Prior to that, he was President and Chief Executive at BioQuest LLC. John has a diverse business background, with extensive sales, marketing, and business strategy experience. John is a Non-Executive Director of Strikepoint Group Holdings, LLC. 96 Rentokil Initial plc Annual Report 2024

Mark Purcell Chief Information Officer Appointed: April 2019 Role Mark ensures that a ‘safe and secure first’ approach is applied to Rentokil Initial’s global IT systems and infrastructure. He works alongside the regional and functional teams to ensure that the IT strategy and investment is aligned to business priorities. Skills and experience During his career at Rentokil Initial, Mark has held a number of roles, including Global IT Delivery Director, UK Hygiene and Textiles IT Director, Pest Control and Ambius Division IT Director, IT Director for UK & Rest of World, and CIO Europe. Mark has significant experience in business transformation, as well as expertise in M&A integration. Prior to Rentokil Initial, Mark held an executive officer position in IT with the Civil Service. Fabrice Quinquenel Managing Director, Europe Appointed: April 2024 Role Fabrice oversees our businesses throughout the Europe region. Skills and experience Fabrice was previously Managing Director, France, Nordics & Poland. Having joined from Hertz, he also has a wealth of experience in fulfilling senior roles across different jurisdictions, including as the Vice President Sales International for Hertz in France. Andrew Stone Managing Director, Pacific Appointed: September 2019 Role Andrew oversees our businesses throughout the Pacific region. Skills and experience Andrew joined Rentokil Initial in 2013 as Finance Director, Pacific. Andrew has extensive commercial, finance, and supply chain experience and previously held several senior finance and sales roles at Unilever within Australasia. Andrew is a Certified Practising Accountant. Brian Webb Chief Procurement and Sustainability Officer Appointed: August 2019 Role Brian leads the Global Procurement, Supply Chain and Logistics functions, as well as being responsible for product quality, safety, and technical governance, and for driving the environmental and sustainability agenda across the Group. Skills and experience Brian joined Rentokil Initial in 2011 as Supply Chain Director for Hygiene and Pest Control. His career has included roles in design and project engineering, production management, and operations in the petrochemical, food, beverage, and personal care sectors at global companies including Sasol, SABMiller, Mars Confectionery, and Sara Lee. Brian is a Chartered Engineer. Phill Wood Managing Director, UK & Sub-Saharan Africa Appointed: October 2013 Role Phill oversees our businesses throughout the UK & Sub-Saharan Africa region. Skills and experience Phill joined Rentokil Initial in 2006, holding various senior Pest Control roles in Europe before his appointment to lead the UK businesses in 2009. Prior to joining Rentokil Initial, Phill held management positions at Lex Services/RAC plc, where he served for 15 years. Phill has extensive commercial and business development experience. He is a Chartered Management Accountant. Brad Paulsen Skills and experience Brad stepped down from the ELT on 28 February 2025. Prior to joining Rentokil Initial as CEO, North America, Brad was the CEO of Rexel USA, and previously served as Chief Operating Officer of HD Supply. He spent more than nine years at The Home Depot serving in various merchandising leadership roles, and has previously served as a Non-Executive Director for Dot Family Holdings, the largest food industry redistributor in North America. Gary Booker Skills and experience Gary left the Company on 16 April 2024. Gary’s career includes former CEO and General Manager positions, as well as strategy and innovation leadership roles for several high-profile businesses, including Dixons Carphone, where he was Chief Marketing Officer and oversaw its Currys and PC World brands; O2 (Telefónica) in the UK; and Electronic Arts in San Francisco, where he gained strong experience across mobile and digital marketing. Prior to that, Gary held senior roles at Dunlop Slazenger and Unipart. Corporate Governance Rentokil Initial plc Annual Report 2024 97 Strategic Report Financial Statements Other Information

Our Governance

Snapshot of our Board at 31 December 2024

Age of Directors



- 42–53 30%
- 54–63 60%
- 64–73 10%

Gender



- Female 30% (3)
- Male 60% (6)
- Prefer not to say 10% (1)

Ethnicity



- Asian/Asian British 20% (2)
- White British or other White 70% (7)
- Prefer not to say 10% (1)

Professional background



- Finance 40%
- Economics 25%
- Legal 15%
- HR 10%
- Management 10%

Independence



- Independent Non-Executive Directors 70% (7)
- Executive Directors 20% (2)
- Non-Executive Chair 10% (1)

Nationalities[1]



7 UK

4 USA

1 India

1. Sarosh Mistry has dual Indian and US nationality. Linda Yueh has dual US and UK nationality.

Non-Executive Directors' tenure

Brian Baldwin	3 months
David Frear	2 years 3 months
Sally Johnson	1 year 9 months
Sarosh Mistry	3 years 9 months
John Pettigrew	7 years 0 months
Richard Solomons	5 years 10 months
Cathy Turner	4 years 9 months
Linda Yueh	7 years 2 months

Board and Committee attendance at scheduled meetings held in 2024

	Board	Audit Committee	Nomination Committee	Remuneration Committee
Chair and Executive Directors				
Richard Solomons	8/8	5/5[2]	3/3	4/4[2]
Andy Ransom	8/8	5/5[2]	3/3[2]	4/4[2]
Stuart Ingall-Tombs	8/8	5/5[2]	–	–
Non-Executive Directors				
Brian Baldwin[3]	2/2	–	1/1	1/1
David Frear	6/8	–	2/3	4/4
Sally Johnson	8/8	5/5	3/3	–
Sarosh Mistry	8/8	–	2/3	3/4
John Pettigrew	8/8	5/5	3/3	–
Cathy Turner	8/8	–	3/3	4/4
Linda Yueh	8/8	5/5	3/3	4/4

A number of ad hoc online Board and Committee calls were held during 2024. Due to the short notice owing to the nature of business and the timing of the calls, a minority of Board members' prior commitments or their time zone prevented them from attending. They received and reviewed the papers for the calls, and their comments were communicated to the Chair in advance.

2. Although not a Committee member, attended by invitation.
3. Brian Baldwin was appointed on 1 October 2024.

Find out more: Meetings and attendance, page 99

98 Rentokil Initial plc Annual Report 2024

Board composition The Board currently has ten members, comprising a Non-Executive Chair, two Executive Directors, and seven Non-Executive Directors, whose key responsibilities are set out on page 103. They receive advice and support from the Group General Counsel & Company Secretary. Full details of the Board members who served during 2024, and in 2025 to the date of this report, are on pages 94 and 95. Non-Executive Directors have regular opportunities to meet members of the ELT and other members of senior management. The Board meets during the year without executive management present to facilitate discussion and raise issues. In 2024, the Board met twice without management present. The Nomination Committee, comprising all the independent Non-Executive Directors and chaired by the Chair of the Board, is responsible for managing the appointment process, as part of a formal, rigorous, and transparent procedure for appointing Directors. Brian Baldwin joined as a Non-Executive Director on 1 October 2024, and became a member of the Nomination Committee and Remuneration Committee on that date. Paul Edgecliffe-Johnson joined as Chief Financial Officer on 1 January 2025, succeeding Stuart Ingall-Tombs, who stepped down from the Board on 31 December 2024. Details of the recruitment processes undertaken for Brian and Paul can be found on page 124. Further information on appointment and succession planning is provided in the Nomination Committee Report on pages 124 and 125. The Board keeps its membership, and that of its Committees, under review in order to maintain an ongoing and appropriate balance of skills and experience. In 2024, the Nomination Committee undertook a skills review, which informed its decision to search for an additional US-based Non-Executive Director, as announced in the Q3 Trading Update on 17 October 2024. The Board considers that it and its Committees have an appropriate composition to discharge their duties effectively. Meetings and attendance The Board met for eight scheduled meetings during the year, plus a number of additional unscheduled meetings and update calls of the Board and of relevant committees to consider urgent business, including the Trading Update published on 11 September 2024, and appointments to the Board. A committee of the Board met four times to consider the release of financial results and trading updates. The membership and attendance at scheduled Board and Committee meetings during 2024 is shown opposite, on page 98. In their continued constructive challenges to the executive team and senior management at Board and Committee meetings, the Non-Executive Directors reflect their ongoing independence. The Board has determined that all our Non-Executive Directors are independent and have retained their independence of character and judgement. In coming to this conclusion, the Board has taken into account the identified indicators of potential non-independence as set out in the Code. No Director took part in the Board’s consideration of their own independence. The Chair was considered independent on appointment. You can find details of the Directors’ share interests in the Company in the Directors’ Remuneration Report on page 140. No current Non-Executive Director has served on the Board for longer than nine years. You can see the length of tenure for each Director opposite, on page 98. The Nomination Committee gave consideration to Brian’s independence given his role at Trian Fund Management L.P., subsequently concluding that it would not impede his independence to the Board. We consider and address any potential conflicts of interest before any new external Board appointment. All potential conflicts are submitted to the Board for consideration and, as appropriate, authorised in accordance with our articles of association and the Companies Act 2006. Details of these are recorded in a register of conflicts, which the Nomination Committee reviews in full annually. No material conflicts have been declared when requested at each meeting. During the year, David Frear and Sarosh Mistry were unable to join a small number of meetings due to conflicting commitments which could not be rearranged. While we endeavour to avoid conflicts with other commitments of Board members by setting our calendar up to three years in advance, it is sometimes impossible to avoid. Where David and Sarosh were unable to attend meetings, they received the papers in advance of the meetings and the Chair or Committee Chair sought their views ahead of the meetings. They received the minutes and were briefed on the outcomes of the meetings. We believe that all Directors have sufficient capacity to perform their roles effectively. External commitments All Directors may accept positions on other boards if they can demonstrate that the additional commitments will not compromise their time commitment with us or represent a conflict of interest. Any new external appointment must be approved by the Board, who give due consideration to the nature of the appointment and the anticipated time commitment. The significant external commitments of the Directors can be found in their biographies on pages 94 and 95. We consider significant appointments (as referred to in Provision 15 of the Code) to be either a role with a listed company or a role with a time commitment equal to or greater than their time commitment with us. Currently, Non-Executive Directors are required to commit to us at least 20 days a year, and the Chair an average of two days a week. In 2024, the Board considered and approved certain educative and advisory appointments, which did not require a significant time commitment of the Directors. There were no significant external appointments considered and approved by the Board during 2024. We monitor, in line with published investor guidance, the issue of Board Directors becoming over-committed by taking on too many potentially significant positions (otherwise referred to as ‘overboarding’), and the need to remain flexible to deal with unforeseen circumstances. The fact that some of the members of the Board hold multiple non-executive positions has not presented any problems regarding their ability to manage potentially competing demands for their time. In addition to published investor guidance, the Board considers a Director’s time commitment in aggregate and takes into account whether a Non-Executive Director holds any executive appointments. Independence The independence of Directors is considered on their appointment, and subsequently reviewed as part of the individual Director performance evaluation process annually to ensure all Non-Executive Directors retain necessary independence of judgement. Induction: Brian Baldwin Brian joined the Board as a Non-Executive Director on 1 October 2024. Brian had a comprehensive induction programme, covering a wide range of areas across the business. He met with the Senior Independent Director and Committee Chairs individually, to provide a greater understanding of the priorities of the Board and its Committees, and their respective responsibilities. Brian also met with the Heads of our Corporate Functions, in which he received an overview as to their business areas, subject matter expertise, Company culture, and values. In November, Brian visited our recently opened Innovation Centre in Dallas, where he was introduced to a number of our colleagues working directly with customers, and in research and development. During this trip he met with our North America Leadership Team, and joined one of our technicians for a ‘ride-along’, visiting customers in Dallas. Corporate Governance Rentokil Initial plc Annual Report 2024 99 Strategic Report Financial Statements Other Information

In accordance with the Code, the Directors are subject to annual re-election by shareholders. The Board intends to submit each director for election or re-election at the AGM in May 2025 for approval by shareholders. Details on the Directors’ contributions to the Board can been seen in their biographies on pages 94 and 95, and details of our 2025 AGM can be seen on page 112. Induction and training The Chair, supported by the Nomination Committee through its review of the skills, knowledge, and experience of the Board, leads the training and development of Directors. The Chair and Group General Counsel & Company Secretary prepare a detailed induction for each new Director. This is tailored to the role of the new Director and accounts for their existing knowledge and experience. The induction programme includes a series of meetings, beginning before the Director joins the Board and running for several months. These one-to-one meetings are arranged with the Chair and existing Non-Executive Directors, the Chief Executive and Chief Financial Officer, members of the ELT, and the Group General Counsel & Company Secretary, along with other members of senior management. They are also introduced to and given access to the Company’s external advisers (auditor, legal advisers, and brokers). Board members also receive key Company policies and procedures and governance information, the Group structure, analysis of the Company’s key shareholders and share capital, recent analyst notes, minutes and papers from the recent Board and relevant Committee meetings, including the most recent strategy meeting, and guidance on the legal and regulatory responsibilities for a Director of a UK and US publicly listed company. Directors are also encouraged to undertake the same online induction modules as other new colleagues on our online learning and development platform (U+), on key compliance subjects such as our Code of Conduct, anti-bribery and corruption, competition law, information security and privacy, inside information, and conflicts of interest. Between 12 and 18 months after their appointment, Directors are asked to complete a questionnaire to provide feedback on the induction process. This allows us to assess the effectiveness of the induction and any training provided, to identify any areas of improvement, and to highlight any further development needs. All Directors receive training on topics of importance for the Company. Briefings and training are incorporated into the annual Board agenda. To help facilitate the ongoing development of Directors, details of externally facilitated events and training are also circulated periodically. During the year, the Chair led a review of the skills and experience of the Board, where Directors rated their experience and expertise, and the experience and expertise of the Board as a whole. A 10-point rating scale was used for the individual ratings, whereby each Director indicated their level of experience and expertise in each area based on a set of descriptors for each level. Scoring under five indicated little or no recent experience and expertise, and scoring closer to 10 indicated recent and senior experience. The skills matrix below details the average of the individual ratings for the respective skills. The Board and Nomination Committee used the skills review to identify areas to focus upon when considering succession planning for the Board, and to identify topics for the ongoing training and development of the Board. The Board identified US experience and marketing/brands expertise as core areas for training and succession. The Board’s US experience was bolstered in 2024 with the appointment of Brian Baldwin, and it is intended to further enhance the skills of the Board as announced in the 2024 Q3 Trading Statement, with a recruitment process ongoing for a Non-Executive Director with specific experience in US network-based services industries and/or business-to-consumer digital marketing. We also strengthened the North America Leadership Team, with the appointment of Rebecca Charles as Chief Marketing Officer for North America. The Board received a deep dive in October 2024 on the impact of marketing on North American performance and growth. Further details on succession planning may be found in the Nomination Committee Report on page 124. Skills of Directors Environment, Health & Safety Understanding of environmental, corporate social responsibility, community issues, global external reporting standards, and the relationship between sustainability and corporate strategy. Executive Leadership Experience as a Board member or executive. Finance Experience as an executive or senior management in financial accounting and reporting. Governance Experience as an executive or senior management in a large company subject to rigorous governance, legal and regulatory standards, and of considering the interests of different stakeholder groups. Marketing/Brands Experience as an executive or senior management in consumer marketing/brands management. Remuneration Experience serving on a remuneration committee and/or as an executive or senior management in relation to global remuneration programmes. Risk Experience at Board, executive, or senior management level of the identification, evaluation, and prioritisation of risks. Strategy and M&A Experience developing and implementing a successful strategy for a large company and/or with significant corporate transactions. Technology and digital Experience at Board, executive, or senior management level of digital transformation and/or an understanding of new and established technologies. UK listed company experience Experience as a Board member or executive in a company listed in the UK. US listed company experience Experience as a Board member or executive in a company listed in the US. Environment, Health & Safety Executive Leadership Finance Remuneration Risk Governance Marketing/Brands Strategy and M&A Technology and digital UK listed company experience US listed company experience 7.2 8.8 8.1 9.6 9.2 8.5 8.1 7.9 6.8 6.0 7.0 Our Governance continued 100 Rentokil Initial plc Annual Report 2024

Compliance with the 2018 UK Corporate Governance Code For the year ended 31 December 2024, we have applied the principles and complied with all of the provisions of the 2018 UK Corporate Governance Code (the Code). Our application of the Code’s principles and its compliance with the supporting provisions during the year is evidenced throughout the Annual Report. We have set out below an overview of how we have applied the principles of the Code over the 2024 year, with links to relevant sections in the report. A revised Code was published by the FRC in January 2024, and applies from the financial year beginning 1 January 2025. In 2024, the Board reviewed the revised Code, considered the steps necessary to address the changes to corporate governance and corporate reporting provided for in the new Code, and adoption of new steps and procedures to enable compliance with the new 2024 Code. The full text of the Code is available on the FRC’s website at frc.org.uk. Statement of application of Code principles 1. Board leadership and Company purpose A. The role of the Board The biographies of our Directors are outlined on pages 94 to 95, and include details as to their respective skills and experience. The Board promotes the long-term sustainable success of the Company through the decisions it takes about the services, customers, and markets in which the Group operates, and maintains a dividend policy to share the value generated by these operations with shareholders. The Group’s business model is explained on pages 22 and 23 and the Group’s strategic priorities and its strategic enablers are outlined on page 12. B. Purpose, values, and culture Our mission, vision, and values are described on page 2, and our culture is summarised on page 5. An outline of the Board’s ongoing monitoring of the Company’s values and culture is provided on page 109. C. Resources and controls The Risk and Uncertainties section on pages 83 to 89 details the Group’s principal risks, and our risk management framework. The Board’s review of the risk management framework is outlined on page 120. The Board has a formal system in place for Directors to declare a conflict, or potential conflict of interest, as summarised on page 123. D. Stakeholder engagement Our key stakeholders are set out on pages 110 to 113, with the section 172(1) statement, on how Directors have had regard to stakeholders when discharging their duties, being found on page 81. On page 107, we have included examples of how the Board considers the views of our key stakeholders in its decision-making. E. Workforce policies and practices The Company’s Code of Conduct sets out our values and the standards of behaviour expected from all colleagues. The Code of Conduct also provides guidance on Speak Up, the Company’s whistleblowing facility. Further details can be found on page 120. 2. Division of responsibilities F. Role of the Chair The responsibilities of the Chair of the Board, Richard Solomons, are defined on page 103. G. Board composition and division of responsibilities At least half of the Board, excluding the Chair, are considered independent. Full details are provided on page 99. The responsibilities of the Executive and Non-Executive Directors are described on page 103. H. Role of the Non-Executive Directors The current significant external commitments of each of the Directors are included in the Board biographies on pages 94 to 95. The Board’s approach to assessing external commitments, including those considered during the year, can be found on page 99. A table detailing the number of Board, Audit, Nomination, and Remuneration Committee meetings held in 2024, and Director attendance at those meetings, is provided on page 98. I. Board policies, processes, information, time, and resources The Group General Counsel & Company Secretary works with the Chair of the Board, the Chairs of the Committees, the Chief Executive, and other members of management to ensure that the Board has the policies, processes, information, time, and resources it needs in order to function effectively and efficiently. 3. Composition, succession, and evaluation J. Appointments to the Board The Nomination Committee (which comprises all the Non-Executive Directors and the Chair) is responsible for succession planning for, and recommending candidates for appointment to, the Board. K. Board skills, experience, and knowledge The key skills and experience of each of the Directors are included in the Board biographies on pages 94 and 95. In 2024, the Nomination Committee undertook a skills matrix review, the results of which are included on page 100. L. Board evaluation Following the external review in 2023, the Board undertook an internally facilitated review in 2024, in line with the Code. The outcomes, and a review of the 2023 actions, are described on page 108. 4. Audit, risk, and internal control M. Independence and effectiveness of internal and external auditors The Audit Committee is responsible for reporting to the Board on a range of matters concerning audit, risk, and internal controls. For more information about the role and work of the Audit Committee, the external auditor, and the Internal Audit team, see the Audit Committee Report, from page 114. N. Fair, balanced, and understandable assessment The Board’s approach to ensuring reporting is fair, balanced, and understandable is detailed on page 118. The Directors’ statement on ‘fair, balanced, and understandable’ can be found on page 238. O. Risk and internal control Our approach to risk management and internal control, together with the Group’s principal risks, is set out on pages 83 to 89. The Board and Audit Committee oversight of the risk management and the internal control framework is summarised on pages 120 and 121. 5. Remuneration P. Remuneration Policy and practices The Remuneration Committee is responsible for determining remuneration policies and practices which support the strategy and promote the long-term sustainable success of the Group. For more information about the work of the Remuneration Committee, see the Directors’ Remuneration Report from page 127. Q. Executive remuneration The current Directors’ Remuneration Policy was approved by shareholders at our AGM in May 2024. A copy of the policy can be found on our website at www.rentokil-initial.com/ investors/governance/board-committees. Details of how the policy was applied during 2024 and how the Remuneration Committee has undertaken its duties can be found in the Directors’ Remuneration Report on pages 127 to 153. R. Independent judgement and discretion The Remuneration Committee determines remuneration outcomes for the Executive Directors and other members of senior management, and in so doing exercises independent judgement and discretion in the context of Company performance and individual performance and the wider circumstances, as appropriate. No Director or member of management is involved in determining their own pay. Corporate Governance Rentokil Initial plc Annual Report 2024 101 Strategic Report Financial Statements Other Information

Governance framework A strong system of governance throughout the Group is essential to achieving our mission and delivering our strategy. The Board reserves certain responsibilities, with specific responsibilities delegated to the Board Committees, and the day-to-day management of the Group delegated to the Chief Executive, who is supported by the Executive Leadership Team (ELT). This governance framework provides the Board with confidence that the appropriate decisions are taken at the appropriate levels, and further allows the Board to ensure it meets its obligations to our shareholders and other stakeholders. Audit Committee Provides effective financial governance and oversees the Group’s financial and narrative reporting, risk management, and internal control environment, and the external and internal audit process. Nomination Committee Ensures the correct balance, structure, and composition of the Board and its Committees, and reviews Board and executive succession planning, talent programmes, and diversity and inclusion. Remuneration Committee Reviews and agrees with the Board the remuneration framework, determines the remuneration packages of the Executive Directors and senior management, and considers workforce remuneration arrangements. The Board The Board’s role is to set the strategy to create sustainable, long-term value for shareholders and other stakeholders. It governs within a framework of prudent and effective controls that enable it to manage and assess risk. The Board strives to operate in a constructive, ethical, and transparent manner at all times, and to set the tone for the rest of the business. Matters reserved for the approval of the Board are set out in writing and reviewed periodically. They are available to view on our website. Chief Executive and the ELT The Board delegates the execution of the Company’s strategy and the day-to-day management of the business to the Chief Executive. The Chief Executive cascades authority to the ELT and wider management team through a documented Group Authority Schedule, which the Board reviews annually. The ELT also manages ESG matters. INFORMING INFORMING INFORMING REPORTING REPORTING REPORTING Board Committees Disclosure Committee Comprising the Chief Executive, Chief Financial Officer, Group Financial Controller, and Group General Counsel & Company Secretary, the Disclosure Committee supports the Board’s responsibility for the accuracy and timeliness of external disclosures and compliance with the Market Abuse Regulation. Details of its meetings and decisions are reported to the Audit Committee. Treasury Committee Comprising the Chief Financial Officer, Group Treasurer, and Group Financial Controller, it reviews and approves the capital structure and financing strategy, as well as risk and cash management. Group Risk Committee Comprising the Chief Financial Officer and six other functional executives, the Group Risk Committee reviews the internal control environment and emerging risks, and considers internal policies and procedures for identifying, assessing, and reporting risks, meeting quarterly. Details of its discussions are reported to the Audit Committee. Investment Committee Comprising the Chief Executive, Chief Financial Officer, Group Financial Controller, and Group General Counsel & Company Secretary, the Investment Committee reviews and approves investments below the threshold requiring Board approval, including M&A, and expenditure on property and environmental remediation. It also conducts post-acquisition reviews of completed M&A transactions and reviews material litigation quarterly. Our Governance continued Find out more: Key activities during 2024, pages 104 to 106 Find out more: Strategic Priorities, pages 12 to 19 Find out more: Board biographies, pages 94 and 95 Find out more, pages 114 to 121 Find out more, pages 122 to 126 Find out more, pages 127 to 153 Find out more: Q&A with our Chief Executive, pages 8 to 11 Find out more: Executive Leadership Team biographies, pages 96 and 97 Management Committees Operating under authority delegated by the Board to the Chief Executive and Chief Financial Officer, these Committees each have specific remits and authority to approve decisions within set limits approved by the Board. 102 Rentokil Initial plc Annual Report 2024

Division of responsibilities The Board has collective responsibility for the governance of the Company, using clear authority and reporting governance structures to undertake its duties as set out on page 102. This clear division of responsibilities enables the Board to operate effectively, fulfil its responsibilities, and provide valuable oversight. The responsibilities of the Board members are set out below. The pro-forma appointment letters for a Non-Executive Director and the Chair of the Board are also available on our website. Chair of the Board Richard Solomons • Leading the effective operation and governance of the Board • Setting the Board agenda, including discussing issues of strategy, performance, accountability, risk, and sustainability • Demonstrating objective judgement, and providing constructive challenge to management • Facilitating active engagement by all Directors • Setting clear expectations on culture, values, and behaviour • Ensuring effective communication with shareholders and other stakeholders • Leading the annual evaluation of the performance of the Board and Chief Executive Senior Independent Director John Pettigrew • Leading the Non-Executive Directors in the annual appraisal of the Chair of the Board • Working with the Chair on the effectiveness of the Board • Providing an alternative channel of communication for investors, primarily on corporate governance matters • Being a sounding board for the Chair of the Board • Chairing the Nomination Committee when it is considering succession to the role of Chair of the Board Chief Executive Andy Ransom • Ensuring effective leadership and day-to-day running of the Company • Recommending and executing strategies and strategic priorities • Managing operational and financial performance, including monthly performance reviews with all regions, and identifying and managing risks to achieving the strategy • Keeping the Chair and Board appraised of any key matters • With the Chief Financial Officer, explaining the Company’s performance to shareholders and other stakeholders • Reviewing the organisation structure, including executive management capability, development, and planning for succession • Overall development of Group policies and the communication of the Company’s mission, vision, and values • Promoting the Company’s responsible business and ESG agenda Independent Non-Executive Directors Brian Baldwin, David Frear, Sally Johnson, Sarosh Mistry, Cathy Turner, Linda Yueh • Contributing independent challenge and rigour • Providing external experience and knowledge to the Board’s agenda • Assisting in the development of the Company’s strategy • Ensuring the integrity of financial information, internal controls, and risk management processes • Monitoring the performance of the Executive Directors to agreed goals and objectives • Advising and being a sounding board for Executive Directors and members of the ELT • Performing their Committee responsibilities Chief Financial Officer Paul Edgecliffe-Johnson • Supporting the Chief Executive in developing and implementing strategy • Supporting the Chief Executive in managing the operational and financial performance of the Group • With the Chief Executive, explaining performance to shareholders and other stakeholders • Presenting and reporting accurate and timely historical financial information • Recommending appropriate financing, tax, and treasury arrangements Company Secretary Rachel Canham • Assisting the Chair in developing the Board calendar and agendas • Ensuring that the Board has the policies, processes, information, time, and resources it needs in order to function effectively and efficiently • Assisting the Chair and Senior Independent Director in their evaluation of the Board’s effectiveness • Advising the Board and its Committees on governance matters, and managing effective corporate governance and compliance arrangements for the Board • Facilitating Board induction and development programmes • Facilitating Board engagement with the business and key stakeholders Corporate Governance Rentokil Initial plc Annual Report 2024 103 Strategic Report Financial Statements Other Information

Our Governance continued The Board monitors the Group’s performance against its strategy, as defined at the annual strategy review sessions, throughout the year. Strategy updates provided to the Board include reports by the Chief Executive at each scheduled Board meeting, which among other things include an overview of health and safety results, operational business performance, investor relations, M&A, external insights, and people matters. The Board also receives performance management reports from the Chief Financial Officer, which include information on our financial and non-financial key performance indicators (KPIs), and the outcome of regional business and functional reviews. The Board’s annual strategy session was held over two days in October and November and gave the Board the opportunity to conduct a comprehensive review of the Group’s medium-term strategic plan. The event consisted of presentations on the key strategic issues for the Group. This included an update on our growth model for North America, the RIGHT WAY 2 plan, which focused on our customers, in particular their retention and acquisition, and an update on the integration of Terminix, Board activities 2024 In order to discharge responsible leadership and optimise the breadth of Board oversight, the Board conducts discussions at formal meetings facilitated by carefully structured agendas which are agreed in advance with the Chair, in conjunction with the Chief Executive and Group General Counsel & Company Secretary. A review of safety, health, and environment performance is the first item on the agenda at scheduled meetings. The Chairs of our Board Committees also provide verbal reports on the proceedings of those meetings, highlighting key discussion points and particular concerns for the Board’s attention. Other standing agenda items comprise reports on operational and financial performance, and legal and governance updates. Details of the key matters receiving Board attention at meetings in 2024 are set out below. As an acknowledgement of the value of understanding the views of our stakeholders and their importance in the ability to deliver our strategy and purpose, the Board takes into account the Group’s key stakeholders and their diverse perspectives as part of the Board’s discussions. Examples of this approach in relation to certain principal decisions taken by the Board during the year can be found on page 107. which detailed synergy delivery and explored potential medium-term opportunities. The presentations on our international business included the pursuit of organic growth through digital and innovation in our Pest Control business, and the broader strategy for the Hygiene & Wellbeing business. The Board also received a corporate finance update, which focused on our M&A activity, and a financial update on the medium-term strategic plan. During 2024, the Board undertook regional deep dives with the management teams for North America, Europe, Latin America, Asia & MENAT, and the UK & Sub-Saharan Africa regions. These sessions provide an overview of operational performance and future strategy for the relevant region, and highlight specific areas of progress or challenge. They also allow the Board the opportunity to gain further knowledge and engage with the leadership team in the region on particular areas of focus. One of the reviews of our North America business took place as part of the Board’s overseas visit to Dallas in June 2024. More details can be found below. In May and October, the Board considered the Group’s sustainability strategy, including the steps being taken towards achieving the net zero target by 2040 and the progress of regional sustainability plans to achieve agreed targets by 2025 (see the Responsible Business section on pages 63 to 80 for more information). The Head of Investor Relations presented to the Board in June on the Investor Relations function, the composition of the Company’s share register, and planned investor engagement activities. The Board also discussed the Company’s ADR programme and the key areas of focus for investors. The key insights of an investor survey undertaken by Makinson Cowell (an external consultancy firm), which had been commissioned to conduct a perception study of the Company’s largest shareholders, with feedback obtained from 23 institutional investors, were discussed at the July meeting. Customer and supplier contracts over an agreed threshold are also reviewed and approved by the Board. In 2024, these included a product supply contract and vehicle supply contract. Delivering organic growth in North America Executing the integration of Terminix into our North American operations Growing our global Pest Control business through innovation and digital Building our global Hygiene & Wellbeing business Capital allocation opportunities for value creation Colleagues Shareholders Customers Communities Suppliers Key to strategic priorities: Key to stakeholder groups: 1 2 3 4 5 Strategy North America site visit In June 2024, the Board travelled to Dallas to hold a Board meeting and strategic sessions with the North America Leadership Team. The visit allowed the Board to review the Group’s strategic performance and outlook in the region, including the progress made with the integration of the Terminix business. The meetings, which were held over three days, included an in-depth review of US Pest Control customers, an update on organic sales growth in North America, an overview of the North American pest control market, an update on the integration of Terminix, an overview of our talent programme in North America and succession plans for the leadership team, and a presentation on our innovation roadmap. The Board also attended the opening of the Innovation Centre, our new centre for innovation in North America. The visit included a demonstration of a number of recently introduced products and certain products in development and in testing. It also provided the Board with an opportunity to meet with colleagues from across our businesses. 1 2 3 4 5 104 Rentokil Initial plc Annual Report 2024

A review of safety, health, and environment (SHE) performance is the first item on the agenda of each scheduled Board meeting – a practice mirrored at our ELT meetings. The Board receives updates from management on health and safety performance, including KPIs, and consideration of any major incidents during the period, identifying any root causes and actions or learnings as a result. Further details on colleague safety can be found in the Responsible Business section on page 65. An update on the Group’s Lost Time Accident (LTA) and Working Days Lost (WDL) KPIs (see page 65) is provided in each SHE presentation to the Board. During the year, the Board received updates from the Group HR Director on colleague retention, workforce engagement, and culture. This included an overview of the external employment landscape, an update on our Employer of Choice programme, and a summary of the enhancements being made to the Group’s talent and career development initiatives. In December, the Board also explored a deep dive of progress against the actions arising from the 2023 colleague survey. The survey, which is undertaken every two years, is one of the principal methods for both senior management and the Board to understand the main areas of focus for our people, and to identify potential opportunities for improvement. In addition, twice a year, the Board reviews our SHE leading indicators. There are three leading indicators that focus on our more hazardous activities, such as fumigation, which are consistently measured across the Group, and two leading indicators that focus on compliance with key safety training. In July, the Board received presentations on safety and occupational health, and health and wellbeing. This session was designed to specifically focus on the health element of SHE, with consideration given to the Group’s Pink Notes, which outline the procedures to be followed for all new and high-risk activities, and the wellbeing initiatives under way across the Group. The Board also receives regular updates from the Chief Executive on any changes to senior management. In 2024, Sarah Sergeant succeeded Kris Hampson as the Group Financial Controller, and Fabrice Quinquenel joined the ELT. Succession planning for the North America leadership team was also a major focus during the year, with Aaron Coley succeeding Jason Coyle as CFO, North America in December 2024. In February 2025, the Board approved the Company’s Gender Pay Report as required by the Equality Act 2010 (Gender Pay Gap Information) Regulations 2017. Throughout the year, the Board discussed the Group’s broader sustainability strategy, including the environmental initiatives in progress across the Group. The Board also considered updates on the stakeholder landscape from an ESG perspective and ESG reporting requirements. In 2024, we continued to prepare the Group for the enhanced reporting required under the Corporate Sustainability Reporting Directive (CSRD) (see the Responsible Business section on page 80 for more information). We continue to have no material gender pay gap between women and men, and are making progress in building our female representation in senior management roles. Safety, health, and environment People Governance and compliance The Board received recommendations from the Nomination Committee on the appointment or reappointment of Directors during 2024, including the appointments of Brian Baldwin as a Non-Executive Director and Paul Edgecliffe-Johnson as Chief Financial Officer, as set out on pages 124 and 125. The Board reviews its effectiveness annually and in 2024 work was undertaken to progress the actions identified from the previous internal review in 2023. The 2024 review was internally facilitated, by means of a questionnaire, with the themes discussed at the Board meeting in January 2025 and the actions arising from that review agreed at the Board meeting in February 2025. Read more on page 108. Governance procedures and practices are closely monitored by the Board, which also has oversight of forthcoming governance developments or regulatory changes, supported by biannual briefings from the Group General Counsel & Company Secretary. In 2024, the Board spent time considering the changes to the revised UK Corporate Governance Code, the requirements introduced by the Economic Crime and Corporate Transparency Act 2023, and the additional reporting requirements outlined in the Corporate Sustainability Reporting Directive. Other updates provided to the Board related to climate reporting, the Listing Rules, and SEC rules. In December, the Board noted the revision of various key Group policies, including the Group Authority Schedule, and approved an updated schedule of governance procedures and practices, and the Committees’ terms of reference. Corporate Governance Rentokil Initial plc Annual Report 2024 105 Strategic Report Financial Statements Other Information

Our Governance continued The Board receives updates on current M&A activity from the Chief Executive as part of his report to the Board at each scheduled meeting. Regular updates are also included on the status of the M&A pipeline. In 2024, the Group acquired 36 businesses. When a transaction is of a significant size or involves the Group entering a new territory or business line, the business case is reviewed and approved by the Board. During 2024, the Board approved two acquisitions. Further details of our M&A activity can be found on page 48 and 49. Twice a year, the Board undertakes a post-investment review of acquisitions in aggregate to evaluate the performance of the total investment in acquisitions which completed in the prior 12–30 months, including the delivery against business cases and execution of integration plans. These continue to indicate ongoing rigour and aggregate performance of the M&A strategy against investment criteria and key metrics. The Board monitors its competitors on an ongoing basis through the Chief Executive’s report and Investor Relations update, with a specific discussion on our competitors also taking place as part of the Board’s annual strategy day. At each meeting, the Chief Financial Officer updates the Board on the financial performance of the Group. The Board reviews the reporting of the Group’s financial performance, and approves the financial results and associated regulatory announcements. The Board assessed the viability of the Group over the next three-year period, the potential impact of the principal risks, and stress-tested financial forecasts for severe but plausible scenarios. The Board approved the Viability Statement (refer to page 90) and going concern statement. Having considered the Group’s dividend policy and the financial performance of the Group, the Board approved an interim dividend for 2024 of 3.16p per share and is recommending a final dividend for 2024 of 5.93p per share. This equates to a full-year dividend of 9.09p per share, an increase of 4.7% compared with 2023. The Board reviews the Group’s capital structure, including financing needs and funding, as well as capital allocation throughout the year. In February 2024, the Board approved the issuance of two million ordinary shares to satisfy the 2021 Performance Share Plan awards, which vested in 2024. Further information on the Company’s capital structure can be found on pages 235 and 236. The Board reviews the Group’s annual operating plan each year, with a draft considered in December and the final plan approved early in the following year. The Board also reviews the Company’s treasury policy and tax strategy annually. The treasury policy is designed to ensure that the Group has sufficient liquidity and manages financial risk as outlined in Note C1 to the Financial Statements on pages 196 and 197. The tax strategy is aligned to our wider business strategy, in the belief that this approach creates a responsible and sustainable tax strategy that will strengthen long-term shareholder value. The current tax strategy, which was approved in October 2024, is available on the Company’s website. Risk management and internal controls effectiveness are considered by the Board throughout the year as part of its review of business strategy and performance, and in its regular engagement and consultations with executive management. The Audit Committee and senior management also update the Board and give it assurance that risks are being identified, effectively managed, and mitigated. The Board reviewed the Speak Up process and reports received in 2024, and considered any thematic issues identified (refer to page 120). The Board undertook a review of the effectiveness of the Group’s risk management and internal controls systems and found them to be effective. Further details can be found on pages 120 and 121. The Board also receives quarterly summaries of ongoing material litigation and claims within the Group, including periodic updates on termite damage claims by customers in North America and ongoing actions to manage this risk, and an annual briefing on IT security (see page 109). 1 2 2 3 4 5 5 Mergers and acquisitions Financial management Risk monitoring and oversight 106 Rentokil Initial plc Annual Report 2024

Principal decisions of the Board We consider the principal decisions of the Board to be those direct decisions taken, rather than delegated to management or a Committee of the Board (unless considered and approved in principle by the whole Board first), and which may have a potentially material impact on the Company’s strategy, a stakeholder group, or the long-term value creation of the Company. We group the Board’s principal decisions into nine categories: financial results; capital allocation; funding; strategy (including ESG strategy); M&A activity; supplier and customer contracts; Board changes; Company statements; and other matters reserved to the Board. Within these categories, some matters are considered less material or strategically significant. These business-as-usual matters include items such as the Committee’s terms of reference and the issue of new shares to satisfy our executive share plans. An overview of the Board’s activities during 2024 can be found on pages 104 to 106. This contains details of the significant decisions made during the year. In addition, examples are provided below to illustrate how the Directors have had regard to the matters set out in section 172(1)(a)–(f) of the Companies Act 2006 when making principal decisions in 2024 (these include consideration given to key stakeholders, including employees, communities, and commercial counterparties, but are set out in full in the key opposite). Relevant Board papers for deliberation or decision by the Board are drafted to include an appendix clearly setting out the potential impact on stakeholder groups, to aid the Board’s consideration. The section 172(1) statement can be found on page 81, with further details of the Board’s engagement with stakeholders during the year provided on pages 110 to 113. Ensuring we select the right supplier for fleet management services across the Netherlands In July 2024, the Board considered the renewal of a supplier contract with Athlon Car Lease Netherlands B.V. for the provision of vehicle leasing and fleet management services across the Netherlands. Long-term results The Board considered the contracted savings, which were expected to be delivered on the renewal of the existing agreement. It was concluded that the contract would generate a positive financial impact for the Netherlands business. Colleagues The proposal to renew the contract with the current provider reduced any potential impact on colleagues. Our business relationships The new contract would have no impact on our customer base. Communities and the environment The preferred supplier is a market leader in supporting the migration to zero emissions in the Netherlands, so will be able to support our planned move to a more sustainable fleet. Our reputation The contract supports our Group target to achieve net zero emissions from our operations by 2040. Outcome The Board approved the contract with Athlon Car Lease Netherlands B.V. for a six-year contract. Implementing our RIGHT WAY 2 plan The Board received regular updates through the year on our North America business, in particular, on the integration of Terminix, and on our growth model for North America, the RIGHT WAY 2 plan. The Board received a number of deep dives on the region and heard from the CEO, North America and other members of the North America Leadership Team on the development of strategy. The Board have supported management in the development of our strategy for North America. Long-term results The Board believe that the RIGHT WAY 2 plan will lead to a stronger, faster-growing organisation, with a higher level of growth, and increased operating margins. Colleagues New sales and service pay plans will support colleagues to develop rewarding long-term careers. The focus on a high performance culture will recognise our key talent. Our business relationships The continued improvements to all phases of the customer experience will increase customer satisfaction and create longer relationships with our customers. Outcome There are positive signs emerging from the implementation of our plan, with colleague retention +4.2% vs FY23, to 79.4%. Our customer retention has increased to over 81% in Q4 2024. Digital leads growth has turned positive year-on-year, and work continues to optimise our sales and marketing execution. Corporate Governance Rentokil Initial plc Annual Report 2024 107 Strategic Report Financial Statements Other Information

Board and Committee performance review The performance and effectiveness of the Board, its Committees, and individual Directors are comprehensively assessed annually through a formal performance review. In accordance with Provision 21 of the UK Corporate Governance Code, we have adopted a three-year cycle of external Board evaluations. The 2023 Board evaluation was externally facilitated by Chris Saul from Christopher Saul Associates, an independent advisory firm, which has no other connection with the Company or individual Directors. An update on the status of recommendations resulting from the 2023 review is provided opposite. During 2024, we undertook an internal review of the Board and the Committees, conducted through a questionnaire completed by all Directors. The outcome of the evaluation was then reviewed by the Chair and Committee Chairs ahead of discussions on themes and actions being held at the Board meetings in January and February 2025. The 2024 Board performance review revealed positive feedback on the overseas Board visit, the Board oversight of the ELT, and access to high-quality information and advice from the ELT and Group General Counsel & Company Secretary between meetings. The review concluded that the Board was operating effectively. Following its review of the themes, the Board agreed a certain number of opportunities for improvement and actions noted opposite for 2025. The review process included separate questionnaires for the Committees, completed by Committee members, and by regular Board attendees. The Committees discussed the themes in their February 2025 meetings, including minor differential average scores between Committee members and Board attendees. In all Committee reviews, positive feedback was given for the relevant Committee Chair. The Committee performance reviews concluded that the Board Committees operate effectively and are well-integrated into Board decision-making processes. The Committees discussed the themes and actions arising at their February 2025 meetings. Further details are set out in each Committee report on pages 114, 122 and 127. 2024 evaluation recommendations and actions to be taken during 2025 Oversight of performance and progress by region • The Board will continue to focus on its oversight of the regions this year. Board papers will be developed to include further operational metrics and business performance against plan and prior year, alongside a standardised set of KPIs with comparative metrics by region. Further build the Board’s understanding of customers and competitor strategy • The Board will hold further deep dives into lead generation, customers, and competitors, and the Group General Counsel & Company Secretary will arrange additional opportunities for field-based time. Board succession planning and talent development • The Nomination Committee will focus on succession planning for the Non-Executive Directors due to reach their nine-year tenure in the near term. Following the announcement on 17 October 2024 confirming the Board was undertaking a search for a US-based Non-Executive Director, the Board will keep its composition, and the composition of its committees, under review. • The Nomination Committee identified that depth of talent for succession planning in key roles across the business would be a focus for 2025. Location and scheduling of Board meetings • The Chair and the Company Secretary will consider the location and scheduling of Board meetings to allow for further opportunities to meet local leadership teams. 2023 evaluation recommendations and progress made during 2024 Consider and develop the balance of Board agendas in 2024 in order to facilitate additional focus on key or emerging areas linked to the execution of strategy • The CEO, North America, presented regular updates on the North America business, with a deep dive at the US site visit in June. The Board further discussed North America KPI reports at each meeting from August 2024. • The Board received a deep dive at its strategy day into digital innovation in pest control. • The Board’s calendar was reviewed to ensure the Board received regular updates through the year to assess material risks. Review the skill set of the current Non-Executive Directors to assist the Nomination Committee with its future succession planning for Non-Executive Directors • A skills matrix exercise was undertaken in 2024, with the Nomination Committee meeting to discuss the results. Further detail on the Board skills matrix can be found on page 100. • The Board receives an update on Board Succession planning in February each year, which incorporates a skills review of the Board and consideration of training topics for the coming year. Retain focus on the enhancement of Board papers and ensure the frequency and timings of meetings remains appropriate • The Board and Committee guidance rolled out in 2023 was found to have assisted in the effectiveness of Board operations. • The Company Secretary undertook a review of the papers received by the Board during 2024, concluding that the new guidance had been substantially followed. The Board were asked to comment on progress in their 2024 board performance review. Consider opportunities for enhanced stakeholder engagement • The Board met with stakeholders, both as individual Directors and as a group during 2024. Details of engagement can be found on pages 110 to 113. • The Board discussed opportunities for ‘ride-alongs’ and other customer engagement, which is being scheduled. • Following a review, the Board’s current engagement approach to customers was considered to be appropriate. Our Governance continued 108 Rentokil Initial plc Annual Report 2024

Director evaluation Evaluation of individual Director performance was carried out by the Chair. The reviews are used to inform the recommendation to shareholders for the re-election of Directors at the AGM. In the Chair’s one-to-one discussions with each Director, topics covered included: • Their performance and individual effectiveness, including their contributions to Board and Committee meetings; • Their time commitment and external appointments; • The Board’s composition and balance of skills, including Non-Executive Director succession plans; and • The overall effective functioning of the Board. The review of the performance of the Chair was led by John Pettigrew, our Senior Independent Director. John sought feedback in one-to-one discussions with each Non-Executive Director, without the Chair present, and also took into account the views of the Executive Directors. The feedback was collated and shared with the Chair. Executive Directors are subject to regular review and the Chief Executive appraised the performance of Stuart Ingall-Tombs, Chief Financial Officer in 2024. In the normal course of business, the Chief Financial Officer receives a formal review as part of the annual Group-wide performance evaluation of all colleagues. In February 2025, Andy Ransom held a mid-probation review with Paul Edgecliffe-Johnson. The Chair evaluates the performance of the Chief Executive regularly, and formally as part of the same annual process. Executive Director performance is reviewed by the Remuneration Committee as part of its deliberations on bonus payments. The Nomination Committee takes the outcome of these evaluation processes into account each year in order to inform the Nomination Committee’s recommendation for Board members to be put forward for re-election by shareholders. All Directors were deemed to be effective members of the Board and are recommended for re-election at the Company’s AGM. Culture and values The Board’s ongoing oversight of the Group’s mission, vision, and values ensures that our culture is aligned with our business goals and brings purpose to our colleagues. Key metrics have been identified to monitor our culture, which are included in the updates that the Board receives on culture, our Employer of Choice agenda, and workforce engagement. This year, the reports included updates on colleague retention, enhancing colleague development, and follow-ups on the outcomes of the YVC colleague survey undertaken in 2023. The YVC colleague survey, which is carried out every second year, is one of the key methods for both senior management and the Board to monitor culture. The survey questions are mapped to each of the five core themes in our culture model to provide a score and trend for each at a Group, functional, and regional level. You can read about our approach to investing in and rewarding our colleagues on pages 65 and 128. Policies and practices We have a comprehensive Group-wide procedure framework in place to supplement local policies and legislation. The cornerstone of this policy framework is our Code of Conduct. • The Code of Conduct sets out a fundamental commitment to comply with all legal requirements that apply, and to operate with high ethical standards. It outlines responsibilities to colleagues, customers, and the business, and highlights our determination to establish our values, and a culture of integrity, everywhere within the business. • Clear guidelines are provided to all colleagues on how to seek further advice or report concerns, and we also operate a whistleblowing (Speak Up) facility for colleagues or third parties. This is designed to allow colleagues across the Group to raise concerns confidentially internally and to disclose information which the individual believes highlights or would indicate illegality, unethical behaviour, or other serious malpractice. • The Group-wide share dealing policy and insider trading policy govern the purchase, sale, and other dispositions of the Company’s securities by Directors, senior management, and colleagues, and are designed to promote compliance with applicable insider trading laws, rules, and regulations. Specific programmes are in place to support implementing the Code of Conduct and underlying policies, national laws, and regulations, and monitoring and reporting compliance with them. This includes the use of e-learning training on our online learning and development platform, U+, and we track dissemination and adoption across the Group. We review policies periodically to ensure they meet current best practice and legislative requirements, and our technical and safety standards and practices often exceed local regulatory requirements. Examples of our key policies are available on our website at www.rentokil-initial.com/ responsible-delivery/policies. Cyber security The Board oversees the Group’s risk management and internal control framework, including consideration of the risks posed from cyber security threats. Management provides an in-depth annual update to the Board on the Group’s IT security arrangements, including details of our cyber security operations and performance, and the status of this risk. To protect the Group from potential cyber security threats, we have employed complementary processes for assessing, identifying, and managing the risk, with our information systems being protected by a multi-layered set of technology and processes (implemented and monitored by cyber security professionals), and consistent with the US National Institute of Standards and Technology Cybersecurity Framework. This is periodically assessed via recurring independent third-party assessments, internal audits, and penetration testing. The Group has also adopted cyber security incident response plans, to ensure the appropriate escalation of potential threats in a timely manner, and we use our e-learning platform for cyber security training, along with regular phishing simulations, to assess the effectiveness of our training and to test user awareness of current threats. The Group has not experienced previous cyber security incidents that have materially impacted the business or business strategy. In addition to the annual presentation to the Board, the outputs of these security activities are summarised and reviewed by the Group Risk Committee and discussed at the IT leadership team meetings. The Audit Committee would also be notified of any control incidents. Third-party partners are subject to appropriate controls as specified on Rentokil Initial third-party risk management and procurement processes, and enforced via service agreement and contract terms and conditions. Management reviews cyber security risks through updates received from the Group Chief Information Security Officer (CISO), IT Risk Committee, and Internal Audit. These updates include details of the actions being taken to prevent, detect, mitigate, and remediate the risk of cyber security threats. Management also considers recommendations from the Group CISO, including any corrective actions required to address exposed risk to information systems from cyber security threats. The Group’s CISO, who reports to the Chief Information Officer, has more than 20 years of cyber security expertise, across a range of diverse industries, and leads our Information Security team. The Information Security team is supported by an external third party that provides uninterrupted security monitoring. Corporate Governance Rentokil Initial plc Annual Report 2024 109 Strategic Report Financial Statements Other Information

We recognise the importance of our stakeholders’ views and we ensure that we engage with them across the world to fully understand and act upon their issues and concerns. We approach stakeholder engagement at a global, country, and local level, to ensure all stakeholder groups have access to information about our business and activities, and can identify issues important to them. We believe that by engaging regularly with all of our stakeholders and responding to their feedback, we support the long-term sustainability of our business. We have a broad range of stakeholders who influence, or are affected by, our day-to-day activities, and have varying needs and expectations. Our aim is to develop and maintain positive and productive relationships with all our stakeholders. We identify the key stakeholders relevant to the Group’s businesses or operations as our colleagues, shareholders, customers, communities, and suppliers. The following pages provide information on our key stakeholders, including associated issues and impacts, how our businesses engage with these groups, how the Directors receive information about our key stakeholders, and some examples of engagement the Directors undertook in 2024. You can find our section 172(1) statement, which describes how the Board has regard to key stakeholders, on page 81, with examples of principal decisions taken in 2024 and the attention given to stakeholders in its considerations on page 107. Workforce engagement In assessing the Board’s engagement with the Group’s workforce, we believe our existing arrangements for workforce engagement are as appropriate as the proposed methods set out in the UK Corporate Governance Code. Having regard to the size, distribution, and scale of our businesses and our dispersed, global workforce, we believe our framework of local and regional engagement tools, which flow up to the Board, together with supplementary individual Director engagement, remains effective. Management reports to the Board regularly on performance measures such as colleague retention, YVC survey results, and Glassdoor ratings, alongside periodic updates on culture, talent, and workforce engagement initiatives. We encourage each Non-Executive Director to engage individually with a range of colleagues. They do this by visiting technicians or customers, having discussions with relevant management teams across different regions or functions, adding visits to local Rentokil Initial operations to their other travel plans, or attending town hall sessions or management meetings. Their individual engagement activities are then discussed with the Board. We also identify ways for the Board collectively to engage with target groups across the year. The workforce engagement undertaken by the Directors allows the Board to gain a deeper understanding into how individual businesses and functions operate, the approaches taken by management, and awareness of our culture in practice. Feedback from engagement activities is used to help determine any areas for additional strategic focus by the Board or management. Our purpose and our core values of service, relationships, teamwork, and responsibility reflect the central importance of our stakeholders to our business and influence how we engage with them. Our Stakeholders Colleagues Customers Communities Shareholders Suppliers Why we engage We deliver greater value to our business and customers, by ensuring our suppliers share our values and standards We respect, and accept our wider responsibility to, the communities in which we operate and employ We succeed or fail by the quality of service we offer our customers We aim to be a world-class Employer of Choice, and rely on the skills and commitment of our people to achieve our business goals We aim to generate long-term profitable growth to help deliver value for our shareholders 110 Rentokil Initial plc Annual Report 2024

Our colleagues are those who are directly employed by us. We currently employ approximately c.68,500 colleagues, who operate in 89 countries. Key issues for stakeholder group • Health and safety • Training and career development • Tools to do the job • Wellbeing • Reward • Culture and values • Community support Why we engage We aim to be a world-class Employer of Choice, providing a safe working environment and career and development opportunities. We rely on the skills, experience, and commitment of our people to meet our business goals and place great importance on recruiting the best talent, and developing and retaining our colleagues. Impact/value created • Pay and benefits to colleagues • Training and development opportunities • Long-term career opportunities Business engagement All colleagues are provided with information on matters of concern to them in their work, through regular briefing meetings and internal communications, as well as our internal U+ training system, which hosts both technical and leadership courses and learning, as well as regular briefing meetings and internal communications. Engagement events are also hosted by individual businesses and leaders, such as conferences, town halls, and senior executive updates, to inform colleagues of key factors affecting our business. Other methods include: • Biennial YVC colleague survey and periodic pulse surveys; • annual personal development reviews for colleagues and line manager training; • the RIGHT WAY magazine published online quarterly; • Speak Up ethics hotline; and • works councils, including an EU forum. Measurements We measure our impact by monitoring recruitment and retention levels (colleague retention is a key metric within our Performance Share Plan scheme (see page 131)), diversity, the results of YVC surveys, performance ratings, the amount of new U+ online training content made available and online learning views, and the talent pipeline of graduate schemes and apprenticeships. We also monitor external ratings, such as Glassdoor. Colleagues Information flow to the Board • Health and safety reports • Monitoring KPIs, such as colleague retention • Results of YVC colleague and pulse surveys • Regional deep dive presentations • Biannual Employer of Choice update • Key management changes included in every Chief Executive report • Notification of key awards won/shortlisted • Gender Pay Report • Ethical concerns reported via the confidential reporting process, Speak Up • Modern Slavery statement Board engagement The Board aims to engage with a broad range of the senior management team, whether this is by joining senior management meetings, colleague events, or by colleagues attending and presenting to the Board at its meetings. Wherever possible, the Board seeks to continue this engagement outside of the boardroom via informal events such as lunches or dinners. In June, the Board had dinner with the North America management team, and on two occasions the Board had lunch with colleagues in our talent programme. The Board also had dinner with members of the Executive Leadership Team in October. The Board has added an additional North America trip to their 2025 and 2026 calendars and look forward to having more opportunities to interact with our colleagues. The opportunity for Director engagement with other colleagues is primarily via visits to local Rentokil Initial operations, attending town hall sessions, undertaking site visits or going on ‘ride-alongs’ with technicians. In 2024, as part of his induction, Brian Baldwin joined a technician on a ‘ride-along’. Directors also have the opportunity to hold individual meetings with colleagues. The outcome from any engagement, as well as any feedback that has been received, is shared at Board meetings where appropriate. Information is shared from the Board to colleagues via established methods of colleague engagement, as described above. Sharing knowledge and experience with our colleagues In 2024, we introduced regular town halls for UK colleagues at our global head office, with each town hall hosted by a different functional area of the business. The town halls granted the opportunity to update colleagues on key business developments and to provide additional insight into specific areas of the business. This included an external session on the potential use of Artificial Intelligence (AI) in the workplace and an update on the progress made towards our net zero target. For the town hall hosted by our Legal and Company Secretariat team in October, Cathy Turner took part in a video interview, in which she shared her experience as a Non-Executive Director with colleagues. Recognising the talent of our colleagues In 2024, we held a global talent competition, ‘RI’s Got Talent’. Hundreds of entries were received from colleagues, showing a wonderful variety of talents, from singing, to creating a video game. Thousands of votes were received for the winning entries, who received a donation to a charity of their choice. The judging panel comprised members of our ELT, and the awards were presented on a live stream globally to colleagues by Andy Ransom and members of the ELT. Corporate Governance Rentokil Initial plc Annual Report 2024 111 Strategic Report Financial Statements Other Information

Our customers range from global food producers to hotel chains, and industrial goods businesses and restaurants to individual residential customers. Key issues for stakeholder group • Safety • Expertise and service quality • Innovation • Digital portals • Transparency • Quality assurance and insights • Cost • Regulatory compliance • Sustainability Why we engage In a service industry, we succeed or fail by the quality of the service we offer our customers. Understanding their needs supports our product and service development. Impact/value created • Healthier and more hygienic facilities • Regulatory compliance • Supporting customers’ own sustainability targets Business engagement We carefully manage our ongoing relationship with customers, to ensure we meet the expected level of service. This includes the provision of training for customers’ staff, as necessary. We also engage with our customers, and share our research and innovation, through: • participation in industry forums and events; • our Annual Report and industry-focused publications; and • innovation showcases. Measurements We measure our impact by monitoring our net gain and portfolio development, operating margin and density, and opportunity pipeline. We also monitor customer satisfaction through our Customer Voice Counts (CVC) survey, and external ratings and measurements, such as Trustpilot. CVC is a key metric within our Performance Share Plan scheme (see page 131). Information flow to the Board • Regional deep dive presentations • CVC scores • Strategy day review – including product pipeline and innovation • Material customer contracts requiring • Board approval • Monitoring external measures such as Trustpilot Board engagement The Board has the opportunity to meet customers on overseas site visits and as part of a ‘ride-along’ with technicians. Due to the highly dispersed nature of our customer base, in which the largest customer represents significantly less than 1% of revenue, we believe that the current level of engagement is appropriate, and this will be kept under review. Customers Board engagement There are a number of ways the Board engages directly with shareholders, including correspondence with investors, attendance at the Preliminary and Interim Results presentations, meetings with the Chair and Chair of the Remuneration Committee, and the AGM. The Chair writes to key shareholders each year to offer the opportunity to engage with him ahead of the AGM. In March 2024, he wrote to our top 15 investors, representing c.41% of the Company’s issued share capital. In response to his offer, the Chair held multiple meetings with investors. Topics covered included the integration of Terminix, sustainability and culture, management succession planning, and Board composition. The Board receives verbal updates from the Chair on meetings he has held with investors. Following our trading update statement in September 2024, the Chair met with nine investors, proactively seeking their views. The Chair holds meetings with large investors across the year on request. The Chair and Committee Chairs welcome any comments on this report and shareholders are invited to contact them via email at chair@rentokil-initial.com. They will also be available to answer questions at the Company’s AGM. 2025 Annual General Meeting The Board takes the opportunity to engage with both private and institutional shareholders at the Company’s AGM and views it as an occasion to update all our shareholders on the performance of the business they own. In order to make our AGM more accessible to all and to encourage engagement from a broad range of shareholders, we will continue with a hybrid format for our AGM in May 2025. The 2025 AGM will be held at, and be broadcast via live webcast from, the Company’s offices at Compass House, Manor Royal, Crawley, West Sussex RH10 9PY at 2pm on 7 May 2025. We encourage our shareholders to use the live webcast of the meeting. Questions can also be submitted in advance of the meeting by emailing chair@rentokil-initial.com. A recording of the meeting will be available afterwards on the Company’s website. A separate Notice of Meeting, containing both an explanation of the items of special business and full details of how to join the meeting remotely, has been sent to shareholders and is available on our website. Our Stakeholders continued Shareholders Our shareholders range from global investment funds and institutions based primarily in the UK, North America, and Europe, to small private investors, who are often current or former colleagues. Key issues for stakeholder group • Integration of Terminix • North America organic growth • Total Shareholder Return (TSR) • Growth in revenue and profit • Cash flow and returns, e.g. dividends • Brand and market leadership • Innovation and digital differentiation • Consistent execution of our strategy • ESG performance Why we engage We aim to generate long-term profitable growth to help deliver value for our shareholders, and want our investors and investment analysts to have a strong understanding of our business, strategy, and performance. Our investors are the owners of the business, and continued access to capital is vital to our long-term performance. Impact/value created • Earnings per share • Compounding model • Dividends • Free Cash Flow Business engagement • Institutional investor meetings • Wholesale distribution channels, such as sell side research and broker-led conferences • Investor roadshows • Ad hoc meetings with investors on specific topics, such as ESG • AGM • Correspondence with retail shareholders • Annual Report and Form 20-F • Corporate website • Results presentations • Our Responsible Business Report Measurements We measure our impact by monitoring our share price and TSR, gathering feedback at investor meetings, and reviewing analyst notes. Information flow to the Board • Chief Executive report at each Board meeting includes an investor relations update • Financial performance reports • Analyst notes circulated • Presentations on market perspectives by the Company’s brokers • Feedback from investor meetings 112 Rentokil Initial plc Annual Report 2024

Our communities are those who live in areas where we work, such as local residents, businesses, schools, and charities. Key issues for stakeholder group • Contribution to public health and safe environment • Jobs and investment • Environmental and societal impacts • Long-term relationships Why we engage We respect the communities in which we operate and employ people, but we also accept a wider responsibility to key communities and environments around the world. We partner with charities and community initiatives in communities where we operate, and encourage a long-term partnership approach. Impact/value created • Tax paid • Charitable donations • Reduction in energy and fuel-derived emissions • Employment of people in local communities Business engagement • Sponsorship and colleague volunteering • Partnerships with schools, colleges, and universities Measurements We monitor our impact by measuring the amount of charitable cash donations made each year, our inclusion in ESG indices, and our ranking with independent organisations such as the Dow Jones Sustainability Index and Sustainalytics. Information flow to the Board • Safety, health, and environment updates • Regional deep dive presentations • Annual Report review • Responsible Business Report review • Updates on RI Cares (see page 67) • The RIGHT WAY magazine, which contains a variety of examples of the business and our colleagues engaging with the community Board engagement While communities and the environment continue to be a focus for the Board, no direct engagement took place between Directors and communities during 2024. Given the nature of our business, we believe that the indirect engagement provided is at an appropriate level and no Director engagement is required, and this will be kept under review. More information on our responsible business priorities with regard to the environment can be found on pages 68 to 79, and with regard to communities on page 67. Our suppliers range from major manufacturers of key products and consumables to our global business, to suppliers of indirect goods and services used to support our operations. Products supplied include pest control bait, paper, soaps, and waste collection units, while indirect suppliers include technology services, fleet vehicles, and telecommunications. Key issues for stakeholder group • Long-term engagement and innovation • Pricing • Continuous improvement approach • High standards of product quality and service delivery • ESG matters, including human rights, data protection, and modern slavery • Environmental standards and improvement plans Why we engage Our major suppliers must share our corporate standards and values as these strategic partnerships deliver significantly more value to our business and our customers. Impact/value created • Optimised supply chain from manufacturer to end customer • Joint development of bespoke products and service innovations • Efficient sourcing of proprietary products from global and local suppliers Business engagement Suppliers are classified into critical, major, and minor suppliers, to ensure that they are managed at the appropriate level. Our Supplier Code of Conduct defines the standards and values expected of our suppliers. It is available in 19 languages, and signed by all critical and major suppliers. The Group Procurement team manages the relationships with critical suppliers, including comprehensive audits of their operations. Local procurement teams manage major and minor suppliers. These relationships are co-ordinated through the quarterly Global Procurement Forum to ensure alignment and sharing of best practice. Measurements We monitor our impact by measuring: • Monthly On-Time and In-Full delivery metrics; • Delivery lead times and quality complaints; • Annual revenue development, product innovations, and pricing management; • Supplier audit scores and ESG accreditations; and • Suppliers completing our in-house training on modern slavery awareness. Communities Suppliers Information flow to the Board The Board oversees the principal engagement undertaken by operational management (especially the central procurement and supply chain function, and national procurement managers) through: • Chief Executive report at each Board meeting, which includes commentary as to the supplier discussions held with the ELT; • Review and approval of our major supplier contracts; • Approval of our Modern Slavery Statement; and • Oversight of the Supplier Speak Up ethical reporting process. Board engagement Given the nature of the business, we do not expect our Directors to have any direct engagement with our suppliers. They instead rely on the indirect engagement set out above. Community collaboration in Hong Kong Colleagues in Hong Kong have a long-standing partnership with the Kowloon Cares community programme and were delighted to work with them to organise an event to clean up the MacLehose Trail, a 100km path that travels through a variety of natural scenery, including beaches, mountains, and the highest point in Hong Kong, Tai Mo Shan. The event saw 100kg of litter being collected and recycled. Corporate Governance Rentokil Initial plc Annual Report 2024 113 Strategic Report Financial Statements Other Information

Audit Committee Report Dear Shareholder I am pleased to present the Audit Committee Report for the year ended 31 December 2024. The Audit Committee’s extensive agenda included our usual activity relating to financial reporting, the external audit, and oversight of risk management and internal controls. During the early part of 2024, we considered the financial information and audit-related disclosures for the 2023 Annual Report. At the July 2024 meeting, we considered the interim financial reporting, and in December 2024, we reviewed the accounting for the legacy termite provision and the annual goodwill impairment review ahead of the 2024 financial year end. The Audit Committee also monitored management’s preparation for the change of Presentation Currency, as the Group transitions to reporting in US dollars for periods starting from 1 January 2025. Throughout 2024, the Audit Committee has had a continued focus on the Group’s Sarbanes-Oxley (SOX) compliance. We have had regular and comprehensive updates from management on the SOX programme, which the Group commenced in 2022 following our listing on the NYSE. PwC was reappointed as external auditor at our AGM in May 2024. In 2024, the Audit Committee has continued to focus on the oversight of the quality of the external audit, including the advancement of audit technology to deliver on our 2024 audit strategy. We have also completed the annual audit quality review, and identified with PwC a series of actions that we can both take to improve the audit process. Overall, the Audit Committee concluded that the external auditor and the audit process were effective. Regular updates on the control environment are received from Internal Audit, giving the Audit Committee the opportunity to review any control incidents at each meeting. It is worth noting that the number of incidents remains relatively low, with a small increase in the level of reporting via our internal whistleblowing process, Speak Up. In October 2024, the Audit Committee considered the comprehensive review undertaken by management and the set of actions to mitigate cost over-runs, manage inventory more effectively, and other processes to enhance the financial control environment in the North America region. The Committee received regular status updates on these actions from the Chief Financial Officer, and the Interim Chief Financial Officer of North America. These actions included the recruitment of a permanent Chief Financial Officer for North America, Aaron Coley, who joined the Group in December 2024. The Audit Committee continue to review fraudulent activity across the Group. 25 cases were recorded in 2024, which were predominantly external frauds against the Company. Following full investigation of these incidents, processes have been updated and further training provided where necessary. These incidents were not material to the Group’s reporting. The Audit Committee continues to play a crucial role in providing all our stakeholders with the assurance of not only robust financial reporting, but also assurance over the thematic areas of risk and operational resilience. In line with our commitment to manage climate change risk, we have been engaged in assessing and monitoring this risk on an ongoing basis and as part of the year-end audit report, and its disclosure in the 2024 Financial Statements. During the year, the Audit Committee has been briefed on the preparedness of the Group for alignment with provision 29 of the 2024 UK Corporate Governance Code; and the progress made on fraud controls and the Group’s readiness under the Economic Crime and Corporate Transparency Act 2023. Sally Johnson Chair of the Audit Committee The Audit Committee continues to play a crucial role in providing all our stakeholders with the assurance of not only robust financial reporting, but also assurance over the thematic areas of risk. Sally Johnson Chair of the Audit Committee Areas of focus in 2024 • Oversight of the Company’s SOX compliance, including the Group’s IT general controls programme • Continued review of internal and external audits • Oversight of the increased use of thematic audits and data analytics in internal audit work • Oversight of the implementation of enhanced fraud risk assessments • Fraud control oversight Areas of focus in 2025 • Continued oversight of the Company’s SOX programme • Continued review of internal and external audits • Continued oversight of fraud risk assessments • Fraud control oversight • Oversight of US financial control environment Committee members: Sally Johnson (Chair) John Pettigrew Linda Yueh In this report: • Significant Issues and Judgements – page 117 • External Audit – pages 118 and 119 • Internal Audit – page 119 • Risk Management and Internal Control – page 120 and 121 114 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Purpose and role of the Audit Committee

The Audit Committee assists the Board in its oversight and monitoring of financial reporting, risk management, and internal controls. The Audit Committee's focus is to review these areas and provide constructive challenge to management, internal audit, and the external auditors. This includes the undertaking of at least an annual review of effectiveness of the Group's risk management and internal control systems. The Audit Committee also oversees the relationship with the external auditors, including their appointment, and the assessment of their independence and effectiveness.

The full responsibilities of the Audit Committee are set out in its terms of reference, which are available on our website. The Committee's Terms of Reference were last updated in February 2025.

Membership and attendance

All Audit Committee members are independent Non-Executive Directors. Sally Johnson, Chair of the Audit Committee, is a Chartered Accountant and in February 2025, the Board determined that the Audit Committee met the UK and US composition requirements by virtue of Sally having recent and relevant financial experience for the purposes of the UK Corporate Governance Code, having competence in accounting and/or auditing for the purpose of the Disclosure Guidance and Transparency Rules, and being a financial expert for the purposes of the Sarbanes-Oxley Act. John Pettigrew has extensive commercial and operational experience in overseeing the financial affairs of substantial business undertakings and Linda Yueh has a strong economic and academic background, with considerable experience gained in advisory roles. The Audit Committee as a whole is, therefore, considered to have competence relevant to the sectors in which the Company operates. Full biographical details of the members of the Audit Committee can be found on pages 94 and 95

The Audit Committee met five times during the year, with all members attending all meetings. Full details of the attendance of the members during 2024 can be found on page 98.

Meetings of the Audit Committee are attended by the Chair of the Board, the Chief Executive, the Chief Financial Officer, the Director of Internal Audit & Risk, the Head of Internal Audit & Risk, the Group Financial Controller, the Group General Counsel & Company Secretary (who acts as secretary to the Audit Committee), and the external auditor.

The Audit Committee meets at least once per year separately with the Company's auditor and the Director of Internal Audit & Risk, without executive management present. In 2024, the Committee met with PwC three times, and met with the Director of Internal Audit & Risk twice without management present. The Chair of the Audit Committee also periodically meets other relevant stakeholders. At the Board meeting following Audit Committee meetings, the Chair reports to the Board on the activity of the Audit Committee and any matters of particular relevance in the conduct of its work. The Audit Committee did not find it necessary to seek external advice during the year, other than through its usual dialogue with the external auditor.

Activities of the Audit Committee in 2024

The Audit Committee considered the following key areas during 2024 and early 2025:

Matters considered	Discussion and outcome	Find out more
Financial reporting		
Financial reporting	The Audit Committee reviewed the 2023 and 2024 Annual Report and Form 20-F, and the Company's annual and interim financial statements, and received reports from both the Group Financial Controller and the auditor on the significant financial reporting judgements relating to each statement.	Financial reporting on page 117
Accounting policies and practices	The Audit Committee considered the application of the Company's accounting policies and practices.	Material accounting policies on pages 167 to 169
Key accounting matters	The Audit Committee considered key accounting matters, including climate change reporting, goodwill impairment, acquisition accounting, and termite damage claims provisioning, in relation to the Company's financial results for 2023 and 2024.	Significant issues and judgements on page 117
Other financial reporting matters	The Audit Committee reviewed the going concern analysis, the viability statement, and the internal control statement for recommendation to the Board.	Other financial reporting matters on page 118
External audit		
2023 Financial Statements	The Audit Committee received a report from PwC on the results of the audit of the 2023 Financial Statements, considering key judgements and risks. The letter of representation was also reviewed and recommended for approval to the Board.	–
Disclosure of information to the auditor	The Audit Committee monitored the arrangements the Company has in place for disclosing all relevant information to the auditor. A formal confirmation on disclosure of information to the auditor is provided in the Directors' Report.	Directors' Report on page 238
Effectiveness of the external auditors	The Audit Committee reviewed the effectiveness of the external auditor to ensure the independence, objectivity, quality, rigour, and challenge of the audit process was maintained. The Audit Committee concluded that the external auditor and the audit process was effective.	External auditor and audit process effectiveness on pages 118 and 119
External auditor reappointment	The Audit Committee considered the reappointment of PwC as external auditors, including the terms and scope of the audit engagement, at its meeting in February 2024. PwC was reappointed by the Company's shareholders at the AGM in May 2024. In February 2025, the Audit Committee recommended to the Board the reappointment of PwC as external auditor.	External auditor tender and appointment on page 119
Audit objectives	The Audit Committee considered an update on the key objectives to evolve the quality of the Group audit in May 2024.	External audit plan and strategy on page 118
Audit strategy	The Audit Committee considered the audit strategy for the 2024 audit, including the audit approach, significant risks, and areas of audit focus, scope, and level of materiality.	External audit plan and strategy on page 118

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Annual Report 2024 115

Audit Committee Report
continued

Matters considered	Discussion and outcome	Find out more
Non-audit services	The Audit Committee reviewed and approved the non-audit services and related fees provided by the external auditor for 2024, and the policy on non-audit services.	External auditor independence and objectivity on page 119
External audit fees	The Committee discussed and approved the fee for the 2024 audit.	External auditor independence and objectivity on page 119
Internal audit		
Internal Audit	The Audit Committee considered the conclusions and themes emerging from Internal Audit reviews conducted during the year and approved the Internal Audit Plan for 2025 in conjunction with the Board's strategic review and operating plan for the year.	Internal Audit on page 119
Internal Audit investigations	The Audit Committee discussed the outcome of Internal Audit investigations, including the most significant issues raised in Internal Audit reports, and received updates on the status of resolution of issues raised.	Internal Audit on page 119
Deep dive	The Audit Committee received a report outlining key changes introduced by the 2024 Global Internal Audit Standards issued by the Institute of Internal Auditors, their implications for the Group, and recommendations for their adoption and implementation.	–
Internal Audit Charter	The Audit Committee considered and approved the Internal Audit Charter in December 2024, which was last reviewed in December 2023. Changes were made to reflect the new global standards issued by the Institute of Internal Auditors.	Role of Internal Audit on page 119
Effectiveness of Internal Audit	The Audit Committee reviewed and confirmed the effectiveness of the Internal Audit function.	Internal Audit effectiveness on pages 119
Risk management and internal controls		
Internal control framework	The Audit Committee reviewed the effectiveness of the internal control and risk management framework.	Risk management and internal controls on pages 120 and 121
Control environment	The Audit Committee received and reviewed matters relating to the internal control environment provided by the Director of Internal Audit & Risk, and reviewed the Group Risk Committee minutes.	Risk management and internal controls on pages 120 and 121
Group risk	The Audit Committee considered the Group risks and actions to enhance their measurement, monitoring, and mitigation actions, including approval of the principal risks disclosed in the 2023 Annual Report and consideration of those for the 2024 Annual Report.	Principal risks on pages 83 to 89
Financial controls	The Audit Committee reviewed the results of the financial controls testing carried out across the Group by the Company's auditor, PwC.	Risk and internal controls on pages 120 and 121
SOX controls	The Audit Committee received regular updates on the status of the implementation of the Company's SOX programme. An in-depth review of the status of our SOX compliance for 2024 was undertaken as part of the meeting in December, including discussion as to any identified deficiencies.	SOX controls on page 121
Governance and compliance		
Regional deep dives	The Audit Committee received and discussed reports from the Regional Finance Directors of the Europe (incl. LATAM), Asia & MENAT, and UK & Sub-Saharan Africa regions. These provided details on the financial reporting for the regions and the control environment in the businesses. The Committee also reviewed a paper relating to the US billing systems, including processes and controls.	See also Board activities on page 104
Tax Strategy	The Audit Committee considered and recommended the Group's 2024 tax strategy for approval at its meeting in October 2024.	Our tax strategy can be found on our website
Litigation	The Audit Committee reviewed quarterly reports of all material litigation and disputes provided by the Group General Counsel & Company Secretary.	–
Disclosure Committee oversight	The Audit Committee received a report on the activities of the Disclosure Committee at each meeting, and reviewed and approved minor changes to the committee's terms of reference.	–
Letter of Assurance	The Audit Committee considered a summary of the outcome of the annual Letter of Assurance review, noting any key exceptions provided by the senior country, regional, and functional management and any actions proposed as a result of those returns.	Governance and compliance on page 120
Legal and regulatory updates	The Audit Committee received updates on the implementation of measures relating to Provision 29 of the UK Corporate Governance Code, and updates on the Group's readiness under the Economic Crime and Corporate Transparency Act 2023.	Governance and compliance on page 120
Terms of Reference	The annual review of the Audit Committee's terms of reference was undertaken, with minor changes proposed in December 2024. The Terms of Reference were last amended in February 2025 to incorporate changes under the UK Corporate Governance Code 2024.	The Committee's Terms of Reference can be found on our website
Audit Committee effectiveness	The Audit Committee undertook its annual review of the effectiveness of the Audit Committee.	Effectiveness review on page 121

116 Rentokil Initial plc
Annual Report 2024

Financial reporting The Annual Report should provide the information necessary for shareholders to assess the Company’s position, performance and prospects and, as a whole, should be fair, balanced, and understandable. The Audit Committee considered closely the judgements and decisions taken by the management team in the preparation of the Financial Statements. The Committee reviewed and recommended approval of the half-year and full-year financial statements during the year. Following the listing of our American Depository Shares in October 2022, the Company is also required to file a US annual report (Form 20-F), which the Audit Committee reviewed as part of its year-end process. The sections below set out the significant issues and judgements that were applied in preparing the 2024 Annual Report, as well as providing additional details on other financial reporting matters considered during the year. Significant issues and judgements The Audit Committee has reviewed the following significant financial reporting issues and judgements made during the preparation of the Financial Statements with management and the auditor. The significant areas of focus considered and actions taken are set out below. These issues have been discussed and reviewed by the Audit Committee during 2024 and early 2025, notably at the review of the interim results, at the review and agreement of the audit plan for 2024, and as part of the year-end review and approval process. Please see the section on assumptions and estimation uncertainties in Material accounting policies on pages 167 to 169 for further disclosure on estimates and accounting judgements. Significant matter Action taken Goodwill impairment review The Group carries material balances for goodwill and acquired intangible assets, and due to the acquisition programme makes material additions to these balances each year. The recoverable amount of these assets is determined based on the higher of value-in-use calculations, using cash flow projections, and fair value less costs to sell. Annual impairment tests are primarily based on value-in-use calculations, which require significant judgements in relation to the inputs used, including forecast growth rates, operating margins, and discount rates. Management is required to perform annual tests for impairment on indefinite-lived intangible assets and on other acquired intangible assets when there are indicators of impairment. The Committee reviewed the results of management’s impairment tests for intangible assets in December 2024 and February 2025. The intangible assets were grouped into cash-generating units for the purpose of assessing recoverable amounts, using cash flows based on the most recent strategic plans, as amended for any significant changes since their preparation. Cash flows were discounted using the internally calculated country and category-specific discount rates. The Audit Committee challenged the key judgements and assumptions used in the impairment review, including operating margins assumed in the terminal year. As a result of this review, the Committee was satisfied that the outcome and sensitivity analysis were adequately disclosed in Note B2 Intangible assets. Legacy termite damage claims provisioning As part of the acquisition of Terminix in October 2022, the Group recognised a significant provision for future termite damage claims whose liability existed at the acquisition date. Termite damage claims include judgements on the quantum, timing, and severity of claims over a multi-year period. Management continues to engage a valuation specialist to support with validation of the provision. The judgements here should be read in line with the section above on acquisition accounting. In December 2024 and February 2025, the Committee reviewed the accounting for the legacy termite damage claim provision, including updates to the key assumptions used in the provision modelling. The Committee reviewed the adequacy of the sensitivity analysis on page 178 in light of the estimation and judgement involved. The Audit Committee approved the classification of movements in the provision as an adjusting item in the Group’s alternative performance measures, in line with the Group’s policy. Corporate Governance Rentokil Initial plc Annual Report 2024 117 Strategic Report Financial Statements Other Information

Other financial reporting matters Going concern and viability statements At its meeting in February 2025, the Audit Committee considered the Group’s ability to continue as a going concern, taking into account budgets, borrowing facilities, timing of cash flows, and financial and operational risk management before recommending to the Board that it adopt the going concern basis of preparation for the 2024 Financial Statements. At the same meeting, the Audit Committee also considered the longer-term viability of the Company, reviewing the analysis from management to support the viability statement in the 2024 Annual Report. Both going concern and viability modelled forecasts of future cash flows included stress-testing scenarios and an analysis of other risks that could impact the viability of the business over a one-year and three-year period (2025 to 2027) respectively, and how they could be mitigated. The going concern statement for 2024 can be found on page 237 and the viability statement for 2024 can be found on page 90. Fair, balanced, and understandable reporting During 2024, the Audit Committee undertook a review of the 2023 Annual Report ahead of its publication to consider whether it was fair, balanced, and understandable as required by the UK Corporate Governance Code. A similar process was repeated for the 2024 Annual Report at the Audit Committee meeting in February 2025. The Audit Committee received a report from management summarising the process undertaken, which covered, but was not limited to, the following: • The Chief Executive provides input to agree on key elements to be included, which set the tone and balance of the Strategic Report. • All contributors to the Annual Report are made aware of the requirement for content to be fair, balanced, and understandable. • Regular review meetings are held with appropriate senior management to ensure consistency of the whole document. • An extensive review and verification process is undertaken by the appropriate departments and senior managers, using verification software to test and track the accuracy of the content. • Additional independent internal reviews are undertaken to enable any perceived lack of clarity, balance, or understanding in the Annual Report to be identified and addressed. The Audit Committee was satisfied that the Annual Report provided a fair, balanced, and understandable assessment of the Company’s position and prospects. The Board’s statement on fair, balanced, and understandable in relation to the 2024 Annual Report can be found on page 238. Correspondence with regulatory bodies In December 2023, the Company received a letter from the US Securities and Exchange Commission (SEC) following its review of the Company’s Form 20-F for the year ended 31 December 2022. The letter contained questions, among other things, on the presentation of non-GAAP measures in the Financial Statement footnotes and the calculation and presentation of Organic Revenue Growth. Following a review of the points raised, the Company refiled its 2022 Form 20-F in February 2024. The Company received no specific correspondence from the FRC in the period. The areas identified in the FRC’s ‘Key matters for 2024/25 reports and accounts’ publication were reviewed. However, no specific changes were required to the Company’s accounts as a result. FRC Minimum Standard The FRC introduced the ‘Audit Committees and the External Audit: Minimum Standard’ (the ‘Minimum Standard’) in May 2023, which operates on a ‘comply or explain’ basis. The Audit Committee considered an in-depth analysis of the new requirements in 2023 and the Committee’s Terms of Reference were updated as a result. The Audit Committee report, in particular the External audit section of the report, describes how the Audit Committee has complied with each of the provisions of the Minimum Standard during the year. The Committee confirms that the Company has met the requirements of the Minimum Standard. External audit External auditor The external auditor is appointed to give an opinion on the Group and Company Financial Statements. The audit includes the review and testing of the data contained in the Financial Statements to the extent necessary, for expressing an audit opinion as to whether they present a true and fair view of the Group and Company affairs as at 31 December 2024. PwC has been the Group’s external auditor since May 2021. They were reappointed by shareholders at the 2024 AGM to continue to serve as the Group’s external auditor. Neil Grimes is the Lead Audit Partner. He has been in post since PwC was appointed and will be required to rotate after five years. The external auditor attends all meetings of the Audit Committee. The Audit Committee met with PwC three times without executive management present and met with the Audit Committee Chair independently nine times in 2024. In 2024, the main engagement between the external auditor and the Audit Committee has been in relation to audit strategy, the audit and publication of annual and periodic financial statements, the auditor’s scope and priorities, and its approach to key judgement areas. PwC has also been extensively involved in discussions regarding our SOX programme and the testing of our internal controls. External audit plan and strategy In July, PwC presented the 2024 external audit plan, which summarised the key aspects of their audit planning, including the external auditor’s assessment of Group audit materiality, audit risks, and scope, and the overall approach to the audit of the Company and its subsidiaries. The plan also included a refined SOX programme, with greater reliance on management testing and a more precise scope. At the December meeting, the Audit Committee discussed with the auditors the status of their work, focusing in particular on internal controls and the status of their SOX testing. The results of the controls testing for SOX reporting purposes was considered by the Audit Committee in February 2025, as detailed on page 121. External auditor and audit process effectiveness The effectiveness of the external auditor is monitored throughout the year, including through: • FRC’s Audit Quality Inspection and Supervision report 2023/2024: The Audit Committee received a verbal update on the results of the report during the year, noting that PwC’s audit quality remains consistent, and that the firm has demonstrated good practices and a commitment to continuous improvement. • Progress against external audit plan and strategy: The Audit Committee continually evaluated and monitored progress against the agreed plan, and discussed any issues or reasons for variation from the plan. • Reports to, and interaction with, the Audit Committee: At each meeting, the Audit Committee considers the work undertaken by the external auditor, their insight around key accounting and audit judgements, and the competence with which they have applied constructive challenge in dealing with management. At the year end, the Committee reviews the content of the management letter, and over the year monitors the recommendations made by the external auditor, including progress against the recommendations. • Annual internal effectiveness survey: A tailored online questionnaire covering the overall audit process and the structure and governance of the external audit team is used annually. The questionnaire is completed by the Chief Financial Officer, the Director of Internal Audit & Risk, the Interim Head of Internal Audit & Risk, Finance Directors of the Group’s subsidiaries, the senior finance management team, and the Accounts, Tax, and Treasury functions. The results of the survey are collated by the Chief Financial Officer, and a summary of the findings are provided to the Audit Committee and PwC. Audit Committee Report continued 118 Rentokil Initial plc Annual Report 2024

At its July meeting, the Audit Committee reviewed the results of the annual effectiveness survey presented by the Chief Financial Officer, which highlighted an overall positive response. The Committee identified key strengths and areas for improvement within the survey feedback. This discussion led to several actions, including: strengthening planning processes with regional management; improving communication strategies for audit plans and timelines; refining the process for raising and addressing audit requests; and exploring new approaches to gain deeper insights into business operations and internal controls during audits. Following consideration of all elements of the audit effectiveness review process, including the results of the survey, the Audit Committee confirmed it was satisfied that the external audit process provided by PwC had been delivered effectively for the 2023 financial year. A similar process will be undertaken for the 2024 financial year. External auditor independence and objectivity To safeguard the objectivity and independence of the auditor, the Company has a policy on the engagement of the auditor’s services on audit-related and non-audit services. The Audit Committee accepts that in some instances, certain work of a non-audit nature is best undertaken by the auditor. The policy sets out the nature of services that are permitted and those that are specifically prohibited. In general, permitted services would be limited to matters that are closely related to the annual audit process or where detailed knowledge of the Group is advantageous. The Audit Committee regularly reviews the amount and nature of non-audit work performed by the auditor to ensure that the auditor’s independence is not compromised. Any engagement fee on permitted services in excess of £10,000 requires the approval of the Chair of the Audit Committee and any engagement fee in excess of £250,000 requires the approval of the Audit Committee. The Audit Committee has pre-approved permitted services, as outlined in the policy, with fees below £10,000. A copy of the current policy on the provision of non-audit services by the external auditors is available on our website. Audit fees for the statutory audit for 2024 were £6m (2023: £8m). Fees for audit-related assurance services and other non-audit services incurred during the year amounted to £5m (2023: £3m). The ratio of non-audit fees to statutory audit fees for the year was therefore 0.8:1 (2023: 0.4:1). The majority of non-audit fees for 2024 related to reporting on internal financial controls. Further details on audit services can be found in Note A8 to the Financial Statements on page 179. The Audit Committee also received confirmation from PwC that it was independent and objective within the context of applicable professional standards. The Audit Committee does not believe that there is any material risk of the Company’s auditor withdrawing from the market. The controls and processes in place, as detailed above, help to ensure that the required level of independence of the auditor is maintained. External auditor tender and appointment The role of external auditor will be put out to tender at least every 10 years and will be conducted by no later than 2031 in line with prevailing best practice. The last external tender was in 2020, with PwC appointed to undertake the first external audit for the year ended 31 December 2021 following their election as the Company’s auditor at the AGM in May 2021. The Company confirms its compliance with the provisions of the UK Competition & Markets Authority Order regarding statutory audit services for the financial period ended 31 December 2024. The Audit Committee concluded that it is satisfied with the objectivity and independence of the external auditor, PwC, and that the effectiveness of the external audit process was robust. The Audit Committee has recommended to the Board that it seeks shareholder approval for the reappointment of PwC as the external auditor for the financial year ending 31 December 2025. Internal audit Role of Internal Audit Internal Audit provides independent and objective assurance to management, the Audit Committee, and the Board on the effectiveness of the Group’s risk management framework and internal controls. Internal Audit, which is led by the Director of Internal Audit & Risk, reports to the Chief Financial Officer and has direct lines of communication with the Chair of the Audit Committee, the Chief Executive and the Chair of the Board, as well as to all operational and functional leaders in the business. At each meeting, an update on Internal Audit is provided covering an overview of the work undertaken in the period, actions arising from audits conducted, the tracking of remedial actions and progress against the Internal Audit plan, and SOX compliance. The Audit Committee Chair routinely meets independently with the Director of Internal Audit & Risk to discuss the results of the audits performed and any additional insights obtained on the risk management and control environment across the organisation. In December 2024, the Audit Committee reviewed and approved the Internal Audit Charter, which defines the purpose, authority, and responsibility of the Internal Audit function. Changes were made to reflect the new global standards issued by the Institute of Internal Auditors. The next planned review of the Internal Audit Charter will be in 2026. Internal Audit plan The 2024 Internal Audit plan was approved by the Audit Committee in December 2023. The plan is structured to align with the Group’s risk profile, control environment, and assurance arrangements. The plan for 2024 included a continued focus on IT and SOX testing, exploration of automated auditing using data analytics, testing requirements for TCFD and CSRD, and a variety of thematic audits to proactively address emerging risks. The common themes arising from the Internal Audit work during 2024 were presented to the Audit Committee in December 2024, together with recommendations to senior management to improve the controls across some processes. None of the failures identified in the control environment by Internal Audit or any of the recommendations relating to individual audits represented a systemic underlying issue. The overall work of the Internal Audit function is used by the Audit Committee and the Board in their assessment of the adequacy of the Group’s financial and operational controls environment. The Internal Audit Plan for 2025, approved by the Audit Committee in December 2024, includes these key components: country audits, a continued focus on SOX testing, fraud management, North America branch audits, preparation for the Internal Audit requirements under CSRD testing, and continued thematic audits. Internal Audit effectiveness The Audit Committee assessed the effectiveness of the Internal Audit function by reviewing its Internal Quality Assessment. This assessment, conducted anonymously by stakeholders across the Group, including business leaders and Audit Committee members, evaluated service delivery, technical proficiency, and the effectiveness of the Internal Audit plan through a series of targeted questions. The Audit Committee also ensures that an independent third-party assessment of the effectiveness and processes of the Internal Audit function is conducted at least once every five years, in line with the requirements of the Institute of Internal Auditors’ International Standards for the Professional Practice of Internal Auditing. The most recent such assessment was undertaken in 2021. Corporate Governance Rentokil Initial plc Annual Report 2024 119 Strategic Report Financial Statements Other Information

Governance and compliance Compliance and whistleblowing The Audit Committee has responsibility for reviewing the Company’s procedures for handling compliance with our Code of Conduct and Anti-Corruption Policy, and confidential reporting (whistleblower) arrangements, known as Speak Up. The Group’s Code of Conduct, which outlines our commitment to comply with all applicable legal requirements and with high ethical standards, can be found on our website. It sets out how colleagues can seek advice and report concerns about suspected ethical or illegal misconduct policy violations. The Company uses an international confidential Speak Up email address and phone line to allow colleagues to report any suspected wrongdoing internally to independent senior management at Group level. The Company has also established a separate Speak Up line for suppliers and their employees or other stakeholders to report genuine concerns over malpractice, illegal acts, or failures to comply with recognised standards of ethical behaviour that they observe at any point within our global supply chain. Reported cases are monitored by Internal Audit and any potential misconduct reported is formally investigated and appropriate action taken, with the results of the investigation being reported back to the whistleblower where possible. The Director of Internal Audit & Risk provides regular updates to the Audit Committee of any control incidents. The Audit Committee also periodically reviews the communication process in place throughout the Company regarding whistleblowing and the use of Speak Up to ensure its effectiveness and to monitor our colleagues’ understanding of the system. The Audit Committee is informed of the outcome of the annual Letter of Assurance process whereby senior management are required to confirm compliance with key Group policies, including the Code of Conduct, and the dissemination of these policies to their respective country and functional teams. An overview of exceptions reported during the process is shared with the Audit Committee and any thematic issues raised are also shared with the Executive Leadership Team as required. Governance In 2024, the Audit Committee reviewed the alignment of the Group to Provision 29 of the UK Corporate Governance Code relating to the risk management and internal control framework, which will apply to financial years beginning on or after 1 January 2026. The Committee also considered fraud controls together with the Group’s readiness under the Economic Crime and Corporate Transparency Act 2023. The Committee also reviewed proposed amendments to the policy on Provision of Non-Audit Services by the External Auditor to reflect the updated FRC Revised Ethical Standard 2024. Risk management and internal control Risk management and internal control framework The Board has overall responsibility for maintaining an effective risk management and internal control framework. The Board delegates responsibility for risk management to the Audit Committee, where appropriate. The risk management and internal control framework is designed to manage and mitigate risk, rather than eliminate the risk of failure to achieve business objectives. In pursuing business objectives, internal controls and risk management can only provide reasonable, and not absolute, assurance against material misstatement or loss. The Group’s risk management structure and process is detailed on pages 83 and 84. The responsibilities of the Board, some of which it chooses to delegate to the Audit Committee, include: • review and approval of the Group’s overall strategy, which includes reviewing the risks that may prevent the Group from achieving its objectives and ensuring that these risks are mitigated or managed to an acceptable level; • regular reviews of business performance, including updates of the risks that the business is facing, and challenging management to obtain assurance that these risks are being effectively managed; • review of management’s approach to identifying and managing risk, and recommending enhancements; • evaluation of the effectiveness of internal controls, including financial, operational, and compliance controls; • evaluation of the effectiveness of internal and external audits; • delegation of authority to the Chief Executive and Chief Financial Officer to make commitments on behalf of the Company; and • the evaluation of the effectiveness of our internal controls. Risk and internal controls The identification and management of risk is integrated into the development of the Group’s strategy and the day-to-day operational execution of the strategy by the regions and business units. Ensuring that risks are identified and managed effectively is a part of every manager’s and supervisor’s job through leadership of the teams for which they are responsible. An assessment of the emerging and principal risks facing the Group, including those that would affect its business model and future performance, is carried out by the Board. The principal risks identified can be found in the Risk and Uncertainties section on pages 85 to 89. The Audit Committee receives regular reports from the Chief Financial Officer and the Director of Internal Audit & Risk on financial controls and process improvement programmes, including: • an annual report on the overall status of the control environment in the Group, including the results of testing and reports on identified areas of weakness in controls; • action plans on control environment improvements and updates on their implementation; • updates on control weaknesses and planned actions to prevent a reoccurrence; • periodic reports from regional and Group finance executives, and Internal Audit; and • updates on the SOX implementation programme. During 2024, the Audit Committee was updated on the risk and control environment in the main businesses, as well as the Regional Finance Directors’ assessment of the quality and priorities of the Finance function in the relevant parts of the business. The Audit Committee received and discussed reports from the Regional Finance Directors of the Europe, LATAM, Asia & MENAT, and UK & Sub-Saharan Africa regions, with other regional updates provided as part of the Board agenda. This provides a high-level insight for the Audit Committee on potential risks. In October 2024, the Audit Committee considered the comprehensive review undertaken by management and the set of actions to enhance the financial control environment in North America. The actions included recommendations from Grant Thornton, who were engaged to perform an analysis with the support of their specialist accounting team. The Committee received regular status updates on these actions from the Chief Financial Officer, and Interim Chief Financial Officer of North America, which included: • engagement of additional external resource to support execution of Grant Thornton’s recommendations, and a focus on control remediation; • prioritisation of control operation within the finance team; and • the recruitment of a permanent Chief Financial Officer for North America, Aaron Coley, who joined the Group in December 2024. Audit Committee Report continued 120 Rentokil Initial plc Annual Report 2024

The Audit Committee continues to evaluate cyber incidents and risk throughout the year and, although there is no indication we are a specific target, we remain vigilant given both the number and seriousness of cyber attacks, with repeated distributed denial-of-service attacks and attempted ransomware incidents. Our cyber technology and resilience have continued to allow us to detect and avert complex and volatile threats before they are able to have any material impact on our operations. This is an area we will continue to prioritise and monitor as we integrate and synchronise IT capabilities across the Group. See page 109 for more information on cyber security. The Audit Committee also receives the minutes of the Group Risk Committee. The Group Risk Committee comprises key functional and operational senior managers, and considers the risk framework, and key and emerging risks. Where appropriate, items that are raised as significant or emerging issues by the Group Risk Committee are reflected in adjustments to the control environment. In 2024, some control incidents were experienced, including: • third-party hosting attack in Brazil. No data was lost and additional training was provided to colleagues; • two businesses performed work without authorisation under the Group’s internal Pink Note process. This was subsequently rectified and guidance reissued; and • a vendor fraud incident in the North America region of immaterial scale to the Group. The Audit Committee receives regular reports of matters reported via Speak Up, our internal whistleblowing process. There were 108 control incidents reported in 2024 (2023: 103). The nature of the matters reported remain similar to previous years and principally relate to employee and employment matters, with very few relating to fraudulent activity. There were no reports made to our Supplier Speak Up line. SOX controls At each meeting in 2024, the Audit Committee received an update on the status of the Company’s SOX programme. The updates included details regarding progress against the defined plan and design effectiveness on the specific controls. The updates reviewed both business process controls and IT governance controls, as well as progress by specific processes and countries. The updates also considered testing plans, operating effectiveness results, and tracking any identified deficiencies and associated remediation plans. At the request of the Audit Committee, a monthly status report was also provided outside of the scheduled meetings to allow for continuous visibility. In 2023, the Group identified a material weakness relating to IT general controls. The Chief Information Officer presented an update to the Committee at four of the five Committee meetings in 2024 on the progress of the remediation work. An in-depth review of the status of our SOX compliance for 2024 was also undertaken at the December 2024 and February 2025 meetings, including discussion as to any identified material weakness. For the 2024 financial year, the evaluation of effectiveness of our internal controls identified no material weakness. The Board and the Audit Committee reviewed the work completed to remediate the 2023 material weakness relating to IT general controls and are satisfied this has been remediated. Effectiveness of risk management and internal control framework The Board, with the support of the Audit Committee, conducted a review of the effectiveness of the system of internal control for the year ended 31 December 2024 and confirms that: • the Group has an ongoing process for identifying, evaluating, and managing the significant risks faced by the Group; • this process has been in place for the year under review and up to the date of approval of the Annual Report and Financial Statements; • the Board reviews the process regularly; and • the process operates in accordance with the UK Corporate Governance Code and the FRC Risk Management and Internal Control Guidance. Audit Committee effectiveness In 2024, a review of effectiveness of the Audit Committee was undertaken using internal questionnaires. The review concluded that the Audit Committee continues to operate effectively and is well-integrated into the Board decision-making processes. Full details of the Board evaluation review, including its outcomes and actions, are disclosed on page 108. Read the Audit Committee’s terms of reference at rentokil-initial.com/investors/governance Read our Policy on the Provision of Non-Audit Services by the External Auditors at rentokil-initial.com/investors/governance Corporate Governance Rentokil Initial plc Annual Report 2024 121 Strategic Report Financial Statements Other Information

Dear Shareholder I am pleased to present to you the report of the work undertaken by the Nomination Committee in the year ended 31 December 2024. During the year, the Nomination Committee continued to assist the Board in fulfilling its responsibilities, with a particular focus placed on the composition of, and succession planning for, the Board and senior management. In October, Brian Baldwin joined the Board as a Non-Executive Director. He was also appointed a member of the Nomination and Remuneration Committees. Brian is currently the Head of Research at Trian Fund Management, L.P., an investment management firm with an investment of approximately 2.55% in Rentokil Initial plc, and brings extensive experience in investment analysis and operations, and the US market. Brian is settling into his role well, bringing additional insight and valuable challenge as we continue to execute our strategic priorities. In January 2025, we welcomed Paul Edgecliffe-Johnson to the Board as Chief Financial Officer. Paul succeeded Stuart Ingall-Tombs, who retired, stepping down from the Board on 31 December after 17 years with the Company. Paul brings 25 years of experience in finance and international businesses, having most recently been Chief Financial Officer at Flutter Entertainment plc. Given his exceptional track record, I am confident that Paul will make a significant impact in this role and prove an excellent addition to the Board. The Nomination Committee also spent time discussing the North American Leadership Team to ensure we have the team in place to execute our strategy for the region. In 2024, we welcomed Rebecca Charles as our new Chief Marketing Officer and Daniel Tripoli as our new Chief Operating Officer for the region. We also appointed Aaron Coley to succeed Jason Coyle as CFO, North America. Following the announcement in January 2025 of Brad Paulsen stepping down from his position as CEO, North America, the Nomination Committee will continue to support the Board and management in reviewing the pipeline succession for the CEO, North America role. We are delighted that Alain Moffroid, our Chief Commercial Officer, has accepted the appointment as the Interim CEO, North America. Alain is a highly experienced leader at Rentokil, and has extensive experience in both residential and commercial pest control. As is its usual practice, the Nomination Committee reviewed succession planning for our Executive Directors and members of our ELT during the year. In December, the Nomination Committee considered detailed succession plans for key roles. To ensure Board familiarity with senior managers and potential succession candidates, a number of senior managers and colleagues from across the Group have also presented to the Board or met with Directors during 2024 and it is planned that this engagement will continue in 2025 as part of the Board’s ongoing practice of meeting with talent from around the world. Richard Solomons Chair of the Nomination Committee Areas of focus in 2024 • Appointment of a new Non-Executive Director • Embedding of new Audit Committee Chair • Executive Director and senior management succession planning and talent development • Skills, knowledge, experience, and diversity of the Board Areas of focus in 2025 • Transition to, and embedding of the new Chief Financial Officer • Appointment of an additional Non-Executive Director • Executive Director and senior management succession planning and talent development • Skills, knowledge, experience, and diversity of the Board Committee members: Richard Solomons (Chair) Brian Baldwin David Frear Sally Johnson Sarosh Mistry John Pettigrew Cathy Turner Linda Yueh In this report: • Board recruitment and succession process – page 124 • Senior management succession planning – page 124 Nomination Committee Report The Nomination Committee continued to look at future-proofing the Company through thorough succession planning. Richard Solomons Chair of the Nomination Committee 122 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Role of the Nomination Committee

The Nomination Committee monitors the composition and balance of the Board and its Committees by identifying and recommending to the Board the appointment of new Directors and Committee members and ensuring they have the appropriate balance of skills, knowledge, experience, and diversity to govern the Company in a professional, ethical, and transparent manner.

The Nomination Committee also oversees talent and succession plans for members of the ELT and the Group General Counsel & Company Secretary, ensuring the development of a diverse pipeline for the future senior management of the Group.

Additionally, it plays an active role in setting and meeting diversity objectives and strategies for the Company as a whole, and has oversight of the impact of these diversity initiatives.

The full responsibilities of the Committee are set out in its terms of reference, which were last reviewed in December 2024 and are available on our website.

Membership and attendance

All Non-Executive Directors are members of the Nomination Committee to ensure they have a formal forum to input and help determine the composition of the Board. The Chair of the Board, Richard Solomons, chairs the Nomination Committee.

The Nomination Committee met for three scheduled meetings during the year and full details of members' attendance during 2024 can be found on page 98. Members of the Committee also hold discussions as required outside of the formal meetings, including a number of unscheduled meetings to consider the appointment of Brian Baldwin as a new Non-Executive Director and Paul Edgecliffe-Johnson as the Chief Financial Officer.

The Nomination Committee Chair will seek views in advance from any member who cannot attend a meeting and provide a briefing on outcomes. There were only two occasions in the year where a member was unable to attend. Papers and minutes of the meeting are circulated to all Nomination Committee members.

The Chief Executive also usually attends meetings of the Nomination Committee, especially to assist with discussions of executive succession and talent programmes, as does the Group HR Director. The Group General Counsel & Company Secretary acts as secretary to the Nomination Committee.

Nomination Committee effectiveness

The effectiveness of the Nomination Committee was considered as part of the Board effectiveness review undertaken in 2024, with the output considered and follow-up actions agreed by the Nomination Committee. The review concluded that the Nomination Committee continues to operate effectively.

In 2025, the Nomination Committee will focus on Executive Director and senior management succession planning, focusing on the depth and breadth of skills in leaders and key teams globally. Full details of the Board evaluation review, including its outcomes and actions, are disclosed on page 108.

Managing conflicts of interest

The Directors have a statutory duty to avoid a situation where they have, or could have, a direct or indirect interest that conflicts or might possibly conflict with the interests of the Company. The Board is permitted, under powers from shareholders contained in the Company's articles of association, to authorise actual or potential conflicts of interest.

We have a procedure to manage the situation where a Director has a conflict of interest, and as part of the process the Board considers each potential conflict situation on its merits. Since the procedure was introduced, a number of potential situational conflicts arising from appointments on external boards, or through some other ongoing relationship, have been authorised after review by the Board, none of which is subject to any specific restriction or condition. We maintain and review annually a register of authorisations granted during the year, and directors are reminded to at regular points throughout the year.

The Nomination Committee reviews the current schedule of authorisations on an annual basis, with a view to considering whether they remain appropriate or whether they should be revoked or otherwise limited. In 2024, it was concluded that no updates were necessary. All authorisations given were considered to remain appropriate and none were revoked or otherwise limited.

The conflicts of interest process also informs the assessment of the independence of Board members. You can find further details of the assessment on page 99.

Activities of the Nomination Committee in 2024

The Nomination Committee considered the following key areas during 2024 and early 2025:

Matters considered	Discussion and outcome	Find out more
Board succession	The Nomination Committee considered succession plans for the Board and nominated Brian Baldwin and Paul Edgecliffe-Johnson for their respective appointments.	See page 124 for more information
Senior management succession	Senior management succession was considered throughout the year, with a detailed briefing on talent and succession planning.	See page 124 for more information
Terms of reference	The Nomination Committee reviewed its terms of reference in December 2024.	Available to view on our website
Nomination Committee effectiveness	The Nomination Committee undertook a review of its effectiveness.	See above
Director effectiveness	A review of individual Directors' performance was conducted, as part of the Board evaluation process.	See page 109 for more information
Diversity	The Nomination Committee considered diversity-related reporting and targets, and reviewed the effectiveness of the Board diversity policy.	
Conflicts of interest	The Nomination Committee reviewed potential conflicts of interest authorised by the Board.	See above

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Annual Report 2024 123

Board recruitment and succession process Board recruitment and appointment procedure The Nomination Committee is responsible for ensuring there is a formal, rigorous, and transparent process in place for appointing Directors. Potential appointments are assessed with a view to ensuring the optimal composition for the Board to discharge its duties and responsibilities effectively. Candidates are considered from a diverse group of individuals whose skills and experience have been gained in a variety of backgrounds. Successful candidates have to demonstrate integrity and independence of mind and must enhance the overall effectiveness of the Board. All appointments are considered objectively and are made on merit. We support the process of appointing new Directors to the Board by using external recruitment consultants. Director reappointment As detailed in last year’s report, as part of the review of the Directors’ Remuneration Policy, it was proposed to remove the fixed term of three years subject to annual re-election by shareholders for all Non-Executive Directors, given that a fixed term appointment was a legacy construct under old corporate governance codes where annual re-election was not required. Following the approval of the Directors’ Remuneration Policy at the 2024 AGM, all Non-Executive Directors were provided with revised letters of appointment, in which the fixed appointment term had been removed. All Non-Executive Directors remain subject to annual re-election by shareholders. Non-Executive Director succession The Nomination Committee is responsible for ensuring plans are in place for orderly succession to the Board, taking into account the challenges and opportunities facing the Company, and the skills, expertise, and diversity needed on the Board in the future. Accordingly, the Nomination Committee considers Non-Executive Director succession on a regular basis to ensure that changes to the Board are proactively planned for. As part of this consideration, the Nomination Committee monitors the Non-Executive Directors’ tenure, and reviews potential departure dates assuming the relevant Directors are not permitted to serve more than nine years from their appointment date, unless in exceptional circumstances. Following discussions with Trian Fund Management L.P, Brian Baldwin was appointed as a Non-Executive Director from 1 October 2024, and a member of the Nomination Committee and Remuneration Committee. The process to appoint Brian included interviews with the Chair and the Chief Executive, and the members of the Nomination Committee, with consideration also given to the candidate references provided. As Brian is Head of Research at Trian Fund Management, L.P, a shareholder of the Company, deliberation was given as to the management of any potential conflicts of interest. On the recommendation of the Nomination Committee, the Board determined that Brian was a suitable appointment, in light of his skills and experience, and was considered independent. The Nomination Committee gave consideration to Brian’s independence given his role at Trian Fund Management L.P, subsequently concluding that it would not impede his independence to the Board. The Nomination Committee has also started the process to appoint at least one further Non-Executive Director with specific experience in US network-based services industries and/or business-to-consumer digital marketing. A candidate brief has been prepared, to assist in finding a suitable candidate. Senior management succession planning and talent development The Board and Nomination Committee recognise that strategic, thoughtful, and practical succession planning and talent development is critical to the long-term success of the Company. The Board has ultimate responsibility for succession planning for Executive and Non-Executive Directors and senior management, supported by the oversight and recommendations of the Nomination Committee. The Nomination Committee undertakes to bring new challenge and oversight to the process, and to support the business strategy and operational goals in appointments. While Board approval is only required for changes to the ELT, as outlined below, the Nomination Committee also considers senior talent and succession planning below this level. The Company has spent additional time over 2024 strengthening the North American Leadership Team, with new appointments to the Chief Marketing, Chief Operating, and Chief Financial roles. In the second half of 2024, the Nomination Committee undertook a recruitment process to identify a suitable successor for the Chief Financial Officer, Stuart Ingall-Tombs. The executive search agency Egon Zehnder was appointed to support the process. Egon Zehnder do not have any connections with the Company or any Director that may impair its independence and is a signatory to the Enhanced Code of Conduct for Executive Search Firms. The Nomination Committee worked with Egon Zehnder, with the support of the Group HR Director, to devise an appropriate candidate specification. Consideration was given as to the preferred attributes and experience for the role against the backdrop of the current composition of the Board, and the strategic priorities for the Group. A desktop review of possible external candidates was conducted by Egon Zehnder, in order to evaluate their fit against the role criteria, including the skills and competencies identified, and our culture. Shortlisted candidates met with the Chair and the Chief Executive, with the preferred candidate subsequently being interviewed by the Group HR Director, the Senior Independent Director, the Audit Committee Chair, the Remuneration Committee Chair and other members of the Board as appropriate. Full details of the preferred candidate were provided to the Nomination Committee, along with feedback from the interview process. Following deliberation, the Nomination Committee recommended the appointment of Paul Edgecliffe-Johnson to the Board, to succeed Stuart Ingall-Tombs as Chief Financial Officer. Stuart retired on 31 December 2024, with Paul joining the Board on 1 January 2025. The succession planning process involves the evaluation of each leadership team role along with other critical roles against whether there are successors ready now, ready in one to two years, or ready in three to five or more years, as well as identifying any emergency cover in place for those roles. Colleagues identified as successors and select talented colleagues are included in a talent pool and put through a robust development assessment and planning process where strengths and gaps are identified using, among other measures, psychometric assessments, career conversations, and a 360-degree feedback assessment. The information from this is applied to help create effective development plans as well as to inform the content of the talent pool development sessions. In 2024, a full succession planning review of regional and functional leadership teams and critical roles was completed. The Group HR Director and HR Director Global Talent & Group Functions presented a detailed update on the Company’s talent strategy to the Nomination Committee in December. The session reviewed the talent and succession update as well as providing a spotlight on talent selection in North America. The Nomination Committee considered the succession plans for the Chief Executive, Chief Financial Officer and other members of the ELT, including a discussion as to the potential ELT of the future. Global and critical role succession was also reviewed, with an update on regional leadership succession plans provided. In 2024, there were two changes to the ELT, with Alain Moffroid, an existing member of the ELT, being appointed Chief Commercial Officer in April 2024, in succession to Gary Booker. Fabrice Quinquenel succeeded Alain as Managing Director, Europe. In January 2025 we announced that Alain would become the Interim CEO, North America, following the departure of Brad Paulsen. The Nomination will consider permanent succession options to the role over 2025. Alain’s tenure with the Group, with extensive experience of both residential and commercial pest control, makes him a highly experienced leader and excellent candidate to lead the North American business at this time. Nomination Committee Report continued 124 Rentokil Initial plc Annual Report 2024

The Nomination Committee considered the progress made towards the priorities identified in relation to talent for 2024. The Company has established global, regional, and fast-track talent pools to help identify successors for key roles and to identify and accelerate the development of fast-track talent. The Board aims to familiarise itself as much as possible with the senior management team, as well as colleagues identified as successors or ‘high potentials’ through its ongoing engagement programme. More details can be found on page 111. The effectiveness of our talent development and succession planning activity is regularly monitored. In our ELT and Group Leadership Forum (GLF; our top c.100 senior management team), 75% and 79% of roles respectively have near-term successors identified. While the ELT level is slightly down from the prior year, the GLF level has improved by 2%. Promotion rates have also increased, by 6% from 2023 to 72% in 2024, following recent leadership appointments. Corporate Governance Rentokil Initial plc Annual Report 2024 125 Strategic Report Financial Statements Other Information

Nomination Committee Report continued 126 Rentokil Initial plc Annual Report 2024

Directors’ Remuneration Report Dear Shareholder It is my pleasure to present to shareholders, on behalf of the Board, the Directors’ Remuneration Report, for the financial year ended 31 December 2024. I hope you find the information in this report clearly explains the remuneration approach taken by the Company and enables you to understand how it links performance to business strategy and results. The key areas of focus include: • the review and subsequent approval of the Directors’ Remuneration Policy (the Policy) at the AGM in May 2024; • the review and approval for the terms of the retiring CFO and the appointment terms of the incoming CFO; • continuing the integration of the Terminix acquisition; and • continuing to focus on the remuneration for all colleagues as cost-of-living challenges continue to impact across the globe. Policy renewal Concluding the Policy review, which commenced in 2023, was a key area of focus in the first half of 2024. The main aim of our Policy was to ensure that it supports the delivery of our strategy and appropriately balances incentivisation of the Executive Directors with the interests of shareholders, employees and the wider community. We engaged extensively throughout the Policy review with our largest shareholders, who hold around 50% of our share capital, along with shareholder representative bodies and proxy agencies. A large number of our shareholders provided valuable feedback that helped shape our final proposals. We appreciated the time that was invested by shareholders and offer our sincere thanks for all the support and advice we received. The Policy was approved by 95.07% of shareholders at the AGM on 8 May 2024 and came into effect immediately. Key decisions in 2024 Context of business performance It has been a challenging year and performance overall is not yet where we expect it to be. This is attributable to the challenges experienced in North America from the more modest organic growth and cost overruns during the peak pest season which resulted in adjusted Operating Profit being down 4.2%. However, the International business grew strongly with Revenue up 8.2% and Adjusted Operating Profit up 5.7%. Our incentive structures continue to reinforce our strong link between performance and reward, and therefore, as you would expect, our overall performance is reflected in the significantly reduced incentive payments to our Executive Directors. Notwithstanding the financial results we have made progress against those areas critical for longer term performance, these include; State of Service, which increased from 97.8% in 2023 to 98.3% in 2024; and Customer Retention, which increased from 82.3 to 82.8% (see page 25 for further information). We have also made further strong progress on our Employer of Choice goals (see pages 65 and 66 for further information) and Colleague Retention, which increased from 84.2% in 2023 to 86.6% in 2024 (see page 24). Our ability to attract, develop and retain our frontline colleagues has continued to improve in 2024, with retention higher across both Service and Sales colleague groups, particularly in our North America business. Our share price reduced as a result of our trading update in September, resulting in our shares finishing lower at the end of the year than at the start (Share price on 31 December 2024 was 400.8p compared to 440.8p on 31 December 2023). There is strong alignment of our senior employee experience with that of shareholders given the extensive holding of stock across the Group, including our CEO who holds 16 times his base salary in shares. Areas of focus in 2024 • Renewal and approval of the Directors’ Remuneration Policy at the 2024 AGM • The continued successful integration of the Terminix acquisition • Keeping all-employee reward under review given the macroeconomic challenges Areas of focus in 2025 • Embedding Directors’ Remuneration Policy • Ensuring pay outcomes appropriately reflect business performance, management contribution and the experience of stakeholders • Continue to review wider workforce pay arrangements across the Group • The induction of new Committee member, Brian Baldwin Committee members: Cathy Turner (Chair) Brian Baldwin (from 1 October 2024) David Frear Sarosh Mistry Linda Yueh In this report: 130 Remuneration at a glance Key headline details on performance and remuneration in 2024 132 Directors’ Annual Remuneration Report – Introduction Details of the Remuneration Committee and its activities during 2024 134 Directors’ Annual Remuneration Report – 2024 Details of Directors’ remuneration received during 2024 145 Directors’ Annual Remuneration Report – Looking forward 2025 Details of how the Directors’ Remuneration Policy will be implemented in 2025 148 Directors’ Remuneration Policy Copy of the Directors’ Remuneration Policy approved at the Company’s AGM on 8 May 2024 The Remuneration Committee plays a crucial role in ensuring we have the right Remuneration Policy in place to recruit, retain and incentivise our Executive team to achieve our business strategy, as well as ensuring pay outcomes appropriately reflect organisational performance, management contribution and the experience of stakeholders. Cathy Turner Chair of the Remuneration Committee Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 127

Directors' Remuneration Report
continued

Wider workforce engagement
The Committee has continued to consider the wider workforce to enable understanding of the broader remuneration and related policies, and their impact. We continue to believe in and embed practices that enable all Board members to participate in and support this agenda. Engaging with the wider workforce and understanding their views was already a practice that the Board had undertaken for many years prior to the introduction of the requirements by the FRC UK Corporate Governance Code (Code), through initiatives such as Employer of Choice (see page 111 and pages 65 and 66 for more information).

Salary review
The CEO's base salary was increased to £1,040,000 and the CFO's base salary was increased to £635,000, in July 2024, which comprised a 4% increase in line with the 2024 increases for management levels in the UK (UK average increase was 6%), plus an 8% adjustment to align with the market. As detailed in last year's report, this increase was the result of a review undertaken at the same time as the Policy review, and in consultation with shareholders, due to the increased complexity of the Group following the Terminix acquisition in October 2022. The review took into consideration the impact of the changes on the business, and subsequently on the scope of the role, how the CEO's and CFO's skills and experience has developed since the last review in 2020, and the appropriate benchmark data. The realignment of reward, weighted to performance, resulted in the CEO total remuneration benchmarking to the market median and the CFO at 95% of the median.

Annual bonus outcome
The annual bonus for Executive Directors rewards both Company and personal performance. Following the Policy review the maximum opportunity was increased from 180% of salary to 225% of salary. The Company element is designed to reward sustainable profitable growth and Adjusted Free Cash Flow to align the Executive Directors' incentives with the Group strategy. As with all incentives across the business, the targets set continue to be stretching.

The Company element of the scheme for Executives Directors operates in the same way for all managers, a population of more than 3,400 colleagues, the only difference being that some targets are aligned to their specific business area rather than being based on overall Group performance. How the scheme operates and the performance outcomes at Group level are described below.

- **Company performance** – This element equates to 86.7% of the potential bonus and is zero given that the profit threshold was not met. The detail of how the plan operates is as follows: there are two performance gateways based on profit and cash generation that must be achieved in order for bonus to be payable for the company performance metrics. The free cash flow target was achieved, but the profit target was not achieved.
- **Personal performance** – The Executive Directors are assessed on their personal performance with the potential of up to 30% of salary based on these objectives, which are measured through the Company's performance and development review process. The Committee has given careful consideration to the Executive Directors' performance ratings and their overall bonus outcomes.
- The Committee recognises that this has been an extremely demanding year, particularly with regard to the significant workload related to the integration of Terminix, and wanted to recognise the overall progress that has been made this year. With this in mind, both the CEO, Andy Ransom, and CFO, Stuart Ingall-Tombs, were awarded a performance rating of 3. These assessments are set out on page 136 of the report and demonstrate the good personal performance both executives have delivered during a challenging year for the Company. This rating would result in a bonus of 15% of salary, which equates to 6.7% of the maximum overall bonus opportunity. However, the CEO and CFO, in agreement with the Remuneration Committee and Board, did not feel that it was appropriate that a bonus be paid given the overall financial performance for the year. As such, no bonus will be payable to the CEO and the CFO in relation to the 2024 financial year.
- **Total bonus outcome** – No bonus was payable to either Andy Ransom or Stuart Ingall-Tomb for 2024. See pages 135 and 136 for a breakdown of the targets and calculation as well as details of the personal performance review.

Performance Share Plan (PSP) vesting
2021 PSP
During 2024, the PSP award granted in 2021 came to the end of its three-year performance period. The vesting level of the award was dependent on six performance conditions and the vesting level of 48.7% was in line with the estimates included in the 2023 Annual Report.

2022 PSP
The 2022 PSP is due to vest on 4 March 2025 and performance will be measured against six performance conditions. Based on estimates, the TSR element is not expected to vest and the vesting level of the award is expected to be 32.6%. The level of vesting is the formulaic outcome with no discretion applied. See page 137 for a breakdown.

The Committee carefully considered the outcomes of the additional financial and strategic measures in the PSP to ensure that these had not been inadvertently made easier by inflationary increases or other impacts outside of management control. On this basis, the Committee concluded that the level of vesting was appropriate.

The Committee also satisfied itself that there had been no windfall gains.

2024 PSP grant
In March 2024, the Committee awarded the Executive Directors' PSP awards in line with the limits approved in the Policy, with the CEO receiving an award of 375% of salary and the CFO receiving an award of 300%. As disclosed in the Director's Remuneration Policy, a top-up grant was awarded in September 2024 to reflect the increase in salaries from 1 July 2024. See page 138 for full details.

Due to the reduction in the share price since the 2023 award, the Committee carefully considered if awards should be scaled back. Following the review the Committee determined that the awards should be made in full, as the share price at grant was not materially lower than the prior year. When the award vests, the Committee will, as usual, determine whether the formulaic outcomes reflect performance delivered and the shareholder experience over the period.

Use of discretion
The Remuneration Committee has exercised its discretion on executive remuneration outcomes on a consistent basis over the last few years, in order to ensure any outturn is aligned with performance. The table below shows the Committee's use of discretion over the past five years.

Year	Applied to	Discretion applied
2019	PSP awarded in 2017	EPS targets were increased from 9% to 9.6% at threshold and 15% to 16.1% at maximum due to material M&A activity.
2020	No discretion was applied	
2021	No discretion was applied	
2022	No discretion was applied	
2023	In-flight PSP awards	The in-flight PSP awards were amended to ensure that the targets remain as originally intended and have not become inadvertently easier or harder as a result of the Terminix acquisition.
2024	No discretion was applied	
2025	2024 annual bonus	The CEO and CFO, in conjunction with the Remuneration Committee and Board, determined that no bonus should be payable for the personal element of the 2024 bonus. Discretion was applied to reduce it to zero.

128 Rentokil Initial plc
Annual Report 2024

Strategic alignment of pay Ensuring that our remuneration supports the delivery of the business strategy is important to the Committee and this is achieved through aligning the measures used in our incentive schemes with our key strategic priorities. The Committee also ensures that the right behaviours and actions are driven from the top of the organisation by combining both financial and non-financial outcomes, for example the inclusion of colleague, customer and health, safety & environment metrics in both the personal element of the annual bonus and the PSP. The Committee also takes into consideration the wider business performance when reviewing formulaic outcomes of metrics across all incentives. Policy implementation Taking into consideration all the different elements of the Policy, and a demanding year, the Committee is comfortable that overall, it operated as intended in terms of Company performance and the quantum payable to the Executive Directors for 2024. Director change Brian Baldwin was appointed to the Board as a Non-Executive Director on 1 October 2024 and was appointed to the Remuneration Committee on the same date. Looking forward to 2025 Director changes and CFO transition On 25 November 2024 we announced that Paul Edgecliffe-Johnson would join the Board as Chief Financial Officer on 1 January 2025, succeeding Stuart Ingall-Tombs, who is retiring and stepped down from the Board on 31 December 2024. To facilitate an orderly transition Stuart is expected to remain an active employee until 28 February 2025 and be available to the Company until the end of his notice period on 24 November 2025. He will be treated as a good leaver, which is the default treatment for retirement and the Remuneration Committee agreed this was appropriate. These arrangements are in line with our approved Remuneration Policy and further details are set out on page 139. The Committee determined that Paul’s starting salary should be £775,000. This reflects his extensive experience and aligns with the external market rate for a CFO with over 10 years in the role. Paul will participate in the 2025 annual bonus and LTIP in line with the Remuneration Policy Base salary Our annual pay review will take place mid-year and be effective from 1 July. Any salary increase awarded to the CEO is likely to be modest and in line with senior leader pay increases which will be lower than the wider workforce, as we tend to focus our pay review budgets at our frontline. The new CFO’s pay will not increase in 2025 and will next be reviewed in 2026 (see page 145 for further details). Stuart Ingall Tomb’s salary will not be increased. Annual bonus The CEO and CFO, Paul Edgecliffe-Johnson, will be eligible for a maximum opportunity of 225% of salary in line with the approved policy. A maximum of 195% of base salary will continue to be subject to Company performance and up to 30% of base salary linked to personal performance. The Company element will be based on the achievement of Revenue, Adjusted Operating Profit and North America Organic Revenue Growth targets, and subject to the achievement of profit and cash gateways. See page 145 for full details. Stuart Ingall-Tombs will also be eligible to be considered for a pro-rata bonus for 2025 (see page 139 for details). Under the Policy, the thresholds for the Company element can be set at up to 20% of the maximum opportunity, our practice to date having been 10%. A review has been undertaken to compare our practice to other FTSE companies and as a result we have decided to adopt a threshold opportunity of 20% of the maximum for 2025 and beyond. The Committee believes that there is an appropriate amount of stretch in the threshold target to justify this level of payout and also concluded that the bonus payout level for target performance shall remain at 50% of maximum with a straight line payout curve between threshold to maximum. There is no change to the payment curve for the personal performance element. PSP grants We expect the 2025 PSP awards for the CEO and new CFO, Paul Edgecliffe-Johnson of 375% and 300% respectively to be made during March 2025 (see page 146 for details). Stuart Ingall-Tombs will not be eligible for an award. In conclusion Finally, I would like to thank our shareholders again for their support of our new Policy, and its application and to our colleagues for their continued hard work and dedication through a challenging 2024. I hope you find the information in this report useful, that it clearly explains the remuneration approach taken by the Company and enables you to understand how it links to our performance, business strategy and results. I welcome any comments you may have. Cathy Turner Chair of the Remuneration Committee Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 129

Remuneration at a glance

Our performance

Components: Fixed Pay – base salary, benefits, pension | Bonus | Performance Share Plan (PSP) | Unearned

Revenue Growth (at CER)
+3.9%
2024
2023: +45.8%
2022: +19.4%

Adjusted Operating Profit (at CER)
-4.2%
2024
2023: +57.0%
2022: +23.3%

Total Shareholder Return (three-year)
-24.0%
Estimate to 31 December 2024 (PSP performance period ends 2 March 2025)

Adjusted Free Cash Flow Conversion
86.8%
1 January 2022 to 31 December 2024

Organic Revenue Growth
+4.4%
Cumulative average 1 January 2022 to 31 December 2024

Breakdown of Executive Directors' total remuneration

The table shows a comparison of the CEO's and CFO's total remuneration for 2024 and 2023, and shows the potential maximum that was unearned.

£'000

	Fixed pay			Variable pay		
	Base salary	Benefits	Pension	Bonus	PSP	Total
Andy Ransom Chief Executive						
2024	**984.1**	**19.2**	**29.5**	**0**	**877.1**	**1,909.9**
2023	914.8	19.1	27.4	981.0	1,358.2	3,300.5
Stuart Ingall-Tombs Chief Financial Officer						
2024	**600.8**	**16.8**	**15.8**	**0**	**441.0**	**1,074.4**
2023	558.3	16.8	14.7	598.6	483.0	1,671.4


Unearned

Fixed pay

Base pay
Policy summary – Increases are normally broadly in line with those awarded to the wider workforce. Adjustments to this may be made where the Remuneration Committee deems it appropriate.

2024 implementation – The base salaries were reviewed at the same time as the Policy review and a market alignment of 8% was applied in addition to the salary increase of 4% in line with the 2024 increases for management levels in the UK. The typical increases received by the wider workforce in the UK were 6%.

Andy Ransom
Chief Executive
2024
£1,040,000
2023
£928,288
12% increase

Stuart Ingall-Tombs
Chief Financial Officer
2024
£635,000
2023
£566,500
12% increase

Wider workforce
(UK) increases
Frontline
4-8%
Other colleagues and managers
4%
Senior managers
4%
ELT
4%

Benefits
Policy summary – The Company pays the cost of providing the benefits on a monthly, annual, or one-off basis. Benefits are determined taking into account market practice, the level and type of benefits provided throughout the Group, and individual circumstances. All benefits are non-pensionable.

Benefits provided during 2024:

- Car allowance
- Life assurance
- Family healthcare insurance
- Permanent health insurance

Pension
Policy summary – Executive Directors may contribute to a defined contribution arrangement or receive a cash supplement in lieu of pension. Contributions are in line with the wider UK workforce, which is currently 3% of salary.

2024 implementation – The CEO and CFO contributions are in line with the wider workforce.

Pension contribution during 2024

Andy Ransom
Chief Executive
3%

Stuart Ingall-Tombs
Chief Financial Officer
3%

Wider workforce
(UK)
3%

130 Rentokil Initial plc
Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information

Bonus

Policy summary – Bonus opportunity of 225% of base annual salary, with a maximum opportunity of 195% for Company performance and 30% for personal performance, which operate independently.

Deferral of 50% of bonus into shares, with a minimum three-year holding period.

Andy Ransom Chief Executive	Stuart Ingall-Tombs Chief Financial Officer
Company performance **0% / £0**	Company performance **0% / £0**
Personal performance **0% / £0**	Personal performance **0% / £0**
2024 outcome **0% / £0**	2024 outcome **0% / £0**

2024 implementation – The Committee reviewed the targets set at the beginning of the year and determined they remained suitably stretching in the context of the wider business performance and that the outcomes were aligned with stakeholder experience.

Find out more on pages 135 and 136

Bonus targets and outcomes


Adjusted Operating Profit (38.5% of bonus)
Threshold
On target
Maximum
892.5
986.4
859.6
Revenue (38.5% of bonus)
Threshold
On target
Maximum
5,568.5
5,681.0
5,586.7
North America Organic Growth (12.8% of bonus)
Threshold
On target
Maximum
2.22%
4.28%
1.5%
North America net synergies (10.2% of bonus)
Threshold
On target
Maximum
$40m
$52m
$25m

Performance Share Plan

Policy summary – Award levels as a percentage of base salary are 375% for the CEO and 300% for the CFO. No more than 20% of the award will vest for meeting threshold levels of performance and 100% of the award will vest if maximum performance is achieved. There is a two-year holding period. Dividend equivalents may accrue between grant and vest date.

2024 implementation – The Committee granted the CEO and CFO awards in line with the Policy, with the CEO receiving an award of 375% of salary and the CFO receiving an award of 300%. A second top-up grant was awarded in September 2024 following the approval of the Directors' Remuneration Policy to reflect the increase in salaries from 1 July 2024.

Find out more on page 138


Andy Ransom Chief Executive
Policy maximum
375%
2024 grant
375%
2023 grant
375%
Stuart Ingall-Tombs Chief Financial Officer
Policy maximum
300%
2024 grant
300%
2023 grant
300%

Performance measures
Awards are subject to the achievement of financial and strategic/ESG targets, with specific measures and weightings set by the Remuneration Committee each year to ensure alignment with the business strategy at the time of grant. However, a minimum weighting of 75% will relate to financial (including TSR) measures.

2024 implementation – The pie chart shows the performance measures for the 2024 grant.

Find out more on page 138


A
B
C
D

- **A. 50%** relative total shareholder return
- **B. 15%** Organic Revenue Growth
- **C. 15%** Adjusted Free Cash Flow Conversion
- **D. 20%** strategic/ESG measures (colleague retention, customer satisfaction, and vehicle fuel intensity)

Performance Share Plan 2022-2025 vesting
The bar chart compares the estimated value of the 2022 PSP and value of the 2021 PSP included in the 2024 and 2023 single figures and shows how share price growth has influenced the value of the award.

PSP value (£'000)


Andy Ransom Chief Executive
2024
877.1
2023
1,358.2

	PSP 2022-2025	
	Weighting	Estimated vesting level
TSR	50%	0.0%
Organic Revenue Growth	15%	0.0%
Adjusted Free Cash Flow Conversion	15%	12.6%
Sales and Service colleague retention	6.7%	6.7%
Customer Voice Counts	6.7%	6.7%
Vehicle fuel intensity reduction	6.7%	6.7%
Total estimated vesting		**32.6%**

Rentokil Initial plc
Annual Report 2024 131

Directors’ Annual Remuneration Report – Introduction Introduction The Annual Remuneration Report has been split into three sections for ease of reference. This introductory section provides an overview of the Remuneration Committee and the activities undertaken during the year. The second section, from page 135, provides an explanation of how the current Directors’ Remuneration Policy was implemented in the year ended 31 December 2024 and shows the alignment between the Company’s strategy, remuneration framework, and performance, as well as the payments made to Directors during this period. The final section, from page 145, provides an overview of how the Policy will be applied in 2025. For reference, a copy of the Policy approved at the May 2024 AGM is included at the end of the report. Remuneration Committee responsibilities The Remuneration Committee’s main responsibilities are developing and setting the Directors’ Remuneration Policy and overseeing its application. It determines and agrees the policy with the Board and approves individual remuneration arrangements for the Chair, Executive Directors and members of the Executive Leadership Team (ELT). It reviews executive performance and strives to ensure that remuneration structures align the interests of management with those of shareholders and operate in the long-term best interests of the Company. The Remuneration Committee oversees contractual terms on termination affecting Executive Directors and members of the ELT and seeks to ensure that any payments made are both fair to the individual and to the Company, that failure is not rewarded and that the duty to mitigate loss is fully recognised. The Remuneration Committee also oversees the Company’s incentive schemes, including the operation and effectiveness of performance measures and targets in both the annual bonus plan and the PSP. It also lends oversight to major changes in colleague remuneration across the Group. Membership and attendance The Remuneration Committee members in 2024 were: Cathy Turner (Chair), Brian Baldwin (from 1 October 2024), David Frear, Sarosh Mistry and Linda Yueh. There were five Remuneration Committee meetings held in 2024, which is in line with the number of meetings held in 2023. Details of the members of the Remuneration Committee and their attendance during the year can be found on page 98. The Group HR Director, the Group General Counsel & Company Secretary, and the Group Head of Reward also attend Remuneration Committee meetings. The Group HR Director has direct access to the Chair of the Remuneration Committee and, together with the Group Head of Reward, advises the Remuneration Committee on remuneration matters relating to Executive Directors and members of the ELT. The Company Chair also attends meetings and makes recommendations in relation to the remuneration and incentive arrangements for the Chief Executive. The Chief Executive attends meetings and makes recommendations in respect of remuneration arrangements for his direct reports. No Executive Director or member of the ELT is present when their own remuneration is under consideration. The Remuneration Committee members have a broad and diverse set of skills and knowledge that, when combined, bring the necessary level of experience and know-how to ensure that remuneration matters are dealt with in a balanced, independent, and informed manner. No member of the Remuneration Committee has any personal financial interest in the matters to be decided by the Remuneration Committee, other than as a shareholder. No member of the Remuneration Committee has any conflict of interest in carrying out their role on the Remuneration Committee arising from other directorships, nor does any member participate in any of the Company’s incentive or pension arrangements or have any involvement in the day-to-day running of the Company. In order to avoid any conflict of interest, remuneration is managed through well-defined processes, ensuring no individual is involved in the decision-making process related to their own remuneration. The Remuneration Committee also receives support from external advisors and evaluates the support provided by those advisors annually to ensure that advice is independent, appropriate, and cost-effective. Remuneration Committee effectiveness The Remuneration Committee undertook a review of its performance during the year as part of the broader Board evaluation as detailed on pages 108. The review concluded that the Remuneration Committee continued to operate effectively. The findings demonstrate that Committee performance continues to be considered effective in 2024 in terms of the management of meetings, the quality of the content and information provided to the Committee from internal or external advisors, and in the Committee’s work to undertake its duties. In 2024, the Remuneration Committee focussed on the renewal and approval of the Directors’ Remuneration Policy at the Company’s AGM in May 2024 and the ongoing integration of the Terminix acquisition, ensuring the right remuneration packages are in place to attract, motivate, and retain talent. The Committee will also maintain its oversight of colleague reward given current macroeconomic challenges. The key area of focus for the Committee in 2025 will be continuing to embed the new Directors’ Remuneration Policy, ensuring that the measures used to determine performance remain appropriate, the ongoing integration of the Terminix acquisition, and ensuring the right remuneration packages are in place to attract, motivate, and retain talent. The Committee will also maintain its oversight of colleague reward given current macroeconomic challenges. External advisors Material advice and/or services were provided to the Remuneration Committee during the year by FIT Remuneration Consultants LLP (FIT) and Willis Towers Watson (WTW), who were appointed on 1 September 2024 following a thorough review process. Both advisors were retained to provide independent advice on executive remuneration matters and on the Company’s long-term incentive arrangements. Both FIT and WTW are members of the Remuneration Consultants Group and adhere to its code in relation to executive remuneration consulting in the UK. Fees charged during the year for advice to the Remuneration Committee by FIT were £3,721 and by WTW were £64,140 and were accrued on a time and materials basis. FIT and WTW do not have any connection with the Company or any Director that may impair their independence, and the Remuneration Committee is satisfied that the advice it receives is independent and objective. AGM voting outcomes The outcome of the advisory vote in respect of the Directors’ Remuneration Report and the vote on the Directors’ Remuneration Policy at the 2024 AGM are shown in the tables below. Remuneration Report voting results Votes for 2,015,653,147 Percentage for 97.96% Votes against 42,028,122 Percentage against 2.04% Total votes cast 2,057,681,269 Votes withheld (abstentions) 62,003,350 Remuneration Policy voting results Votes for 2,014,400,119 Percentage for 95.07% Votes against 104,517,698 Percentage against 4.93% Total votes cast 2,118,917,817 Votes withheld (abstentions) 761,093 A vote ‘for’ includes those votes giving the Chair discretion. A vote ‘withheld’ is not classed as a vote in law and is not counted in the calculation of the proportion of votes cast for or against a resolution. 132 Rentokil Initial plc Annual Report 2024

In 2024, the Remuneration Committee considered the following key areas: Matters considered Discussion and outcome Find out more Executive remuneration Executive Director remuneration The Remuneration Committee considered and approved base salaries for 2024, bonus outcomes for 2023, bonus structure for 2024, and the 2024 PSP awards and targets for the Executive Directors, taking into consideration the wider workforce. See pages 134 to 139 for more information ELT remuneration The Remuneration Committee considered and approved base salaries for 2024, bonus outcomes for 2023, bonus structure for 2024, and the 2024 PSP awards and targets for the members of the ELT, taking into consideration the wider workforce. – 2021 Performance Share Plan (PSP) vest The Remuneration Committee approved the vesting of the 2021 PSP awards as a result of the performance measures being met at 48.69% of maximum. – 2024 PSP award The Remuneration Committee approved the PSP grant in March 2024 and its performance conditions, and subsequently noted a summary of the grants made under the PSP. See page 138 for more information PSP measures The Remuneration Committee monitored the performance status of the outstanding awards under the PSP. – 2024 annual bonus The Remuneration Committee reviewed the overall structure of the 2024 annual bonus plan for Executive Directors and ELT members. See pages 135 and 136 for more information Malus and clawback The Remuneration Committee considered matters in relation to the compensation recoupment policy as required under new SEC rules, including the adoption of the new policy. Executive Director appointments and terminations During 2024, the Remuneration Committee approved the remuneration for the appointment of the new Chief Financial Officer and the retirement terms for the previous incumbent. See pages 139 for more information ELT appointments and terminations During 2024, the Remuneration Committee approved the remuneration for the appointment of the new Chief Commercial Officer and Regional Managing Director, Europe, and the exit of the Chief Marketing, Innovation and Strategy Officer. – Shareholder engagement The Remuneration Committee engaged with shareholders on the new Directors’ Remuneration Policy and considered the feedback received. – 2024 Directors’ Remuneration Policy The Remuneration Committee considered and agreed the structure and content of the new Policy that was taken forward for shareholder approval at the 2024 AGM. See pages 148 to 153 for more information Governance and oversight Share dilution limits The Remuneration Committee noted the impact of the Company’s executive share plans on share dilution limits. – Terms of reference The Remuneration Committee undertook its annual review of its terms of reference. These are available on our website Performance review The Remuneration Committee undertook its annual review of the effectiveness of the Committee. See Committee effectiveness on page 108 Corporate governance and proxy voting guidelines The Remuneration Committee received an update during 2024 on changes in corporate governance and proxy voting guidelines. – Gender Pay Report The Remuneration Committee considered and recommended the 2023 Gender Pay Report for approval by the Board in February, which was published in March 2024. Directors’ Remuneration Report The Remuneration Committee reviewed and approved the Directors’ Remuneration Report to be included in our 2023 Annual Report. Available on our website Annual planner The Remuneration Committee considered the annual planner for 2025. – The Chair of the Remuneration Committee presents a summary of material matters discussed at each meeting to the following Board meeting and minutes of the Remuneration Committee meetings are circulated to all Directors subject to suitable redaction. The Remuneration Committee reports to shareholders annually in this report and the Chair of the Remuneration Committee attends the AGM to address any questions arising. Activities of the Remuneration Committee Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 133

Directors' Annual Remuneration Report – 2024

Directors' remuneration in the year to 31 December 2024

Single total figure for the remuneration of Executive Directors

The table below has been audited.

		Fixed pay				Variable pay					
	Year	Base Salary £'000	Benefits £'000	Pension £'000	Total fixed pay £'000	Bonus £'000	PSP £'000	Total variable pay £'000	Total £'000	Value of total attributed to share price growth £'000	% of total attributed to share price growth
Andy Ransom,	**2024**	**984.1**	**19.2**	**29.5**	**1,032.8**	**0.0**	**877.1**	**877.1**	**1,909.9**	**(245.1)**	**-28.0%**
Chief Executive	2023	914.8	19.1	27.4	961.4	981.0	1,358.2	2,339.2	3,300.5	(83.5)	-6.1%
Stuart Ingall-Tombs,	**2024**	**600.8**	**16.8**	**15.8**	**633.4**	**0.0**	**441.0**	**441.0**	**1,074.4**	**(123.3)**	**-28.0%**
Chief Financial Officer	2023	558.3	16.8	14.7	589.8	598.6	483.0	1,081.6	1,671.4	(21.7)	-5.0%

Notes to the table

The notes below have been audited.

Base salary

- Base salary earned from 1 January to 31 December for each year.
- From 1 July 2024, Andy Ransom and Stuart Ingall-Tombs received a 12% increase in salary, of which 4% was in line with the 2024 increases for management levels in the UK, and 8% was an adjustment to align with the market.

Benefits

- Executive Directors are provided with family health insurance, health screening, life assurance, permanent health insurance, and a car allowance.
- The value of the taxable benefits include the P11D value for health insurance and the gross cash car allowance. There were no other taxable benefits paid to Executive Directors in 2023 or 2024.

Pension

- Andy Ransom and Stuart Ingall-Tombs received a pension contribution, in the form of a cash supplement, worth 3% of base salary in line with the UK wider workforce.
- Neither Andy Ransom or Stuart Ingall-Tombs contributed to a Company pension scheme and do not have any prospective benefits under a Company defined benefit scheme.

Bonus

- In 2023, 40% of the individual's bonus entitlement was awarded as deferred shares and in 2024 this was increased to 50%. These awards are subject to a three-year holding period, but are not subject to performance or service conditions.
- For 2024, Andy Ransom received 0% of salary and Stuart Ingall-Tombs received 0% of salary. See pages 135 and 136 for details of the 2024 bonus calculation.

PSP

- The 2024 single total figure includes the 2022 PSP, which is due to vest in March 2025. The value of the 2022 PSP at vest has been estimated based on the average of the Company's share price over the last financial quarter of 2024, giving a price of 388.9p, and the anticipated performance outcomes, giving a vesting level of 32.6%. See page 137 for details.
- The actual value of the 2022 PSP will be confirmed next year once the final performance outcome, the share price at the date of vesting, and the impact of dividend accrual are known.
- The 2021 PSP estimate included in the 2023 single figure has been restated. The award vested at 48.7%, which was in line with the estimate provided in last year's report. The value has been restated to reflect the actual share price at the date of vesting on 30 March 2024 of 471.0p, and the impact of dividend accrual. This has reduced the value of the PSP outcome.

Value attributed to share price changes

- The PSP value included in the 2024 single figure has an estimated share price decline of 108.7p per share attributed to it (estimated share price of 388.9p less share price at grant of 497.6p), which is -28.0% of the PSP value.
- The PSP value included in the 2023 single figure comprises two awards in March and May 2021. The March grant had a share price decline of 23.4p per share (share price at vest of 471.0p less share price at grant of 494.4p), which is -5.0% of the PSP value. The May grant had a share price decline of 43.7p per share (share price of 424.8p less share price at grant of 468.5p), which is -10.3% of the PSP value.

	Single figure	Share price on grant	Estimated share price at vest	Share price change
March 2022 award	2024	497.6p	388.9p	-108.7p
March 2021 award	2023	494.4p	471.0p	-23.4p
May 2021 award	2023	468.5p	424.8p	-43.7p

- The table below summarises the value of the 2022 and 2021 PSP vests split between value attributed to performance and value attributed to share price change for the Executive Directors (see page 138 for further information).

	Date of award	Value attributed to performance £'000	Value attributed to share price change £'000	Total value of shares vesting £'000
Andy Ransom,	04/03/2022	1,122.2	-245.1	877.1
Chief Executive	23/03/2021	1,109.0	-149.4	959.6
	18/05/2021	332.7	-31.0	301.7
	2021 total	1,441.8	-83.5	1,358.2
Stuart Ingall-Tombs,	04/03/2022	507.0	-24.0	483.0
Chief Financial Officer	23/03/2021	564.3	-123.3	441.0

- The Remuneration Committee has not exercised discretion as a result of this share price appreciation or depreciation for either award.

The total emoluments and option gains are disclosed on page 141.

134 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Annual bonus 2024

This section has been audited.

The annual bonus plan comprises three parts: gateway measures, Company performance, and personal performance. This means that bonuses earned reflect the performance of the constituent businesses which make up the overall Group performance, as well as achievement against specific personal objectives. The gateway measures and Company performance are measured against financial targets.

The Executive Directors had a maximum bonus opportunity of 195% of salary if the Company financial targets were achieved in full and an opportunity to earn up to 30% based on personal performance, which is measured through the Group's performance and development review process.

In total, the maximum bonus opportunity is up to 225% of salary and 50% of any bonus earned will be deferred into shares for three years.

2024 Annual bonus outcome

The Remuneration Committee reviewed the 2024 bonus plan outcome for the Group's senior management population based on the targets set at the start of the financial year.

Gateways

95% of the Profit target and an Adjusted Free Cash Flow gateway have to be reached at Group level before the financial performance element of the bonus can be paid.

The table below shows the targets that were set for each gateway measure and the result.

	Target £'000	Result £'000
Adjusted Operating Profit Gateway	892.5	859.6
Adjusted Free Cash Flow Gateway	385.0	438.8

Outcome

The Free Cash Flow gateway was achieved, but the Profit gateway was not achieved, which means no bonus is payable under the Company element.

Company performance

If both the gateways are achieved, then Executive Directors can earn up to 195% of salary based upon the achievement of financial metrics. For 2024, the Committee determined that the uplift in bonus opportunity, approved as part of the Policy review, would be aligned to the delivery of Organic Revenue Growth and integration synergy targets in our North America business. The remainder of the bonus opportunity was split equally between delivery of profit and revenue targets.

The table below shows how the bonus opportunity for Company performance was split.

Metric	Threshold	Target	Maximum
Profit	7.5%	37.5%	75.0%
Revenue	7.5%	37.5%	75.0%
North America Organic Revenue Growth	2.5%	12.5%	25.0%
North America integration synergies	2.0%	10.0%	20.0%
Company performance	**19.5%**	**97.5%**	**195.0%**

Targets and results

As the profit gateway was not achieved, no bonus is payable under the Company element.

The tables below detail the targets set and the performance against these targets for each of the Company performance metrics. The tables also includes the percentage of the maximum bonus that can be achieved for each target level and the percentage of salary payable.

Revenue	Threshold	On-target	Maximum	Result
Targets £'000	5,568.5	5,624.8	5,681.0	5,586.7
Targets as % of on-target	99%	100%	101%	99.3%
% of maximum opportunity achieved	10%	50%	100%	0.0%
% of base salary payable	7.5%	37.5%	75.0%	0.0%

Adjusted Operating Profit	Threshold	On-target	Maximum	Result
Targets £'000	892.5	939.4	986.4	859.6
Targets as % of on-target	95%	100%	105%	91.5%
% of maximum opportunity achieved	10%	50%	100%	0.0%
% of base salary payable	7.5%	37.5%	75.0%	0.0%

NA Organic Revenue Growth	Threshold	On-target	Maximum	Result
Targets £'000	2.22%	3.25%	4.28%	1.5%
% of maximum opportunity achieved	10%	50%	100%	0%
% of base salary payable	2.5%	12.5%	25.0%	0%

NA Integration Net Synergies	Threshold	On-target	Maximum	Result
Targets £'000	$40m	$46m	$52m	$25m
% of maximum opportunity achieved	10%	50%	100%	0%
% of base salary payable	2.0%	10.0%	20.0%	0%

Outcome – company performance

The table below brings together the bonus outcomes for each element to give the total bonus payable as a percentage of the maximum opportunity and as a percentage of base salary. As the profit gateway was not achieved, no bonus is payable under the Company element.

	% of maximum opportunity achieved	% of base salary payable
Revenue	0.0%	0.0%
Adjusted Operating Profit	0.0%	0.0%
North America Organic Revenue Growth	0.0%	0.0%
North America Integration Net Synergies	0.0%	0.0%
Bonus outcome	0.0%	0.0%

The table below shows the bonus payable to the Chief Executive and Chief Financial Officer.

	Bonus outcome as a % of base salary	Result £'000
Andy Ransom	0.0%	0.0
Stuart Ingall-Tombs	0.0%	0.0

Personal performance

Structure

The Executive Directors can earn up to 30% of base salary based on their personal performance against objectives measured through the Company's performance and development review (PDR) process and objectives typically include areas such as people, customers, safety, systems, governance and control, and key strategic projects.

Results and outcome

The assessment of the performance ratings, by the Chair for the Chief Executive and by the Chief Executive for the Chief Financial Officer, took into account their key achievements during 2024. The table below shows the PDR rating awarded and the bonus outcome for the personal element.

	PDR rating	Bonus outcome as % of salary	Bonus outcome £'000
Andy Ransom	3	15%	156.0
Stuart Ingall-Tombs	3	15%	95.3

See the tables on the next page for details of the key achievements for the Chief Executive and Chief Financial Officer which were used to determine their performance rating and details of the performance rating scale, along with the Committee's rationale.

Rentokil Initial plc Annual Report 2024 135

Directors' Annual Remuneration Report – 2024
continued

The table details the key achievements for the Chief Executive and Chief Financial Officer which were used to determine their performance rating.

Strategic objectives	Andy Ransom, Chief Executive	Stuart Ingall-Tombs, Chief Financial Officer
Employer of Choice	• Achieved world-class performance in LTA and WDL, with LTA improving 6.5% to 0.29 and WDL improving 11.3% to 6.25. • Recognised externally with RoSPA Gold Award. • Increased global colleague retention by 2.4% to 86.6%, service technician retention by 2.4% to 85.6%, and sales colleague retention by 4.6% to 82.0%.	• Created strong succession for the Finance function through the appointment of external hires into key roles and successfully managed the development of the internal candidate to succeed the Group Tax Director on his planned retirement. • Drove finance upskilling and supported in the scoping of Finance and Commercial training development for all colleagues. • Supported the process for his own succession.
Customer	• Customer retention improved by 0.5% to 82.8% with Customer Voice Counts survey (NPS) improving strongly from 50.8 to 51.8. • State of Service was strong at 98.3%. • 5 Star reviews have increased significantly following global focus on this key area.	• Customer retention improved to 82.8% with Customer Voice Counts survey (NPS) improving strongly from 50.8 to 51.8. • Launched Year of the Customer focus and created NA Growth Scorecard including key customer metrics.
Revenue	• Delivered increase in Revenue of 3.9% over previous year of which 2.8% was organic growth. • Delivered solid performance in our International business which saw Revenue growth of 8.2%, of which 4.7% was Organic Revenue growth.	• Delivered increase in Revenue of 3.9% over previous year of which 2.8% was organic growth. • Delivered solid performance in our International business which saw Revenue growth of 8.2%, of which 4.7% was Organic Revenue growth.
Adjusted Operating Profit	• Adjusted Operating Profit was down 4.2% overall due to a 7.1% reduction in North America, but up 5.7% in our International business. • Adjusted Operating Margin of 15.4%. • Strong progress in delivering pricing increases to offset the impact of inflation on our cost base.	• Adjusted Operating Profit was down 4.2% overall due to a 7.1% reduction in North America, but up 5.7% in our International business. • Adjusted Operating Margin of 15.4%. • Strong progress in delivering pricing increases to offset the impact of inflation on our cost base.
Cash and liquidity	• Delivered Strong Adjusted Free Cash Flow Conversion of 80.0%. • Delivered Net Debt to adjusted EBITDA of 2.7x. • Maintained a BBB rating with a stable outlook with S&P and Fitch.	• Delivered Strong Adjusted Free Cash Flow Conversion of 80.0%. • Delivered Net Debt to adjusted EBITDA of 2.7x. • Maintained a BBB rating with a stable outlook with S&P and Fitch.
M&A	• 36 acquisitions completed in 2024 with revenues of c.£140m in the year prior to purchase.	• 36 acquisitions completed in 2024 with revenues of c.£140m in the year prior to purchase.
Earnings and returns	• Improved approach to shareholder engagement through being more proactive and increasing time spent with prospective shareholders. • ROCE for 2024 was 6.52%.	• Positive reaction from shareholders to improvements in external reporting, making it clearer and more concise. • ROCE for 2024 was 6.52%.

The table below shows the rating scale used in the PDR and the bonus opportunity as a percentage of base salary for each rating.

Performance rating	1: Below standards required	2: Development required	3: Good performer	4: Exceeds expectations	5: Outstanding
Meaning of definition	Has not delivered against performance criteria	Has met some but not all performance criteria	Meets agreed performance	Meets and exceeds expectations against most aspects	Outstanding achievement against all criteria
Bonus opportunity as a % of base salary	0%	0%	15%	22.50%	30%

Application of discretion

The Committee recognises that this has been an extremely demanding year, particularly with regard to the significant workload related to the integration of Terminix, and wanted to recognise the overall progress that has been made this year. With this in mind, both the Chief Executive, Andy Ransom, and Chief Financial Officer, Stuart Ingall-Tombs, were awarded a performance rating of 3. The assessments are set out in the table above and demonstrate the good personal performance both executives have delivered during a challenging year for the Company. This rating would result in a bonus of 15% of salary, which equates to 6.7% of the maximum overall bonus opportunity. However, the Chief Executive and Chief Financial Officer, in agreement with the Remuneration Committee and Board, did not feel that it was appropriate that a bonus be paid given the overall financial performance for the year. As such, no bonus will be payable to the Chief Executive and the Chief Financial Officer in relation to the 2024 financial year.

Total bonus outcome

The table shows the total bonus outcome for each Executive Director. If a bonus is payable, 50% of the outcome achieved will be deferred in shares under the Deferred Bonus Plan (DBP). These awards are subject to a three-year holding period, but are not subject to any further performance or service conditions.

£'000		Company element	Personal element	Total bonus outcome achieved	Bonus outcome payable in cash	Bonus outcome deferred in shares	Total bonus outcome as % of maximum opportunity
Andy Ransom	Bonus payable as a % of salary	0%	0%	**0%**	0%	0%	0%
	Bonus payable	£0	£0	**£0**	£0	£0	£0
Stuart Ingall-Tombs	Bonus payable as a % of salary	0%	0%	**0%**	0%	0%	0%
	Bonus payable	£0	£0	**£0**	£0	£0	£0

136 Rentokil Initial plc
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Strategic Report | Corporate Governance | Financial Statements | Other Information

Performance Share Plan (PSP) and Deferred Bonus Plan (DBP) awards

This section has been audited.

The PSP is the Company's long-term incentive plan which the Executive Directors, ELT, and more than 1,300 managers and technical experts participate in. This participation supports the delivery of the Company's strategic priorities. The DBP is the long-term incentive plan under which 50% of any bonus payable to the Executive Directors is deferred in shares.

In-flight PSP target review

In line with the Remuneration Committee's usual practice for large acquisitions, they reviewed the in-flight PSP targets to take into consideration the addition of Terminix. The focus of the review was to ensure that the targets remained as originally intended and had not inadvertently become easier or harder as a result of the acquisition. The results of this review were reported in last year's report, with the exception of changes to targets for the 2022-2025 Sales & Service colleague retention and customer satisfaction metrics. No revisions were made to the customer satisfaction target and the change to the Sales & Service colleague retention metric is shown in the table below.

	Threshold	Target	Maximum
Original	79.0%	81.5%	84.0%
Revised	75.5%	78.0%	80.5%

2022 PSP award

The 2022 PSP award was subject to six performance measures detailed in the table below.

Performance measures	Weighting	Definition	Performance period
Relative TSR	50%	Relative TSR performance measured against a comparator group of the FTSE 350 Index, excluding financial services, property, and primary resources sectors	04/03/2022 to 03/03/2025
Organic Revenue Growth	15%	Average Organic Revenue Growth over the three-year performance	01/01/2022 to 31/12/2024
Adjusted Free Cash Flow Conversion	15%	Adjusted Free Cash Flow Conversion % over a three-year performance period	01/01/2022 to 31/12/2024
Sales and Service colleague retention	6.7%	Average of the 2022, 2023, and 2024 annual overall Sales and Service colleague retention	01/01/2022 to 31/12/2024
Customer satisfaction	6.7%	Average of the 2022, 2023, and 2024 annual CVC score over the three-year performance period based on NPS methodology	01/01/2022 to 31/12/2024
Vehicle fuel intensity	6.7%	Reduction in vehicle fuel intensity across 20 key countries achieved by the end of the three-year performance period	01/01/2022 to 31/12/2024

2022 PSP vesting level

The Remuneration Committee carefully considered shareholder experience when reviewing the outcomes of the annual bonus and PSP vesting level, particularly with respect to whether any downward discretion should be exercised by the Committee. On balance, the Committee decided that the formulaic outcomes take account of financial performance being below expectations and the non-vesting of the TSR element and the reduction in share price over the period aligned the experience with shareholders over the three-year performance period.

In addition, the Committee thoroughly evaluated the outcomes of the additional financial and strategic measures in the PSP to ensure that these had not been inadvertently made easier by inflationary increases or other impacts outside of management control.

Following the above reviews, the Committee has not applied discretion to the estimated outcome of the vesting.

Vesting is on a straight-line basis between threshold and target and between target and maximum, with the exception of TSR. No shares will vest if the performance is below the threshold for that measure. For the TSR, vesting is on a straight-line basis between median and upper quartile performance. The TSR performance period for the 2022 award is measured over a three-year period ending during the 2025 financial year. The TSR element of the award is therefore estimated using the TSR performance of the Company and comparator group to the end of December 2024.

The table below summarises the outcomes for each of the performance conditions.

Performance measures	Threshold: 20% vesting	Target: 50% vesting	Maximum: 100% vesting	Actual/ estimated result	Vesting level	Weighted vesting level
Relative TSR[1]	Median TSR performance	Straight-line vesting between threshold and maximum	Upper quartile TSR performance	Ranked 120 of 167	Estimate 0%	Estimate 0%
Organic Revenue Growth	4.5%	5.0%	5.5%	4.4%	0.0%	0.0%
Adjusted Free Cash Flow Conversion	70.0%	80.0%	90.0%	83.5%	84.1%	12.6%
Sales and Service colleague retention	75.5%	78.0%	80.5%	83.6%	100.0%	6.7%
Customer satisfaction	44.0	46.0	48.0	49.1	100.0%	6.7%
Vehicle fuel intensity	4.0%	6.0%	8.0%	13.0%	100.0%	6.7%
Total						**32.6%**

1. This estimate will be restated in next year's Annual Report to reflect actual performance.

Rentokil Initial plc Annual Report 2024 137

Directors' Annual Remuneration Report – 2024
continued

2022 PSP awards vesting

Andy Ransom was granted an award of shares worth 375% of base salary and Stuart Ingall-Tombs was granted an award 300% of base salary in March 2022. The aggregate number of shares estimated to vest in 2025 is summarised in the table below. The table also includes an estimate of the number of additional shares relating to dividends accrued throughout the performance period, which will be added to the final awards. The estimated value of the shares vesting is based on an average of the Company's share price for the three months to 31 December 2024 of 388.9p. The Remuneration Committee has not exercised any discretion.

	Maximum award of shares	Estimated vesting level of award	Total number of shares post performance conditions	Dividend equivalent shares at vest	Total shares vesting	Value of shares vesting £'000	Value of share vesting attributed to share price growth £'000	% of vesting value attributed to share price growth
Andy Ransom	659,415	32.6%	215,035	10,487	225,522	877,055	−245,142	−28.0%
Stuart Ingall-Tombs	331,592	32.6%	108,132	5,273	113,405	441,032	−123,271	−28.0%

PSP awards granted during the year

In March 2024, the Committee awarded the Executive Directors' PSP awards at the Policy levels, with Andy Ransom receiving an award of 375% of salary and Stuart Ingall-Tombs receiving an award of 300%. A second top-up grant was awarded in September 2024 following the approval of the Directors' Remuneration Policy to reflect the increase in salaries from 1 July 2024.

The number of shares that vest under the PSP will be based on the following performance conditions and weightings:

Performance measures 2023–2026	Weighting	Threshold: 20% vesting[1]	Target: 50% vesting[1]	Maximum: 100% vesting[1]
Relative TSR	50%	TSR performance is median measured against the FTSE 350 Index, excluding financial services, property, and primary resources sectors	Straight-line vesting between threshold and maximum	Upper quartile TSR performance against the FTSE 350 Index, excluding financial services, property, and primary resources sectors
Organic Revenue Growth	15%	4.0%	4.5%	5.0%
Adjusted Free Cash Flow Conversion	15%	75%	85%	90%
Strategic/ESG measures				
– Sales and Service colleague retention	6.7%	Targets for these measures have not been disclosed as the Board believes that these measures are commercially sensitive. They will be based on straight-line vesting between threshold and target, and between target and maximum performance, which will be reported at vesting.		
– Customer satisfaction	6.7%			
– Vehicle fuel intensity	6.7%	4%	6%	8%

1. Of maximum opportunity.

In addition, when determining the level of vesting, the Remuneration Committee will also consider the underlying financial performance of the business, as well as the value added for shareholders during the performance periods, and may adjust the vesting outcome if it considers this to be appropriate.

Awards to Executive Directors under the 2024 PSP are set out in the table below and the number of shares awarded are the maximum entitlements, and the actual number of shares (if any) which vest under the PSP will depend on the performance conditions being achieved as set out above. The awards granted were in the form of nil-cost options and may be exercised after vesting up to 10 years from the date of grant. The PSP awards are subject to a holding period of two years, which commences from the date of vest.

2024 PSP award

Participant	Date of award	Number of shares awarded	Share price used to determine award[1]	Exercise price	Face value of shares £'000	% of salary awarded	Date of vest	Performance period end[2]
Andy Ransom	26/03/2024	750,556	463.8p	–	3,481,079	375%	26/03/2027	25/03/2027
	03/09/2024	87,347	479.6p	–	418,916	375%	03/09/2027	02/09/2027
Stuart Ingall-Tombs	26/03/20224	366,429	463.8p	–	1,699,498	300%	26/03/2027	25/03/2027
	03/09/2024	42,848	479.6p	–	205,499	300%	03/09/2027	02/09/2027

1. The share price is the closing share price the day prior to grant.
2. The TSR condition for the March award will be measured over three years to 25 March 2027 and to 2 September 2027 for the September award. The other performance conditions will be measured over three years to 31 December 2026.

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DBP awards granted during the year
On 21 March 2024, to align with the payment date of the cash part of the annual bonus, Andy Ransom and Stuart Ingall-Tombs were granted awards under the DBP which equated to 40% of the value of bonus earned under the 2023 annual bonus. These awards are subject to a three-year holding period, but are not subject to any further performance or service conditions. The awards granted were in the form of nil-cost options and may be exercised after vesting up to 10 years from the date of grant. Awards to Executive Directors under the 2024 DBP are set out in the table below.

2024 DBP award

Participant	Date of award	Number of shares awarded	Share price used to determine award[1]	Exercise price	Face value of shares £'000	Date of vest
Andy Ransom	21/03/2024	83,221	471.5p	–	392,387	21/03/2027
Stuart Ingall-Tombs	21/03/2024	50,786	471.5p	–	239,456	21/03/2027

1. The share price is the closing share price the day prior to grant.

Payments for loss of office (audited)

Retirement of Stuart Ingall-Tombs

Following the announcement of the retirement of Stuart Ingall-Tombs on 25 November 2024, he stepped down from the Board on 31 December 2024. To facilitate an orderly transition he is expected to remain an active employee until 28 February 2025 and be available to the Company until the end of his notice period on 24 November 2025. He will be treated as a good leaver, which is the default treatment for retirement and the Remuneration Committee agreed was appropriate to apply. His leaving terms are in line with the Directors' Remuneration Policy and consist of:

- his salary, pension and car allowance will be paid up to the end of his notice period of 24 November 2025 and will continue to be paid on a monthly basis. In total he will receive £635,000, £16,740, and £15,180 respectively over the 12 month's notice period;
- he will continue to receive contractual benefits during his notice period, including annual leave, family medical insurance, life assurance, and permanent health insurance;
- he will be eligible for a bonus of a maximum of 225% of base salary for the 2025 financial year on a pro-rata basis whilst in active service, which is expected to be until 28 February 2025. Any bonus payable will be subject to the achievement of performance targets and will be determined by the Remuneration Committee following the end of the 2025 financial year and any payment due will be made in March 2026;
- he will not receive a Performance Share Plan (PSP) award in 2025;
- his PSP awards that have vested, but are still in their holding period will be retained in full and will be released at the end of the holding period, in line with our Policy;
- in line with the good leaver rules, he will retain a pro-rata of his in-flight PSP awards calculated by reference to grant date and the end of the notice period. These awards will vest at the end of the three-year performance period, subject to the achievement of the performance conditions. Any shares that vest will remain subject to a two-year holding period from the vesting date;
- his in-flight Deferred Bonus Plan (DBP) awards will be retained in full and released at the end of the three-year deferral period, in line with our Policy;
- all outstanding PSP and DBP awards will remain subject to malus and clawback and he will comply with the post-cessation shareholding requirements; and
- he received a contribution of up to £5,000 towards legal fees incurred.

No further payments will be made to Stuart Ingall-Tombs and the Remuneration Committee have not applied discretion to his leaving arrangements.

Payments to past Directors (audited)
There were no payments made to past Directors during 2024.

Appointment of Paul Edgecliffe-Johnson
On 25 November 2024, we announced the appointment of Paul Edgecliffe-Johnson who, having joined the Company on 2 December 2024, was appointed to the Board as Chief Financial Officer on 1 January 2025. His remuneration has been set within the parameters of the approved Policy, and consists of:

- an annual base salary of £775,000, which reflects his extensive experience and aligns with the external market rate for a Chief Financial Officer with over 10 years in the role;
- He will next be eligible for a salary review in July 2026;
- a pension contribution of 3% of annual salary, in line with the wider UK workforce. This will be delivered as a cash supplement;
- standard company benefits including (but not limited to) car allowance, private medical insurance, life assurance and permanent health insurance;
- a maximum annual bonus opportunity of 225% of base salary, with 50% of any bonus payable subject to three years' deferral under the Deferred Bonus Plan;
- an annual award of 300% of base salary under the Performance Share Plan. He will be eligible to receive his first award in March 2025;
- a requirement to build a shareholding equivalent to 300% of salary within five years of appointment and to maintain this holding two years post-cessation. Should he not have had sufficient time to build up shares to meet the guideline, he will be required to hold the actual level of shareholding at cessation; and
- a contribution of up to £2,500 towards legal fees incurred.

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Directors' Annual Remuneration Report – 2024
continued

Single total figure for the remuneration during 2024 of the Chair and Non-Executive Directors

Chair and Non-Executive Director fees

From 1 July 2024 the fees for the Chair and Non-Executive Directors were increased by 4% in line with the increase applied to management levels in the UK. This followed reviews in June 2024 by the Remuneration Committee for the Chair's fees and by the Non-Executive Directors' Terms Committee for the Non-Executive Director fees. Both Committees were supported by the Remuneration Advisors, FIT.

Position	Fee policy following review	Fee policy before review
Chair	**£442,000 per annum**	£425,000 per annum
Non-Executive Director	**£78,000 per annum**	£75,000 per annum
Senior Independent Director	**Additional £20,800 per annum**	Additional £20,000 per annum
Chair of Audit Committee	**Additional £20,800 per annum**	Additional £20,000 per annum
Chair of Remuneration Committee	**Additional £20,800 per annum**	Additional £20,000 per annum
Intercontinental travel allowance	**Additional £5,000 per trip**	Additional £5,000 per trip

The table below shows the single total figure for the remuneration during 2024 of the Chair and Non-Executive Directors compared with the prior year. The benefits section includes the travel allowance fee for intercontinental travel of £5,000 per meeting. The table has been audited.

Chair and Non-Executive Directors	Fees 2024 £'000	Fees 2023 £'000	Benefits 2024 £'000	Benefits 2023 £'000	Total 2024 £'000	Total 2023 £'000
Richard Solomons	**433.5**	425.0	**–**	–	**433.5**	425.0
Brian Baldwin[1]	**19.5**	–	**5**	–	**24.5**	–
Cathy Turner	**96.9**	95.0	**5**	5	**101.9**	100.0
David Frear	**76.5**	75.0	**15**	20	**91.5**	95.0
John Pettigrew	**96.5**	95.0	**–**	5	**96.5**	100.0
Linda Yueh	**76.5**	75.0	**5**	5	**81.5**	80.0
Sarosh Mistry	**76.5**	75.0	**5**	20	**81.5**	95.0
Sally Johnson[2]	**96.9**	69.2	**5**	–	**101.9**	69.2

1. Brian Baldwin was appointed to the Board on 1 October 2024.
2. Sally Johnson was appointed to the Board on 1 April 2023.

Directors' shareholdings and share interests

Directors' share interests

The interests of the Directors and their connected persons in the share capital of the Company as at 31 December 2024 and at 31 December 2023, or their date of appointment if later, are set out below. No Director has any beneficial interest in the shares of any of the Company's subsidiaries. This table has been audited.

	Number of ordinary shares as at 31 Dec 2024	Number of ordinary shares as at 31 Dec 2023
Richard Solomons	**84,900**	84,900
Andy Ransom[1]	**1,764,166**	1,230,419
Stuart Ingall-Tombs	**195,408**	195,408
Brian Baldwin[2]	**64,600,000**	–
Cathy Turner	**24,736**	24,736
David Frear	**8,125**	8,125
John Pettigrew	**55,000**	55,000
Linda Yueh	**1,590**	1,590
Sally Johnson[3]	**6,020**	3,527
Sarosh Mistry	**1,850**	1,850

1. Andy Ransom has an interest in 4,044,246 vested PSP shares from the 2015, 2016, 2017, 2018, 2019, 2020 and 2021 awards and 198,620 vested DBP shares, which he has not yet exercised. These figures are not included in his beneficial interest of shares figure at 31 December 2024 above but are included in the share award table below.
2. Brian Baldwin was appointed to the Board on 1 October 2024. His holding is the interest beneficially owned by Trian Fund Management, L.P.
3. Sally Johnson was appointed to the Board on 1 April 2023.

There has been no change to the current Directors' shareholdings between 31 December 2024 and 6 March 2025.

Executive shareholdings

All Executive Directors are required to hold shares equivalent in value to a percentage of their salary within a five-year period from their appointment date. Following the approval of the Policy, the requirement for the Chief Executive increased to 400% from 300% of annual salary and the requirement for the Chief Financial Officer increased to 300% from 200% of annual salary.

As of 31 December 2024, the Chief Executive substantially exceeded the minimum shareholding requirement and the Chief Financial Officer was on track to meet the shareholding requirement within the five years of appointment. The table below sets out the number of shares held at 31 December 2024 by each Executive Director. Shares owned outright include those held by connected persons. This table has been audited.

	Shareholding requirement as a % of salary	Number of shares owned outright	Value of shareholding as at 31 Dec 2024[1]	Shares owned outright as a % of salary	Interest in PSP and DBP that are available to exercise as at 31 Dec 2024	Interest in PSP and DBP awards subject to holding period as at 31 Dec 2024	Interest in PSP awards subject to performance conditions as at 31 Dec 2024
Andy Ransom	400%	1,764,166	7,070,777	680%	3,671,518	892,858	2,087,965
Stuart Ingall-Tombs	300%	195,408	783,195	123%	0	419,722	1,029,229

1. The share price is based on the Company's share price on 31 December 2024 of 400.8p.

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Total PSP and DBP awards held by Executive Directors

The table below has been audited. Both the PSP and DBP awards granted were in the form of nil-cost options and may be exercised after vesting up to 10 years from the date of grant.

	Date of award	Share price used to determine award	Scheme interest at 1 Jan 2024	Shares awarded during 2024	Shares lapsed during 2024	Dividend equivalent shares at vest[2]	Shares available for exercise during 2024	Dividend equivalent shares at exercise[2]	Shares exercised during 2024	Outstanding awards at 31 Dec 2024	Performance period end
2014 PSP[5]											
Andy Ransom	31/03/2014	123.4p	**912,792**	–	–	–	**912,792**	**73,723**	**986,515**	–	30/03/2017
2015 PSP[1]											
Andy Ransom	31/03/2015	135.5p	**883,906**	–	–	–	**883,906**	–	–	**883,906**	30/03/2018
2016 PSP[1]											
Andy Ransom	12/05/2016	159.4p	**869,324**	–	–	–	**869,324**	–	–	**869,324**	10/03/2019
2017 PSP[1]											
Andy Ransom	31/03/2017	246.4p	**562,676**	–	–	–	**562,676**	–	–	**562,676**	30/03/2020
2018 PSP[1]											
Andy Ransom	29/03/2018	271.2p	**487,350**	–	–	–	**487,350**	–	–	**487,350**	28/03/2021
Andy Ransom	14/05/2018	271.2p	**121,837**	–	–	–	**121,837**	–	–	**121,837**	13/05/2021
2019 PSP[1]											
Andy Ransom	25/03/2019	346.6p	**547,805**	–	–	–	**547,805**	–	–	**547,805**	24/03/2022
2019 DBP[4]											
Andy Ransom	25/03/2019	346.6p	**74,457**	–	–	–	**74,457**	–	–	**74,457**	24/03/2022
2020 DBP[1,4]											
Andy Ransom	24/03/2020	358.6p	**124,163**	–	–	–	**124,163**	–	–	**124,163**	23/03/2023
2020 PSP[1]											
Andy Ransom	08/09/2020	530.2p	**276,011**	–	–	–	**276,011**	–	–	**276,011**	07/09/2023
Stuart Ingall-Tombs	08/09/2020	530.2p	**126,176**	–	–	–	**126,176**	–	–	**126,176**	07/09/2023
2021 PSP[1,3]											
Andy Ransom	23/03/2021	494.4p	**442,455**	–	**227,024**	**8,890**	**224,321**	–	–	**224,321**	23/03/2024
Andy Ransom	18/05/2021	468.5p	**140,074**	–	**71,872**	**2,814**	**71,016**	–	–	**71,016**	18/05/2024
Stuart Ingall-Tombs	23/03/2021	494.4p	**202,265**	–	**103,783**	**4,064**	**102,546**	–	–	**102,546**	23/03/2024
2022 PSP											
Andy Ransom	04/03/2022	497.6p	**659,415**	–	–	–	–	–	–	**659,415**	04/03/2025
Stuart Ingall-Tombs	04/03/2022	497.6p	**331,592**	–	–	–	–	–	–	**331,592**	04/03/2025
2022 DBP[4]											
Andy Ransom	22/03/2022	507.2p	**124,211**	–	–	–	–	–	–	**124,211**	22/03/2025
Stuart Ingall-Tombs	22/03/2022	507.2p	**70,597**	–	–	–	–	–	–	**70,597**	22/03/2025
2023 DBP[4]											
Andy Ransom	21/03/2023	561.0p	**114,078**	–	–	–	–	–	–	**114,078**	21/03/2026
Stuart Ingall-Tombs	21/03/2023	561.0p	**69,617**	–	–	–	–	–	–	**69,617**	21/03/2026
2023 PSP											
Andy Ransom	30/03/2023	572.2p	**590,647**	–	–	–	–	–	–	**590,647**	30/03/2026
Stuart Ingall-Tombs	30/03/2023	572.2p	**288,360**	–	–	–	–	–	–	**288,360**	30/03/2026
2024 DBP[4]											
Andy Ransom	21/03/2024	471.5p	–	**83,221**	–	–	–	–	–	**83,221**	21/03/2027
Stuart Ingall-Tombs	21/03/2024	471.5p	–	**50,786**	–	–	–	–	–	**50,786**	21/03/2027
2024 PSP											
Andy Ransom	26/03/2024	463.8p	–	**750,556**	–	–	–	–	–	**750,556**	26/03/2027
Stuart Ingall-Tombs	26/03/2024	463.8p		**366,429**						**366,429**	26/03/2027
Andy Ransom	03/09/2024	479.6p	–	**87,347**	–	–	–	–	–	**87,347**	03/09/2027
Stuart Ingall-Tombs	03/09/2024	479.6p		**42,848**						**42,848**	03/09/2027

1. Shares held by Andy Ransom under the 2015, 2016, 2017, 2018, 2019, 2020, and 2021 PSP awards are vested but unexercised and total 4,044,246. Stuart Ingall-Tombs holds shares under the 2020 and 2021 PSP that are vested but unexercised and total 228,722.
2. PSP awards are entitled to receive dividend equivalents in the form of shares based on dividend payments between the date of grant and vesting. These are included in the total shares at vest. The awards granted prior to 2021 are also entitled to receive dividend equivalents in the form of shares post vesting based on dividend payments between the date of vest and the date one month before exercise. These shares are applied at exercise.
3. The 2021 PSP award partially vested at 48.7%.
4. The DBP awards are subject to a three-year holding period, but are not subject to any performance or service conditions.
5. Andy Ransom exercised his 2014 PSP awards on 13 March 2024. He exercised a total of 986,515 shares, with a share price on exercise of 489.07p, giving a total value on exercise of £4,824,479, which was a gain of £3,607,389 compared with the grant price value of these awards. He sold 464,245 shares at a value of £2,270,483 to cover taxes due.

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Directors' Annual Remuneration Report – 2024
continued

Remuneration in context

Wider workforce remuneration policy
During 2024, the Company had approximately 68,500 colleagues based in 89 countries. We have a broad remuneration policy which reflects the diversity of cultures, legislative environments, employment markets, and the types and seniority of roles that this geographic spread requires. The Company structures colleagues' rewards to enable it to recruit and retain the right people, doing the right job for its customers. The following summary provides additional context but does not formally form part of the Policy and may change from time to time.

The Remuneration Committee monitors and reviews the effectiveness of the senior remuneration policy and has regard to its impact and compatibility with remuneration policies in the wider workforce.

The principles that the Company follows include:

- competitive: setting pay with reference to internal relativity and external market practices;
- simple: helping all employees to understand how they are rewarded;
- fair: achieving consistent outcomes through flexible and transparent policies; and
- sustainable: aligning reward to business strategy and performance.

Wider workforce engagement
The Remuneration Committee continued their engagement with the Company's colleagues as part of the wider workforce engagement undertaken by the Board of Directors as set out on page 111. These activities have continued to build on practices that were already in place and embedded in the way they work. This approach has been undertaken because engaging with the wider workforce and understanding their views was already a practice that the Board has undertaken for many years prior to the introduction of these requirements by the Code.

The existing approach was a proven way for colleagues' views to be effectively shared with the Remuneration Committee and the wider Board. The management team is trusted to bring key issues about colleagues to the Committee's attention and there is a regular flow of information to the Board. Full details can be found on page 111. These include the YVC survey results and action plans, regional 'deep dive' presentations, and Employer of Choice updates, which ensure that the Committee gets a rounded view from across the Group and gives a much better representation of our c.68,500 colleagues' views than for example, conducting individual workshops, with a small number of colleagues. That said, in a normal year, the Board takes time to meet colleagues during site visits, undertake 'ride-alongs' with specialists and technicians, and attend management meetings. Examples of activities that the Remuneration Committee has undertaken include a visit to North America, where the Board met with the North American leadership team and attended the opening of our new Innovation Centre in Dallas, where the Committee had an opportunity to meet with colleagues from all businesses. The Chair of the Committee and other Committee members have presented at a Head Office town hall and attended a Senior Leaders Forum in the Pacific, where attendees were able to ask questions on a range of subjects, including remuneration. She has also met with members of the senior management team both formally and informally.

In addition to this, the Committee takes into account the pay of the wider workforce when making remuneration decisions for the Executive Directors and the ELT as was the normal practice prior to the change to the Code. This is achieved through relevant details about the wider workforce being disclosed to the Committee to provide context when it is making pay decisions. For example, when making salary decisions, the Committee is provided with details of the overall approach for the Group, as well as senior leader and general colleague recommendations for the specific countries in which the Executive Directors and ELT reside.

This means, for example, that the approach to pay increases for frontline technicians and managers in Singapore would be taken into account when making decisions about the pay for the Regional Managing Director for Asia & MENAT, who lives and works in Singapore.

Consideration of cost-of-living challenges
In 2024, the challenges around the impact of the cost-of-living globally continued and we have remained committed to paying our colleagues fairly, with particular focus on the impact that higher inflation has had on our more junior and frontline colleagues. We continued a number of the successful initiatives that we had introduced in previous years, which included:

- giving higher increases to frontline colleagues compared with senior leaders and management teams; for example, the typical pay increase for frontline colleagues in the UK was double the typical salary increase for management and senior leaders in 2024;
- giving frontline colleagues the opportunity to flex their work hours and, based on colleague feedback, offering them the opportunity to increase their contractual hours, and accordingly their pay;
- supporting colleagues to help them maximise their incentive opportunity;
- increasing meal voucher benefits to support colleagues with the rising costs of food inflation; and
- providing support to colleagues to help them develop their own strategies to manage the cost of living challenge; For example, by providing access to a range of financial tools and calculators through our benefit platform in the UK and partnering with HSBC to deliver financial education webinars.

CEO pay ratio
The CEO pay ratio compares the CEO single figure earnings with the single figure earnings of UK colleagues. It has been calculated using method A, where the colleagues at each quartile are identified using details of their full-time equivalent pay and benefits for the year being measured. The effective date for the calculation is 31 December of the reporting year. For example, the 2024 colleague figures represent the full-time equivalent pay and benefits for 2024 for colleagues employed on 31 December 2024 and is calculated once the actual data is available, which means that no elements of pay are omitted or departures required from the methodology. This method was chosen as it best replicates the Chief Executive's single figure.

The table below shows the ratios at the 25th percentile, median, and 75th percentile for 2018 to 2024, and the corresponding value of pay and benefits:

Year	Method		25th percentile pay ratio	Median pay ratio	75th percentile pay ratio
2024	A	Salary	£24,936	£26,676	£32,319
		Total pay and benefits	£25,016	£27,321	£34,363
		Pay ratio	**76:1**	**70:1**	**56:1**
2023	A	Pay ratio	154:1	123:1	88:1
2022	A	Pay ratio	148:1	121:1	85:1
2021	A	Pay ratio	281:1	232:1	172:1
2020	A	Pay ratio	203:1	160:1	111:1
2019	A	Pay ratio	220:1	173:1	119:1
2018	A	Pay ratio	229:1	189:1	145:1

The CEO ratios for 2024 have reduced compared with 2023, this is due to the CEO's single figure being lower than historical outcomes. The main reason for this is no bonus being payable for 2024 and a lower vesting level of the PSP, alongside the employee values remaining higher, which is partially due to colleagues being given the opportunity to increase their contractual hours and accordingly their pay.

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This table will continue to be built on over time to cover a rolling 10-year period and will include reasons for the changes to the ratios from year to year. However, it is anticipated that variations in the PSP and annual bonus outcomes will have the biggest impact on the ratios. For PSP, this is due to vesting levels and the share price changing. For the annual bonus, although our comparator colleagues are also eligible for a bonus, the Chief Executive is targeted on Group-level outcomes, whereas our comparator colleagues are based on their specific remit, which given the UK makes up only a small percentage of the Group, means the outcomes may vary from year to year.

The median pay ratio is consistent with the pay, reward, and progression, policies for the Company's UK colleagues taken as a whole.

The Company has a consistent approach to reward across the Group and colleagues' packages are set with reference to the external market.

Gender pay gap

The Company continues to have no material gender pay gap between men and women, with a median of -3.6% and a mean -7.1%, which is significantly better than the UK average of 13.1% reported by the Office for National Statistics, and means the median woman earns marginally more than the median man. These are encouraging results overall, and the Company is steadily increasing the number of women in senior roles. In addition, the Company's reputation as an Employer of Choice has continued to grow with a significant number of female external hires.

The Company continues to be focused on making it an even more diverse and inclusive place to work and the key areas of focus continues to be increasing the number of female frontline technicians and improving the proportion of females in senior manager roles, in both the head office functions and operations.

Relative importance of spend on pay

The table below sets out amounts paid in total employee costs and total dividends paid for the years ended 31 December 2024 and 31 December 2023.

	2024 £m	2023 £m	% change
Remuneration paid to all employees of the Group	**2,558**	2,550	0.3%
Distributions to shareholders	**229**	201	13.9%

Details of the remuneration paid to all employees can be found in Note A9 to the Financial Statements on page 179. Details of the dividends declared and paid during the periods are contained in Note D1 to the Financial Statements on page 206.

Chief Executive remuneration over a 10-year period

Chief Executive	Single total figure for remuneration	Annual bonus payout versus maximum opportunity	% long-term incentive vesting rates versus maximum opportunity
2015 – Andy Ransom	£1,655,757	59.1%	15.1%
2016 – Andy Ransom	£5,581,304	72.2%	67.5%
2017 – Andy Ransom	£3,969,607	70.1%	80.3%
2018 – Andy Ransom	£4,962,076	55.8%	91.3%
2019 – Andy Ransom	£4,227,473	93.1%	90.8%
2020 – Andy Ransom	£3,840,871	0.0%	86.0%
2021 – Andy Ransom	£5,544,805	100%	96.6%
2022 – Andy Ransom	£4,324,407	98.6%	64.6%
2023 – Andy Ransom[1]	£3,300,546	58.7%	48.7%
2024 – Andy Ransom[2]	**£1,909,895**	**0.0%**	**32.6%**

1. The 2023 single total figure includes the revised value of 295,351 shares under the 2021 PSP award, which vested at 48.7%. 224,332 vested on 30 March 2024 with a value based on the closing share price on 2 April 2024 of 471.0p (first trading day after vesting). 71,019 vested on 18 May 2024 with a value based on the closing share price on 20 May 2024 of 424.8p (first trading day after vesting).
2. The 2024 single total figure includes the estimated value of 225,522 shares under the 2022 PSP award, which is due to vest on 4 March 2025 based on the average share price over Q4 of 2024 of 388.9p.

Use of discretion

The Remuneration Committee is cognisant of its responsibility to make informed and thoughtful decisions on remuneration that are both balanced and in the long-term interests of the business and shareholders and, where necessary, will apply discretion to remuneration targets or outcomes that otherwise would be inappropriate. The application of discretion over the last five years is detailed on page 128 and has mainly focused on adjustments to the targets of in-flight PSP awards to take account of material acquisitions and disposals, to ensure that the targets remain as originally intended and have not become inadvertently easier or harder as a result of the acquisition.

Re-election of Directors and service contracts

Details of the Director's service contracts and notice periods defined under the Directors' Remuneration Policy can be found on page 151.

The notice periods given in service contracts of the current Directors are: Andy Ransom, twelve months by either party; Paul Edgecliffe-Johnson, twelve months by either party; and Richard Solomons, six months by either party. The Non-Executive Directors have a notice period of three months.

Stuart Ingall-Tombs is currently serving notice and will retire on 24 November 2025 (see page 139 for further details). The notice period in his service contract is twelve months.

TSR performance over a 10-year period relative to FTSE Index

The following graph shows TSR over a 10-year period reflecting the holding of the Company's shares, plotted against the FTSE 100 Index, the FTSE 250 Index, and the FTSE 350 Index, on a consistent basis with the graph shown last year. The Company has been a constituent of one or more of these indices over the 10-year period that is shown. This chart is based on data sourced from Thomson Reuters DataStream and uses spot Return Index data at each year end.

Rentokil Initial plc's TSR compared against the TSR of FTSE 100, FTSE 250, and FTSE 350 indices over a 10-year period


FTSE 100
FTSE 350
FTSE 250
Rentokil Initial
£600
£550
£500
£450
£400
£350
£300
£250
£200
£150
£100
£50
0
Dec 2014
Dec 2015
Dec 2016
Dec 2017
Dec 2018
Dec 2019
Dec 2020
Dec 2021
Dec 2022
Dec 2023
Dec 2024

Rentokil Initial plc
Annual Report 2024 143

Directors' Annual Remuneration Report – 2024
continued

Percentage change in remuneration

The table below sets out a comparison of the change in pay versus the previous year for the Chief Executive, Chief Financial Officer, Chair, Non-Executive Directors, and employees of Rentokil Initial plc for the years 2020 to 2024, showing a rolling five-year period.

The percentage changes calculated on the actual remuneration received are distorted by two factors: firstly, initiatives undertaken in 2020 to help mitigate the impact of COVID-19, such as management/ senior leader pay waivers in Q2 2020 and cancelling the annual management bonus scheme have impacted the percentage changes; and secondly, the actual remuneration received is not adjusted for in-year starters and leavers.

	Andy Ransom	Stuart Ingall-Tombs	Richard Solomons	Brian Baldwin[5]	Cathy Turner[6]	David Frear[7]	John Pettigrew	Linda Yueh	Sally Johnson[8]	Sarosh Mistry[9]	Employees[10]
Salary/fees[1]											
2024	7.6%	7.6%	2.0%	–	1.9%	-3.7%	-3.5%	1.9%	47.3%	-14.2%	4.8%
2023	3.0%	1.5%	10.9%	–	27.6%	337.8%	34.8%	27.8%	–	40.7%	11.1%
2022	1.5%	6.0%	2.2%	–	12.7%	–	6.0%	4.3%	–	50.1%	1.5%
2021	33.3%	175.3%	9.6%	–	89.3%	–	9.6%	9.6%	–	–	4.4%
2020	-14.3%	–	34.6%	–	–	–	9.6%	-8.8%	–	–	–
Annual bonus[2]											
2024	-100%	-100%	–	–	–	–	–	–	–	–	-74.6%
2023	-38.7%	-38.7%	–	–	–	–	–	–	–	–	-17.6%
2022	-1.3%	6.0%	–	–	–	–	–	–	–	–	45.0%
2021	100.0%	100.0%	–	–	–	–	–	–	–	–	352.1%
2020	-100.0%	–	–	–	–	–	–	–	–	–	-62.8%
Benefits[3,4]											
2024	0.2%	-0.2%	–	–	–	–	–	–	–	–	2.2%
2023	-0.9%	0.1%	–	–	–	–	–	–	–	–	-8.4%
2022	-2.7%	3.8%	–	–	–	–	–	–	–	–	-0.2%
2021	0.5%	-44.8%	–	–	–	–	–	–	–	–	-4.5%
2020	-0.3%	–	–	–	–	–	–	–	–	–	1.3%
Total											
2024	-46.8%	-46.7%	2.0%	–	1.9%	-3.7%	-3.5%	1.9%	47.3%	-14.2%	-27.6%
2023	-28.0%	-23.7%	10.9%	–	27.6%	337.8%	34.8%	27.8%	–	40.7%	-2.8%
2022	-0.3%	6.0%	2.2%	–	12.7%	–	6.0%	4.3%	–	50.1%	17.6%
2021	265.4%	556.8%	9.6%	–	89.3%	–	9.6%	9.6%	–	–	45.9%
2020	-63.5%	–	–	–	–	–	-4.6%	-8.8%	–	–	-15.2%

1. Base salary includes overtime and allowances.
2. Annual bonus includes our Group Management Bonus Scheme (GMBS) and any other bonus commission or cash incentive but excludes any long-term incentives.
3. Benefits include private healthcare, car allowance, cars, fully expensed fuel cards, and commercial vans (private use).
4. Pension and retirement benefits are not included in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013.
5. Brian Baldwin was appointed to the Board on 1 October 2024.
6. Cathy Turner was appointed as Chair of the Remuneration Committee on 12 May 2021.
7. David Frear was appointed to the Board on 12 October 2022.
8. Sally Johnson was appointed to the Board on 1 April 2023.
9. Sarosh Mistry was appointed to the Board on 1 April 2021.
10. In line with regulations, employees include those employed by Rentokil Initial plc, excluding Executive Directors and Non-Executive Directors.

144 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Directors' Annual Remuneration Report – Looking forward 2025

Executive Director base salaries from 1 January 2025

Executive Director and ELT salaries are typically reviewed with effect from 1 July each year in accordance with the prevailing Policy.

When reviewing salary levels, the Remuneration Committee takes into account a number of internal and external factors, including Company performance during the year, external market data, and the salary review principles applied to the rest of the organisation to ensure a consistent approach. The salary increase for the Chief Executive is expected to be around 2.5% in line with the increases that are anticipated to be applied to management. The Chief Financial Officer will not receive a salary review in 2025, in line with the terms of his appointment. The standard increases of the wider workforce in 2025 are expected to be higher, as the Company normally focuses more of its pay review budget at the frontline.

Salary from 1 January 2025

Executive Director	Salary from 1 January 2025 £'000	Increase %	Salary from 1 July 2025 £'000
Andy Ransom – Chief Executive	1,040.0	2.5%	1,066.0
Paul Edgecliffe-Johnson – Chief Financial Officer	775.0	0.0%[1]	775.0

1. In line with the terms of his appointment, his first salary review will be in July 2026.

Fixed pay for 2025 will be:

	Estimated base salary £'000	Estimated benefits £'000	Estimated pension £'000	Total fixed pay £'000
Andy Ransom – Chief Executive	1,053.0	19.2	31.6	1,103.8
Paul Edgecliffe-Johnson – Chief Financial Officer	775.0	16.8	23.3	815.1

2025 Non-Executive Director fees

The table below shows the Non-Executive Director fees from 1 January 2025. As part of the review of the fees conducted in September 2022, it was agreed that the Non-Executive Director fees would be reviewed each year as part of the salary review and, if appropriate, the fees will be increased by the standard amount being applied to Executive Directors. This review will be completed in June 2025 and any increase determined will be applied from 1 July 2025.

Position	Fee policy from 1 January 2025
Chair	£442,000 per annum
Non-Executive Director	£78,000 per annum
Senior Independent Director	Additional £20,800 per annum
Chair of Audit Committee	Additional £20,800 per annum
Chair of Remuneration Committee	Additional £20,800 per annum
Intercontinental travel allowance	Additional £5,000 per trip

2025 annual bonus structure

When considering the targets for the 2025 annual bonus, the Committee reviewed the level of payment for threshold, target and maximum performance. It subsequently determined that the threshold level of payout for the 2025 bonus should be 20% of maximum which is in line with the policy approved by shareholders and consistent with threshold levels in a significant number of similar sized FTSE companies and bonus practice in the US, where a number of our senior leaders are based. The Committee believes that there is an appropriate amount of stretch in the threshold target to justify this level of payout and also concluded that the bonus payout level for target performance shall remain at 50% of maximum with a straight line payout curve between threshold to maximum

Executive Directors have the following bonus opportunity as a percentage of base salary.

	Threshold	Target	Maximum
Company performance	39.0%	97.5%	195.0%
Personal performance	0.0%	15.0%	30.0%
Total	**39.0%**	**112.5%**	**225.0%**

Company performance

The focus of the bonus remains on rewarding sustainable profitable growth and delivery of Adjusted Free Cash Flow in order to align Executive Directors' incentives with the Group's strategy.

- **Gateways:** 95% of the Profit target and an Adjusted Free Cash Flow gateway have to be reached at Group level before the financial performance element of the bonus can be paid.
- **Financial performance:** If both these profit and cash flow gateways are achieved, then Executive Directors can earn up to 195% of salary based on the achievement of financial targets.

Bonus targets have not been disclosed looking forward for 2025 as the Board believes that this information is commercially sensitive. Disclosing bonus targets could provide information about our business plans to our competitors, which could be damaging to our business interests and therefore to shareholders. However, retrospective bonus targets for 2025 will be disclosed in next year's Annual Report.

The Committee remains dedicated to ensuring that the bonus targets remain stretching and has determined that, in addition to delivery of Group profit and revenue targets, part of uplift in bonus opportunity approved as part of the new Policy, will continue to be based on the achievement of delivery of Organic Revenue Growth in our North America business for 2025.

Rentokil Initial plc Annual Report 2024 145

Directors' Annual Remuneration Report – Looking forward 2025
continued

The table below shows the how the bonus opportunity for Company performance in 2025 will be split.

	Threshold	Target	Maximum
Profit	17.0%	42.5%	85.0%
Revenue	17.0%	42.5%	85.0%
North America Organic Revenue Growth	5.0%	12.5%	25.0%
Company performance	**39.0%**	**97.5%**	**195.0%**

Personal performance
The Executive Directors can earn up to 30% of base salary based on their personal performance against objectives measured through the Company's performance and development review process.

Bonus deferral
50% of any bonus earned will be deferred into shares for three years.

How will incentives be aligned with the business strategy in 2025?
The table below shows how key elements of the business strategy are reflected in the Executive Directors' remuneration in 2025.

Strategic priorities	Link to remuneration
Be an Employer of Choice/ colleague retention	Through personal goals in the annual bonus and the Sales and Service colleague retention performance condition in the PSP.
Drive Organic Revenue Growth in Pest Control	Revenue targets for Group, Organic Revenue Growth targets for North America in the annual bonus and Organic Revenue Growth targets in the PSP.
Manage the integration of Terminix into our North America business	Organic Revenue Growth targets for North America in the annual bonus, as well as personal goals in the annual bonus.
Build our Hygiene & Wellbeing business	Revenue, profit targets, and personal goals in the annual bonus. Organic Revenue Growth targets in the PSP.
Drive M&A	M&A is enabled through delivery of Adjusted Free Cash Flow in the annual bonus and Adjusted Free Cash Flow Conversion in the PSP, and its execution is measured through personal goals in the annual bonus.
Creating value through product and service innovations and digital applications	Through personal goals in the annual bonus and through the customer satisfaction measure in the PSP.
Managing a responsible business	ESG is measured through goals in the annual bonus and through the performance conditions, vehicle fuel efficiency, customer satisfaction, and Sales and Service colleague retention in the PSP.

2025 PSP award
Under the Policy, the PSP award limits are a maximum of 375% of base salary for the Chief Executive and 300% of base salary for the Chief Financial Officer. It is currently envisaged that Andy Ransom, Chief Executive, will receive an award of 375% of salary and Paul Edgecliffe-Johnson, Chief Financial Officer from 1 January 2025, an award of 300% of salary in line with the Policy, subject to confirmation that this remains appropriate at the time of grant.

Shares under the awards will be released no earlier than five years after grant (i.e. following a three-year vesting period and a two-year holding period). Vesting of this award will be determined by the Company's performance as follows and performance between targets will be calculated on a straight-line basis.

For 2025, the Committee approved a change to the measurement of the TSR performance period, aligning it with the organisation's calendar year rather than the grant date. This approach aligns with prevailing FTSE market practice and offers administrative advantages in both calculation and disclosure. This change will not be applied retrospectively to in-flight awards.

The performance period for the 2025 PSP award for all the metrics will be aligned with the financial year and will run from 1 January 2025 to 31 December 2027.

Performance measures 2025–2027	Weighting	Threshold: 20% vesting	Target: 50% vesting	Maximum: 100% vesting
Relative TSR[1]	50%	TSR performance is median against comparator group	Straight-line vesting between threshold and maximum	Upper quartile TSR performance against comparator group
Organic Revenue Growth	15%	2.50%	3.25%	4.00%
Adjusted Free Cash Flow Conversion	15%	75%	85%	90%
Strategic measures[2]				
– Sales and Service colleague retention – Customer satisfaction	20% (split equally)	Targets for these measures have not been disclosed as the Board believes that these measures are commercially sensitive. They will be disclosed on vesting. They will be based on straight-line vesting between threshold and target and between target and maximum performance, which will be reported at vesting.		
– Vehicle fuel intensity reduction		4%	6%	8%

1. The TSR index of comparators for this cycle will be the constituents of the FTSE 100 Index, excluding financial services, property, and primary resources sectors.
2. The strategic measures will be measured over the three-year performance period. Colleague retention will be measured on average overall Sales and Service colleague retention; customer satisfaction will be measured using average CVC scores; and vehicle fuel efficiency will be measured against an average reduction across our key countries.

146 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

The Committee carefully reviewed the performance targets, ensuring they are both stretching yet achievable, in order to effectively motivate participants. Reflecting the challenges in North America, the 2025-2027 Organic Revenue Growth target has been set lower than the 2024-2026 target. In the Committee's view, this target remain appropriately challenging as on-target performance is aligned with the consensus of stock market analysts' expectation of growth over the period , and maximum performance requires outperformance of those analysts' forecasts.

The Remuneration Committee is satisfied that these targets represent a suitably stretching range in light of all relevant factors, including the current business plan and analysts' forecasts.

When determining the level of vesting, the Remuneration Committee will also consider the underlying financial performance of the business, as well as the value added to shareholders during the performance periods, and may adjust the vesting outcome if it considers this to be appropriate.

Illustration of proposed Directors' Remuneration Policy for 2025

The charts opposite provide an illustration of what could be received by each of the Executive Directors in 2025, including how a 50% increase in the share price could impact what they receive.

These charts are illustrative, as the actual value that will be received will depend on business performance in 2025 for the bonus and in the three-year period to 2027 for the PSP, as well as share price performance to the date of exercise for awards made under the DBP and the PSP.

Our remuneration arrangements are designed so that a significant proportion of pay is dependent on the delivery of short and long-term goals that are aligned with our strategic objectives and the creation of shareholder value.

Key

● Fixed pay
Includes all elements of fixed remuneration, which includes base salary, pension. and benefits. The amounts are based on the proposed new salary levels from 1 July 2025 and assume a full year at this level.

● Annual bonus including Deferred Bonus Plan (DBP)
Represents the potential value of the annual bonus for 2025, as shown on pages 145 and 146. 50% of any bonus would be deferred into shares for three years and this is included in the value shown.

● Performance Share Plan (PSP)
Represents the potential value of the PSP to be awarded in 2025 (375% of salary for the CEO and 300% of salary for the CFO), which would vest in 2028 subject to performance against the targets disclosed on page 138. Awards would be subject to a holding period for a further two years.

● 50% share price growth
Represents the potential impact of a 50% share price increase. This has been applied to the PSP.

Chief Executive – Andy Ransom



Fixed
£1,107,152
100%
Threshold
£2,722,142
41%
29%
15%
15%
Target
£5,304,527
21%
22%
38%
19%
Maximum
£9,501,902
12%
25%
42%
21%
£0m
£2.0m
£4.0m
£6.0m
£8.0m
£10.0m

Chief Financial Officer – Paul Edgecliffe-Johnson



Fixed
£812,227
100%
Threshold
£1,811,977
45%
26%
16%
13%
Target
£3,427,852
24%
25%
34%
17%
Maximum
£6,043,477
13%
29%
39%
19%
£0m
£2.0m
£4.0m
£6.0m
£8.0m
£10.0m

Rentokil Initial plc
Annual Report 2024 147

2024 Directors’ Remuneration Policy The information provided in this section of the Remuneration Report is not subject to audit. Base salary Purpose/link to strategy To attract and retain executives of the calibre required to implement our strategy. Operation Base salaries are payable in cash and are normally reviewed annually. Base salaries are set taking into account: • scope and responsibilities of the role; • external economic environment; • individual skills and experience; • contribution to overall business performance; • pay conditions for other colleagues based in the UK and other regions which are considered by the Remuneration Committee to be relevant for that executive; and • comparable salaries in a cross-section of companies of a similar size and complexity at the time of review – which will be taken into consideration, but not be the key determiner of salary levels. Levels of payout Base salaries are set at an appropriate level taking into account the factors described under ‘Operation’ above and salary increases are considered in this context. The maximum salary level is determined by the Remuneration Committee taking into account these factors. The Remuneration Committee would normally expect percentage pay increases for the Executive Directors to be broadly in line with the wider workforce in relevant regions. However, higher increases may be awarded in certain circumstances, where the Remuneration Committee considers this appropriate, such as: • where a new Executive Director has been appointed to the Board at a lower than typical market salary to allow for growth in the role, then larger increases may be awarded in following years to move salary positioning closer to typical market levels as the executive grows in experience, subject to performance; • where the Executive Director has been promoted or has had a change in responsibilities, salary increases in excess of the above level may be awarded; or • a substantial change in the Company’s size or market capitalisation leading to the positioning of an Executive Director’s salary falling behind market practice. In exceptional circumstances, where a Non-Executive Director temporarily takes up an executive position, salary increases for the Non-Executive Director may be awarded as appropriate. Performance measures and period The payment of salary is not dependent on achieving performance targets, although individual performance is taken into account when setting salary levels and determining any salary increases. Pension Purpose/link to strategy To facilitate Executive Directors’ planning for retirement. Operation Executive Director pension arrangements are by way of a defined contribution arrangement or through a cash alternative of a similar value, or a combination of the two. Levels of payout The maximum contribution will be in line with the wider workforce in the UK, which is currently 3% of base salary, although this rate may change from time to time. Should an Executive Director be appointed in a country other than the UK, a maximum contribution appropriate to that market would be considered. Performance measures and period Not applicable. Benefits Purpose/link to strategy To provide market-competitive benefits that support the executive to undertake their role. Operation The Company pays the cost of providing the benefits on a monthly, annual, or one-off basis. Benefits are determined taking into account market practice, the level and type of benefits provided throughout the Group, and individual circumstances, and the benefits provided may be reviewed from time to time. All benefits are non-pensionable. The main benefits for Executive Directors are currently: • life assurance; • car or car allowance; • family healthcare; • permanent health insurance; and • relocation benefits – in the event that an executive were required to relocate to undertake their role, the Remuneration Committee may provide an additional appropriate level of benefits to reflect the relevant circumstances. Such benefits may be one-off or ongoing in nature. Should an Executive Director be appointed in a country other than the UK, benefits appropriate to that market would be considered. The Remuneration Committee retains the discretion to change the benefits provided (including offering additional benefits) in line with market practice and may include offering participation in any future all-employee share plan. Levels of payout Levels of benefits are set in line with market practice. The level of benefits provided varies year-on-year depending on the cost of the provision of benefits to the Company and therefore it is not meaningful to identify a maximum level of benefits. Performance measures and period Not applicable. 148 Rentokil Initial plc Annual Report 2024

Annual bonus Purpose/link to strategy To recognise and reward for stretching business performance against annual financial targets and/or personal objectives that contribute to Company performance. To attract and retain executives of the calibre required to implement our strategy and drive business performance. The deferral of an element of the annual bonus into shares provides alignment with shareholders’ long-term interests following the successful delivery of short-term targets and supports the balance of achievement of short-term and long-term business performance. Operation The annual bonus is paid each year after the Remuneration Committee has reviewed performance against targets, which are set around the beginning of each year for each Executive Director, taking into consideration the underlying performance of the business. Normally no more than 50% of any bonus is generally paid in cash, with the balance deferred in shares under the Deferred Bonus Plan (DBP). Deferred shares typically vest after a period of three years with no further performance conditions. Shares awarded under the DBP are typically awarded as nil-cost options and have an exercise period that extends from the date of vesting to the 10th anniversary of the award being made, although awards may be structured in other ways. If nil-cost options remain exercisable at the 10th anniversary of grant then they will be exercised automatically on a participant’s behalf. The Remuneration Committee retains the right to exercise discretion to ensure that the level of bonus payable is appropriate and a fair reflection of the Company’s performance. Malus and clawback rules apply to both cash bonus payments and DBP awards (see Malus and Clawback section for details). Deferred shares may be adjusted in accordance with the rules in the event of a variation of the Company’s share capital, demerger, special dividend, or similar event that materially affects the price of shares. Levels of payout Bonus payouts start to accrue at a level of up to 20% of base salary for meeting threshold levels of performance and a maximum opportunity of 225% of base salary, with an on-target bonus opportunity of no more than 50% of the maximum opportunity. Payouts for performance levels in between these levels will typically be paid on a straight-line basis. Dividend equivalents accrue between grant date and vesting date on shares that vest under the DBP and are normally settled in the form of additional shares. Performance measures and period The annual bonus is normally based on the achievement of financial targets and/or personal objectives, although the Committee measures and period may include other strategic priorities. Performance is typically tested over a one-year performance period. The Remuneration Committee reserves the right to set appropriate measures that ensure alignment with business strategy and shareholder interest, subject to the financial measures accounting for at least 75% of the total. Financial measures may be linked to Group performance or the executive’s specific area of responsibility, if appropriate. If events happen which cause the Remuneration Committee to consider that a performance condition would not, without alteration, achieve its original purpose, it may amend that performance condition provided that the amended performance condition is materially no less challenging than it would have been had the event not occurred. The Remuneration Committee retains the right to exercise discretion to ensure that the formulaic vesting outcome is appropriate and a fair reflection of the Company’s performance. Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 149

Performance Share Plan (PSP) Purpose/link to strategy To motivate and incentivise delivery of stretching business performance over the long term and to create alignment with growth in value for shareholders. To act as a retention tool for Executive Directors. Operation The PSP operates under the rules approved by shareholders in 2016 (and as amended). An award of shares is granted on an annual basis with a face value in line with the multiple of base salary approved by the Remuneration Committee, with vesting subject to the achievement of performance conditions. Shares awarded under the PSP are typically awarded as nil-cost options (although they may be structured in other ways) and have an exercise period that extends from the date of vesting to the 10th anniversary of the award being made. If nil-cost options remain exercisable at the 10th anniversary of grant then they will be exercised automatically on a participant’s behalf. Award levels and performance conditions are set to support the business’s long-term goals and seek to reflect market practice and shareholder guidance. Awards are subject to a two-year holding period post vesting. Directors may sell sufficient shares to pay taxes due related to the award, if required, during this period. Malus and clawback rules apply to shares awarded under the PSP (see Malus and Clawback section for details). Awards may be adjusted in accordance with the rules in the event of a variation of the Company’s share capital, demerger, special dividend, or similar event that materially affects the price of shares. Levels of payout The maximum regular annual award will be 375% of base salary for the Chief Executive and 300% of base salary for the Chief Financial Officer and any other Executive Directors. No more than 20% of the award shall vest for meeting threshold levels of performance and 100% of the award shall vest if maximum performance is achieved. Performance between these points will typically be measured on a straight-line basis. Dividend equivalents may accrue between grant date and vesting date or to the end of the holding period on shares that vest under the PSP and are normally settled in the form of additional shares. Performance measures and period Awards are subject to the achievement of financial and ESG/strategic measures, with specific measures and weightings set by the Remuneration Committee each year to ensure alignment with the business strategy at the time of grant. However, a minimum weighting of 75% should relate to financial (including TSR) measures. Potential measures include: • relative TSR performance; • Organic Revenue Growth; • Adjusted Free Cash Flow conversion; and • ESG measures (colleague retention, customer satisfaction, and vehicle fuel intensity). If events happen which cause the Remuneration Committee to consider that a performance condition would not, without alteration, achieve its original purpose, it may amend that performance condition provided that the amended performance condition is materially no less challenging than it would have been had the event not occurred. The Remuneration Committee retains the right to exercise discretion to ensure that the formulaic vesting outcome is appropriate and a fair reflection of the Company’s performance. Shareholding guidelines Purpose/link to strategy Encourages greater levels of shareholding and aligns Executive Directors’ interests with those of shareholders. Operation Executive Directors are expected to achieve and maintain a holding of the Company’s shares. A further post-cessation shareholding requirement will normally apply to Executive Directors (see Termination section for details). For two years following cessation of employment, Executive Directors will be required to hold shares to the value of the shareholding guideline that applied at the cessation of their employment unless the Remuneration Committee exceptionally determines otherwise; or, in cases where the individual has not had sufficient time to build up shares to meet their guideline, the actual level of shareholding at cessation. Levels of payout Chief Executive: 400% of salary; Chief Financial Officer and other Executive Directors: 300% of salary. To be achieved within five years of appointment or other significant event. Performance measures and period Not applicable. 2024 Directors’ Remuneration Policy continued 150 Rentokil Initial plc Annual Report 2024

Measures and targets All the performance measures selected, both in the financial and ESG/ strategic categories, support the delivery of short and long-term financial performance of the business and shareholder value creation. Targets are set each year based on stretching internal budgets, and achieving or exceeding these targets will both return value to shareholders and reward the executive team for delivery. The annual bonus measures are reviewed annually to focus on delivery of key financial targets and strategic goals for the forthcoming year, as well as key strategic or operational goals relevant to the individual. Over the long term, PSP performance measures are focused on generating returns to shareholders through the relative TSR measure and other measures focus on improving business performance. Malus and clawback Malus and clawback rules apply to the Executive Directors’ incentive arrangements. Under these provisions, the Remuneration Committee at their discretion may reduce bonus payments in respect of the current year or future years and have the ability to scale back awards that have not yet vested under the Company’s PSP or DBP (potentially to nil) in the event of: • a material misstatement of the Company’s audited results for the current year or prior years; • the discovery that an assessment of performance connected to the award (including relating to the original bonus amount for the DBP) was based on misleading or inaccurate information; • there has been fraud or gross misconduct, or circumstances which, in the opinion of the Remuneration Committee, would entitle the Company or any other member of the Group to summarily dismiss the individual; • in the case of malus only, actions which result in serious reputational damage or corporate failure affecting any part of the Group; or • in the case of malus only, circumstances where the Remuneration Committee, in its discretion, considers that this treatment is appropriate. For bonus, a clawback provision exists to give the Remuneration Committee, in the same circumstances to malus, the ability to recover sums already paid for up to two years after bonus determination. For PSP, a clawback provision exists to give the Remuneration Committee, in the same circumstances as malus, the ability to recover sums already paid for up to five years from the grant date. In addition, a separate clawback policy applies as required to comply with SEC regulations in the US. The Committee reserves the right to amend the various malus and clawback provisions from time to time where it considers that to be appropriate and in line with wider practice elsewhere. Use of discretion The Remuneration Committee is cognisant of its responsibility to make informed and thoughtful decisions on remuneration that are both balanced and in the long-term interests of the business and shareholders and, where necessary, will apply discretion to remuneration targets or outcomes that would otherwise be inappropriate. In addition, the Remuneration Committee also retains the right to apply discretion in the operation and administration of the incentive plans. This includes, but is not limited to, the following areas: setting appropriate performance conditions, weightings and targets from year to year for the PSP and annual bonus, the timing of PSP and DBP grants, the timing of annual bonus payments, the size of PSP awards granted, and determining the treatment of leavers. Any discretion applied will be in accordance with the respective plan rules (or relevant documentation) and within the limits of the Policy. Recruitment Executive Directors The Remuneration Committee’s key principle when determining appropriate remuneration arrangements for a new Executive Director (whether appointed from within the organisation or externally) is to ensure that arrangements are in the best interests of both the Company and its shareholders, without paying more than is considered necessary by the Remuneration Committee to recruit an executive of the required calibre to develop and deliver the business strategy. When determining appropriate remuneration arrangements, the Remuneration Committee will take into account all relevant factors. These factors may include (among others): • the level and type of remuneration opportunity being forfeited; • the jurisdiction the candidate was recruited from and whether any relocation is required; • the skills, experience, and calibre of the individual; • the circumstances of the individual; and • the current external market and salary practice, including market practice on additional benefits. The Remuneration Committee would comply with the terms of the Remuneration Policy outlined in the table on pages 148 to 150. In addition, if necessary, it may make awards on appointing an Executive Director to ‘buy out’ remuneration terms forfeited on leaving a previous employer. In doing so, the Remuneration Committee will take account of relevant factors, including any performance conditions attached to these awards, the form in which they were granted (e.g. cash or shares) and the time over which they would have vested. Generally, buy-out awards will be made on a comparable basis to those forfeited but, in any event, will reflect those terms in some way (e.g. through a more substantial discount to the amount). In the event of recruitment, the Remuneration Committee may grant awards to a new Executive Director under Listing Rule 9.4.2R, which allows for the granting of awards, to facilitate, in unusual circumstances, the recruitment of an Executive Director, without seeking prior shareholder approval or under other appropriate Company share plans. The use of Listing Rule 9.4.2R will be limited to granting buy-out awards only. In the event that an internal candidate was promoted to the Board, legacy terms and conditions may be honoured, including any outstanding incentive awards and the exercise of any discretion in connection with such payments. Similarly, if an Executive Director is appointed following the Company’s acquisition of or merger with another company, legacy terms and conditions would be honoured; however, steps would be taken to align with the Policy over time. In the event of the appointment of a new Chair of the Board or Non-Executive Director, remuneration arrangements will normally reflect the Policy outlined on page 145. The Remuneration Committee’s intention is that timely disclosure of the remuneration structure of any new Executive Director or Chair of the Board will be made by the Company wherever practical. Directors’ service agreements – Executive Directors Executive Directors are employed on permanent contracts, which are terminable on 12 months’ notice by either party. A description of the payment in lieu of notice provisions can be found below. The Company’s policy in respect of the notice periods for the termination of Executive Directors’ contracts conforms to the UK Corporate Governance Code. The remuneration and contractual arrangements for the Executive Directors and senior management do not contain any matters that are required to be disclosed under the Takeover Directive. The contracts of service for Executive Directors are available for inspection by shareholders at the Company’s registered office. Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 151

Termination When an Executive Director leaves the business on the basis of mutual agreement, the Remuneration Committee will determine an appropriate payment taking into account the circumstances of leaving, but any payment will be no more generous than that for leavers by reason of disability, ill health, retirement, redundancy, death, or sale of an individual employing business. Base pay and benefits Executive Directors are entitled to a payment in lieu of notice equal to base pay and the value of benefits only for the duration of the remaining notice period, subject to mitigation. The Company has the ability to terminate Executive Directors’ employment, in the event of a prolonged mental or physical incapacity to carry out his/ her Company duties and without notice (summary dismissal), in the event of gross misconduct or being disqualified to act as a Director. Appropriate medical benefits may still be provided in the case of prolonged mental or physical incapacity. Other Executive Directors may be entitled to other payments including, but not limited to, costs of appropriate repatriation/relocation, outplacement, settlement agreement, non-compete agreement, legal and/or tax and other relevant professional costs. The Remuneration Committee would look to ensure that the level of these costs/benefits was reasonable and in the best interests of shareholders. Bonus including Deferred Bonus Plan (DBP) Cash bonus In the event of retirement, death, disability, redundancy, change of control, sale of the employing company, or any other circumstance at the discretion of the Remuneration Committee, Executive Directors may receive a bonus payment for the year in which they cease employment. This payment will normally be pro-rated for time and performance; however, the Remuneration Committee retains the discretion to review overall business and individual performance and determine that a different level of bonus payment is appropriate. Otherwise, generally, Executive Directors must be employed at the date of payment to receive a bonus. In certain circumstances, the Remuneration Committee may determine that a bonus payment may be due to reflect performance and contribution to the point of cessation. DBP – leaving before date of vest Deferred bonus shares will normally vest in full following completion of the three-year vesting period, unless the Committee determines in its absolute discretion that vesting will be accelerated. Participants will have six months from the date of vest to exercise. The vesting of awards will be accelerated in the event of death and there will be a period of 12 months from death to exercise (or up to 24 months if the Remuneration Committee so determines). DBP – leaving after date of vest The Executive Director will normally have six months in which to exercise their awards from the date of leaving (12 months for death (or up to 24 months if the Remuneration Committee so determines)). Performance Share Plan (PSP) Leaving before the end of the performance period In the event of ill health, disability, death, retirement, redundancy, change of control, sale of the employing company, or any other circumstance at the discretion of the Remuneration Committee, awards will vest on the original vesting date on a time-apportioned basis (unless the Remuneration Committee determines otherwise). Performance will be measured at the end of the original performance period. Participants will have six months from the end of the holding period to exercise. At the Remuneration Committee’s discretion in the event of ill health, disability, or death (or in the event of any other exceptional circumstance if it determines), awards can vest early on a time-apportioned basis. In this circumstance, performance will be measured to the early vesting date. Participants will have six months from leaving to exercise (12 months for death (or up to 24 months if the Remuneration Committee so determines)). If participants leave for any other reason before the end of the performance period, their award will lapse on termination. Leaving after the end of the performance period Any awards in the two-year holding period will be available to exercise following completion of the two-year holding period. Participants will have six months from the latest of the end of the holding period or the leaving date to exercise (12 months for death (or up to 24 months if the Remuneration Committee so determines)). Post-cessation shareholding requirement For two years following the cessation of employment, Executive Directors will normally be required to hold shares to the value of the shareholding guideline that applied at the cessation of their employment; or, in cases where the individual has not had sufficient time to build up shares to meet their guideline, the actual level of shareholding at cessation. The post-cessation shareholding requirement is to be satisfied from shares vesting under the DBP and PSP from grants from 2021 onwards. On exercise, sufficient shares may be sold to cover taxes due, but until the shareholding requirement is met the remaining shares will be held by the Company in nominee/escrow for the benefit of the Director. If the Executive Director has met the shareholding requirement through other means, with the exception of shares bought with their own funds, and the above approach results in a shortfall at the date of leaving, the Executive Director will be required to transfer the appropriate number of shares into the nominee/escrow in order to meet the requirement. In the event of ill health, disability, or death (or in the event of any other exceptional circumstance that the Remuneration Committee determines), the post-cessation shareholding requirement will not apply. Chair of the Board and Non-Executive Directors Fees Approach Non-Executive Directors’ remuneration is determined by the Board on the recommendation of the Non-Executive Directors’ Terms Committee of the Board (comprising the Chair of the Board, the Chief Executive, and the Chief Financial Officer) within the limits set by the Articles of Association. Non-Executive Directors’ fees are set at a level which is considered appropriate for the calibre of individual required to support the delivery of business strategy and taking into account skills, experience, time commitment, and independent surveys of fees paid to Non-Executive Directors of similar companies. Fees for the Chair of the Board are determined by the Board based on external remuneration advice and considered by the Remuneration Committee taking into account typical fee arrangements at other companies of a similar size and complexity, the time commitment required to fulfil the role, and the calibre of the individual required. Fees are reviewed at appropriate intervals. Details Non-Executive Directors’ fees are payable in cash and currently consist of a basic fee plus additional fees payable to: • the Senior Independent Director; and • the Board Committee Chairs. Additional fees may be paid to Non-Executive Directors on an ongoing or temporary basis if there is a change in their responsibilities or a significant increase in the time commitment required from them to fulfil their role or to remain competitive. The fees for Non-Executive Directors, including the Chair of the Board, shall not exceed in aggregate £1,000,000 per annum or such higher amount as the Company may from time to time by special resolution determine, as set out in the Company’s Articles of Association. 2024 Directors’ Remuneration Policy continued 152 Rentokil Initial plc Annual Report 2024

Other items No element of Non-Executive Director remuneration is performance-related. The Chair of the Board and the Non-Executive Directors do not participate in any of the Company’s incentive schemes, nor are they eligible to join the Company’s pension scheme. The Non-Executive Directors do not currently receive any other benefits. However, benefits may be provided in the future if, in the view of the Non-Executive Directors’ Terms Committee (for Non-Executive Directors or the Remuneration Committee for the Chair of the Board), this was considered appropriate. Non-Executive Directors who are based outside the UK may be provided with support in relation to their tax reporting. Letters of appointment Non-Executive Directors The Non-Executive Directors are each appointed by a letter of appointment and either party may terminate the appointment on three months’ written notice. The Non-Executive Directors are subject to annual re-election at the AGM and are generally not expected to serve for a period exceeding nine years. See pages 94 to 95 for details of their appointment dates. Chair of the Board The Chair of the Board has a letter of appointment setting out his responsibilities for the management of the Board. The Chair’s contract may be terminated by either party on six months’ notice, notwithstanding a requirement for annual re-election at the AGM. Copies of the Chair of the Board and Non-Executive Directors’ letters of appointment are available for inspection by shareholders at the Company’s registered office. Remuneration Policy – other information Change of control If the Company is taken over or wound up, PSP awards may vest by reference to the extent to which the performance conditions are met and on a time pro-rated basis (calculated on a monthly basis) unless, in the case of pro-rating, the Remuneration Committee decides otherwise. Outstanding PSP awards may be vested automatically on a change of control on the participants’ behalf. Typically salaries and bonuses will be paid to the date of change of control. DBP awards shall vest in full. If participants are offered, and consent to, an equivalent award in the new company, they will not vest and instead will be exchanged for a new award. Participants have one month from the change of control date to exercise their award; any options that are not exercised at the end of that period will be automatically exercised. Legacy arrangements The Remuneration Committee reserves the right to make any remuneration payments and payments for loss of office (including exercising any discretions available to it in connection with such payments), notwithstanding that they are not in line with the Policy set out above, where the terms of the payment were agreed: • before the date the Company’s first Directors’ Remuneration Policy approved by shareholders in accordance with section 439A of the Companies Act 2006 came into effect; • before the Directors’ Remuneration Policy set out above came into effect, provided that the terms of the payment were consistent with the shareholder-approved Directors’ Remuneration Policy in force at the time they were agreed; or • at a time when the relevant individual was not a Director of the Company and, in the opinion of the Remuneration Committee, the payment was not in consideration for the individual becoming a Director of the Company. For these purposes, ‘payments’ includes the Remuneration Committee satisfying awards of variable remuneration and, in relation to an award over shares, the terms of the payment are ‘agreed’ at the time the award is granted. The Remuneration Committee may make minor amendments to the Directors’ Remuneration Policy (for regulatory, exchange control, tax or administrative purposes, or to take account of a change in legislation) without obtaining shareholder approval for that amendment. UK Corporate Governance Code provisions As part of the review of the Policy and approving the Directors’ Remuneration Report, the Remuneration Committee has addressed the factors set out in Provision 40 of the UK Corporate Governance Code as set out below: • Clarity – When considering and structuring any element of remuneration, the Remuneration Committee aimed to be as straightforward and transparent as possible. It also looked to ensure that the remuneration vehicles used were clear and understandable and the targets, outcomes and any other decisions are able to be communicated in an open and detailed way. In addition, the Remuneration Committee has endeavoured to ensure that, in approving the Directors’ Remuneration Report, they are providing an extensive and clear picture of the remuneration arrangements and decisions undertaken each year. For instance, full details are shared about the Committee’s assessment of the consideration given to shareholder experience when assessing the incentive outcomes for 2024 (see pages 136 and 137). • Simplicity – When determining the structure and mechanisms of remuneration packages, consideration was given to ensuring that complexity was avoided and that both our colleagues and our shareholders would be able to easily understand the rationale for and the operation of any incentive. • Risk – The Remuneration Committee has a history of restraint and closely monitors remuneration structures and outcomes in relation to the strategy and financial performance, in order to ensure that only appropriate behaviour is incentivised and rewards are not excessive. The Committee has shown a willingness to apply discretion to adjust targets upwards where it has felt it is appropriate, and outcomes could otherwise misalign with performance and therefore create a risk to the business and shareholders (see page 128). Risk is also considered in the context of the Group’s wider risks (see Risks and Uncertainties on pages 83 to 89). • Predictability – The Remuneration Committee encourages and oversees the use and replication of our annual bonus and PSP schemes globally and deep into the organisation, ensuring colleagues understand and become familiar with how we recognise and reward performance, by keeping plan designs and metrics consistent from year to year, and that as many people as possible share in the success of the organisation. Remuneration structures, including grading and reward programmes, are consistently applied and appropriate at each level of the organisation. • Proportionality – The Remuneration Committee seeks to ensure that remuneration payouts awarded to the Executive Directors, the ELT, and the wider workforce are consistent with performance outcomes and with the experience felt by shareholders. The Committee considers carefully the stretch built into targets and ensures that outcomes linked to certain levels of performance are stretching, while achievable, and therefore motivating for colleagues, as well as satisfying shareholder expectations. • Alignment with culture – The Remuneration Committee strives to ensure that remuneration arrangements drive both financial and non-financial performance, as well as behaviours consistent with our purpose, values, and vision. Details of our culture can be found on page 5. Our colleagues are integral to our business model as set out on pages 23 to 24 and pages 65 to 66 and as such the Remuneration Committee has regard to the balance of fixed and variable pay to ensure the right level of reward and incentive is available to both recruit and retain the talent needed to deliver our long-term strategic plan. Relevant ESG focused measures have also been built into the PSP. Strategic Report Corporate Governance Financial Statements Other Information Rentokil Initial plc Annual Report 2024 153

154 Rentokil Initial plc Annual Report 2024

Corporate Governance Rentokil Initial plc Annual Report 2024 155 Strategic Report Financial Statements Other Information

156 Rentokil Initial plc Annual Report 2024

Corporate Governance Rentokil Initial plc Annual Report 2024 157 Strategic Report Financial Statements Other Information

158 Rentokil Initial plc Annual Report 2024

Corporate Governance Rentokil Initial plc Annual Report 2024 159 Strategic Report Financial Statements Other Information

160 Rentokil Initial plc Annual Report 2024

162 Consolidated Statement of Profit or Loss and Other Comprehensive Income 163 Consolidated Balance Sheet 164 Consolidated Statement of Changes in Equity 166 Consolidated Cash Flow Statement 167 Notes to the Consolidated Financial Statements 207 Related Undertakings 215 Parent Company Balance Sheet 216 Parent Company Statement of Changes in Equity 217 Notes to the Parent Company Financial Statements Financial Statements Rentokil Initial plc Annual Report 2024 161 Strategic Report Corporate Governance Financial Statements Other Information

Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December Notes 2024 £m 2023 £m 2022 £m Revenue A1 5,436 5,375 3,714 Operating expenses A7 (4,831) (4,711) (3,373) Net impairment losses on financial assets (56) (39) (24) Operating profit A1 549 625 317 Finance income C9 46 48 49 Finance cost C8 (197) (189) (79) Share of profit from associates net of tax B6 7 9 9 Profit before income tax 405 493 296 Income tax expense A12 (98) (112) (64) Profit for the year 307 381 232 Profit for the year attributable to: Equity holders of the Company 307 381 232 Non-controlling interests – – – Other comprehensive income: Items that are not reclassified subsequently to the income statement: Remeasurement of net defined benefit liability A10 – – 2 Items that may be reclassified subsequently to the income statement: Net exchange adjustments offset in reserves 46 (352) (232) Net (loss)/gain on net investment hedge (17) 109 (68) Effective portion of changes in fair value of cash flow hedge 27 3 (6) Cost of hedging (5) 9 (2) Tax related to items taken to other comprehensive income A12, A14 (6) 6 11 Other comprehensive income for the year 45 (225) (295) Total comprehensive income for the year 352 156 (63) Total comprehensive income for the year attributable to: Equity holders of the Company 352 156 (63) Non-controlling interests – – – Earnings per share attributable to the Company's equity holders: Basic A2 12.17p 15.14p 11.57p Diluted A2 12.14p 15.07p 11.51p All profit is from continuing operations. 162 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | **Financial Statements** | Other Information

Consolidated Balance Sheet

At 31 December

	Notes	2024 £m	2023 £m
Assets			
Non-current assets			
Intangible assets	B2	**7,108**	7,042
Property, plant and equipment	B3	**502**	499
Right-of-use assets	B4	**461**	452
Investments in associated undertakings	B6	**37**	44
Other investments	C4	**21**	21
Deferred tax assets	A14	**34**	43
Contract costs	A1	**238**	224
Retirement benefit assets	A10	**3**	3
Trade and other receivables	A3	**57**	45
Derivative financial instruments	C6	**6**	57
		8,467	8,430
Current assets			
Other investments	C4	**2**	1
Inventories	A4	**229**	207
Trade and other receivables	A3	**909**	880
Current tax assets		**22**	33
Derivative financial instruments	C6	**–**	14
Cash and cash equivalents	C3	**925**	1,562
		2,087	2,697
Liabilities			
Current liabilities			
Trade and other payables	A5	**(1,118)**	(1,144)
Current tax liabilities		**(43)**	(48)
Provisions for liabilities and charges	A6	**(115)**	(94)
Bank and other short-term borrowings	C2	**(1,166)**	(1,134)
Lease liabilities	B4	**(130)**	(127)
Derivative financial instruments	C6	**(3)**	(32)
		(2,575)	(2,579)
Net current (liabilities)/assets		**(488)**	118
Non-current liabilities			
Other payables	A5	**(69)**	(71)
Bank and other long-term borrowings	C2	**(2,498)**	(3,153)
Lease liabilities	B4	**(315)**	(318)
Deferred tax liabilities	A14	**(511)**	(517)
Retirement benefit obligations	A10	**(25)**	(28)
Provisions for liabilities and charges	A6	**(304)**	(357)
Derivative financial instruments	C6	**(29)**	(16)
		(3,751)	(4,460)
Net assets		**4,228**	4,088
Equity			
Capital and reserves attributable to the Company's equity holders			
Share capital	D2	**25**	25
Share premium		**15**	14
Other reserves		**583**	532
Retained earnings		**3,606**	3,518
		4,229	4,089
Non-controlling interests		**(1)**	(1)
Total equity		**4,228**	4,088

The Financial Statements on pages 162 to 214 were approved by the Board of Directors and were signed on its behalf by Andy Ransom and Paul Edgecliffe-Johnson on 6 March 2025.

Andy Ransom
Chief Executive

Paul Edgecliffe-Johnson
Chief Financial Officer

Rentokil Initial plc
Annual Report 2024 163

Consolidated Statement of Changes in Equity

For the year ended 31 December

	Notes	Attributable to equity holders of the Company					
	Notes	Share capital £m	Share premium £m	Other reserves £m	Retained earnings £m	Non-controlling interests £m	Total equity £m
At 1 January 2022		19	7	(1,927)	3,166	(1)	1,264
Profit for the year		–	–	–	232	–	232
Other comprehensive income:							
Net exchange adjustments offset in reserves		–	–	(232)	–	–	(232)
Net loss on net investment hedge		–	–	(68)	–	–	(68)
Net loss on cash flow hedge[1]		–	–	(6)	–	–	(6)
Cost of hedging		–	–	(2)	–	–	(2)
Remeasurement of net defined benefit liability		–	–	–	2	–	2
Tax related to items taken directly to other comprehensive income		–	–	–	11	–	11
Total other comprehensive income for the year		–	–	(308)	245	–	(63)
Transactions with owners:							
Shares issued in the year		6	–	–	–	–	6
Merger relief on acquisition of Terminix Global Holdings, Inc.		–	–	3,014	–	–	3,014
Gain on stock options		–	2	–	–	–	2
Cost of issuing new shares		–	–	(16)	–	–	(16)
Dividends paid to equity shareholders	D1	–	–	–	(122)	–	(122)
Cost of equity-settled share-based payment plans		–	–	–	18	–	18
Tax related to items taken directly to equity		–	–	–	(2)	–	(2)
Movement in the carrying value of put options		–	–	–	(3)	–	(3)
At 31 December 2022		25	9	763	3,302	(1)	4,098
Adjustment on initial application of IFRS 17		–	–	–	(1)	–	(1)
Adjusted balance as at 1 January 2023		25	9	763	3,301	(1)	4,097
Profit for the year		–	–	–	381	–	381
Other comprehensive income:							
Net exchange adjustments offset in reserves		–	–	(352)	–	–	(352)
Net gain on net investment hedge		–	–	109	–	–	109
Net gain on cash flow hedge[1]		–	–	3	–	–	3
Cost of hedging		–	–	9	–	–	9
Tax related to items taken directly to other comprehensive income		–	–	–	6	–	6
Total other comprehensive income for the year		–	–	(231)	387	–	156
Transactions with owners:							
Gain on stock options		–	5	–	–	–	5
Dividends paid to equity shareholders	D1	–	–	–	(201)	–	(201)
Cost of equity-settled share-based payment plans		–	–	–	27	–	27
Movement in the carrying value of put options		–	–	–	4	–	4
At 31 December 2023		**25**	**14**	**532**	**3,518**	**(1)**	**4,088**
Profit for the year		**–**	**–**	**–**	**307**	**–**	**307**
Other comprehensive income:							
Net exchange adjustments offset in reserves		**–**	**–**	**46**	**–**	**–**	**46**
Net loss on net investment hedge		**–**	**–**	**(17)**	**–**	**–**	**(17)**
Net gain on cash flow hedge[1]		**–**	**–**	**27**	**–**	**–**	**27**
Cost of hedging		**–**	**–**	**(5)**	**–**	**–**	**(5)**
Tax related to items taken directly to other comprehensive income		**–**	**–**	**–**	**(6)**	**–**	**(6)**
Total other comprehensive income for the year		**–**	**–**	**51**	**301**	**–**	**352**
Transactions with owners:							
Gain on stock options		**–**	**1**	**–**	**–**	**–**	**1**
Dividends paid to equity shareholders	D1	**–**	**–**	**–**	**(229)**	**–**	**(229)**
Cost of equity-settled share-based payment plans		**–**	**–**	**–**	**20**	**–**	**20**
Tax related to items taken directly to equity		**–**	**–**	**–**	**(3)**	**–**	**(3)**
Movement in the carrying value of put options		**–**	**–**	**–**	**(1)**	**–**	**(1)**
At 31 December 2024		**25**	**15**	**583**	**3,606**	**(1)**	**4,228**

1. £27m net gain (2023: £3m net gain; 2022: £6m net loss) on cash flow hedge includes a £51m loss (2023: £28m loss; 2022: £137m gain) from the effective portion of changes in fair value, offset by reclassification to the cost of acquisition of £nil (2023: £nil; 2022: £118m loss) and a £78m gain (2023: £31m gain; 2022: £25m loss) reclassification to the income statement due to changes in foreign exchange rates.

Shares of £nil (2023: £nil; 2022: £nil) have been netted against retained earnings. This represents 11.4m (2023: 13.0m; 2022: 19.6m) shares held by the Rentokil Initial Employee Share Trust, which is not consolidated. The market value of these shares at 31 December 2024 was £45m (2023: £57m; 2022: £100m). Dividend income from, and voting rights on, the shares held by the Trust have been waived.

164 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Analysis of other reserves

	Capital reduction reserve £m	Merger relief reserve £m	Cash flow hedge reserve £m	Translation reserve £m	Cost of hedging £m	Total £m
At 1 January 2022	(1,723)	–	9	(211)	(2)	(1,927)
Net exchange adjustments offset in reserves	–	–	–	(232)	–	(232)
Net loss on net investment hedge	–	–	–	(68)	–	(68)
Net loss on cash flow hedge[1]	–	–	(6)	–	–	(6)
Cost of hedging	–	–	–	–	(2)	(2)
Total comprehensive income for the year	–	–	(6)	(300)	(2)	(308)
Transactions with owners:						
Merger relief on acquisition of Terminix Global Holdings, Inc.	–	3,014	–	–	–	3,014
Cost of issuing new shares	–	(16)	–	–	–	(16)
At 31 December 2022	(1,723)	2,998	3	(511)	(4)	763
Net exchange adjustments offset in reserves	–	–	–	(352)	–	(352)
Net gain on net investment hedge	–	–	–	109	–	109
Net gain on cash flow hedge[1]	–	–	3	–	–	3
Cost of hedging	–	–	–	–	9	9
Total comprehensive income for the year	–	–	3	(243)	9	(231)
At 31 December 2023	**(1,723)**	**2,998**	**6**	**(754)**	**5**	**532**
Net exchange adjustments offset in reserves	**–**	**–**	**–**	**46**	**–**	**46**
Net loss on net investment hedge	**–**	**–**	**–**	**(17)**	**–**	**(17)**
Net gain on cash flow hedge[1]	**–**	**–**	**27**	**–**	**–**	**27**
Cost of hedging	**–**	**–**	**–**	**–**	**(5)**	**(5)**
Total comprehensive income for the year	**–**	**–**	**27**	**29**	**(5)**	**51**
At 31 December 2024	**(1,723)**	**2,998**	**33**	**(725)**	**–**	**583**

1. £27m net gain (2023: £3m net gain; 2022: £6m net loss) on cash flow hedge includes a £51m loss (2023: £28m loss; 2022: £137m gain) from the effective portion of changes in fair value, offset by reclassification to the cost of acquisition of £nil (2023: £nil; 2022: £118m loss) and a £78m gain (2023: £31m gain; 2022: £25m loss) reclassification to the income statement due to changes in foreign exchange rates.

The capital reduction reserve arose in 2005 as a result of the scheme of arrangement of Rentokil Initial 1927 plc, under section 425 of the Companies Act 1985, to introduce a new holding company, Rentokil Initial plc, and the subsequent reduction in capital approved by the High Court whereby the nominal value of each ordinary share was reduced from 100p to 1p.

The excess of the fair value of shares issued to fund the acquisition of Terminix over their par value gave rise to a new reserve called a Merger Relief Reserve. Under section 612 of the Companies Act 2006, merger relief is available if certain circumstances are met when a business is acquired by issuing shares to replace already issued shares. This reserve is unrealised (and therefore not distributable), but it may become realised at a later date; for example, on disposal of the investment to which it relates or on impairment of that investment (which may occur after payment of a dividend by the investment).

Rentokil Initial plc Annual Report 2024 165

Consolidated Cash Flow Statement
For the year ended 31 December

	Notes	2024 £m	2023 £m	2022 £m
Cash flows from operating activities				
Operating profit		**549**	625	317
Adjustments for:				
– Depreciation and impairment of property, plant and equipment		**159**	154	148
– Depreciation and impairment of leased assets		**123**	120	106
– Amortisation and impairment of intangible assets (excluding computer software)		**199**	175	118
– Amortisation and impairment of computer software		**26**	26	22
– Other non-cash items		**18**	26	8
Changes in working capital (excluding the effects of acquisitions and exchange differences on consolidation):				
– Inventories		**(12)**	(15)	(4)
– Contract costs		**(14)**	(19)	(10)
– Trade and other receivables		**(38)**	(29)	5
– Trade and other payables and provisions		**(101)**	(60)	6
Interest received		**36**	25	13
Interest paid[1]		**(180)**	(191)	(52)
Income tax paid	A13	**(87)**	(100)	(77)
Net cash flows from operating activities		**678**	737	600
Cash flows from investing activities				
Purchase of property, plant and equipment		**(171)**	(167)	(153)
Purchase of intangible fixed assets		**(44)**	(44)	(37)
Proceeds from sale of property, plant and equipment		**4**	14	5
Acquisition of companies and businesses, net of cash acquired	B1	**(172)**	(242)	(1,018)
Disposal of companies and businesses		**–**	–	1
Disposal of investment in associate	B6	**–**	19	–
Dividends received from associates	B6	**11**	4	4
Net change to cash flow from investment in term deposits		**(1)**	–	1
Net cash flows from investing activities		**(373)**	(416)	(1,197)
Cash flows from financing activities				
Dividends paid to equity shareholders	D1	**(229)**	(201)	(122)
Capital element of lease payments		**(145)**	(157)	(104)
Cost of issuing new shares		**–**	–	(16)
Cash outflow on settlement of debt-related foreign exchange forward contracts		**(9)**	(3)	26
Proceeds from new debt		**–**	–	2,383
Debt repayments		**(369)**	–	(844)
Net cash flows from financing activities		**(752)**	(361)	1,323
Net (decrease)/increase in cash and cash equivalents		**(447)**	(40)	726
Cash and cash equivalents at beginning of year		**832**	879	242
Exchange loss on cash and cash equivalents		**(13)**	(7)	(89)
Cash and cash equivalents at end of the financial year	C3	**372**	832	879

1. Interest paid includes the interest element of lease payments of £24m (2023: £25m; 2022: £10m).

166 Rentokil Initial plc
Annual Report 2024

Notes to the Consolidated Financial Statements Material accounting policies Basis of preparation The Consolidated Financial Statements have been prepared in accordance with UK-adopted International Accounting Standards (IAS) and with the requirements of the Companies Act 2006 as applicable to companies reporting under those standards. The Consolidated Financial Statements also comply fully with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB). The Consolidated Financial Statements have been prepared under the historical cost convention, as modified by the revaluation of certain financial assets and liabilities (including derivative instruments). Certain financial and equity instruments have been measured at fair value. Climate change The Group has engaged in a detailed review of expected climate change impacts on the business and its assets and liabilities, to establish any adjustments required and what disclosure is necessary in the Consolidated Financial Statements for 2024 under a 1.5–2.0°C pathway. This process has been completed to ensure material accuracy of the financial reporting, and that disclosure of relevant information complies with the requirements of IAS 1. The process has involved a detailed review of material revenue segments, all balance sheet line items and each element of the Group target to reach net zero by 2040, to identify if any of these items are expected to be materially impacted in a negative or positive way by weather, legislative, societal, or revenue/cost changes. The conclusions of this process were reviewed and agreed by the Audit Committee and Board on 12 December 2024. Overall, the conclusion of the review was that, while there will undoubtedly be impacts on the Group, the highly disaggregated nature of the operations significantly reduces the risk profile of the Group to impacts from weather-related changes. The changes necessary to achieve net zero will not have a materially adverse impact on the cash flows of the Group and indeed, warmer climates may present some opportunities. Societal and legislative impacts are not felt to have a material impact on any one segment such that we need to break out reporting in a different way from previous years. Judgements are not felt to be significant, although clearly understanding of climate change is developing with time. The area with the most judgement is goodwill impairment testing and a description is given in Note B2 of the incremental processes undertaken to give extra comfort on the valuations. Management review has concluded that this is the only area that has judgement and potential for material impact, although we conclude that none are necessary and that no further disclosures are needed beyond this note. Going concern The Directors have prepared Board-approved cash flow forecasts that demonstrate that the Group has sufficient liquidity to meet its obligations as they fall due for the period of at least 12 months from the date of approval of these Consolidated Financial Statements, with a longer assessment period to 30 June 2026 being considered as appropriate so that the forecast period includes the debt maturity in May 2026. Additionally, the Directors have assessed severe but plausible downside scenarios. The downside scenarios include: (i) a revenue decline of 20% against base budget for six months; and (ii) a 20% revenue decline for 12 months. Both of these scenarios are considerably worse than the actual impact of the COVID-19 pandemic in 2020. These assessments were prepared on the conservative assumption that the Group has no access to the debt capital markets. As part of their analysis, the Board considered mitigating actions at their discretion to improve the position identified by the analysis if the debt capital markets are not accessible, such as cost savings, adjusting the level of M&A activity, and/or dividends paid. In addition to the above, the Directors also considered that the Group has the ability to extend existing or raise new financing, although this was not included in the modelling undertaken for going concern assessment. Based on the above, the Directors have concluded that the Group is well placed to manage its financing and other business risks and have a reasonable expectation that the Group will have adequate resources to continue in operation for at least 12 months from the signing date of these Consolidated Financial Statements. They therefore consider it appropriate to adopt the going concern basis in preparing these Consolidated Financial Statements. Consolidation (a) Subsidiaries Subsidiaries are entities controlled by the Group. The Group controls an entity when it: (i) has power over the entity; (ii) is exposed or has rights to variable returns from its involvement with the entity; and (iii) has the ability to affect those returns through its power over the entity. The Group reassesses whether or not it controls a subsidiary if facts and circumstances indicate that there are changes to one or more of these three elements of control. The financial statements of subsidiaries are included in the Consolidated Financial Statements from the date that control commences until the date that control ceases. Inter-company transactions, balances, and gains and losses on transactions between Group companies are eliminated on consolidation. When less than 100% of the issued share capital of a subsidiary is acquired, and the acquisition includes an option to purchase the remaining share capital of the subsidiary, the anticipated acquisition method is applied where judged appropriate to do so. The judgement is based on the risks and rewards associated with the option to purchase, meaning that no non-controlling interest is recognised. A liability is carried on the balance sheet equal to the fair value of the option to purchase. This is revised to the fair value at each reporting date, with differences being recorded in equity. Where the Group ceases to have control of a subsidiary, the assets and liabilities are derecognised along with any related non-controlling interest and other components of equity. Any resulting gain or loss is recognised in the income statement. Any interest retained in the former subsidiary is measured at fair value when control ceases. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. The results and cash flows of significant assets or businesses sold during the year are presented as discontinued operations in the Consolidated Statement of Profit or Loss and the Consolidated Cash Flow Statement. Assets and businesses are classified as held for sale when their carrying amounts are expected to be recovered through sale rather than through continuing use. They only meet the held for sale condition when the assets are ready for immediate sale in their present condition, management is committed to the sale, and it is highly probable that the sale will complete within one year. Depreciation ceases on assets and businesses when they are classified as held for sale and the assets and businesses are impaired if the proceeds less sale costs fall short of the carrying value. Losses applicable to the non-controlling interests in a subsidiary are allocated to the non-controlling interests, which may cause the non-controlling interests to have a deficit balance. Consideration in excess of net identifiable assets acquired in respect of non-controlling interests in existing subsidiary undertakings is taken directly to equity. (b) Associates Associates are those entities in which the Group has significant influence over the financial and operating policies, but not control. Significant influence is usually presumed to exist when the Group holds between 20% and 50% of the voting power of another entity. Associates are accounted for using the equity method and are initially recognised at cost. The Group’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The Consolidated Financial Statements include the Group’s share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investee, the carrying amount is reduced to nil and recognition of Rentokil Initial plc Annual Report 2024 167 Strategic Report Corporate Governance Financial Statements Other Information

Notes to the Consolidated Financial Statements continued further losses is discontinued, except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an investee. Gains and losses on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Foreign currency translation (a) Functional and presentation currency Items included in the Financial Statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The Consolidated Financial Statements are presented in sterling, which is the functional currency of Rentokil Initial plc. The Group plans to change its presentation currency to US dollars with effect from 1 January 2025. (b) Group companies The results and financial position of all the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows: (i) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of the balance sheet; (ii) income and expenses for each income statement are translated at average exchange rates; and (iii) all resulting exchange differences are recognised as a separate component of equity. On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments or deemed to be quasi-equity, are taken to other comprehensive income. When a foreign operation is sold, such exchange differences are recognised in the income statement as part of the gain or loss on sale. (c) Transactions and balances Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, or from the translation of monetary assets and liabilities denominated in foreign currencies at reporting period end exchange rates, are recognised under the appropriate heading in the income statement; except when deferred in equity as qualifying net investment hedges or where certain intra-group loans are determined to be quasi-equity (normally not expected to be repaid). (d) Financial reporting in hyperinflationary economies The Group has operations in Argentina, Ghana, Lebanon, and Turkey, which remained hyperinflationary in 2024. The IAS 29 rules are applied as follows: (i) adjustment of the income statement at the end of the reporting period using the change in general price index; (ii) adjustment of historical cost non-monetary assets and liabilities for the change in purchasing power caused by inflation from the date of initial recognition to the balance sheet date; and (iii) adjustment of the income statement to reflect the impact of inflation and exchange rate movement on holding monetary assets and liabilities in the local currency. Consumer Price Indices have been used for the relevant hyperinflationary adjustments. The indices used for these adjustments are as follows: Country Index at 1 January 2024 Index at 31 December 2024 Argentina 3,533.19 7,693.70 Ghana 200.50 248.30 Lebanon 5,978.13 7,061.07 Turkey 1,859.38 2,684.55 Financial instruments Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the relevant instrument, and derecognised when it ceases to be a party to such provisions. Financial assets The Group classifies its financial assets depending on the purpose for which the financial assets were acquired. At initial recognition, the Group carries out a solely payment of principal and interest (SPPI) test and a business model test to establish the classification and measurement of its financial assets. Financial assets are classified in the following categories: (a) Amortised cost Financial assets under this classification are non-derivative financial assets held to collect the contractual cash flows until maturity and the cash flows are SPPI. Assets measured at amortised cost include trade and other receivables, cash and cash equivalents (excluding money market funds which are classified as fair value through profit and loss), and other investments. (b) Fair value through other comprehensive income These are non-derivative financial assets which can be for sale with cash flows that are SPPI. These assets are measured at fair value and changes to market values are recognised in other comprehensive income. The Group has no assets classified under this category. (c) Fair value through profit or loss Financial assets under this classification are assets that cannot be classified in any of the other categories. These assets are measured at fair value and changes to market values are recognised in profit and loss. Financial liabilities All financial liabilities are stated at amortised cost using the effective interest rate method except for derivatives, which are classified as held for trading (except where they qualify for hedge accounting) and are held at fair value. Financial liabilities held at amortised cost include trade payables, deferred consideration, and borrowings. Sources of estimation uncertainty and significant accounting judgements The use of estimates, assumptions, and judgements in the application of the Group’s accounting policies is explained below, with major sources of estimation uncertainty and significant judgements separately identified. Assumptions and estimation uncertainties The Group makes estimates and assumptions concerning the future. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates and revisions to estimates are recognised prospectively. Sensitivities to the estimates and assumptions are provided, where relevant, in the Notes to the Consolidated Financial Statements. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are listed below (please refer to the relevant notes for further detail): 168 Rentokil Initial plc Annual Report 2024

(a) Termite damage claim provisions With the acquisition of Terminix in 2022, the Group assumed a liability for termite damage claims, based on termite customers existing at the acquisition date, for which a provision has been estimated. The liability arises when a termite infestation occurs, resulting in damage to a property which is under a termite contract, that requires subsequent remediation by the Group. The assumptions used to estimate the historical termite damage claim provisions are based on an assessment of the volume and value of future claims (based on historical information), customer churn rate, and discount rates. Starting from the acquisition date, an additional provision is recognised for all new termite customers upon commencement of their contract, based on the estimated average claim cost per customer over the lifetime of the contract. The trend of volume and value of claims will be monitored and reviewed over time and as such the value of the provisions is also likely to change. Sensitivity analysis is provided in Note A6. Significant accounting judgements Judgements made in applying accounting policies that have the most significant effects on the amounts recognised in the Consolidated Financial Statements are discussed below: (a) Useful economic life of brands The Terminix US brand, acquired in 2022, has been assessed as having an indefinite useful life. Prior to this acquisition, all brands were considered by management to have finite useful lives. Indefinite-lived assets do not get amortised and, therefore, if management had judged that the Terminix brand had a finite life then there would be a significant amortisation expense recognised annually in the income statement. At acquisition, the Terminix brand was valued at £1,292m, which based on a typical 15-year life would result in an annual amortisation charge of £86m. Other accounting estimates The Consolidated Financial Statements include other areas of accounting estimates that do not meet the definition of significant accounting estimates or accounting judgements under IAS 1. The recognition and measurement of certain material assets and liabilities are based on assumptions and/or are subject to longer-term uncertainties, as follows: (a) Impairment of goodwill and other assets The annual review for potential impairment of goodwill and other indefinite-lived intangible assets is primarily based on a value-in-use model. This model uses discounted cash flows to assess whether the goodwill carrying value can be supported or whether impairment is required. The model uses the following assumptions about the future: • revenue growth rate; • operating profit margin; • discount rate; and • long-term growth rate (inflation). Management anticipates that the likelihood of a reasonably possible change in assumptions resulting in a material misstatement is remote. Note B2 explains the impairment review process undertaken in the year. (b) Self-insurance provisions The Group self-insurance provision increased significantly through the acquisition of Terminix in 2022. Self-insurance provisions are valued annually with the support of external actuaries. Although the carrying value of the provision is significant, it is not expected that there would be any change to assumptions that would cause a significant adjustment to the carrying value in the next financial year and any impact would be expected to crystallise over the long term. Self-insurance provisions are disclosed in Note A6. (c) Provisions for uncertain tax positions The Group holds significant provisions for uncertain tax positions on the basis of amounts expected to be paid to the tax authorities. The Group’s current tax liabilities reflect management’s best estimate of the future amounts of corporation tax that will be settled. However, the actual outcome could be significantly different to the estimate made, as the ultimate tax liability cannot be known until a resolution has been reached with the relevant tax authority, or the issue becomes time-barred. Note A13 discusses in detail why the provisions are taken and explains the estimation uncertainty. Standards, amendments, and interpretations to published standards that are mandatorily effective for the current year Except as described below, the accounting policies applied in these Consolidated Financial Statements are the same as those applied in the Group’s Consolidated Financial Statements for the year ended 31 December 2023. The Group has adopted the following new standards and amendments to standards, including any consequential amendments to other standards, with effect from 1 January 2024: • amendments to IAS 1 – Classification of liabilities as current or non-current and non-current liabilities with covenants; • amendments to IFRS 16 – Lease liability in sale and leaseback; and • amendments to IAS 7 and IFRS 7 – Supplier finance arrangements. The application of these amendments has had no material impact on the disclosures of the amounts recognised in the Group’s Consolidated Financial Statements. Consequently, no adjustment has been made to the comparative financial information at 31 December 2023. New standards and interpretations not yet adopted Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2024 reporting periods, and have not been adopted early by the Group. • IFRS 18 – Presentation and disclosure in financial statements IFRS 18 is effective for annual periods beginning on or after 1 January 2027 and will replace IAS 1 – Presentation of financial statements. It will introduce new requirements that are intended to help to achieve comparability of the financial performance of similar entities, and provide more relevant information and transparency to users. Even though IFRS 18 will not impact the recognition or measurement of items in the financial statements, its impacts on presentation and disclosure are expected to be pervasive; in particular those related to the statement of comprehensive income or loss, and providing management-defined performance measures within the financial statements. Management is currently assessing the detailed implications of applying the new standard on the Group’s consolidated financial statements. Rentokil Initial plc Annual Report 2024 169 Strategic Report Corporate Governance Financial Statements Other Information

Notes to the Consolidated Financial Statements continued A. Operating A1. Revenue recognition and operating segments Revenue recognition Revenue represents the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group expects to be entitled. All revenue is considered revenue from contracts with customers as defined by IFRS 15, including job work and sales of goods. Under IFRS 15, revenue is recognised when a customer obtains control of goods or services in line with identifiable performance obligations. In the majority of cases, the Group considers that the contracts it enters into are contracts for bundled services which are accounted for as a single performance obligation. Accordingly, the majority of revenue across the Group is recognised on an output basis evenly over the course of the contract because the customer simultaneously receives and consumes the benefits provided by the Group’s performance as it performs. Job work is short-term contract revenue whereby the period of service is typically less than one month in duration. The performance obligations linked to this revenue type are individual to each job due to their nature, with revenue being recognised at a point in time on completion. Where consumables are supplied separately from the service contract, revenue is recognised at the point the goods transfer. The transaction price reported for all contracts is the price agreed in the contract and there are no material elements of variable consideration, financing component, or non-cash consideration. The Group applies the practical expedient in paragraph 121 of IFRS 15 and does not disclose information about remaining performance obligations because the Group has a right to consideration from customers in an amount that corresponds directly with the value to the customer of the performance obligations completed to date. Disaggregation of revenue into region, category, and major type of revenue stream is shown below under segment reporting. Performance obligations Contract service revenue These are mainly full-service contracts, inclusive of equipment, maintenance, and consumables as required. The inclusive service is treated as a single performance obligation. • Pest Control: the Group offers a range of services with the most common being general pest maintenance contracts. Under this type of contract the Group promises to provide a pest control service for the duration of the contract. In order to fulfil this promise, equipment is supplied (such as bait boxes) and a technician maintains and monitors the equipment at a set number of visits per year. The Group considers that this type of contract is a bundled service as the goods and services are not distinct in the context of the contract; equipment is not supplied without the service. Some countries offer an assurance warranty-type service where any additional call-outs are included in the contract price; in other countries, additional call-outs are chargeable. Where an assurance warranty is offered as part of the contract, revenue is recognised over the duration of the contract. Where no such warranty is offered, revenue is recognised at a point in time when the customer is visited. In addition, the Group offers certain termite contracts across a limited number of countries (including North America) where there is a single performance obligation. In these contracts, revenue is recognised as the performance obligation is satisfied, which is generally over a short time period of a few days. These contracts include assurance warranties that last for a period of 12 months from the date of service, but the warranty is not considered to be a performance obligation under IFRS 15. These contracts are annual contracts and are therefore recognised as contract service revenue. Some smaller acquired businesses have legacy termite contract terms that do offer service warranties, resulting in a spread of revenues over the contractual year. • Hygiene & Wellbeing: the Group offers a similar type of service to Pest Control, providing washroom equipment, consumables, and a technician to service the washroom. This type of contract will include a set number of visits. Dispensers are replenished by the technician. Management considers that the supply of goods and services are not distinct in the context of the contract. Dispensers and other equipment would not be supplied without providing the full service; the equipment is controlled by the Group and ownership does not transfer to the customer. Also included are contracts relating to interior landscaping, specifically the supply and maintenance of interior plants. Maintenance is only offered for plants that were supplied by the Group and therefore the services are not distinct in the context of the contract. The assets are positioned and situated by our technicians and the customer is not permitted to relocate them. At the end of the contract, any assets on the customer’s site are recovered. • France Workwear: the main type of contract is for supply and laundering of garments for commercial organisations. Supply and laundry are not offered separately, therefore management considers the services not to be distinct in the context of the contract. The service is treated as a bundle and a single performance obligation. Any equipment remains under ownership and control of the Group. Job work These services are short-term in nature and only an immaterial amount would straddle an accounting period end. There is usually only one performance obligation, with revenue recognised at the point of completion of the work. • Pest Control: an example of this type of revenue in the Pest Control category is bird-proofing, which is a one-off installation that, depending on the size of the site, may take between a few days and several weeks to complete. There is a single performance obligation (to install bird-proofing) and the customer is billed, and revenue recognised, at the end of the job. • Hygiene & Wellbeing: this type of revenue is generated, for example, by our Specialist Hygiene team, which performs specialist cleaning services such as graffiti removal, deep cleaning of kitchens and washrooms, trauma cleaning, flood or fire damage cleaning, and specialist deep cleaning services. These are usually short-term jobs (less than one week) and usually there is a single performance obligation with revenue recognised on completion of the job. 170 Rentokil Initial plc Annual Report 2024

Sale of goods Sale of products and consumables relates mainly to the pest distribution businesses, which sell pest control products to retailers and the pest control industry. In the Hygiene & Wellbeing business there are some sales of consumables to customers. In all cases, revenue is recognised at the point in time that ownership transfers to the customer. The Group does not consider that any judgements were made that would have a significant impact on the amount or timing of revenue recognised. Those contracts in the business where revenue is recognised over time are repetitive and are based on short cycles that repeat many times per year. Therefore, if revenue had been considered to be recognised at a point in time rather than over time, the in-year impact would be immaterial. The Group makes a charge against revenue for credit notes not yet issued at the balance sheet date. Contract costs Contract costs are mainly incremental costs of obtaining contracts (primarily sales commissions directly related to contracts obtained), and to a lesser extent costs to fulfil contracts which are not within the scope of other standards (mainly incremental costs of putting resources in place to fulfil contracts). It is anticipated that these costs are recoverable over the life of the contract to which they relate. Accordingly, the Group capitalises them as contract costs and amortises them over the expected life of the contracts. Management takes a portfolio approach to recognising contract costs, and the expected length of contracts across the Group and associated amortisation periods are between three and seven years. The contract costs recognised in the balance sheet at the period end amounted to £238m (2023: £224m; 2022: £215m). The amount of amortisation recognised in the period was £92m (2023: £121m; 2022: £39m) and impairment losses were £nil (2023: £nil; 2022: £nil). Applying the practical expedient in paragraph 94 of IFRS 15, the Group recognises the incremental costs of obtaining contracts as an expense when incurred if the amortisation period of the assets that the Group otherwise would have recognised is one year or less. Contract assets and accrued income Contract assets relate to the Group’s right to consideration for performance obligations satisfied, but where further performance obligations need to be satisfied before the customer can be invoiced. Accrued income is recognised where all performance obligations have been satisfied but the customer has yet to be invoiced. A receivable is recognised when all rights to consideration become unconditional, which usually occurs when the Group issues an invoice to the customer. All opening balances have been invoiced during the year. Contract liabilities Contract liabilities relate to advance consideration received from customers where the performance obligations have yet to be satisfied. All opening balances have subsequently been satisfied in the year. In most business categories where revenue is recognised over time, customers are invoiced in advance or simultaneously with performance obligations being satisfied. Segment reporting Segmental information has been presented in accordance with IFRS 8 Operating Segments on the next page. The Group’s operating segments are regions and this reflects the internal management reporting structures and the way information is reviewed by the chief operating decision maker (the Chief Executive). Each region is headed by a Regional Managing Director who reports directly to the Chief Executive and is a member of the Group’s Executive Leadership Team responsible for the review of Group performance. The businesses within each operating segment operate in a number of different countries and sell services across three business segments. The LATAM region is combined with Europe in the Group’s segment reporting. It is the Group’s smallest region and not considered reportable under the quantitative thresholds in IFRS 8. It is combined with Europe as they are similar with respect to economic characteristics, the nature of services provided, the type of customers, methods used to provide services, and language and cultural similarities. Management and the Board also reviews regional data summarised into North America and International, and these sub-totals are reflected in the relevant Notes to the Consolidated Financial Statements. Disaggregated revenue under IFRS 15 is the same as the segmental analysis below. Restructuring costs, one-off and adjusting items, amortisation and impairment of intangible assets (excluding computer software), and central and regional costs are presented at a Group level as they are not targeted or managed at reportable segment level. The basis of presentation is consistent with the information reviewed by internal management. The segment profit or loss measure that is regularly provided to the chief operating decision maker is Adjusted Operating Profit. Rentokil Initial plc Annual Report 2024 171 Strategic Report Corporate Governance Financial Statements Other Information

Notes to the Consolidated Financial Statements
continued

Revenue and Profit

	Revenue 2024 £m	Revenue 2023 £m	Revenue 2022 £m	Operating profit 2024 £m	Operating profit 2023 £m	Operating profit 2022 £m
North America[1]						
Pest Control	**3,152**	3,201	1,746	**539**	599	297
Hygiene & Wellbeing	**108**	105	103	**19**	18	18
Sub-total North America	**3,260**	3,306	1,849	**558**	617	315
International						
Europe (incl. LATAM)						
Pest Control	**531**	516	427	**124**	124	103
Hygiene & Wellbeing	**353**	344	322	**54**	52	53
France Workwear	**230**	221	192	**41**	39	31
	1,114	1,081	941	**219**	215	187
UK & Sub-Saharan Africa						
Pest Control	**205**	195	182	**53**	51	47
Hygiene & Wellbeing	**230**	195	183	**47**	43	48
	435	390	365	**100**	94	95
Asia & MENAT						
Pest Control	**265**	250	231	**35**	34	34
Hygiene & Wellbeing	**89**	89	90	**11**	11	11
	354	339	321	**46**	45	45
Pacific						
Pest Control	**134**	124	104	**22**	22	16
Hygiene & Wellbeing	**128**	125	123	**33**	33	32
	262	249	227	**55**	55	48
Sub-total International	**2,165**	2,059	1,854	**420**	409	375
Total	**5,425**	5,365	3,703	**978**	1,026	690
Central and regional overheads[2]	**11**	10	11	**(137)**	(121)	(107)
Restructuring costs	**–**	–	–	**(7)**	(7)	(12)
Revenue and Adjusted Operating Profit	**5,436**	5,375	3,714	**834**	898	571
One-off and adjusting items				**(86)**	(98)	(136)
Amortisation and impairment of intangible assets[3]				**(199)**	(175)	(118)
Operating profit				**549**	625	317
Finance income				**46**	48	49
Finance cost				**(197)**	(189)	(79)
Share of profit from associates net of tax				**7**	9	9
Profit before income tax				**405**	493	296

1. During 2024, there were impairment losses recognised in North America related to ROU assets of £nil (2023: £nil; 2022: £17m) and related to property, plant and equipment of £nil (2023: £nil; 2022: £8m).
2. Central and regional overheads revenue relates to the wholesale of metalwork and consumables, including hygiene and pest control products. It is managed centrally rather than in any region.
3. Excluding computer software, which is included in our segment operating profit measure.

172 Rentokil Initial plc
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Strategic Report Corporate Governance **Financial Statements** Other Information

Revenue and operating profit relate to the main groups of business segment and activity: Pest Control, Hygiene & Wellbeing and France Workwear. Central and regional overheads represent corporate expenses that are not directly attributable to any reportable segment. Business segment revenue and operating profit are shown in the table below:

	Revenue 2024 £m	Revenue 2023 £m	Revenue 2022 £m	Operating profit 2024 £m	Operating profit 2023 £m	Operating profit 2022 £m
Pest Control	**4,287**	4,286	2,690	**773**	830	497
Hygiene & Wellbeing	**908**	858	821	**164**	157	162
France Workwear	**230**	221	192	**41**	39	31
Total business segments	**5,425**	5,365	3,703	**978**	1,026	690
Central and regional overheads[1]	**11**	10	11	**(137)**	(121)	(107)
Restructuring costs	**–**	–	–	**(7)**	(7)	(12)
Revenue and Adjusted Operating Profit	**5,436**	5,375	3,714	**834**	898	571
One-off and adjusting items				**(86)**	(98)	(136)
Amortisation and impairment of intangible assets[2]				**(199)**	(175)	(118)
Operating profit				**549**	625	317

1. Central and regional overheads revenue relates to the wholesale of metalwork and consumables, including hygiene and pest control products. It is managed centrally rather than in any region.
2. Excluding computer software, which is included in our segment operating profit measure.

Analysis of revenue by type

	Revenue 2024 £m	Revenue 2023 £m	Revenue 2022 £m
Contract service revenue	**3,876**	3,838	2,610
Job work	**1,160**	1,104	724
Sales of goods	**400**	433	380
Total	**5,436**	5,375	3,714

Revenue from external customers attributed to the UK amounted to £365m (2023: £322m; 2022: £296m), with overseas countries accounting for the balance of £5,071m (2023: £5,053m; 2022: £3,418m). In 2024, the only country accounting for more than 10% of revenue from external customers was the US, totalling £3,177m (2023: £3,220m; 2022: £1,786m).

The Group is not reliant on turnover from transactions with any single customer and does not receive 10% or more of its turnover from transactions with any single customer.

Segment assets and liabilities are not provided because they are not reported to, or reviewed by, our chief operating decision maker.

Revenue and non-current assets for the country of domicile (UK), the United States, France, Australia, India, and Spain (being the largest countries outside the UK), and for all other countries are:

	Revenue 2024 £m	Non-current assets[1] 2024 £m	Revenue 2023 £m	Non-current assets[1] 2023 £m	Revenue 2022 £m	Non-current assets[1] 2022 £m
UK	**365**	**267**	322	241	296	192
USA	**3,177**	**6,833**	3,220	6,734	1,786	7,045
France	**392**	**286**	380	282	338	268
Australia	**194**	**172**	181	165	166	132
India	**68**	**88**	59	80	58	83
Spain	**76**	**71**	72	77	56	76
Other countries	**1,164**	**649**	1,141	683	1,014	688
Total	**5,436**	**8,366**	5,375	8,262	3,714	8,484

1. Non-current assets include: intangible assets; property, plant and equipment; right-of-use assets; contract cost assets; and non-current other receivables.

Rentokil Initial plc Annual Report 2024 173

Notes to the Consolidated Financial Statements
continued

Other segment items included in the consolidated income statement are as follows:

	Amortisation and impairment of intangibles[1] 2024 £m	Amortisation and impairment of intangibles[1] 2023 £m	Amortisation and impairment of intangibles[1] 2022 £m
North America	**114**	118	59
International			
Europe (incl. LATAM)	**39**	24	29
UK & Sub-Saharan Africa	**6**	8	–
Asia & MENAT	**22**	11	20
Pacific	**8**	6	4
Sub-total International	**75**	49	53
Central and regional	**10**	8	6
Total	**199**	175	118
Tax effect	**(43)**	(44)	(25)
Total after tax effect	**156**	131	93

1. Excluding computer software.

A2. Earnings per share

Basic earnings per share is calculated by dividing the profit after tax attributable to equity holders of the Company by the weighted average number of shares in issue during the year, excluding those held in the Rentokil Initial Employee Share Trust (see note at the bottom of the Consolidated Statement of Changes in Equity) which are treated as cancelled, and including share options for which all conditions have been met.

For diluted earnings per share, the weighted average number of ordinary shares in issue is adjusted to include all potential dilutive ordinary shares. The Group's potentially dilutive ordinary shares relate to the contingent issuable shares under the Group's long-term incentive plans (LTIPs) to the extent that the performance conditions have been met at the end of the period. These share options are issued for nil consideration to employees if performance conditions are met.

For the calculation of diluted earnings per share, 435,578 share options were anti-dilutive and not included in the calculation of the dilutive effect as at 31 December 2024 (2023: 18,422; 2022: 1,290,294).

Details of the calculation of earnings per share are set out below:

	2024 £m	2023 £m	2022 £m
Profit attributable to equity holders of the Company	**307**	381	232
Weighted average number of ordinary shares in issue (million)	**2,521**	2,516	2,002
Adjustment for potentially dilutive shares (million)	**7**	11	12
Weighted average number of ordinary shares for diluted earnings per share (million)	**2,528**	2,527	2,014
Basic earnings per share	**12.17p**	15.14p	11.57p
Diluted earnings per share	**12.14p**	15.07p	11.51p

174 Rentokil Initial plc
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Strategic Report | Corporate Governance | Financial Statements | Other Information

A3. Trade and other receivables

The Group's trade receivables are recognised at the transaction price less provision for impairment. They are generally due for settlement within 30 days and are all classified as current. The amount of the provision for impairment is recognised in the income statement and movements on provisions for impaired trade receivables are recognised within operating expenses in the income statement. Amounts are generally charged to the provision for impairment of trade receivables when there is no expectation of recovering additional cash.

Expected credit loss (ECL) calculations are performed and are used to calculate the provision for impairment of trade receivables. ECL calculations are a probability-weighted estimate of credit losses and are performed at country level. The Group applies the simplified method of applying lifetime ECLs to trade receivables using an allowance matrix to measure the ECLs of trade receivables from its customers, which comprise customer portfolios across several countries. Credit risk factors that are considered as part of ECL calculations may include, but are not limited to: payment history, customer size, customer type (national/residential/commercial/government), age of debt, industry strength, economy, environmental factors such as climate change, and product or service provided.

Loss allowances are also calculated on other financial assets, although the amounts are generally not significant and the asset is recognised net of the allowance.

There is limited concentration of credit risk with respect to trade receivables due to the Group's customer base being large and diverse. The amount of credit risk with respect to customers is represented by the carrying amount on the balance sheet. The Group policy is that credit facilities for new customers are approved by designated managers at regional level. Credit limits are set with reference to trading history and reports from credit rating agencies where they are available. Where this is not feasible, the Group may request payment in advance of work being carried out, or settlement by credit card on completion of the work. There are no trade receivables that would otherwise be past due or impaired whose terms have been renegotiated.

	2024 £m	2023 £m
Trade receivables	**705**	692
Less: provision for impairment of trade receivables	**(65)**	(70)
Trade receivables – net	**640**	622
Other receivables[1]	**128**	113
Prepayments	**77**	68
Accrued income	**118**	118
Contract assets	**3**	4
Total	**966**	925
Analysed as follows:		
Non-current	**57**	45
Current	**909**	880
Total	**966**	925

1. Other receivables are stated net of loss allowance of £nil (2023: £nil).

All of the Group's provision for impairment relates to trade receivables. Analysis of the Group's provision for impairment of trade receivables is as follows:

	2024 £m	2023 £m	2022 £m
At 1 January	**70**	70	50
Exchange differences	**(1)**	(4)	–
Additional provision	**62**	48	30
Receivables written off as uncollectable	**(63)**	(38)	(27)
Unused amounts reversed	**(6)**	(8)	(5)
Acquisition of companies and businesses	**3**	2	22
At 31 December	**65**	70	70

The ageing of trade receivables and provision for impairment is as follows:

	Trade receivables 2024 £m	**Provision for impairment 2024 £m**	Trade receivables 2023 £m	Provision for impairment 2023 £m
Not due	**288**	**–**	286	(3)
Overdue by less than 1 month	**170**	**(1)**	158	(3)
Overdue by between 1 and 3 months	**122**	**(3)**	111	(5)
Overdue by between 3 and 6 months	**54**	**(11)**	56	(9)
Overdue by between 6 and 12 months	**39**	**(20)**	36	(15)
Overdue by more than 12 months	**32**	**(30)**	45	(35)
At 31 December	**705**	**(65)**	692	(70)

Rentokil Initial plc
Annual Report 2024 175

Notes to the Consolidated Financial Statements
continued

The carrying amounts of the Group's trade receivables are denominated in the following currencies:

	2024 £m	2023 £m
Pound sterling	**57**	51
Euro	**160**	161
US dollar	**302**	291
Other currencies	**186**	189
Carrying value	**705**	692

Fair value is considered to be equal to carrying value for all trade and other receivables.

A4. Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average cost method. The cost of finished goods and work in progress comprises design costs, raw materials, direct labour, other direct costs, and related production overheads (based on normal operating capacity). It excludes borrowing costs. Net realisable value is the estimated selling price less applicable variable selling expenses.

	2024 £m	2023 £m
Raw materials	**15**	15
Work in progress	**3**	3
Finished goods	**211**	189
	229	207

An inventory impairment charge of £2m was recognised in 2024 (2023: £3m; 2022: £3m). Inventory recognised as an expense during the period was £363m (2023: £385m; 2022: £280m). Reversals of inventory write-downs during the period were £nil (2023: £nil; 2022: £nil).

A5. Trade and other payables

	2024 £m	2023 £m
Trade payables	**315**	357
Social security and other taxes	**91**	95
Other payables	**95**	94
Accruals	**345**	322
Contract liabilities[1]	**249**	254
Deferred consideration	**17**	17
Contingent consideration[2]	**75**	76
Total	**1,187**	1,215
Analysed as follows:		
Other payables	**30**	31
Deferred consideration	**1**	–
Contingent consideration[2]	**38**	40
Total non-current portion	**69**	71
Current portion	**1,118**	1,144
Total	**1,187**	1,215

1. Contract liabilities represents customer invoices where performance obligations have not yet been satisfied. All opening balances have subsequently been satisfied in the year. In most business categories, our customers are invoiced in advance or simultaneously with performance obligations being satisfied.
2. Contingent consideration includes put option liability of £26m (2023: £32m).

Other than the put options, there are no liabilities in the table above that bear interest or are discounted, and therefore the cash flows are equal to the carrying value of the liabilities. Cash is due to flow between one and five years for all non-current liabilities and not beyond. Fair value is equal to carrying value for all trade and other payables. There is no material difference between the fair value and carrying value for all trade and other payables.

Put options are held following the acquisition of PCI in 2017, where the seller may require the Group to purchase the remaining shares of the business in stages over a fixed term between 2023 and 2027. The put options are accounted for as an anticipated acquisition of the remaining shares and no non-controlling interest is recognised. The Group recognised a put option liability for the anticipated acquisition of these shares in contingent consideration, and any movements in the carrying value are recognised through equity. During the year, the seller exercised the second put option, selling a further 8% of the share capital of the company to the Group, making the Group's total shareholding in PCI 73%.

Given the volume of acquisitions and the variety of inputs to the valuation of contingent consideration (depending on each transaction), there is not considered to be any change in input that would have a material impact on the contingent consideration liability.

176 Rentokil Initial plc
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Strategic Report | Corporate Governance | Financial Statements | Other Information

The currency split of trade and other payables is as follows:

	2024 £m	2023 £m
Pound sterling	**165**	164
Euro	**227**	238
US dollar	**532**	542
Other currencies	**263**	271
Carrying value	**1,187**	1,215

The ageing of trade payables is as follows:

	2024 £m	2023 £m
Less than one year	**314**	357
Between one and five years	**1**	–
More than five years	**–**	–
Total	**315**	357

Maturity analysis for lease liabilities is included in Note B4, and other financial liabilities in Note C6.

A6. Provisions for liabilities and charges

The Group has provisions for termite damage claims, self-insurance, environmental, and other. Provisions are recognised when the Group has a present obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount is capable of being reliably estimated. If such an obligation is not capable of being reliably estimated it is classified as a contingent liability (Note D3).

Future cash flows relating to these obligations are discounted when the effect is material. The effect of discounting environmental provisions and other provisions is not considered to be material due to the low level of expected future cash flows. Termite damage claim provisions and self-insurance provisions are discounted, and the majority of these provisions are held in the US. The discount rate used is based on US government bond rates, and was 4.48%–5.25% (2023: 3.88%–5.25%).

	Termite damage claims £m	Self-insurance £m	Environmental £m	Other £m	Total £m
At 1 January 2023	321	165	16	12	514
Exchange differences	(14)	(8)	(1)	1	(22)
Additional provisions	15	56	3	7	81
Used during the year	(73)	(44)	(2)	(7)	(126)
Unused amounts reversed	–	(8)	–	(3)	(11)
Acquisition of companies and businesses	–	–	–	1	1
Unwinding of discount on provisions	11	3	–	–	14
At 31 December 2023	260	164	16	11	451
At 1 January 2024	**260**	**164**	**16**	**11**	**451**
Exchange differences	**3**	**1**	**–**	**–**	**4**
Additional provisions	**20**	**98**	**1**	**8**	**127**
Used during the year	**(68)**	**(81)**	**(3)**	**(9)**	**(161)**
Unused amounts reversed	**(12)**	**–**	**(1)**	**(2)**	**(15)**
Acquisition of companies and businesses	**–**	**–**	**–**	**2**	**2**
Unwinding of discount on provisions	**10**	**1**	**–**	**–**	**11**
At 31 December 2024	**213**	**183**	**13**	**10**	**419**

	2024 Total £m	2023 Total £m
Analysed as follows:		
Non-current	**304**	357
Current	**115**	94
Total	**419**	451

Rentokil Initial plc Annual Report 2024 177

Notes to the Consolidated Financial Statements continued Termite damage claims The Group holds provisions for termite damage claims covered by contractual warranties. Termite damage claim provisions are subject to significant assumptions and estimation uncertainty. The assumptions included in valuing termite provisions are based on an estimate of the volume and value of future claims (based on historical and forecast information), customer churn rates, and discount rates. These provisions are expected to be substantially utilised within the next 16 years at a declining rate. The trend of volume and value of claims is monitored and reviewed over time (with the support of external advisors) and as such the value of the provision is also likely to change. The Group’s provision relates to legacy claims (from the period prior to the acquisition of Terminix), estimated at £197m (2023: £247m); and new customer claims, estimated at £16m (2023: £13m). The sensitivity of the legacy claims liability balance to changes in the inputs is illustrated as follows: • Discount rate – The exposure to termite damage claims is largely based within the United States, therefore measurement is based on a seven-year US bond risk-free rate. During 2024, interest rates (and therefore discount rates) have increased. Rates could move in either direction and management has modelled that an increase/decrease of 50 bps in yields would decrease/increase the provision by £5m (2023: £8m). Over the 12 months to 31 December 2024, seven-year risk-free rate yields have increased 60 bps from 3.88% to 4.48% (2023: decrease 15 bps). • Claim value – Claim value forecasts have been based on the latest available historical settled Terminix claims. Claims values are dependent on a range of inputs including labour cost, materials costs (e.g. timber), whether a claim becomes litigated or not, and specific circumstances including contributory factors at the premises. Management has used an average of claim costs for the last 12 months for each material category of claim, adjusted where necessary to account for ageing of claims, to determine an estimate for costs per claim. Recent fluctuations in input prices (e.g. timber prices) means that there is potential for volatility in claim values and therefore future material changes in provisions. Management has modelled that an increase/decrease of 5% in claim values would increase/decrease the provision by £9m (2023: £15m). Over the 12 months to 31 December 2024, as a result of accelerating the cleardown of legacy longstanding claims and other macroeconomic factors, in-year costs per claim rose by c.40% (2023: 32%). This is not representative of management’s expectations of future costs as ageing of claims, which drives an increased cost per claim, has reduced significantly in recent months and is expected to continue to improve. • Claim rate – Management has estimated claim rates based on statistical historical incurred claims. Data has been captured to establish incidence curves that can be used to estimate likely future cash outflows. Changes in rates of claim are largely outside the Group’s control and may depend on litigation trends within the US and other external factors, such as how often customers move property and how well they maintain those properties; however, management actions can prevent claims from becoming litigated and hence more costly. These factors cause estimation uncertainty that could lead to material changes in provision measurement. Management has modelled that an increase/decrease of 5% in overall claim rates would increase/decrease the provision by £9m (2023: £15m), accordingly. Over the 12 months to 31 December 2024, claim rates fell by c.24% (2023: fell 7%). • Customer churn rate – If customers choose not to renew their contracts each year, then the assurance warranty falls away. As such there is sensitivity to the assumption on how many customers will churn out of the portfolio of customers each year. Data has been captured and analysed to establish incidence curves for customer churn, and forward-looking assumptions have been made based on these curves. Changes in churn rates are subject to macroeconomic factors and to the performance of the Group. A 1% movement in customer churn rates, up or down, would change the provision by £7m down or up (2023: £11m), accordingly. On average over the last 10 years churn rates have moved by +/– c.2.0% per annum (2023: +/-1.8%). Self-insurance The Group purchases external insurance from a portfolio of international insurers for its key insurable risks. In order to help mitigate the cost of external insurance, the Group self-insures a level of cover on its major insurance policies. Self-insurance provisions represent obligations for open claims, and also incurred but not reported (IBNR) losses. External actuaries are used to help management estimate the provisions held at the balance sheet date. Due to the nature of the claims, the timing of utilisation of these provisions is uncertain. Self-insurance provisions are also subject to estimation uncertainty based on volume and value of expected future claims and discount rate assumptions; however, it is not expected that there would be any change to assumptions that would cause a significant adjustment to the carrying value in the next financial year. The amount of expected reimbursement from third-party insurers is £24m (2023: £21m) and this is included within other receivables in Note A3. Environmental The Group owns, or formerly owned, a number of properties in Europe and the US where environmental contamination is being managed. These issues tend to be complex to determine and resolve and may be material, although it is often not possible to accurately predict future costs of management or remediation reliably. Provisions are held where liability is probable and costs can be reliably estimated. Contingent liabilities exist where the conditions for recognising a provision under IAS 37 have not been met. The Group monitors such properties to determine whether further provisions are necessary. The provisions that have been recognised are expected to be substantially utilised within the next five years. Other Other provisions principally comprise amounts required to cover obligations arising and costs relating to disposed businesses and restructuring costs. Other provisions also includes costs relating to onerous contracts and property dilapidations settlements. Existing provisions are expected to be substantially utilised within the next five years. 178 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

A7. Operating expenses

Operating expenses from continuing operations include the following items:

	Notes	2024 £m	2023 £m	2022 £m
Employee costs	A9	**2,558**	2,550	1,777
Direct materials and services		**877**	900	704
Vehicle costs		**291**	286	201
Property costs		**107**	108	82
Depreciation and impairment of property, plant and equipment	B3	**159**	154	140
Amortisation and impairment of intangible assets	B2	**225**	201	140
Other operating expenses[1]		**614**	512	329
Total operating expenses		**4,831**	4,711	3,373

1. Other operating expenses includes professional fees, marketing costs, and amortisation of contract costs.

A8. Auditors' remuneration

	2024 £m	2023 £m	2022 £m
Fees payable to the Company's auditors for the audit of the Parent Company and Group accounts	**2**	3	3
Audit of accounts of subsidiaries of the Group	**4**	5	4
Audit-related assurance services[1]	**5**	3	2
Total audit and audit-related assurance services	**11**	11	9
Non-audit services[2]	**–**	–	3
Total	**11**	11	12

1. Included in 2024 is an amount of £4m for reporting on internal financial controls (2023: £3m). Included in 2022 is an amount of £2m paid to the Company's auditors in respect of the 2021 PCAOB Group audit required for the purposes of the US registration.
2. 2022 balance relates to accounting specialist fees in respect of the Terminix acquisition.

A9. Employee benefit expense

Profit-sharing and bonus plans

The Group recognises a liability and an expense for bonuses and profit-sharing, based on calculations of achievements of financial performance targets and the best estimate of the obligation to employees related to personal performance criteria being achieved. A liability is recognised where a contractual obligation exists or where past practice indicates that there is a constructive obligation to make such payments in the future.

Holiday pay

Paid holidays are regarded as an employee benefit and as such are charged to the income statement as the benefits are earned. An accrual is made at the balance sheet date to reflect the fair value of holidays earned but not yet taken.

Termination benefits

Termination benefits are payable when an employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognises termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after the balance sheet date are discounted to present value where the effect of discounting is material.

	2024 £m	2023 £m	2022 £m
Wages and salaries	**2,262**	2,318	1,582
Social security costs	**228**	171	154
Share-based payments	**20**	27	17
Pension costs:			
– defined contribution plans	**46**	32	22
– defined benefit plans	**2**	2	2
	2,558	2,550	1,777

Rentokil Initial plc
Annual Report 2024 179

Notes to the Consolidated Financial Statements
continued

Monthly average number of people employed by the Group during the year:

	2024 Number	2023 Number	2022 Number
Processing and service delivery	**48,475**	47,387	38,256
Sales and marketing	**7,848**	7,501	5,993
Administration and overheads	**9,309**	8,663	7,226
	65,632	63,551	51,475

Emoluments of the Directors of Rentokil Initial plc are detailed below.

	Highest paid Director £000	Other Directors £000
2022		
Aggregate emoluments excluding share options	2,698.7	1,557.5
Aggregate gains made by Directors on exercise of share options	–	233.8
Aggregate amount receivable under long-term incentive schemes	831.9	380.3
Aggregate value of Company contributions to defined contribution pension schemes	–	–
	3,530.6	2,171.6
2023		
Aggregate emoluments excluding share options	1,942.3	1,188.4
Aggregate gains made by Directors on exercise of share options	3,729.4	–
Aggregate amount receivable under long-term incentive schemes	1,397.6	485.3
Aggregate value of Company contributions to defined contribution pension schemes	–	–
	7,069.3	1,673.7
2024		
Aggregate emoluments excluding share options	**1,032.8**	**633.4**
Aggregate gains made by Directors on exercise of share options	**4,824.5**	**–**
Aggregate amount receivable under long-term incentive schemes	**877.1**	**441.0**
Aggregate value of Company contributions to defined contribution pension schemes	**–**	**–**
	6,734.4	**1,074.4**

	2024 Number	2023 Number	2022 Number
Number of Directors accruing retirement benefits			
– defined contribution schemes	**–**	–	–
– defined benefit schemes	**–**	–	–
Number of Directors exercising share options[1]	**1**	1	1
Number of Directors receiving shares as part of long-term incentive schemes	**2**	2	2

1. The highest-paid Director exercised 986,515 (2023: 971,802; 2022: nil) share options during the year.

180 Rentokil Initial plc
Annual Report 2024

Strategic Report Corporate Governance **Financial Statements** Other Information

A10. Retirement benefit obligations

Apart from contributions to legally required social security state schemes, the Group operates a number of pension schemes around the world covering many of its employees.

Defined contribution pension plans
A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity.

The Group pays contributions to publicly or privately administered pension plans on a mandatory, contractual, or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as an employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

Defined benefit pension plans
A defined benefit pension plan is a plan that defines the amount of future pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as years of service, compensation, and age.

The asset or liability recognised in the balance sheet in respect of defined benefit pension plans is the fair value of plan assets, less the present value of the defined benefit obligation at the balance sheet date. The Group determines the net interest on the net defined benefit asset for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit asset. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that have a credit rating of at least AA, are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability. The Group will recognise a pension surplus as an asset where there is an unconditional right to a refund or where the Group has a right to reduce future pension contributions, taking into account the adverse effect of any minimum funding requirements.

Current and past service costs, to the extent they have vested, and curtailments are recognised as charges or credits against operating profit in the income statement. Interest income on the net defined benefit asset is recognised in finance income. Remeasurement gains and losses arising from experience adjustments, return on plan assets, and changes in actuarial assumptions are charged or credited to the Consolidated Statement of Comprehensive Income.

The largest retirement benefit obligation in the Group is the Rentokil Initial Irish Pension Scheme (which is in a surplus position).

A number of smaller defined benefit and defined contribution schemes operate elsewhere, which are also funded through payments to trustee-administered funds or insurance companies.

Defined benefit schemes are reappraised annually by independent actuaries based upon actuarial assumptions. Judgement is required in determining these actuarial assumptions, but this is not considered by management to be a significant accounting judgement as defined under IAS 1.

The assumptions used for the Rentokil Initial Irish Pension Scheme are shown below:

	31 December 2024	31 December 2023
Weighted average %		
Discount rate	**3.5%**	3.5%
Future salary increases	**n/a**	n/a
Future pension increases	**2.1%**	2.3%
Inflation	**2.1%**	2.3%

Risks
The scheme exposes the Company to a number of risks, the most significant of which are:

Asset volatility – Scheme liabilities are calculated using a discount rate set with reference to corporate bond yields; if assets underperform this yield, this will create a reduction in the current surplus position. The scheme holds a small proportion of growth assets (equities) which, although expected to outperform corporate bonds in the long term, create volatility and risk in the short term. The allocation to growth assets is monitored to ensure it remains appropriate given the long-term scheme objectives.

Changes in bond yields – A decrease in corporate bond yields will increase the value placed on the scheme's liabilities for accounting purposes, although this will be partially offset by an increase in the value of the scheme's bond holdings.

Inflation risk – A decrease in corporate bond yields will increase the value placed on the scheme's liabilities for accounting purposes, although this will be partially offset by an increase in the value of the scheme's bond holdings.

Life expectancy – The majority of the scheme's obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the liabilities.

For the Rentokil Initial Irish Pension Scheme, the expected duration is 15–16 years.

Rentokil Initial plc
Annual Report 2024 181

Notes to the Consolidated Financial Statements
continued

Pension benefits

The movement in the net defined benefit obligation for all Group pension schemes over the accounting period is as follows:

	Present value of obligation 2024 £m	Fair value of plan assets 2024 £m	Total 2024 £m	Present value of obligation 2023 £m	Fair value of plan assets 2023 £m	Total 2023 £m
At 1 January	**(60)**	**35**	**(25)**	(65)	38	(27)
Current service costs[1]	**(1)**	**–**	**(1)**	(1)	–	(1)
Interest on defined benefit obligation/asset[1]	**(2)**	**1**	**(1)**	(2)	1	(1)
Exchange difference	**2**	**(2)**	**–**	2	(1)	1
Total pension income/(expense)	**(1)**	**(1)**	**(2)**	(1)	–	(1)
Remeasurements:						
– Remeasurement gain/(loss) on scheme assets	**–**	**–**	**–**	–	–	–
– Remeasurement gain/(loss) on obligation	**–**	**–**	**–**	–	–	–
Contributions:						
– Employers	**(1)**	**1**	**–**	(1)	2	1
– Benefit payments	**6**	**(1)**	**5**	7	(5)	2
At 31 December	**(56)**	**34**	**(22)**	(60)	35	(25)
Retirement benefit obligation schemes[2]	**(41)**	**16**	**(25)**	(44)	16	(28)
Retirement benefit asset schemes[3]	**(15)**	**18**	**3**	(16)	19	3

1. Service costs and administration expenses are charged to operating expenses, and interest cost and return on plan assets to finance cost and finance income.
2. Benefit plans in an obligation position include plans situated in Austria, France, Germany, Hong Kong, India, Italy, Martinique, Norway, the Philippines, Saudi Arabia, South Africa, South Korea, Sri Lanka, Thailand, Trinidad and Tobago, and the UK.
3. Benefit plans in an asset position include plans situated in Australia, Barbados, and Ireland.

Of the £56m (2023: £60m) of obligations in the table above, £17m (2023: £20m) is unfunded.

Total contributions payable to defined benefit pension schemes in 2025 are expected to be less than £1m.

The fair value of plan assets at the balance sheet date is analysed as follows:

	2024 £m	2023 £m
Equity instruments	**3**	2
Debt instruments – unquoted	**14**	15
Property	**1**	1
Other	**16**	17
Total plan assets	**34**	35

Where available, the fair values of assets are quoted prices (e.g. listed equity, sovereign debt, and corporate bonds). In other cases, the market value as provided by the fund managers has been used in accordance with IFRS 13 Fair Value Measurement:

- unquoted debt instruments (level 2);
- interest and inflation rate hedging instruments (level 2); and
- pooled investment funds (level 3).

Other significant assets are valued based on observable market inputs. Other assets primarily consist of cash.

The cumulative actuarial gain recognised in the Consolidated Statement of Comprehensive Income was £34m (2023: £34m). No remeasurement gain or loss was recognised during the year (2023: £nil).

182 Rentokil Initial plc
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Strategic Report | Corporate Governance | **Financial Statements** | Other Information

A11. Share-based payments

Share-based compensation

The Group operates two equity-settled share-based long-term incentive plans (LTIPs): the Performance Share Plan and the Restricted Share Plan. The economic cost of awarding shares and share options to employees is recognised as an expense in the income statement, equivalent to the fair value of the benefit awarded. The fair value of the Performance Share Plan is determined by reference to option pricing models, principally stochastic and adjusted Black-Scholes models. The fair value of the Restricted Share Plan is determined by reference to an adjusted Black-Scholes model. The charge for both plans is recognised in the income statement over the vesting period of the award. At each balance sheet date, the Group revises its estimate of the number of shares that vest or options that are expected to become exercisable. Any revision to the original estimates (other than those which are a result of movements in total shareholder return (TSR)) is reflected in the income statement with a corresponding adjustment to equity immediately to the extent it relates to past service, and the remainder over the rest of the vesting period.

Performance Share Plan and Restricted Share Plan

The Company has operated a share-based incentive for senior managers worldwide since 2006, initially through a Performance Share Plan, and then in 2023 a Restricted Share Plan was introduced. The main features of the schemes are as follows:

- For Performance Share Plan awards made in 2022, 2023, and 2024, 50% of the award is based on TSR and 50% is based on performance against certain strategic and financial measures over the vesting period.
- For Restricted Share Plan awards made in 2023 and 2024, there are no performance conditions attached.
- The value of dividends paid during the vesting period is paid on the number of shares that ultimately vest in the form of additional shares. For awards that are nil-cost options made prior to May 2021, this is the value of dividends between grant and exercise.

The total charge for the year relating to equity-settled share-based payment plans was £20m (2023: £27m; 2022: £18m). This includes charges for the Performance Share Plan and Restricted Share Plan of £20m (2023: £17m; 2022: £9m). In 2022 and 2023, there were charges relating to the transfer of existing long-term incentive plans in Terminix and a non-recurring retention award totalling £9m and £10m respectively. A summary of the number of shares in active Performance Share Plans is shown below:

		Share options outstanding					**Share options exercisable**				
Year of Grant	Vesting Year	**Scheme interest at 1 January 2024**	**Shares awarded during 2024**	**Shares lapsed during 2024**	**Shares vested during 2024**	**Shares outstanding at 31 December 2024**	**Shares exercisable at 1 January 2024**	**Shares vested during 2024**	**Shares exercised during 2024**	**Shares lapsed during 2024**	**Shares exercisable at 31 December 2024**
2013	2016	–	–	–	–	–	**69**	–	**(69)**	–	–
2014	2017	–	–	–	–	–	**1,151,851**	–	**(1,151,851)**	–	–
2015	2018	–	**26,277**	–	**(26,277)**	–	**1,251,052**	**26,277**	**(94,042)**	–	**1,183,287**
2016	2019	–	**31,575**	–	**(31,575)**	–	**1,427,960**	**31,575**	**(35,665)**	–	**1,423,870**
2017	2020	–	**26,381**	–	**(26,381)**	–	**1,209,932**	**26,381**	**(62,824)**	**(1,146)**	**1,172,343**
2018	2021	–	**33,926**	–	**(33,926)**	–	**1,564,454**	**33,926**	**(80,787)**	**(2,320)**	**1,515,273**
2019	2022	–	**34,750**	–	**(34,750)**	–	**1,770,998**	**34,750**	**(286,233)**	**(667)**	**1,518,848**
2020	2023	–	**24,304**	–	**(24,304)**	–	**1,241,998**	**24,304**	**(193,231)**	**(1,666)**	**1,071,405**
2021	2024	**3,632,199**	**81,393**	**(1,878,836)**	**(1,834,756)**	–	–	**1,834,756**	**(813,178)**	**(130,135)**	**891,443**
2022	2025	**4,665,701**	**6,005**	**(705,299)**	**(47,415)**	**3,918,992**	**5,951**	**47,415**	**(5,951)**	–	**47,415**
2023	2026	**4,638,991**	**3,066**	**(610,615)**	–	**4,031,442**	–	–	–	–	–
2024	2027	–	**7,110,973**	**(512,191)**	–	**6,598,782**	–	–	–	–	–

		Share options outstanding					Share options exercisable				
Year of Grant	Vesting Year	Scheme interest at 1 January 2023	Shares awarded during 2023	Shares lapsed during 2023	Shares vested during 2023	Shares outstanding at 31 December 2023	Shares exercisable at 1 January 2023	Shares vested during 2023	Shares exercised during 2023	Shares lapsed during 2023	Shares exercisable at 31 December 2023
2013	2016	–	495	–	(495)	–	1,042,134	495	(1,032,534)	(10,026)	69
2014	2017	–	14,985	–	(14,985)	–	1,196,188	14,985	(59,322)	–	1,151,851
2015	2018	–	15,985	–	(15,985)	–	1,266,518	15,985	(31,407)	(44)	1,251,052
2016	2019	–	22,192	–	(22,192)	–	1,841,196	22,192	(435,337)	(91)	1,427,960
2017	2020	–	16,294	–	(16,294)	–	1,324,727	16,294	(129,684)	(1,405)	1,209,932
2018	2021	14,597	20,482	–	(35,079)	–	1,987,868	35,079	(451,341)	(7,152)	1,564,454
2019	2022	461,663	40,825	(21,670)	(480,818)	–	2,213,079	480,818	(919,141)	(3,758)	1,770,998
2020	2023	3,186,387	68,967	(1,141,319)	(2,114,035)	–	–	2,114,035	(872,037)	–	1,241,998
2021	2024	3,797,985	–	(165,786)	–	3,632,199	–	–	–	–	–
2022	2025	4,845,900	31,248	(205,496)	(5,951)	4,665,701	–	5,951	–	–	5,951
2023	2026	–	5,876,229	(1,179,468)	(57,770)	4,638,991	–	57,770	(57,770)	–	–

Rentokil Initial plc
Annual Report 2024 183

Notes to the Consolidated Financial Statements
continued

A summary of the number of shares in active Restricted Share plans is shown below:

		Share options outstanding					Share options exercisable				
Year of Grant	Vesting Year	Scheme interest at 1 January 2024	Shares awarded during 2024	Shares lapsed during 2024	Shares vested during 2024	Shares outstanding at 31 December 2024	Shares exercisable at 1 January 2024	Shares vested during 2024	Shares exercised during 2024	Shares lapsed during 2024	Shares exercisable at 31 December 2024
2023	2024	195,310	–	–	(195,310)	–		195,310	(195,310)		
2023	2025	88,465	260,000	(28,440)	–	320,025	–	–	–	–	–
2023	2026	727,645	170,000	(103,570)	–	794,075	–	–	–	–	–
2024	2025	–	149,640	–	–	149,640	–	–	–	–	–
2024	2026	–	282,170	(47,205)	–	234,965	–	–	–	–	–
2024	2027	–	914,085	(127,795)	–	786,290	–	–	–	–	–
2024	2028	–	90,630	–	–	90,630	–	–	–	–	–
2024	2029	–	90,630	–	–	90,630	–	–	–	–	–
2024	2030	–	90,630	–	–	90,630	–	–	–	–	–

		Share options outstanding					Share options exercisable				
Year of Grant	Vesting Year	Scheme interest at 1 January 2023	Shares awarded during 2023	Shares lapsed during 2023	Shares vested during 2023	Shares outstanding at 31 December 2023	Shares exercisable at 1 January 2023	Shares vested during 2023	Shares exercised during 2023	Shares lapsed during 2023	Shares exercisable at 31 December 2023
2023	2026	–	1,163,570	(130,820)	(21,330)	1,011,420	–	21,330	(21,330)	–	–

The fair value of the 2024 awards made under the Performance Share Plan is charged to the income statement over the vesting period, based on values derived from a Monte Carlo model prepared by external remuneration consultants. This is a closed-form solution which takes account of the correlation between share price performance and the likelihood of a TSR performance condition being met. For the shares awarded in March 2024, the significant inputs into the model were a share price of 466.1p (2023: 581.4p), an expected share price volatility of 29.5% (2023: 26.3%), a median share price correlation between the companies in the comparator group of 73.1% (2023: 84.1%), and an expected life commensurate with the three-year performance/vesting period. The share price volatility assumption is based on analysis of historical daily share prices. As the awards are nil-cost (i.e. there is no exercise price), the assumed risk-free rate of return has minimal impact on the fair value of the awards. Similarly, as dividend equivalents are paid on the vesting portion of awards, the fair value of these awards is not reduced to reflect dividends paid during the vesting period. The fair value of the 2024 awards made under the Restricted Share Plan is charged to the income statement over the vesting period based on the fair value of the award on grant date.

The fair value of awards granted during 2024 was £36m (2023: £36m) and the weighted average fair value per award granted during the year was 396.3p (2023: 506.7p). The weighted average share price for options exercised in the year was 471.4p (2023: 568.6p) and the weighted average contract term remaining on shares unexercised at the year end was 535 days (2023: 497 days).

A12. Income tax expense

The income tax expense for the period comprises both current and deferred tax. Current tax expense represents the amount payable on this year's taxable profits and any adjustment relating to prior years. Taxable profits differ from accounting profits as some items of income or expenditure are not taxable or deductible, or may be taxable or deductible in a different accounting period. The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Group's subsidiaries and associates operate and generate taxable income.

Deferred tax is an accounting adjustment to provide for tax that is expected to arise in the future due to differences between accounting and tax bases. Deferred tax is determined using tax rates that are expected to apply when the timing difference reverses based on tax rates which are enacted or substantively enacted at the balance sheet date. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or equity. In this case, the tax is also recognised in other comprehensive income or equity as appropriate.

Analysis of charge in the year:

	2024 £m	2023 £m	2022 £m
Current tax expense	89	94	76
Adjustment in respect of previous periods	5	(8)	2
Total current tax	**94**	86	78
Deferred tax expense/(credit)	11	30	(3)
Deferred tax adjustment in respect of previous periods	(7)	(4)	(11)
Total deferred tax	**4**	26	(14)
Total income tax expense	**98**	112	64

184 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

The tax on the Group's profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

	2024 £m	2023 £m	2022 £m
Profit before tax	**405**	493	296
Tax calculated at domestic tax rates applicable to profits in the respective countries	**101**	123	69
Adjustment in respect of previous periods	**(2)**	(12)	(9)
Amounts not (taxable)/deductible for tax purposes – one-off and adjusting items	**(1)**	1	9
Expenses not deductible for tax purposes – other	**6**	6	3
Income not subject to tax	**(2)**	(2)	(5)
Impairment of goodwill	**6**	–	5
Deferred tax recognised on losses	**(9)**	(3)	(1)
Deferred tax impact of change in tax rates	**(3)**	–	(7)
Provisions utilised for which no deferred tax assets were recognised	**2**	–	(1)
Local business taxes	**1**	1	1
US BEAT liability	**–**	1	–
Tax credits	**(1)**	(2)	–
Other	**–**	(1)	–
Total tax expense	**98**	112	64

The Group's effective tax rate (ETR) for 2024 on reported profit before tax was 24.2% (2023: 22.7%; 2022: 21.6%). This compares with a blended rate of tax for the countries in which the Group operates of 25.3% (2023: 25.1%; 2022 23.7%). The Group's low tax rate in 2024 is primarily attributable to the recognition of deferred tax on losses of £9m (2023: £3m; 2022 £1m).

On 20 June 2023, Finance (No.2) Act 2023 was substantively enacted in the UK, introducing a global minimum effective tax rate of 15%. The legislation implements a domestic top-up tax and a multinational top-up tax. The legislation is effective for the Group's financial year beginning 1 January 2024.

The Group is in scope of the substantively enacted legislation and has undertaken an assessment of the Group's liability to Pillar 2 income taxes for the financial year ended 31 December 2024, mainly focusing on the transitional country-by-country reporting safe harbours which apply until 2026.

Various other jurisdictions the Group operates in have also substantively enacted legislation or are intending to bring in legislation to implement Pillar 2 and domestic top-up taxes. The expectation is that there will be minimal variations between the UK legislation and other countries' legislation as all are based on the same Organisation for Economic Co-operation and Development (OECD) Pillar 2 model rules. As such, the Group's assessment has focused on the application of the UK multinational top-up tax to the Group.

The assessment of the potential exposure to Pillar 2 income taxes has been undertaken based on the 2024 financial data included in these Consolidated Financial Statements. Based on the assessment, the majority of the jurisdictions in which the Group operates would meet the conditions for the transitional safe harbour provisions and would not require full Pillar 2 calculations, nor is a top-up tax charge levied. The Pillar 2 effective tax rates in most of the jurisdictions in which the Group operates are above 15% (calculated under the safe harbour provisions). However, there are a limited number of jurisdictions where the transitional safe harbour relief does not apply and for a small number of these the Pillar 2 effective tax rate is close to 15%. The aggregate of the top-up tax charge for those countries is immaterial (less than £1m).

The Group continues to monitor developments in the implementation of the Pillar 2 rules in the UK and other relevant jurisdictions as the Pillar 2 legislation and guidance evolve.

A tax charge of £6m has been recognised in other comprehensive income (2023: £6m credit; 2022 £11m credit), which mainly relates to the recognition of a deferred tax liability on the cash flow hedge and cost of hedging reserves recorded within other comprehensive income.

Rentokil Initial plc
Annual Report 2024 185

Notes to the Consolidated Financial Statements
continued

A13. Current tax liabilities

Tax liabilities are classified as current liabilities unless there is a right to defer the payment of the liability for at least one year after the balance sheet date. As at 31 December 2024, all the Group's tax liabilities have been classified as current as there is no legally enforceable right to defer payment for more than 12 months.

Current tax assets and liabilities are offset only when there is a legally enforceable right to set off the asset and liability, and there is an intention to either settle on a net basis or to realise the asset and settle the liability simultaneously.

Where required by accounting standards, management establishes provisions for uncertain tax positions on the basis of amounts expected to be paid to the tax authorities. The Group's current tax liabilities reflect management's best estimate of the future amounts of corporation tax that will be settled.

The Group is subject to income taxes in numerous jurisdictions. There are various uncertainties relating to the determination of its tax liabilities where the ultimate tax liability cannot be known until a resolution has been reached with the relevant tax authority, or the issue becomes time-barred. Issues can take many years to resolve and therefore assumptions on the likely outcome have to be made by management.

Each country and tax risk is considered separately when deciding whether it is appropriate to set up an uncertain tax provision. If risks are considered to be linked, the Group will consider the tax treatment in aggregate where appropriate.

This assessment of uncertain tax positions is based on management's interpretation of relevant tax rules and decided cases, external advice obtained, the statute of limitations and the status of the negotiations, and past experience with tax authorities. In evaluating whether a provision is needed, it is assumed that tax authorities have full knowledge of the facts and circumstances applicable to each issue.

Tax provisions can be built up over a number of years, but in the year of resolution there could be adjustments to these provisions which could have a material positive or negative impact on the tax charge for a particular year. The settlement of a significant issue could also have a material impact on the amount of cash tax payable in any one year. Judgement is required in determining the worldwide provision for income taxes, particularly in relation to the pricing of intra-group goods and services as well as debt financing.

The majority of the tax provisions relate to transfer pricing exposures where the Group faces a number of risks in jurisdictions around the world, and is subject to audits by tax authorities in the territories in which it operates. These tax audits have an uncertain outcome and can take several years to resolve, which in some cases may be dependent on litigation. The actual outcome could vary from management's estimates, but these are updated at each reporting period in the light of the latest available information.

Total uncertain tax provisions (including interest thereon) amounted to £38m as at 31 December 2024 (2023: £41m). Included within this amount is £5m (2023: £5m) in respect of interest arising on tax provisions, which is included within other payables. These tax provisions relate to multiple issues across the countries in which the Group operates. The net decrease in the provisions for the year is mainly attributable to issues which have been settled in the year or have become statute-barred.

The cash tax paid for the year was £87m (2023: £100m). The decrease was attributable to a reduction in cash tax payments in line with Group profits and one-off tax repayments received in 2024. The cash tax paid is expected to increase in future periods in line with Group profits.

A14. Deferred income tax

Deferred income tax is provided on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Consolidated Financial Statements. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities in transactions other than a business combination that at the time of the transactions affects neither the accounting nor taxable profit or loss; and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred income tax is determined using tax rates (and laws) that have been enacted (or substantively enacted) at the balance sheet date, and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled. Deferred tax balances are not discounted.

Deferred tax assets and liabilities are offset against each other when the timing differences relate to income taxes levied by the same tax authority on an entity or different entities which are part of a tax consolidation and there would be the intention to settle on a net basis.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. The amount of deferred tax assets recognised at each balance sheet date is adjusted to reflect changes in management's assessment of future taxable profits. In recognising the deferred tax asset in respect of losses, management has estimated the quantum of future taxable profits, applying a risk weighting to future profits to reflect the uncertainties.

The movement on the deferred income tax account is as follows:

	2024 £m	2023 £m
At 1 January	**(474)**	(470)
Exchange differences	**(8)**	25
Impact of acquisition of companies and businesses	**19**	(8)
(Charged)/credited to the income statement	**(4)**	(26)
(Charged)/credited to other comprehensive income	**(7)**	4
(Charged)/credited to equity	**(3)**	1
At 31 December	**(477)**	(474)
Deferred taxation has been presented on the balance sheet as follows:		
Deferred tax asset within non-current assets	**34**	43
Deferred tax liability within non-current liabilities	**(511)**	(517)
	(477)	(474)

186 Rentokil Initial plc
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Strategic Report Corporate Governance **Financial Statements** Other Information

The major components of deferred tax assets and liabilities at the year end and their changes during the year (without taking into consideration the offsetting of balances within the same tax jurisdiction) are as follows:

	Customer lists/ intangibles £m	Accelerated tax depreciation £m	Provisions £m	IFRS 15 Contacts £m	Tax losses £m	Share-based payments £m	Other[2] £m	Total £m
At 1 January 2023	(572)	(75)	171	(33)	23	16	–	(470)
Exchange differences	26	3	(7)	2	–	–	1	25
Recognised in income statement	2	(12)	(15)	(10)	7	(2)	4	(26)
Recognised in other comprehensive income	–	–	–	–	8	–	(4)	4
Recognised in equity	–	–	–	–	–	1	–	1
Impact of business combinations	(8)	–	–	–	–	–	–	(8)
At 31 December 2023	(552)	(84)	149	(41)	38	15	1	(474)
At 1 January 2024	**(552)**	**(84)**	**149**	**(41)**	**38**	**15**	**1**	**(474)**
Exchange differences	**(11)**	**(1)**	**6**	**(2)**	**–**	**–**	**–**	**(8)**
Recognised in income statement	**(4)**	**4**	**8**	**(19)**	**3**	**1**	**3**	**(4)**
Recognised in other comprehensive income	**–**	**–**	**–**	**–**	**–**	**–**	**(7)**	**(7)**
Recognised in equity	**–**	**–**	**–**	**–**	**–**	**(3)**	**–**	**(3)**
Impact of business combinations[1]	**24**	**–**	**(7)**	**2**	**–**	**–**	**–**	**19**
At 31 December 2024	**(543)**	**(81)**	**156**	**(60)**	**41**	**13**	**(3)**	**(477)**

1. Deferred tax liabilities have been adjusted in 2024 by a decrease of £28m relating to the Terminix acquisition with a corresponding reduction in goodwill.
2. Included within other deferred tax assets/liabilities are retirement benefits and unremitted earnings from subsidiaries.

A deferred tax asset of £41m has been recognised in respect of losses which are expected to be utilised within 10 years (2023: £38m), of which £30m (2023: £28m) relates to UK losses carried forward at 31 December 2024. This amount has been calculated by estimating the future UK taxable profits, against which the UK tax losses will be utilised, progressively risk-weighted, and applying the tax rates (substantively enacted as at the balance sheet date) applicable for each year. A deferred tax asset is now recognised on all the UK tax losses (2023: £34m unrecognised).

The estimates of future profits are based on management's financial forecasts which are used to support other aspects of the Financial Statements, such as impairment testing. At the balance sheet date, the Group had tax losses of £242m (2023: £169m) on which no deferred tax asset is recognised because it is not considered probable that future taxable profits will be available in certain jurisdictions to be able to benefit from those tax losses. Of the losses, £203m (2023: £95m) will expire at various dates between 2025 and 2045.

In addition, the Group has UK capital losses carried forward of £276m (2023: £276m) on which no deferred tax asset is recognised. These losses have no expiry date, but management considers the future utilisation of these losses to be unlikely.

Dividends received from subsidiaries are largely exempt from UK taxation but may be subject to dividend withholding or other taxes levied by the overseas tax jurisdictions in which the subsidiaries operate. A deferred tax liability of £3m (2023: £4m) has been recognised in respect of this liability as it is anticipated that these profits will be distributed to the UK in the foreseeable future. At the balance sheet date, there is no material unprovided deferred tax liability were overseas earnings to be distributed to the UK.

The Company is within the scope of the OECD Pillar 2 model rules. Pillar 2 legislation was enacted in the United Kingdom, the jurisdiction in which the Group's ultimate parent entity is incorporated, and is in effect from 1 January 2024. The Company applies the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar 2 income taxes, as provided in the amendments to IAS 12 issued in May 2023. Further information about Pillar 2 legislation can be found in the Notes to the Consolidated Financial Statements in Note A12.

Rentokil Initial plc Annual Report 2024 187

Notes to the Consolidated Financial Statements continued B. Investing B1. Business combinations All business combinations are accounted for using the purchase method (acquisition accounting) in accordance with IFRS 3 Business Combinations. The cost of a business combination is the aggregate of the fair values at the date of exchange of assets given, liabilities incurred or assumed, and equity instruments issued by the Group. The cost of a business combination is allocated at the acquisition date by recognising the acquiree’s identifiable assets, liabilities, and contingent liabilities that satisfy the recognition criteria at their fair values. Any excess of the purchase price over the fair value of the identifiable assets and liabilities is recognised as goodwill. The acquisition date is the date on which the acquirer effectively obtains control of the acquiree. An intangible asset is recognised if it meets the definition under IAS 38 Intangible Assets. The intangible assets arising on acquisition are goodwill, customer lists, and brands. Goodwill represents the synergies, workforce, and other benefits expected as a result of combining the respective businesses. Customer lists and brands are recognised at their fair value at the date of acquisition using an income-based approach, which involves the use of assumptions including customer termination rates, profit margins, contributory asset charges, and discount rates. At the date of acquisition, deferred and contingent consideration represents its fair value, with subsequent changes after the measurement period being recognised in the income statement. Costs directly attributable to business combinations are charged to the income statement as incurred and presented as one-off and adjusting items. Disclosures required by IFRS 3 Business Combinations are provided separately for those individual acquisitions that are considered to be material, and in aggregate for individually immaterial acquisitions. An acquisition would generally be considered individually material if the impact on the Group’s revenue and Adjusted Operating Profit measures (on an annualised basis) is greater than 5%, or the impact on goodwill is greater than 10% of the closing balance for the period. There were no individually material acquisitions in the year. During the year, the Group purchased 100% of the share capital or trade and assets of 36 companies and businesses (2023: 41). The total consideration in respect of these acquisitions was £182m (2023: £261m), and the cash outflow from current and past period acquisitions net of cash acquired was £172m (2023: £242m). Goodwill on all acquisitions represents the synergies and other benefits expected to be realised from integrating acquired businesses into the Group, such as improved route density, expansion in use of best-in-class digital tools, and back office synergies. Details of goodwill and the fair value of net assets acquired in the year are as follows: 2024 £m 2023 £m Purchase consideration – Cash paid 115 203 – Deferred and contingent consideration 67 58 Total purchase consideration 182 261 Fair value of net assets acquired (51) (88) Goodwill from current-year acquisitions 131 173 Goodwill expected to be deductible for tax purposes 84 76 Deferred consideration of £35m and contingent consideration of £32m are payable in respect of the above acquisitions (2023: £15m and £43m respectively). Contingent consideration is payable based on a variety of conditions, including revenue and profit targets being met. Amounts for both deferred and contingent consideration are payable over the next five years. The Group has recognised contingent and deferred consideration based on fair value at the acquisition date. A range of outcomes for contingent consideration payments cannot be estimated due to the variety of performance conditions and the volume of businesses the Group acquires. During the year, there were releases of contingent consideration liabilities not paid of £7m (2023: £nil). 188 Rentokil Initial plc Annual Report 2024

The fair values6 of assets and liabilities arising from acquisitions in the year are as follows: 2024 £m 2023 £m Non-current assets – Intangible assets1 56 80 – Property, plant and equipment2 11 12 Current assets3 27 22 Current liabilities4 (23) (12) Non-current liabilities5 (20) (14) Net assets acquired 51 88 1. Includes £46m (2023: £69m) of customer lists and £10m (2023: £11m) of other intangibles. 2. Includes £4m (2023: £1m) of ROU assets. 3. Includes cash acquired of £2m (2023: £8m), inventory of £11m (2023: £2m), and trade and other receivables of £14m (2023: £12m). 4. Includes trade and other payables of £23m (2023: £10m). 5. Includes £9m of deferred tax liabilities relating to acquired intangibles (2023: £12m), lease liabilities of £4m (2023: £1m), and other liabilities of £7m (2023: £1m). 6. The fair values of assets and liabilities from acquisitions in the current year will be finalised in the 2025 Financial Statements. These fair values are provisional as the acquisition accounting has not yet been finalised, primarily due to the proximity of many acquisitions to the year end. During the year, there were adjustments to the accounting of prior-year acquisitions resulting in a decrease in goodwill of £19m offset by a reduction in deferred tax liabilities of £28m, and a reduction in customer lists of £9m. The cash outflow from current and past acquisitions is as follows: 2024 £m 2023 £m Total purchase consideration 182 261 Consideration payable in future periods (67) (58) Purchase consideration paid in cash 115 203 Cash and cash equivalents in acquired companies and businesses (2) (8) Cash outflow on current period acquisitions 113 195 Deferred and contingent consideration paid 59 47 Cash outflow on current and past acquisitions 172 242 From the dates of acquisition to 31 December 2024, new acquisitions contributed £68m to revenue and £1m to operating profit (2023: £75m and £10m respectively). If the acquisitions had occurred on 1 January 2024, the revenue and operating profit of the combined Group would have amounted to £5,492m and £551m respectively (2023: £5,414m and £628m respectively). Rentokil Initial plc Annual Report 2024 189 Strategic Report Corporate Governance Financial Statements Other Information

Notes to the Consolidated Financial Statements
continued

B2. Intangible assets

Intangible assets are stated at cost less accumulated amortisation and accumulated impairment losses, where applicable.

A breakdown of intangible assets is as shown below:

	Goodwill £m	Customer lists £m	Indefinite-lived brands £m	Other intangibles £m	Product development £m	Computer software £m	Total £m
Cost							
At 1 January 2023	5,165	1,473	1,185	81	55	206	8,165
Exchange differences	(269)	(70)	(58)	(5)	–	(3)	(405)
Additions	–	–	–	–	10	34	44
Disposals/retirements	(2)	(15)	–	(12)	–	(8)	(37)
Acquisition of companies and businesses	172	69	–	11	–	–	252
Hyperinflationary adjustment	14	3	–	1	–	–	18
At 31 December 2023	5,080	1,460	1,127	76	65	229	8,037
At 1 January 2024	**5,080**	**1,460**	**1,127**	**76**	**65**	**229**	**8,037**
Exchange differences	**50**	**(13)**	**18**	**–**	**–**	**(1)**	**54**
Additions	**–**	**–**	**–**	**–**	**9**	**46**	**55**
Disposals/retirements	**–**	**(22)**	**–**	**(2)**	**–**	**(22)**	**(46)**
Acquisition of companies and businesses	**113**	**37**	**–**	**10**	**–**	**–**	**160**
Hyperinflationary adjustment	**10**	**4**	**–**	**1**	**–**	**–**	**15**
At 31 December 2024	**5,253**	**1,466**	**1,145**	**85**	**74**	**252**	**8,275**
Accumulated amortisation and impairment							
At 1 January 2023	(65)	(573)	–	(44)	(37)	(143)	(862)
Exchange differences	12	26	–	2	–	3	43
Disposals/retirements	2	15	–	12	–	7	36
Hyperinflationary adjustment	(10)	(1)	–	–	–	–	(11)
Impairment charge	(3)	(1)	–	–	–	–	(4)
Amortisation charge	–	(155)	–	(9)	(7)	(26)	(197)
At 31 December 2023	(64)	(689)	–	(39)	(44)	(159)	(995)
At 1 January 2024	**(64)**	**(689)**	**–**	**(39)**	**(44)**	**(159)**	**(995)**
Exchange differences	**4**	**14**	**–**	**–**	**–**	**1**	**19**
Disposals/retirements	**–**	**22**	**–**	**2**	**–**	**20**	**44**
Hyperinflationary adjustment	**(8)**	**(2)**	**–**	**–**	**–**	**–**	**(10)**
Impairment charge	**(28)**	**–**	**–**	**–**	**(2)**	**–**	**(30)**
Amortisation charge	**–**	**(152)**	**–**	**(9)**	**(8)**	**(26)**	**(195)**
At 31 December 2024	**(96)**	**(807)**	**–**	**(46)**	**(54)**	**(164)**	**(1,167)**
Net book value							
At 1 January 2023	5,100	900	1,185	37	18	63	7,303
At 31 December 2023	5,016	771	1,127	37	21	70	7,042
At 31 December 2024	**5,157**	**659**	**1,145**	**39**	**20**	**88**	**7,108**

The main categories of intangible assets are as follows:

Intangible assets – finite useful lives

Intangible assets with finite useful lives are initially measured at either cost or fair value and amortised on a straight-line basis over their useful economic lives, which are reviewed on an annual basis. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may exceed its recoverable amount. The fair value attributable to intangible assets acquired through a business combination is determined by discounting the expected future cash flows to be generated from that asset at the risk-adjusted weighted average cost of capital for the Group. The residual values of intangible assets are assumed to be £nil.

The estimated useful economic lives of intangible assets are as follows:

Customer lists:	3 to 15 years
Other intangibles:	2 to 15 years
Product development:	2 to 5 years
Computer software:	3 to 5 years

The following are the main categories of intangible assets with finite useful lives:

(a) Customer lists

Customer lists are acquired as part of business combinations. No value is attributed to internally generated customer lists.

190 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance **Financial Statements** Other Information

(b) Other intangibles
Other intangibles consists of brands with finite useful lives and intellectual property. Brands are acquired as part of business combinations. No value is attributed to internally generated brands as expenditure incurred to develop, maintain, and renew brands internally is recognised as an expense in the period incurred. Intellectual property costs are incurred in acquiring and maintaining patents and licences. These are recognised only if the cost can be measured reliably, and they are expected to generate economic benefits beyond one year, in excess of their cost.

(c) Product development
Costs incurred in the design and testing of new or improved products are recognised as intangible assets only if the cost can be measured reliably, and it is probable that the project will be a success considering its commercial and technological feasibility. Capitalised product development expenditure is measured at cost less accumulated amortisation.

Other development expenditure and all research expenditure are recognised as an expense as incurred and amount to £4m in the year (2023: £2m).

Development costs recognised as an expense are never reclassified as an asset in a subsequent period. Development costs that have been capitalised are amortised from the date the product is made available.

(d) Computer software
Costs that are directly associated with the production of identifiable and unique software products that are controlled by the Group (including employee costs and external software development costs) are recognised as intangible assets, if they are expected to generate economic benefits beyond one year in excess of their cost. Purchased computer software is initially recognised based on the costs incurred to acquire and bring it into use.

Costs associated with maintaining computer software are recognised as an expense in the period in which they are incurred.

Intangible assets – indefinite useful lives
(a) Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net identifiable assets of the acquired business at the date of acquisition. It is recognised as an intangible asset. Goodwill arising on the acquisition of an associate is included in investments in associates.

(b) Brands with indefinite useful lives
Brands with indefinite useful lives are acquired as part of business combinations. No value is attributed to internally generated brands as expenditure incurred to develop, maintain, and renew brands internally is recognised as an expense in the period incurred.

The Terminix US and Terminix International brands are considered to have indefinite useful lives due to their long history in the US (being founded in 1927) and having a strong brand equity in the US for much of their history and now internationally. The Group plans to continue to support and invest in the Terminix brand; it controls all the associated assets that support the underlying business, and therefore it is considered that there is no foreseeable limit on the period over which these brands will continue to generate net cash inflows.

Goodwill and brands with indefinite useful lives are tested annually for impairment and carried at cost less accumulated impairment losses. For the purpose of impairment testing, goodwill is allocated to cash-generating units (CGUs) identified according to country of operation and reportable business unit. The way in which CGUs are identified has not changed from prior periods. Newly acquired entities might be a single CGU until such time that they can be integrated. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

The recoverable amount of a CGU is determined based on the higher of value-in-use calculations using cash flow projections, and fair value less costs to sell. The cash flow projections in year one are based on financial budgets approved by management, which are prepared as part of the Group's normal planning process. Cash flows for years two to five use management's expectation of revenue growth and operating profit margin, based on past experience and expectations regarding future performance and profitability for each CGU. Cash flows beyond the five-year period are extrapolated using estimated long-term growth rates (LTGR).

Cash flow projections included in the impairment review models include management's view of the impact of climate change, including costs related to the effects of climate change, as well as the future costs of the Group's commitment to reach net zero by 2040 and costs of compliance with current legal requirements. The potential increased costs, to meet these commitments less any benefits that may occur, are not expected to be material and therefore have not resulted in any impairments during 2024.

A breakdown of goodwill by region is shown below:

	2024 £m	2023 £m
North America[1]	**4,528**	4,376
International		
Europe (incl. LATAM)	**223**	243
UK & Sub-Saharan Africa	**110**	97
Asia & MENAT	**183**	189
Pacific	**113**	111
Sub-total International	**629**	640
Total	**5,157**	5,016

1. Includes £4,420m (2023: £4,285m) relating to the US Pest Control CGU (which is combined with the US Terminix CGU from 1 January 2024).

Impairment tests for goodwill and brands with indefinite useful lives
For the India and Argentina CGUs, a fair value less costs to sell approach has been taken to support the carrying value of goodwill. All other CGUs were supported through the value-in-use approach. During the year, the Group recognised total goodwill impairments of £28m (2023: £3m) relating to Argentina, Brazil, Hong Kong, Israel, and Lebanon. For all other goodwill and indefinite-lived brands balances, it can be demonstrated

Rentokil Initial plc Annual Report 2024 191

Notes to the Consolidated Financial Statements
continued

that there is sufficient headroom in the recoverable amount of the CGU goodwill balances based on the assumptions made, and there is no reasonably likely scenario under which material impairment could be expected to occur in the next 12 months based on the testing performed.

The key assumptions used by individual CGUs for value-in-use calculations were:

	2024 long-term growth rate[1]	2024 pre-tax discount rate	2023 long-term growth rate[1]	2023 pre-tax discount rate
North America[2]	**2.0–2.1%**	**8.5–8.7%**	2.0–2.1%	9.8–12.4%
International				
Europe (incl. LATAM)	**1.7–3.0%**	**8.0–17.1%**	1.6–3.0%	8.9–17.8%
UK & Sub-Saharan Africa	**2.0%**	**9.3–11.1%**	2.0%	10.5–12.0%
Asia & MENAT	**2.0–4.0%**	**7.7–14.1%**	2.0–4.0%	8.9–15.6%
Pacific	**2.0–2.5%**	**10.3–10.9%**	2.0–2.6%	11.3–12.1%

1. Source: imf.org.
2. The US Terminix and US Pest Control CGUs combined into a single CGU during 2024. Key assumptions used by the combined US Pest Control CGU were a long-term growth rate of 2.1% (2023: 2.1%) and a pre-tax discount rate of 8.7% (2023: 10.1%). For the combined US Pest Control CGU, the recoverable amount exceeds the carrying amount by £3,060m (2023: £2,869m).

The growth rates used by individual CGUs are based on the LTGR predicted for the relevant sector and country in which a business operates. They do not exceed the long-term average growth rate for that industry or country. The pre-tax discount rates are internally calculated weighted average cost of capital for each category and country. The pre-tax discount rates are based on current prices, therefore future cash flow projections include inflation-linked measures.

B3. Property, plant and equipment

Property, plant and equipment is stated at historic cost less depreciation with the exception of freehold land and assets under construction which are not depreciated. Historic cost includes expenditure that is directly attributable to the acquisition of the items.

A breakdown of property, plant and equipment is shown below:

	Land and buildings £m	Service contract equipment £m	Other plant and equipment £m	Vehicles and office equipment £m	Total £m
Cost					
At 1 January 2023	127	587	215	255	1,184
Exchange differences	(7)	(20)	(5)	(15)	(47)
Additions	7	123	14	23	167
Disposals	(9)	(77)	(9)	(25)	(120)
Acquisition of companies and businesses	–	1	1	8	10
Hyperinflationary adjustment	4	–	–	1	5
Reclassification from IFRS 16 ROU assets[1]	–	–	–	8	8
At 31 December 2023	122	614	216	255	1,207
At 1 January 2024	**122**	**614**	**216**	**255**	**1,207**
Exchange differences	**(3)**	**(31)**	**(8)**	**(5)**	**(47)**
Additions	**7**	**126**	**14**	**24**	**171**
Disposals	**(4)**	**(98)**	**(16)**	**(51)**	**(169)**
Acquisition of companies and businesses	**1**	**1**	**–**	**5**	**7**
Hyperinflationary adjustment	**1**	**–**	**–**	**1**	**2**
Reclassification from IFRS 16 ROU assets[1]	**–**	**–**	**–**	**8**	**8**
At 31 December 2024	**124**	**612**	**206**	**237**	**1,179**
Accumulated depreciation and impairment					
At 1 January 2023	(44)	(356)	(151)	(138)	(689)
Exchange differences	2	14	5	7	28
Disposals	4	75	8	22	109
Hyperinflationary adjustment	(1)	–	–	(1)	(2)
Depreciation charge	(5)	(102)	(15)	(32)	(154)
At 31 December 2023	(44)	(369)	(153)	(142)	(708)
At 1 January 2024	**(44)**	**(369)**	**(153)**	**(142)**	**(708)**
Exchange differences	**(1)**	**20**	**7**	**3**	**29**
Disposals	**3**	**96**	**16**	**46**	**161**
Depreciation charge	**(5)**	**(108)**	**(14)**	**(32)**	**(159)**
At 31 December 2024	**(47)**	**(361)**	**(144)**	**(125)**	**(677)**
Net book value					
At 1 January 2023	83	231	64	117	495
At 31 December 2023	78	245	63	113	499
At 31 December 2024	**77**	**251**	**62**	**112**	**502**

1. Certain leased assets become owned assets at the end of their lease period and are therefore reclassified from ROU assets (Note B4).

192 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Depreciation of assets is calculated using the straight-line method to allocate the difference between their cost and their residual values over their estimated useful lives, as follows:

Freehold buildings:	50 to 100 years
Leasehold improvements:	Shorter of the lease term or estimated useful life
Vehicles:	4 to 10 years
Plant and equipment (including service contract equipment):	3 to 10 years
Office equipment, furniture, and fittings:	3 to 10 years

Residual values and useful lives of assets are reviewed annually and amended as necessary. Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the fixed asset may exceed its recoverable amount. There were no impairments in the year (2023: £nil).

When assets are sold, the gain or loss between sale proceeds and net book value is recognised in the income statement.

The category of service contract equipment represents the pool of assets used by the Group in delivering contracted services to customers. Land and buildings comprise mainly offices and warehouses.

B4. Leases

The Group leases land and buildings, vehicles, and other equipment. The lease durations vary from lease to lease according to the asset leased and local practices. Some of the Group's leases have extension and termination options attached to them. Lease extension options and lease termination options are only included in the calculation of the lease liability if there is reasonable certainty that they will be exercised. Judgement is required to determine the level of certainty.

The value of leases to which the Group is committed but have not yet commenced is not material.

A breakdown of the right-of-use (ROU) assets is shown below:

	Land and buildings £m	Vehicles £m	Other equipment £m	Total £m
Net book value				
At 1 January 2023	182	266	1	449
Exchange differences	(8)	(11)	–	(19)
Additions	63	91	1	155
Disposals	(3)	(3)	–	(6)
Acquisition of companies and businesses	1	–	–	1
Depreciation charge	(57)	(62)	(1)	(120)
Reclassification to property, plant and equipment[1]	–	(8)	–	(8)
At 31 December 2023	178	273	1	452
At 1 January 2024	**178**	**273**	**1**	**452**
Exchange differences	**(2)**	**–**	**–**	**(2)**
Additions	**61**	**83**	**–**	**144**
Disposals	**(2)**	**(4)**	**–**	**(6)**
Acquisition of companies and businesses	**4**	**–**	**–**	**4**
Depreciation charge	**(57)**	**(65)**	**(1)**	**(123)**
Reclassification to property, plant and equipment[1]	**–**	**(8)**	**–**	**(8)**
At 31 December 2024	**182**	**279**	**–**	**461**

1. Certain leased assets become owned assets at the end of their lease period and are therefore reclassified to property, plant and equipment (Note B3).

Rentokil Initial plc Annual Report 2024 193

Notes to the Consolidated Financial Statements continued Analysis of the Group’s lease liabilities is shown below: 2024 £m 2023 £m At 1 January 445 460 Exchange differences (1) (20) Lease payments (169) (182) Interest 24 25 Additions 142 161 Acquisition of companies and businesses 4 1 At 31 December 445 445 Analysed as follows: Non-current 315 318 Current 130 127 Total 445 445 Lease liabilities analysed by currency: 2024 £m 2023 £m Pound sterling 43 34 Euro 75 63 US dollar 267 289 Other currencies 60 59 At 31 December 445 445 Lease liabilities are payable as follows: 2024 £m 2023 £m Less than one year 150 146 Between one and five years 289 298 More than five years 65 72 Future minimum payments 504 516 Effect of discounting (59) (71) Carrying value 445 445 Other lease costs not already described are set out below: 2024 £m 2023 £m Expenses relating to short-term leases 25 14 Expenses relating to leases of low-value assets 5 8 Expenses relating to variable lease payments 3 2 At 31 December 33 24 The Group has no material arrangements where it acts as a lessor. B5. Capital commitments Capital expenditure contracted for at the balance sheet date but not yet incurred is as follows: 2024 £m 2023 £m Property, plant and equipment 31 22 Intangible assets 2 3 Total 33 25 194 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

B6. Investments in associated undertakings

	2024 £m	2023 £m
Interest in Nippon Calmic Limited	**25**	31
Interest in individually immaterial associated undertakings	**12**	13
At 31 December	**37**	44

Nippon Calmic Limited

Nippon Calmic Limited is an associated undertaking in Japan which provides hygiene services, in which the Group has a 49% interest. The associate is unlisted and the investment value is shown below.

	2024 £m	2023 £m
At 1 January	**31**	32
Exchange differences	**(2)**	(4)
Share of profit[1]	**6**	7
Dividends received	**(10)**	(4)
At 31 December	**25**	31

1. Share of profit is net of tax of £3m (2023: £4m).

	Assets 2024 £m	Liabilities 2024 £m	Revenue 2024 £m	Profit 2024 £m	Assets 2023 £m	Liabilities 2023 £m	Revenue 2023 £m	Profit 2023 £m
Nippon Calmic Ltd (49%)	**58**	**(32)**	**52**	**6**	60	(28)	54	7

Individually immaterial associates

In addition to the interest in associates disclosed above, the Group also has interests in a number of individually immaterial associates that are accounted for using the equity method.

	2024 £m	2023 £m
At 1 January	**13**	31
Exchange differences	**(1)**	(1)
Disposals	**–**	(19)
Share of profit	**1**	2
Dividends received	**(1)**	–
At 31 December	**12**	13

There was no unrecognised share of losses related to associates (2023: £nil).

Rentokil Initial plc Annual Report 2024 195

C. Financing C1. Financial risk management The Group’s central treasury function manages cash, borrows on behalf of the Group, and provides finance to Group companies in their local currencies. Treasury activity is governed by a Treasury Committee, which is chaired by the Chief Financial Officer. The main financial risks faced by the Group are set out below. (a) Liquidity risk The Group is committed to ensuring it has sufficient liquidity to meet its business needs, and appropriate reserves to cover operational underperformance or dislocation in the financial markets. It is the Group’s policy to have headroom of unrestricted cash and available committed facilities of at least £600m, and the Treasury Committee manages financing requirements and associated headroom at least 12 months forward. Available commitments of $1,000m (£799m) under the Group’s committed debt facilities, and $50m (£40m) term loan facility maturing May 2025, together with unrestricted cash of £357m, gives the Group combined headroom of £1,196m at 31 December 2024 (2023: £1,603m). The Group’s debt facilities have no financial covenants and the Group is compliant with other terms, conditions, and undertakings of its debt facilities. The Group targets an investment grade credit rating for debt issuance of BBB over the medium term. Both S&P Global (S&P) and Fitch Ratings (Fitch) rated the Group BBB. In line with ratings criteria, debt maturities are covered at least 12 months in advance using available cash or committed facilities, or by issuance of new debt. Management maintains an active dialogue with both S&P and Fitch, as well as the Group’s relationship banks, to ensure that any changes to the Group’s financing and acquisition strategies are understood. The Group has one debt maturity of $700m falling due in October 2025. The Group has sufficient headroom to cover this maturity without issuing new debt. The €500m bond due May 2026, and the €600m bond due October 2028, issued under the Group’s Euro Medium-Term Notes (EMTN) Programme, contain a coupon step-up which increases the coupon payable by 1.25% in the event that the Group is downgraded to BB+ or below (sub-investment grade). The Group’s bonds may be called by their investors at par in the event of a change of control of the Group. They may also be called within 120 days if the Group’s debt is downgraded below investment grade, or if the rating is withdrawn and the rating agency confirms in writing, either publicly or to the Group or the Trustee, that the rating action occurred either wholly or in part due to a change of control. All other bonds issued under the EMTN Programme do not contain the coupon step-up. (b) Credit risk The Group has no significant concentration of credit risk. Sales are typically low-value, high-volume, spreading the risk across a large number of customers and geographies. Policies are in place to ensure that credit sales are only made to customers with an appropriate credit history. The Group operates in some territories where there is increased exposure to trade credit risks, and in those territories the Group puts in place appropriate measures to manage its credit risk exposure. In order to protect the liquid assets and funding relationships of the Group, management aims to maintain banking relationships with counterparties that carry a long-term credit rating of at least A-, or equivalent rating with one of the major credit rating agencies. In countries where no banks are rated A- or above, balances are monitored monthly and kept to a minimum. In addition, funds held with all counterparties are subject to limits. All exposures are monitored and reported to the Treasury Committee each month. The Group also monitors its lenders’ creditworthiness to ensure commitments under its facilities are available as needed. At 31 December 2024, the Group had a total of £13m of cash held on bank accounts with banks rated below A- (2023: £16m). The highest concentration with any single bank rated below A- was £1m (2023: £1m). (c) Market risk Foreign exchange risk The Group’s worldwide operations generate profits and cash flows in foreign currencies. Sales and purchases are typically denominated in the currency of the country in which they are transacted, and the Group’s cross-border procurement is considered insignificant. Sterling-denominated profits from UK operations are exceeded by sterling-denominated Group central costs. This means that approximately 112% of Group operating profit is generated in foreign currencies. The Group’s primary exposure to foreign exchange risk is in relation to the translation of assets and liabilities, and the Group aims to hold debt in currencies in proportion to its forecast foreign currency profits and cash flows. Foreign exchange derivatives are used to manage foreign currency exposures in excess of £10m that are not covered by debt or assets in the same (or another highly correlated) currency, as long as it makes sense from an economic perspective to do so. The Treasury Committee monitors foreign exchange exposures on a monthly basis. Dealing in foreign exchange products is controlled by dealing mandates approved by the Treasury Committee, and all foreign exchange transactions are covered by ISDA documentation. The most significant foreign currency groups are US dollars and euros, which make up 60% and 33% of Group operating profit respectively. At 31 December 2024, the Group’s net debt was approximately 63% US dollar (2023: 74%), 26% euro (2023: 28%), and 11% debt in other currencies, including sterling (2023: 2% cash). The translation of the interest element of US dollar and euro debt provides a partial income statement offset to the translation of earnings. The Group calculates a hypothetical foreign exchange impact on the income statement and foreign currency translation of net investments in foreign subsidiaries for a 10% movement in foreign exchange rates. The Group’s principal foreign currency exposure is the US dollar. For US dollars, a 10% movement in £/$ would result in a £30m increase/decrease (2023: £35m) in operating profit, offset by a £10m decrease/increase (2023: £12m) in interest payable and a £372m increase/decrease (2023: £349m) in other comprehensive income. A 10% movement in £/€ would result in a £17m increase/decrease (2023: £16m) in operating profit, offset by a £4m decrease/increase (2023: £5m) in interest payable and a £19m increase/decrease (2023: £17m) in other comprehensive income. The other comprehensive income impact also includes the offsetting impact from financial instruments used to hedge the retranslation of the net investment in subsidiaries, which for US dollar is £158m (2023: £182m) and euro is £24m (2023: £27m). Where possible, currency cash flows are used to settle liabilities in the same currency in preference to selling currency in the market. Notes to the Consolidated Financial Statements continued 196 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance **Financial Statements** Other Information

Interest rate risk

The Group seeks to manage interest rate risk to ensure reasonable certainty of its interest charge while allowing an element of risk exposure consistent with the variability of its cash flows. Interest rate risk is managed by the use of fixed interest debt and interest rate derivatives, which are approved in advance by the Treasury Committee. The Group policy is to fix a minimum of 50% of its estimated future interest rate exposures (excluding pensions) for a minimum period of 12 months forward. The Treasury Committee reviews this exposure monthly.

A hypothetical 1.0% increase in euro interest rates would reduce the market value of the Group's bond liabilities by £61m at 31 December 2024 (2023: £86m). The income statement impact is £nil as changes in interest rates do not change the expected cash flows on the bonds.

A hypothetical 1.0% increase in sterling interest rates would reduce the market value of the Group's bond liabilities by £22m at 31 December 2024 (2023: £26m). The income statement impact is £nil (2023: £nil).

A hypothetical 1.0% increase in US dollar interest rates would have an income statement impact of £2m (2023: £6m) as the $700m term loan was 37.5% hedged on a weighted average basis in 2024 (2023: 50%) and certain leases are denominated in US dollars with floating interest rates.

The Group had outstanding bond debt issues at 31 December 2024 with a fair market value of £2,480m (2023: £2,959m). This is below the book value of £2,494m (2023: £2,943m) due to changes in interest rates in the UK and Europe. There are no circumstances where the Group would be obliged to pay the fair market value. The Group could however decide to redeem some or all of its bonds early, and the fair market value is indicative of the price that would be required to do so.

(d) Capital risk

The Group is committed to maintaining a debt/equity structure that allows continued access to a broad range of financing sources and sufficient flexibility to pursue commercial opportunities as they present themselves, without onerous financing terms and conditions. The Group's policy is to maintain a strong capital base to maintain investor, creditor, and market confidence, and to support the Group's strategy. The Group uses S&P's and Fitch's ratings methodologies for a BBB issuer to manage its capital risk. In the event that a ratings downgrade is likely, net debt could be managed by reducing or suspending dividends, M&A spend, and capital expenditure. The Group would also consider raising additional equity to protect its BBB rating.

(e) Treasury risk

The Group's treasury activities are governed by a treasury policy, which is reviewed and approved by the Board on an annual basis. The treasury policy covers all activities associated with managing the above risks. The policy requires that financial instruments are only utilised to manage known financial exposures, and speculative derivative contracts are not entered into. The treasury policy requires that treasury must approve opening and closing of all bank accounts, and that funds transfers and other payments are only made in accordance with bank mandates.

To ensure an appropriate control environment exists in the treasury function, duties are segregated between front and back office teams. In addition, a number of controls are in place to protect against potential cyber security and other risks.

C2. Net debt

Net debt is used to assess the Group's financial capacity. Net debt is not a measure defined by IFRS. Management defines net debt as the total of bank and other borrowings, lease liabilities, other investments, fair value of debt-related derivatives, and cash and cash equivalents (as presented in the Consolidated Balance Sheet).

Closing net debt comprises:

	Notes	**2024 £m**	2023 £m
Current			
Cash and cash equivalents in the Consolidated Balance Sheet	C3	**925**	1,562
Other investments[1]	C4	**2**	1
Fair value of debt-related derivatives		**(3)**	(18)
Bank and other short-term borrowings[2]		**(1,166)**	(1,134)
Lease liabilities	B4	**(130)**	(127)
Non-current			
Fair value of debt-related derivatives		**(23)**	41
Bank and other long-term borrowings[3]		**(2,498)**	(3,153)
Lease liabilities	B4	**(315)**	(318)
Total net debt		**(3,208)**	(3,146)

1. Net debt excludes other investments which are non-cash, such as the investment in unlisted shares.
2. Bank and other short-term borrowings consists of £nil bond debt (2023: £347), £553m overdraft (2023: £730m), £575m loans (2023: £17m), and £38m bond accruals (2023: £40m).
3. Bank and other long-term borrowings consists of £2,494m bond debt (2023: £2,596m) and £4m loans (2023: £557m).

Rentokil Initial plc
Annual Report 2024 197

Notes to the Consolidated Financial Statements
continued

The currency split and cash flows of bank, other borrowings, and debt-related derivatives are as follows:

	2024 £m	2023 £m
Pound sterling	**921**	1,075
Euro	**873**	934
US dollar	**1,887**	2,212
Other currencies	**9**	43
Carrying value	**3,690**	4,264
Effect of discounting	**387**	525
Undiscounted value	**4,077**	4,789
Analysis of undiscounted cash flows of bank and other borrowings:		
Less than one year	**1,251**	1,185
Between one and five years	**1,848**	2,601
More than five years	**978**	1,003
Future minimum payments	**4,077**	4,789

Reconciliation of net change in cash and cash equivalents to net debt:

	Notes	Opening 2024 £m	Cash flows £m	Non-cash (fair value changes, accruals and acquisitions) £m	Non-cash (foreign exchange, additions and other) £m	Closing 2024 £m
Bank and other short-term borrowings		**(1,134)**	**602**	**(99)**	**(535)**	**(1,166)**
Bank and other long-term borrowings		**(3,153)**	**–**	**–**	**655**	**(2,498)**
Lease liabilities	B4	**(445)**	**169**	**(146)**	**(23)**	**(445)**
Other investments		**1**	**1**	**–**	**–**	**2**
Fair value of debt-related derivatives		**23**	**68**	**(7)**	**(110)**	**(26)**
Gross debt		**(4,708)**	**840**	**(252)**	**(13)**	**(4,133)**
Cash and cash equivalents in the Consolidated Balance Sheet		**1,562**	**(637)**	**–**	**–**	**925**
Net debt		**(3,146)**	**203**	**(252)**	**(13)**	**(3,208)**

	Notes	Opening 2023 £m	Cash flows £m	Non-cash (fair value changes, accruals and acquisitions) £m	Non-cash (foreign exchange, additions and other) £m	Closing 2023 £m
Bank and other short-term borrowings		(1,345)	664	(106)	(347)	(1,134)
Bank and other long-term borrowings		(3,574)	–	–	421	(3,153)
Lease liabilities	B4	(460)	182	(162)	(5)	(445)
Other investments		1	–	–	–	1
Fair value of debt-related derivatives		(71)	39	(1)	56	23
Gross debt		(5,449)	885	(269)	125	(4,708)
Cash and cash equivalents in the Consolidated Balance Sheet		2,170	(601)	–	(7)	1,562
Net debt		(3,279)	284	(269)	118	(3,146)

The foreign exchange gain on debt and derivatives amounted to £1m (2023: £146m gain). The gain primarily resulted from a weakening of the euro by 6 cents and partially offset by strengthening of the US dollar by 2 cents. Included within the net decrease in cash and cash equivalents is £9m (2023: £3m) cash paid on debt-related foreign exchange forward contracts (which is included within financing activities in the Consolidated Cash Flow Statement).

The total cash outflow in borrowings of £602m (2023: £664m outflow) includes £176m decrease in overdraft (2023: £562m decrease), £334m debt repayment (included in financing activities) (2023: £nil) and £92m settlement of interest accrued (included within operating activities) (2023: £102m).

The derivatives cash outflow of £68m (2023: £39m outflow) includes £39m (2023: £3m outflow) of cash paid on debt-related foreign exchange swaps (included in financing activities) and £29m (2023: £36m) interest paid (included in operating activities).

The cash outflow of £169m from lease liabilities (2023: £182m) includes £145m (2023: £157m) capital paid (included within financing activities) and £24m (2023: £25m) interest paid (included in operating activities).

Fair value is equal to carrying value for all elements of net debt with the exception of bond debt, which has a carrying value of £2,494m (2023: £2,943m) and a fair value of £2,480m (2023: £2,959m).

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Strategic Report | Corporate Governance | Financial Statements | Other Information

The Group operates notional pooling arrangements whereby cash balances and overdrafts held within the same bank have a legal right of offset. Derivative financial instruments held with the same bank and having a legal right to offset are shown net. The following table shows the effect of offsetting in the balance sheet due to financial instruments subject to enforceable netting arrangements:

	Notes	Gross amount 2024 £m	Gross amounts set off in the balance sheet 2024 £m	Net amounts presented in the balance sheet 2024 £m	Amount subject to master netting arrangement 2024 £m	Net amount 2024 £m
Financial assets						
Cash and cash equivalents	C3	**925**	**–**	**925**	**(553)**	**372**
Trade and other receivables	A3	**889**	**–**	**889**	**–**	**889**
Other financial assets	C4	**2**	**–**	**2**	**–**	**2**
Derivative financial instruments	C6	**6**	**–**	**6**	**(1)**	**5**
Total		**1,822**	**–**	**1,822**	**(554)**	**1,268**
Financial liabilities						
Trade and other payables	A5	**(847)**	**–**	**(847)**	**–**	**(847)**
Borrowings	C2	**(3,664)**	**–**	**(3,664)**	**553**	**(3,111)**
Lease liabilities	B4	**(445)**	**–**	**(445)**	**–**	**(445)**
Derivative financial instruments	C6	**(32)**	**–**	**(32)**	**1**	**(31)**
Total		**(4,988)**	**–**	**(4,988)**	**554**	**(4,434)**

	Notes	Gross amount 2023 £m	Gross amounts set off in the balance sheet 2023 £m	Net amounts presented in the balance sheet 2023 £m	Amount subject to master netting arrangement 2023 £m	Net amount 2023 £m
Financial assets						
Cash and cash equivalents	C3	1,562	–	1,562	(730)	832
Trade and other receivables	A3	857	–	857	–	857
Other financial assets	C4	1	–	1	–	1
Derivative financial instruments	C6	70	–	70	(26)	44
Total		2,490	–	2,490	(756)	1,734
Financial liabilities						
Trade and other payables	A5	(866)	–	(866)	–	(866)
Borrowings	C2	(4,287)	–	(4,287)	730	(3,557)
Lease liabilities	B4	(445)	–	(445)	–	(445)
Derivative financial instruments	C6	(48)	–	(48)	26	(22)
Total		(5,646)	–	(5,646)	756	(4,890)

C3. Cash and cash equivalents

Cash and cash equivalents include cash in hand, short-term bank deposits and other short-term highly liquid investments with original maturities of three months or less (and subject to insignificant changes in value). In the cash flow statement, cash and cash equivalents are shown net of bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

Cash at bank and in hand includes £16m (2023: £15m) of restricted cash. This cash is held in respect of specific contracts and can only be utilised in line with terms under the contractual arrangements.

Cash at bank and in hand also includes £71m (2023: £70m) of cash held in countries with foreign exchange regulations. This cash is repatriated to the UK where possible, if not required for operational purposes in country.

Fair value is equal to carrying value for all cash and cash equivalents.

	Gross amounts 2024 £m	Gross amounts 2023 £m
Cash at bank and in hand	**796**	1,080
Money market funds	**24**	153
Short-term bank deposits	**105**	329
Cash and cash equivalents in the Consolidated Balance Sheet	**925**	1,562
Bank overdraft	**(553)**	(730)
Cash and cash equivalents in the Consolidated Cash Flow Statement	**372**	832

As far as it is practical to do so, cash balances are held centrally and are used first to repay borrowings under the Group's banking facilities before being placed on deposit.

Rentokil Initial plc Annual Report 2024 199

Notes to the Consolidated Financial Statements
continued

C4. Other investments

Other investments held at year end mainly comprised investments in unlisted shares in a joint venture based in the Cayman Islands and term deposits maturing in more than three months from the date that the deposit was placed. The weighted average effective interest rate earned is 6.3% (2023: nil%) with £1m fixed for six months (2023: £nil) and £1m fixed for six months to one year (2023: £1m). Fair value is equal to carrying value for all other investments.

Financial assets are denominated in the following currencies:

	2024 £m	2023 £m
Pound sterling	2	1
Other	21	21
	23	22
Analysed as follows:		
Current portion	2	1
Non-current portion	21	21
	23	22

None of the financial assets are either past due or impaired in 2024 (2023: none).

C5. Derivative financial instruments

Accounting for derivative financial instruments and hedging activities

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value at the balance sheet date. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the item being hedged. At the inception of the transaction, the Group documents the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values of hedged items.

Certain financial instruments are not designated or do not qualify for hedge accounting. Typically the Group will not designate financial instruments for hedge accounting where a perfect or near perfect offset is expected between the change in value of assets and liabilities. Changes in the fair value of any derivative instruments in this category are immediately recognised in the income statement. Where financial instruments are designated for hedge accounting they are designated as either fair value hedge, net investment hedge, or cash flow hedge. When designating cross-currency swaps, the cost of hedging has been excluded from the relationship and any movement in the fair value related to the cost of hedging is deferred in equity and amortised over the life of the hedged item.

(a) Fair value hedge

These instruments are used to hedge exposure to changes in the fair value of recognised assets or liabilities. Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognised in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. There were no fair value hedges as at the year-end date.

(b) Net investment hedge

These instruments are used to hedge exposure on translation of net investments in foreign operations. Any gain or loss on the hedging instrument related to the effective portion of the hedge is recognised in other comprehensive income; the gain or loss related to the ineffective portion is recognised immediately in the income statement. In the event of disposal of a foreign operation, the gains and losses accumulated in other comprehensive income are recycled through the income statement. All currencies are directly hedged, therefore the hedge ratio is considered to be 1:1.

The Group expects that the values of the hedged item and hedging instrument will move in opposite directions in response to movements in the same hedged risk. Where there are sufficient levels of denominated net assets, the critical terms are deemed to match.

The following net investment hedges were in place at 31 December 2024:

US dollar net investment hedge relationship: $1,627m (2023: $2,091m) cross-currency swaps notional, $546m (2023: $459m) loan notional, and $137m (2023: $206m) cross-currency swaps future interest cash flows have been used to hedge $2,310m (2023: $2,756m) of the net assets of the US operating subsidiaries. The movement in the cross-currency swaps due to changes in $/£ exchange rates are in the opposite direction of the changes due to $/£ in the subsidiaries assets. As the critical terms match, their values will systematically change in the opposite direction of each other. Thus we consider that this demonstrates the existence of an economic relationship.

Euro net investment hedge relationship: €315m (2023: €343m) bonds are used to hedge the net assets of the euro operating subsidiaries totalling €315m (2023: €343m). The movement in the bonds due to changes in €/£ exchange rates are in the opposite direction of the changes due to €/£ in the subsidiaries assets. As the critical terms match, their values will systematically change in the opposite direction of each other. Thus we consider that this demonstrates the existence of an economic relationship.

Japanese yen (JPY) net investment hedge relationship: JPY2,000m (2023: JPY1,925m) cross-currency swap notional and JPY55m (2023: JPY27m) cross-currency swaps future interest cash outflows have been used to hedge JPY2,055m (2023: JPY1,898m) of the net assets of the Japanese associate. The movement in the cross-currency swaps due to changes in JPY/GBP exchange rates are in the opposite direction of the changes due to JPY/GBP in the associate's assets. As the critical terms match, their values will systematically change in the opposite direction of each other. Thus we consider that this demonstrates the existence of an economic relationship.

During the year, there was no gain or loss (2023: £nil) relating to ineffectiveness of net investment in foreign entity hedges. The main source of ineffectiveness of the net investment hedge is the off-market value of the cross-currency swaps used to hedge US dollar net assets at the hedge designation date. Ineffectiveness due to changes in the counterparty credit risk was not material in the year and is expected to remain so due to the Group's policy of only using counterparties with a credit rating of A- and above.

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Strategic Report | Corporate Governance | **Financial Statements** | Other Information

For the year ended 31 December 2024, the amount in other comprehensive income related to net investment hedge accounting was a loss of £17m (2023: £109m gain; 2022: £68m loss).

The effect of the foreign currency-related hedging instruments on the Group's financial position and performance is shown in the table below:

	2024								
Hedging instruments	Currency	Carrying amount at year end date £m	Notional amount £m	Maturity date	Hedge ratio	Change in fair value of outstanding instrument £m	Change in fair value of hedged item £m	Ineffectiveness £m	Weighted average foreign exchange rate for the year
Cross-currency swaps	**USD**	**4**	**(1,300)**	**May 2026 – October 2028**	**1:1**	**(5)**	**(5)**	**–**	**1.241**
Cross-currency swaps	**JPY**	**–**	**(10)**	**June 2027**	**1:1**	**(1)**	**(1)**	**–**	**169.747**
Bonds	**EUR**	**(261)**	**(261)**	**June 2027 – June 2030**	**1:1**	**16**	**16**	**–**	**1.162**
Term loan	**USD**	**(436)**	**(436)**	**October 2025**	**1:1**	**6**	**6**	**–**	**1.110**

	2023								
Hedging instruments	Currency	Carrying amount at year end date £m	Notional amount £m	Maturity date	Hedge ratio	Change in fair value of outstanding instrument £m	Change in fair value of hedged item £m	Ineffectiveness £m	Weighted average foreign exchange rate for the year
Cross-currency swaps	USD	9	(1,641)	November 2024 – October 2028	1:1	114	114	–	1.250
Cross-currency swaps	JPY	1	(11)	November 2024	1:1	1	1	–	167.269
Bonds	EUR	(298)	(298)	November 2024 – October 2028	1:1	6	6	–	1.162
Term loan	USD	(360)	(360)	October 2025	1:1	9	9	–	1.110

The amount in net investment hedge reserves related to continuing hedges is a gain of £6m (2023: £16m gain; 2022: £91m loss), and the amount related to discontinued hedges is a loss of £7m (2023: £nil; 2022: £nil).

The change in fair value of the outstanding hedging instrument differs from the amount recognised in other comprehensive income during the year due to the impact of currency basis (excluded from the hedge relationship) and the foreign exchange impact of realised interest on the hedging instrument (not reflected in the fair value change).

(c) Cash flow hedge
These instruments are used to hedge a highly probable forecast transaction, or a change in the cash flows of a recognised asset or liability. The portion of the gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in other comprehensive income. Any ineffective portion is immediately recognised in the income statement. The gains or losses that are recognised in other comprehensive income are transferred to the income statement in the same period in which the hedged cash flows affect the income statement. In the event that the hedged item occurs or is no longer expected to occur, accumulated gains or losses held in the cash flow hedge reserve are immediately recognised in the income statement. In the event that the hedged item is expected to occur but no longer meets the requirements of hedge accounting, accumulated gains or losses remain in other comprehensive income and are only recognised in the income statement when the forecast transaction occurs or is no longer expected to occur. All cash flow hedge relationships are hedges of a foreign currency risk and all currencies were directly hedged, therefore the hedge ratio is considered to be 1:1.

Cash flow hedge accounting has been applied to derivatives (marked as 'cash flow hedge') in the table on page 203 in accordance with IFRS 9. Where no hedge accounting has been applied, related derivatives have been marked as 'non-hedge'.

The hedged item, a euro bond, creates an exposure to pay interest annually and the principal at maturity. By receiving the same amount at the same dates through a cross-currency swap, this exposure is eliminated. Since the critical terms of the derivative and the hedged debt match (i.e. matching currencies, payment dates, and interest rate on the leg of the swap offsetting the bond), the change in value of the derivative, excluding any basis risk, will be considered to completely offset the changes in the hedged cash flow.

Rentokil Initial plc
Annual Report 2024 201

Notes to the Consolidated Financial Statements
continued

Any ineffectiveness on the cash flow hedge is taken directly to finance costs. During the year, there was a loss of £2m (2023: £1m gain) from those derivatives in a cash flow hedge relationship. Ineffectiveness due to changes in the counterparty credit risk was not material in the year and is expected to remain the same because the Group's counterparties credit rating is A- and above.

Cash flow hedge accounting has been applied to €500m (2023: €500m) of the €500m 2026 bond, €421m (2023: €421m) of the €850m 2027 bond, and €600m (2023: €600m) of the €600m 2028 bond. The cross-currency interest rate swaps are used as hedging instruments to hedge the volatility in the £/€ exchange rate of the bonds. For the year ended 31 December 2024, the amount in other comprehensive income related to cash flow hedge accounting was a gain of £27m (2023: £3m gain; 2022: £6m loss).

The effect of the foreign currency related hedging instruments on the Group's financial position and performance is shown in the table below:

	2024								
Hedging instruments	Currency	Carrying amount at year end date £m	Notional amount £m	Maturity date	Hedge ratio	Change in fair value of outstanding instrument £m	Change in fair value of hedged item £m	Ineffectiveness £m	Weighted average foreign exchange rate for the year
Cross-currency swaps	**EUR**	**(27)**	**1,257**	**May 2026 – October 2028**	**1:1**	**(40)**	**(38)**	**(2)**	**1.133**

	2023								
Hedging instruments	Currency	Carrying amount at year end date £m	Notional amount £m	Maturity date	Hedge ratio	Change in fair value of outstanding instrument £m	Change in fair value of hedged item £m	Ineffectiveness £m	Weighted average foreign exchange rate for the year
Cross-currency swaps	EUR	13	1,668	November 2024 – October 2028	1:1	(21)	(21)	–	1.150
Interest rate swaps	USD	1	275	September 2024	1:1	1	–	1	–

Amount in cash flow hedge reserves related to continuing hedges is a gain of £34m (2023: £6m gain; 2022: £3m gain), and the amount related to discontinued hedges is £nil (2023: £nil; 2022: £nil).

The change in fair value of the outstanding hedging instrument differs from the amount recognised in other comprehensive income during the year due to the impact of currency basis (excluded from the hedge relationship) and the spot retranslation element of the fair value movement (which offsets the hedged item in the income statement).

C6. Fair value estimation

All financial instruments held at fair value are classified by reference to the source of inputs used to derive the fair value. The following hierarchy is used:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – inputs other than quoted prices that are observable for the asset or liability, either directly as prices or indirectly through modelling based on prices; and
Level 3 – inputs for the asset or liability that are not based on observable market data.

Financial instrument	Hierarchy level	Valuation method
Financial assets traded in active markets	1	Current bid price
Financial liabilities traded in active markets	1	Current ask price
Listed bonds	1	Quoted market prices
Money market funds	1	Quoted market prices
Interest rate/currency swaps	2	Discounted cash flow based on market swap rates
Forward foreign exchange contracts	2	Forward exchange market rates
Borrowings not traded in active markets (term loans and uncommitted facilities)	2	Nominal value
Money market deposits	2	Nominal value
Trade payables and receivables	2	Nominal value less estimated credit adjustments
Contingent consideration (including put option liability)	3	Discounted cash flow using weighted average cost of capital

202 Rentokil Initial plc
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Fair value assets 2024 £m Fair value liabilities 2024 £m Fair value assets 2023 £m Fair value liabilities 2023 £m Interest rate swaps (level 2): – non-hedge – – – (1) – net investment hedge 23 (19) 37 (27) – cash flow hedge 1 (28) 24 (11) Foreign exchange swaps (level 2): – non-hedge – (3) 1 – 24 (50) 62 (39) Analysed as follows: Current portion – (3) 5 (23) Non-current portion 24 (47) 57 (16) Derivative financial instruments 24 (50) 62 (39) Contingent consideration (including put option liability) (level 3) – (75) – (76) Analysed as follows: Current portion – (37) – (36) Non-current portion – (38) – (40) Other payables – (75) – (76) Certain interest rate swaps have been bifurcated to manage different foreign exchange risks. The interest rate swaps are shown on the balance sheet as net derivative assets of £6m (2023: £71m) and net derivative liabilities of £32m (2023: £48m). The effective nominal value of foreign exchange swaps is a £45m liability (2023: £27m asset). Given the volume of acquisitions and the variety of inputs to the valuation of contingent consideration (depending on each transaction), there are not considered to be any changes in input that would have a material impact on the contingent consideration liability. Contingent consideration 2024 £m Contingent consideration 2023 £m At 1 January 76 70 Exchange differences (1) (3) Acquisitions 31 41 Payments (25) (28) Unused amount reversed (7) – Revaluation of put option through equity 1 (4) At 31 December 75 76 Fair value is equal to carrying value for all other trade and other payables. Rentokil Initial plc Annual Report 2024203 Strategic Report Corporate Governance Financial Statements Other Information

Notes to the Consolidated Financial Statements
continued

The table below analyses the Group's undiscounted cash flows on borrowings and derivative financial instruments that will be settled on a gross basis, into relevant maturity groupings based on the remaining period to the contractual maturity date at the balance sheet date.

	Less than 1 year £m	Between 1 and 5 years £m	More than 5 years £m	Total £m
At 31 December 2024				
Non-derivative financial instruments				
Borrowings	**(1,225)**	**(1,848)**	**(978)**	**(4,051)**
	(1,225)	**(1,848)**	**(978)**	**(4,051)**
Derivative financial instruments				
Cross-currency interest rate swaps:				
– outflow	**(47)**	**(1,695)**	**–**	**(1,742)**
– inflow	**25**	**1,623**	**–**	**1,648**
Foreign exchange swaps:				
– outflow	**(363)**	**–**	**–**	**(363)**
– inflow	**360**	**–**	**–**	**360**
Foreign exchange forwards:				
– outflow	**(11)**	**–**	**–**	**(11)**
– inflow	**11**	**–**	**–**	**11**
	(25)	**(72)**	**–**	**(97)**
Net outflow	**(1,250)**	**(1,920)**	**(978)**	**(4,148)**
At 31 December 2023				
Non-derivative financial instruments				
Borrowings	(1,209)	(2,601)	(1,003)	(4,812)
	(1,209)	(2,601)	(1,003)	(4,812)
Derivative financial instruments				
Cross-currency interest rate swaps:				
– outflow	(454)	(1,707)	–	(2,162)
– inflow	400	1,703	–	2,103
Interest rate swaps:				
– outflow	(21)	–	–	(21)
– inflow	31	–	–	31
Foreign exchange swaps:				
– outflow	(140)	–	–	(140)
– inflow	140	–	–	140
	(44)	(4)	–	(49)
Net outflow	(1,253)	(2,605)	(1,003)	(4,861)

204 Rentokil Initial plc
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Strategic Report | Corporate Governance | Financial Statements | Other Information

C7. Analysis of bank and bond debt

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are classified as current liabilities unless the Group has a continuing right to defer settlement of the liability for at least 12 months after the balance sheet date.

The Group's bank debt facilities comprise:

	Facility amount 2024 £m	Drawn at year end 2024 £m	Headroom 2024 £m	Interest rate at year end 2024 %	Facility amount 2023 £m	Drawn at year end 2023 £m	Headroom 2023 £m	Interest rate at year end 2023 %
Current								
$700m term loan due October 2025	**559**	**559**	**–**	**5.18**	–	–	–	–
$50m term loan due May 2025	**40**	**–**	**40**	**0.21**	–	–	–	–
Non-current								
$700m term loan due October 2025	**–**	**–**	**–**	**–**	550	550	–	5.94
$1.0bn RCF due October 2029	**799**	**–**	**799**	**0.14**	785	–	785	0.14

The Revolving Credit Facility (RCF) remained undrawn throughout 2023 and 2024. There are no financial covenants associated with the RCF or any other debt facility.

Medium-term notes and bond debt comprises:

	Bond interest coupon 2024	Effective hedged interest rate 2024	Bond interest coupon 2023	Effective hedged interest rate 2023
Current				
€400m bond due November 2024	**–**	**–**	Fixed 0.950%	Fixed 3.60%
Non-current				
€500m bond due May 2026	**Fixed 0.875%**	**Fixed 2.66%**	Fixed 0.875%	Fixed 2.80%
€850m bond due June 2027	**Fixed 3.875%**	**Fixed 4.95%**	Fixed 3.875%	Fixed 5.01%
€600m bond due October 2028	**Fixed 0.500%**	**Fixed 2.12%**	Fixed 0.500%	Fixed 2.23%
€600m bond due June 2030	**Fixed 4.375%**	**Fixed 4.58%**	Fixed 4.375%	Fixed 4.48%
£400m bond due June 2032	**Fixed 5.000%**	**Fixed 5.19%**	Fixed 5.000%	Fixed 5.20%
Average cost of bond debt at year-end rates		**3.96%**		3.97%

On 22 November 2024, the Group fully repaid the €400m bond using surplus cash.

The effective hedged interest rate reflects the interest rate payable after the impact of interest due from cross-currency swaps. The Group's hedging strategy is to hold foreign currency debt in proportion to foreign currency profit and cash flows, which are mainly in euro and US dollar. As a result, the Group has swapped a portion of the bonds it has issued into US dollars, thus increasing the effective hedged interest rate.

The Group considers the fair value of other current liabilities to be equal to the carrying value.

C8. Finance cost

	Note	2024 £m	2023 £m	2022 £m
Hedged interest payable on medium-term notes issued[1]		**61**	61	39
Interest payable on bank loans and overdrafts[1]		**51**	42	5
Interest payable on RCF[1]		**1**	3	1
Interest payable on foreign exchange swaps[2]		**44**	44	19
Interest payable on leases	B4	**24**	25	10
Amortisation of discount on provisions	A6	**11**	14	3
Foreign exchange loss on translation of foreign assets/liabilities		**5**	–	–
Fair value loss on hedge ineffectiveness		**–**	–	2
Total finance cost		**197**	189	79

1. Interest expense on financial liabilities held at amortised cost.
2. Interest payable on foreign exchange swaps including coupon interest payable for the year was £54m (2023: £55m). £10m has been reported in other comprehensive income due to hedge accounting (2023: £12m).

C9. Finance income

	2024 £m	2023 £m	2022 £m
Bank interest received	**36**	25	5
Fair value gain on hedge ineffectiveness	**3**	1	22
Foreign exchange gain on translation of foreign assets/liabilities	**–**	11	–
Hyperinflation accounting adjustment	**7**	11	22
Total finance income	**46**	48	49

Rentokil Initial plc Annual Report 2024 205

Notes to the Consolidated Financial Statements
continued

D. Other

D1. Dividends

Dividend distribution to the Company's shareholders is recognised as a liability in the Consolidated Financial Statements in the period in which the dividends are approved by the Company's shareholders. Interim dividends are recognised when paid.

	2024 £m	2023 £m	2022 £m
2021 final dividend paid – 4.30p per share	–	–	80
2022 interim dividend paid – 2.40p per share	–	–	42
2022 final dividend paid – 5.15p per share	–	131	–
2023 interim dividend paid – 2.75p per share	–	70	–
2023 final dividend paid – 5.93p per share	149	–	–
2024 interim dividend paid – 3.16p per share	80	–	–
	229	201	122

An interim dividend of 3.16p per share was paid on 16 September 2024 amounting to £80m. A final dividend in respect of 2024 of 5.93p per share is to be proposed at the Annual General Meeting on 7 May 2025.

The aggregate amount of the proposed dividend to be paid out of retained earnings at 31 December 2024, but not recognised as a liability at year end, is £150m (2023: £150m; 2022: £130m).

D2. Share capital

The Company's share capital is made up of the shares that have been issued to its members, whether on, or subsequent to, its incorporation. At the year end, the Company's issued share capital consisted of ordinary shares of 1p each, with one voting right per share, as detailed below.

The Company does not have a limited amount of authorised capital and does not hold any shares in treasury.

During the year, 2,000,000 new shares were issued in relation to employee share schemes.

	2024 £m	2023 £m
Issued and fully paid		
At 31 December 2024 – 2,524,539,885 shares (2023: 2,522,539,885)	25	25

D3. Contingent liabilities

The Group has contingent liabilities relating to guarantees in respect of leasehold properties, pensions, third parties, tax, and litigation. The Group also has contingent liabilities for the management or remediation of environmental issues. These issues tend to be complex to determine and resolve and may be material, although it is often not possible to accurately predict future costs reliably. The possibility of any significant outflows in respect of these items is considered to be remote.

In November 2024, a purported class action lawsuit was filed on behalf of shareholders who purchased American Depositary Shares in the US between 1 December 2023 and 10 September 2024. The defendants are the Company and three current and former senior executives, Andy Ransom, Stuart Ingall-Tombs, and Bradley Paulsen. The complaint alleges that management made false statements about the progress of the integration of Rentokil and Terminix and its impact upon growth in the US and seeks relief under section 10(b) and 20(a) of the Securities Exchange Act and SEC rule 10(b)5. The Company and the individual defendants intend to vigorously defend the lawsuit.

D4. Related party transactions

Subsidiaries
All transactions between Group subsidiaries were transacted at arm's length during the ordinary course of business and have been eliminated on consolidation, along with any outstanding balances, and accordingly are not disclosed in this note.

Key management personnel
The Group's strategy and policy are managed by the Executive Leadership Team. Their compensation is shown below:

	2024 £m	2023 £m	2022 £m
Salaries and other short-term employee benefits	6	6	7
Post-employment benefits	–	2	–
Share-based payments	1	2	5
	7	10	12

Joint ventures and associate entities
Nippon Calmic Limited (49%), SCI Pierre Brossolette (26.25%), Skadedyrkontrollen øst AS (40%), Boecker Public Safety Services – Qatar W.L.L. (24.5%), Boecker Public Health Services Limited (30%), Fujian Xunke Pest Control Company Limited (30%), Guangdong Vircon Pest Management Company Limited (30%), Ningbo Yuying Vector Control Company Limited (30%), and Guangdong New Hope Environmental Technology Co., Ltd (30%) were associates during 2023 and 2024. All balances related to associates are disclosed in Note B6.

There are no significant transactions between associate entities and other Group companies.

D5. Post balance sheet events

With effect from 1 January 2025, the reporting currency of the Group was changed from sterling to US dollars.

There have been no other significant post balance sheet events affecting the Group since 31 December 2024.

206 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | **Financial Statements** | Other Information

Related Undertakings

Subsidiaries and other associated undertakings at 31 December 2024. All undertakings are indirectly owned by the Company unless otherwise stated.

Subsidiaries

Company name	Share class	% held by Group companies
Argentina		
Calle 70 No. 2720, Necochea city, Province of Buenos Aires, Argentina		
Ecotec Interocéanica S.A.	Ordinary	100%
Australia		
c/– Edwards Marshall, level 3/153 Flinders St, Flinders Street, Adelaide SA 5000, Australia		
Allstate Holdings (SA) Pty Ltd	Ordinary	100%
Allstate Pest Control Pty Ltd	Ordinary	100%
Allstate Services Pty Ltd	Ordinary	100%
Unit A1, 3-29 Birnie Ave, Lidcombe Business Park, Lidcombe NSW 2141, Australia		
Cannon Hygiene Australia Pty Limited	Ordinary	100%
Geelong Pest Control Pty Ltd[1]	Ordinary	100%
Green Fingers Plant Hire Pty Limited	Ordinary	100%
Knock Out Pest Control Pty Limited	Ordinary	100%
Pest Away Australia Pty Limited	Ordinary	100%
Rentokil Australia Pty Limited	Ordinary	100%
Rentokil Initial Asia Pacific Pty Limited	Ordinary	100%
Rentokil Initial Pty Limited	Ordinary	100%
Rentokil Initial Track Spray Pty Ltd	Ordinary	100%
Rentokil Pest Control (QLD) Pty Limited	Ordinary	100%
Rentokil Pest Holdings Pty Limited	Ordinary	100%
Rentokil Pty Ltd	Ordinary Preference	100%
Austria		
Brown-Boveri-Straße 8/2/8, 2351, Wiener Neudorf, Austria		
Rentokil Initial GmbH	Ordinary	100%
Bahamas		
Corporate Services International, 308 East Bay Street, Nassau, PO BOX N-7527, Bahamas		
Rentokil Initial (Bahamas) Limited	Ordinary	100%
5th Terrace Centreville, P.O. Box N-1388, Nassau, New Providence, Bahamas		
Tropical Exterminators (Holdings) Limited	Common	100%
Tropical Exterminators Limited	Common	100%
Barbados		
One Welches, Welches St. Thomas, Barbados		
Rentokil Initial (Barbados) Limited	Ordinary	100%
Belgium		
Brandekensweg 2, Schelle, 2627, Belgium		
Ambius N.V.	Ordinary	100%
Initial Belux NV	Ordinary	100%
Rentokil N.V.	Ordinary	100%
Brazil		
Rua Maria Braga Lima Dias, Alto Cajueiros, Macaé, Rio de Janeiro, 120, Brazil		
Ativa Controle Ambiental Ltda	Ordinary	100%
Avenida Afonso Pena, nº 808, Santos, 11020-004, Brazil		
Ecotec Brasil Tratamentos Fitossanitários Ltda	Ordinary	100%
Rua Professor José Vieira de Mendonça, 770, Sala 308, Belo Horizonte, Estado de Minas Gerais, Brazil		
Ecovec Comercio E Licenciamento De Tecnologias Ltda	Ordinary	100%

Company name	Share class	% held by Group companies
Torrinha Street 171, Bairro Parque da Figueira, Campinas, CEP 13040-310, Brazil		
Impacto Controle de Pragas Ltda.	Ordinary	100%
Celido Utz, 66, Igrejinha, Rio Grande do Sul, Brazil		
Imunizadora Hoffmann Ltda[1]	Ordinary	100%
Rua Francisco Gonçalo, 16, Loja A, Bairro Pires Façanha, Eusébio, Ceará, CEP 61775-070		
Protecta Manejo Integrado de Pragas Ltda	Ordinary	100%
Avenida Ceci, 348, Fundos, Centro Empresarial Tambore, CEP 06460-120, Barueri -SP, Brazil		
Rentokil Initial Do Brasil Ltda	Ordinary	100%
R. Alagoas, 3098, Rua Alagoas, Curitiba, PR, 80630-050, Brazil		
União Sul Controle de Pragas Ltda ME	Ordinary	100%
Brunei Darussalam		
Unit D1 & D1-1 Block D, Bgn Hj Lajim & Anak-Anak, Kg Kiarong, Gadong B, Brunei Muara, BE1318, Brunei Darussalam		
Rentokil Initial (B) Sdn Bhd	Non-redeemable preference shares Ordinary	100% 90%
Unit D3, Bgn Hj Lajim & Anak-Anak, Kg Kiarong, Bandar Seri Begawan, Brunei Muara, BE1318, Brunei Darussalam		
Rentokil Initial South East Asia Sdn Bhd	Ordinary	90%
Canada		
Suite 900, 1959 Upper Water Street, Halifax NS B3J 2X2, Canada		
Rentokil Canada Corporation	Common Class A Common Class B	100%
Chile		
Galvarino 8481, Bodega 3, Quilicura, Santiago, Chile		
Comercializadora de Insumos y Servicios Mauco Limitada	Social Rights	100%
El Trapiche No.1322, Galpón No 4, Codominio Pacific, Coquimbo, Chile		
Control De Plagas Hidalgo Y Rodriguez Limitada	Ordinary	100%
Av. El Bosque PC 12 Lo Boza dpto, B05 Pudahuel, Santiago, Chile		
Desan SPA	Ordinary	100%
Av. Víctor Uribe No. 2080 Quilicura, Santiago, Chile		
Ingeclean S.A	Ordinary	100%
Rentokil Initial Chile SpA	Ordinary	100%
Av. El Salto, Santiago, 4001, Chile		
Ingeniería en Sanitización S.A	Ordinary	100%
San Martin, Los Ángeles, N° 399, Chile		
Plaguisur Limitada	Ordinary	100%
Av. Pdte Ibañez 352, Puerto Montt , Chile		
Sociedad Comercial 7 Plagas Limitada	Ordinary	100%

Rentokil Initial plc Annual Report 2024 207

Related Undertakings
continued

Company name	Share class	% held by Group companies
People's Republic of China		
Room 1001, Yijingyuan Comprehensive Building, Hang Zhou Shi, Zhe Jiang Sheng, 310013, China		
Hangzhou Research Institute of Profume Fumigation Co. Ltd.	Ordinary	80%
Room 103, Building 2, Yuzhongxili #42, Beijing, China		
Rentokil Initial (China) Ltd	Ordinary	100%
Colombia		
Balor Medellín , Carrera 65A #34A-09, Balor Bogotá Calle 82 #22-06, Medellín, Colombia		
Balor S.A.S.[1]	Ordinary	100%
Cr 42A 80B 07, Barranquilla, Colombia		
Colplagas S.A.S	Ordinary	100%
Calle 162# 20-08, Bogota, Colombia		
Continental De Fumigaciones S.A.S	Ordinary	100%
Cr 20 No 162-11, Colombia		
Fumigaciones Young S.A.S	Ordinary	100%
Calle 15 Sur, No 48-130 Medellin, Antioquia, Colombia		
Fumigax SAS	Ordinary	100%
Carrera 19B No 164A-81, Bogota, Colombia		
Rentokil Initial Colombia S.A.S.	Common	100%
Costa Rica		
San Jose-Escazu San Rafael, Terraforte Building Second Floor, Cordero, Cordero Abogados, Costa Rica		
Decolim Limitada	Common	100%
San Pedro de Montes de Oca, de la Fuente de la Hispanidad, San José, Costa Rica		
Fumigadora Control Tecnico De Plagas S.A.	Common	100%
Curaçao		
Parke Komersial Korsou, A 24 Veeris, Curaçao		
Chuchubi Pest Control N.V.	Common	100%
Czech Republic		
Praha 2, Vyšehradská 1349/2, Prague, PSČ 12800, Czech Republic		
Rentokil Initial s.r.o.	Ordinary	100%
Denmark		
Paul Bergsoes Vej 22, 2600 Glostrup, Denmark		
Rentokil Initial A/S	Ordinary	100%
Gøngehusvej 253, 2790 Hørsholm, Denmark		
Deichmann Planter ApS[1]	Ordinary	100%
El Salvador		
Avenida Los Espliego y Avenida las Dalias, polígono V #12, San Salvador, Colonia San Francisco, El Salvador		
Clean Air, S.A. de C. V.[1]	Ordinary	100%
Avenida Calzada Guarda Barranco Urbanizacion, Lomas de Altamira, #14 Pasaje Clarineros, San Salvador, Central America, El Salvador		
SAGRIP, S.A. DE C.V.	Ordinary	100%
Estonia		
Turi Str. 3/1, 11313 , Tallinn, Estonia		
Rentokil OÜ	Ordinary	100%

Company name	Share class	% held by Group companies
Eswatini		
Umkhiwa House Lot 195, Karl Grant Street, Mbabane, Eswatini		
RI Swaziland (Pty) Ltd	Ordinary	100%
Fiji		
Lot 5, Kaua Road, Suva, Fiji		
Rentokil Initial Pte Limited	Ordinary	100%
Finland		
Tikkurilantie 10 Vantaa, Finland, 01380, Finland		
Rentokil Initial Oy	Ordinary	100%
France		
209 rue de la Belle Etoile, 95700, Roissy-en-France, France		
Ambius SAS	Ordinary	100%
6, rue Livio, 67100, Strasbourg, France		
CAWE FTB Group SAS	Ordinary	100%
145, rue de Billancourt, 92100, Boulogne Billancourt, France		
Initial Hygiene Services SAS	Ordinary	100%
Initial SAS	Ordinary	100%
Rentokil Initial Holdings (France) SA	Ordinary	100%
SCI Gravigny	Ordinary	100%
SCI Vargan	Ordinary	100%
39-53 boulevard Ornano Immeuble Pleyad 3, 93200, Saint-Dennis, France		
Rentokil Initial Environmental Services S.A.S.	Ordinary	100%
Rentokil Initial SAS	Ordinary	100%
ZAC des Epineaux 7, avenue Louis Blériot 95740 Frépillon, France		
Technivap SAS	Ordinary	100%
French Guiana		
PAE de Degrad des cannes, Remire-Montjoly, 97354, French Guiana		
Rentokil Initial Guyane SARL	Ordinary	100%
Germany		
Blierweg 2/Saarstraße, 65201, Wiesbaden, Germany		
Baumhaus GmbH[1]	Ordinary	100%
Laufer Straße 3, 90571, Schwaig bei Nürnberg, Mittelfranken, BY, Germany		
IHD Dienstleistungen KG[1]	Interest	100%
Piderits Bleiche 11, 33689, Bielefeld, Germany		
Medentex GmbH	Ordinary	100%
Rentokil Dental GmbH	Ordinary	100%
Heuesch 1, 49808, Lingen, Germany		
Rentokil Holdings GmbH	Ordinary	100%
Rentokil Initial Beteiligungs GmbH	Ordinary	100%
Rentokil Initial GmbH & Co. KG	Ordinary	100%
Seemann Schädlingsbekämpfung und Holzschutz GmbH & Co.KG	Ordinary	100%
An der Ziegelei, 47 27383, Scheeßel-Westerholz, Germany		
S & A Service und Anwendungstechnik GmbH	Ordinary	100%
Ghana		
43 Cashew Road, Okpoi Gonno, Park Street, Accra, P. O. BOX 8747, Ghana		
Rentokil Initial Ghana Limited	Ordinary	100%

208 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Company name	Share class	% held by Group companies
Greece		
7 Aristotelous Street, Tavros, Athens, 177 78, Greece		
Rentokil Initial Hellas EPE	Ordinary	100%
Guadeloupe		
7 Allee des Papillons, Dothemare, Abymes, 97139, Guadeloupe		
Pole Hygiene et Recyclage Group	Ordinary	100%
Rentokil Initial Guadeloupe Sarl	Ordinary	100%
131 ZA de Calbassier, Basse-Terre, 97100, Guadeloupe		
SOS Guadeloupe Traitement	Ordinary	100%
Guatemala		
9 Av. 39-97 zone 8 Guatemala		
Servicios Agricolas Profesionales Sociedad Anonima	Ordinary	100%
Guernsey		
P O Box 155, Mill Court, La Charroterie, St Peter Port, GY1 4ET, Guernsey		
Felcourt Insurance Company Limited	Ordinary	100%
Guyana		
Lot 8, Charles and Drysdale Streets, Charlestown, Georgetown, Guyana		
Rentokil Initial Guyana Limited	Ordinary	100%
Honduras		
Colonia Palmira, Avenida Republica de Argentina, N 2017, Tegucigalpa Honduras, 11101, Honduras		
Compania de Servicios e Inversiones SVM Honduras, S. de R.L.	Ordinary	100%
Compania de Servicios SVM Olympus, S. de R.L.	Ordinary	100%
Compania de Servicios SVM Progressive, S. de R.L.	Ordinary	100%
Compania de Servicios SVM Technicians, S. de R.L.	Ordinary	100%
Compania de Servicios SVM Vanguard, S. de R.L.	Ordinary	100%
San Pedro Sula, Departamento de Cortes, San Pedro Sula, Honduras		
Sagrip Honduras S.A.	Nominative	100%
Hong Kong		
23/F, Westin Centre, 26 Hung to Road, Kwun Tong, Kowloon, Hong Kong		
Rentokil Hong Kong Investment Limited	Ordinary	100%
Rentokil Initial Hong Kong Limited	Ordinary	100%
India		
2nd Floor, Narayani, Ambabai Temple Compound, Aarey Road, Goregaon West, Mumbai , Maharashtra, 400104, India		
Corporate Millennium Hygiene Solutions Private Limited	Ordinary	100%
Rentokil Initial Hygiene India Private Limited	Ordinary	100%
Office No. 301, 3rd Floor, L. D. Building, Mehra Industrial Estate, LBS Marg, Vikhroli (West), Mumbai City, Mumbai, Maharashtra, 400079, India		
HiCare Services Private Limited[1]	Ordinary	73%
Villa No.3, Crescent Villa, Candolim, Goa, 403515, India		
PCI Pest Control Private Limited	Ordinary	73%

Company name	Share class	% held by Group companies
Indonesia		
South Quarter Tower B, Lantai 21, Unit E,F,G,H. Jl. R.A., Kartini Kav. 8, RT. 010/RW. 004 Kel., Cilandak Barat, Kec Cilandak, Jakarta, Selatan, Indonesia		
PT. Calmic Indonesia	Ordinary A Ordinary B	100%
PT. Rentokil Indonesia	Ordinary A Ordinary B	100%
Gedung JDC Lt.6, Jl. Gatot Subroto Kav. 53 Petamburan, Tanah, Abang, Jakarta Pusat, Indonesia		
PT. Wesen Indonesia	Ordinary	100%
Ireland		
Hazel House, Millennium Park, Naas, County Kildare, Ireland		
Cannon Hygiene International Limited	Ordinary	100%
Initial Medical Services (Ireland) Limited (t/a Healthcare Waste Mgt Servs)	Ordinary	100%
Pest Pulse Limited	€0.0075 Ordinary A €0.0075 Ordinary €0.01 Ordinary	100%
Rentokil Initial Holdings (Ireland) Limited	Ordinary	100%
Rentokil Initial Limited	Ordinary	100%
Ronaldon Limited	Ordinary	100%
Israel		
13 Hadid 7313500, Israel		
Eitan Amichai Pest Management IPM Ltd	Ordinary	100%
Yarokology Ltd.	Ordinary	100%
Italy		
Via Frassinago, 6, 40123, Bologna, BO, Emilia-Romagna, Italy		
Bioaware S.R.L.[1]	Ordinary	100%
Lfree S.R.L.[1]	Ordinary	100%
Via Laurentina km. 26,500, 157 a/c, 00071, Pomezia, Italy		
Rentokil Initial Italia SpA	Ordinary	100%
Contrada S. Giovanni in Golfo, 221, Contrada San Giovanni i, 86100, CB, Molise, Italy		
SOGESsp S.R.L.[1]	Ordinary	100%
Jamaica		
39-41 Second Street, Newport West, Kingston 13, Jamaica		
Rentokil Initial (Jamaica) Limited	Ordinary	100%
Jordan		
Amman, Jabal AlHussien, Al Lud Str. 37 – 1st floor, Jordan		
Arena Public Health Co.	Ordinary	100%
Kenya		
Unit 5 Sameer Industrial Park, Road C, Off Enterprise Road Industrial Area, Nairobi, Kenya		
Rentokil Initial Kenya Limited	Ordinary	100%

Rentokil Initial plc Annual Report 2024 209

Related Undertakings
continued

Company name	Share class	% held by Group companies
Lebanon		
Boecker Building, Plot no. 3309, Ain El Remmaneh, Beirut, Lebanon		
Boecker International SAL (Offshore)	Ordinary	100%
Boecker World (Holding) s.a.l.	Ordinary	100%
Adonis Building, Bechara el Khoury, Beirut, Lebanon		
Boecker Public Health s.a.l	Ordinary	100%
Libya		
Janzour, Tripoli, Libya		
Rentokil Delta Libya for Environmental Protection JSCO	Ordinary	65%
Lithuania		
Drobės g. 62, LT-45181, Kaunas, Lithuania		
Dezinfa, UAB	Ordinary	100%
Luxembourg		
Rue de la Chapelle 47, 4967, Clemency, Luxembourg		
Rentokil Luxembourg Sarl	Ordinary	100%
6 Rue Eugene Ruppert, Luxembourg, 2453, Luxembourg		
SVM Finance Luxembourg 1 S.a.r.l.	Ordinary	100%
SVM Finance Luxembourg 2 S.a.r.l.	Ordinary	100%
Malawi		
Plot No. LE 377, Patridge Avenue, Limbe, P O BOX 5135, Malawi		
Rentokil Initial Limited	Ordinary	100%
Malaysia		
Level 8 Symphony House, Block D13, Pusat Dagangan Dana, 47301 Jalan PJU 1A/46, Petaling Jaya, Selangor Darul Ehsan, Malaysia		
Rentokil Initial (M) Sdn Bhd	Ordinary	100%
UFTC Sdn Bhd	Ordinary	100%
Maldives		
No. 6-A, Faamudheyrige Building, Orchid Magu, Repu, Malé, Maldives		
Rentokil Initial Maldives (Pvt) Ltd	Preferential shares	100%
Martinique		
Zone Industrielle de Champigny, Ducos, Le Marin, 97224, Martinique		
Rentokil Initial Martinique Sarl	Ordinary	100%
Mexico		
Juan Álvarez #482, Colonia Centro, Monterrey, N.L., 64000, Mexico		
Balance Urbano Control de Plagas S.A. de CV	Ordinary	100%
Sauce 29, Col. Santa Maria La Ribera, Cuauhtemoc, CDMX, 06400, Mexico		
Control Vifer, S.A. de C.V.	Ordinary A Ordinary B	100%
Servicios de Plagas Terminix, S.A. de C.V.	Ordinary A Ordinary B	100%
Terminix International S.A. de C.V.	Ordinary A Ordinary B	100%
Calle 29, No. 210 Col. Garcia Gineres, Merida, Yucatán, 97070, Mexico		
Personal Profesional de Pesticidas S.A. de C.V.	Ordinary	100%
Mozambique		
Avenida da Namaacha, kilometro 6, Residencial Mutateia, Cidade da Matola, Mozambique		
Rentokil Initial Mozambique Limitada	Ordinary	100%

Company name	Share class	% held by Group companies
Netherlands		
Impact 6, 6921 RZ, Duiven, Netherlands		
Ambius B.V.	Ordinary	100%
Oude Middenweg 77, 2491 AC, Den Haag, Netherlands		
B.V. Rentokil Funding	Ordinary A	100%
BET (Properties) B.V.	Ordinary	100%
BET Finance B.V.	Ordinary	100%
Holland Reconditionering B.V.	Ordinary	100%
Rentokil Initial Finance B.V.	Ordinary	100%
Rentokil Initial International B.V.	Ordinary	100%
Rentokil Initial Overseas (Holdings) B.V.	Ordinary	100%
Ravenswade 54-S, 3439, Nieuwegein, LD, Netherlands		
Rentokil Initial B.V.	Ordinary	100%
New Zealand		
Level 1, 89 Carbine Road, Mount Wellington, Auckland 1060, New Zealand		
Rentokil Initial Limited	Ordinary	100%
Norway		
Wirgenes vei 8B, Barkåker, Tønsberg, Vestfold, 3157, Norway		
Rentokil Forsikring Norge AS	Ordinary	100%
Sanitetsveien 17, Postboks 84, Skjetten, 2026, Norway		
Rentokil Initial Norge AS	Ordinary	100%
Rambergveien 1, Tønsberg, 3115, Norway		
Skadedyrbutikken AS	Ordinary	100%
Pakistan		
S-2 Commercial, 2nd Floor, Lalik Jan Chowk, Phase II, Lahore, Cantonment, Punjab, Pakistan		
C-Shine Sustainable Solutions (Private) Limited	Ordinary	70%
Peru		
Calle 23 Mza, Z-1 Lote 9, Villa El Salvador, Peru		
Ingeclean Peru S.A.C	Ordinary	100%
Philippines		
No 73 Elisco Road, Bo, Kalawaan, Pasig City, 1600, Philippines		
Rentokil Initial (Philippines) Inc	Ordinary	100%
Poland		
Ul. Jana Pawla Woronicza, Nr 31, Lok. 78, 02-640, Warszawa, Poland		
Rentokil Polska Sp. z o.o.	Ordinary	100%
Ul. Dąbrowskiego 44, 50-457, Wrocław, Poland		
Vaco sp. z o.o	Ordinary	100%
Portugal		
EN 115, Km 78,67, 2664-502, São Julião do Tojal, Portugal		
Rentokil Initial Portugal – Serviços de Protecção Ambiental, Unipessoal, Lda	Ordinary	100%
Republic of Korea		
2nd Floor, Korea Disaster Relief Association, 371-19 Sinsu-Dong, Mapo-Gu, Seoul, Korea, 121-856, Republic of Korea		
Rentokil Initial Korea Ltd	Common	100%

210 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

Company name	Share class	% held by Group companies
Saudi Arabia		
4477 King Abdul Aziz Road, Suleimaniya, Unit 2 Riyadh KSA, Saudi Arabia		
BET Trading LLC	Ordinary	100%
Boecker Public Health Saudia Company Limited	Ordinary	100%
PO Box 30164, Office No: 401, 4th Floor, Al Tamimi Building, Al Khobar North, Al Khobar, 31952, Saudi Arabia		
Rentokil Saudi Arabia Limited O.P.C	Ordinary	100%
Singapore		
16 Jalan Mesin, Singapore, 368815, Singapore		
Rentokil Initial Asia Pacific Management Pte Ltd	Ordinary	100%
Rentokil Initial Singapore Private Limited	Ordinary	100%
Slovakia		
Kopcianska 10, Bratislava, 851 01, Slovakia		
Rentokil Initial s.r.o.	Ordinary	100%
South Africa		
Unit D12 Connaught Park, Riley Road, Beaconvale, Parow, 7000, South Africa		
Cannon Hygiene (SA) Proprietary Limited	Ordinary	100%
2 Stigant Road, Claremont, Cape Town, 7708, South Africa		
Newshelf 1232 (Pty) Ltd	Preference	100%
Rentokil Initial (Proprietary) Limited	Ordinary	100%
Rentokil Initial Dikapi JV (Pty) Limited	Ordinary	59%
Spain		
C/ Los Carros, 1 Bajo, Pobladura de Pelayo de García, 24249, Leon, Spain		
Desinfeccion de Plagas S.L.[1]	Ordinary	100%
C/ Monasterio de Nájera 1, 50002, Zaragoza, Spain		
Desinfecciones Bionext, S.L.	Ordinary	100%
Pol. Ind. El Prado, Calle Bilbao, Nave 5, Parcel 17, 06800, Mérida, Badajoz, Spain		
Fumigaciones Extremeñas Merida, S.L.[1]	Ordinary	100%
C/ Mar Mediiterráneo 1 (entrada por Mar Adriático, San Fernando de Henares), 28830, Madrid, Spain		
Initial Gaviota S.A.U	Ordinary	100%
Rentokil Initial España SA	Ordinary A Ordinary B Ordinary C	100%
Polígono Industrial "Pla de Vallonga", Calle Meteorito, 59 – Alicante, Spain		
Lokimica S.A	Ordinary	100%
C/de la Nena Casas, 71, 08017, Barcelona, Spain		
Servicios Depec S.L.	Ordinary	100%
C/ Palanca 34, 28045, Madrid, Spain		
Tecnologia y Desarrollo Medioambiental, S.L.	Ordinary	100%
Sri Lanka		
No. 307, Negombo Road, Peliyagoda, Sri Lanka		
Rentokil Initial Ceylon (Private) Limited	Ordinary	100%

Company name	Share class	% held by Group companies
Sweden		
Avestagatan 61, SE 163 53 Spanga, Sweden		
Ambius AB	Ordinary	100%
Rent a Plant Interessenter AB	Ordinary	100%
Sweden Recycling AB	Ordinary	100%
c/o Nomor AB, Tusbystråket 1B, 191 61, Sollentuna, Sweden		
Nomor AB	Ordinary	100%
Nomor Försäkring AB	Ordinary	100%
Nomor Holding AB	Ordinary	100%
Terminix Nomor AB	Ordinary	100%
Switzerland		
Schäracher 5, 6232, Geuensee, Sursee, LU, Switzerland		
Airomat GmbH[1]	Ordinary	100%
Hauptstrasse 3, 4625 Oberbuchsiten, Oberbuchsiten, Switzerland		
Rentokil Schweiz AG	Ordinary	100%
Taiwan (Province of China)		
14F-1, No. 26, Ln. 61, Sec. 1, Guangfu Rd., Sanchong Dist., New Taipei City, Taiwan (Province of China)		
Initial Hygiene Co Ltd	Ordinary	100%
Rentokil Co., Limited	Ordinary	100%
Tanzania		
1st Floor, Opal Place, 77 Haile Selassie Road, Masaki, P.O. Box 21184, Dar es Salaam, Tanzania		
Initial Hygiene (T) Limited	Ordinary	100%
Thailand		
160 Vibhavadi Rangsit Road, Khwaeng Ratchadapisek, Khat Dindaeng, Thailand, 10400, Thailand		
Cannon Pest Management Co. Ltd	Ordinary	100%
Rentokil Initial (Thailand) Ltd	Ordinary	100%
Trinidad and Tobago		
Field no. 82, KK-LL, Aranguez South, Trinidad and Tobago		
Rentokil Initial (Trinidad) Limited	Ordinary	100%
Tunisia		
Technopole Textile, SAHLINE, NEOTEX , MONASTIR, Sahline, 5012, Tunisia		
CAP Tunis	Ordinary	100%
Turkey		
Tuna Mahallesi Sanat Caddesi No: 17 Daire: 121, Bornova, İzmir, Turkey		
Rentokil Initial Çevre Sağlığı Sistemleri Ticaret ve Sanayi A.Ş	Ordinary	100%
Uganda		
Plot No 2012, Kalinabiri Road, Ntinda, Kampala, Uganda		
Rentokil Initial Uganda Limited	Ordinary	100%

Rentokil Initial plc
Annual Report 2024 211

Related Undertakings
continued

Company name	Share class	% held by Group companies
United Arab Emirates		
Office number 1403, PO Box 41999, TECOM, Al Barsha Heights, Dubai, United Arab Emirates		
Boecker Food Safety L.L.C.	Ordinary	100%
Al Shafar Tower 1, 14th Floor, Office No. 1401, TECOM, Al Barsha Heights, Dubai, United Arab Emirates		
Boecker Pest Control L.L.C.	Ordinary	100%
Boecker Public Health Pest Control Equipment Trading L.L.C.	Ordinary	100%
National Pest Control LLC	Ordinary	100%
Rentokil Initial Pest Control LLC	Ordinary	100%
7122 228/M AL, Shop #G4, Al Manakh, Sharjah, United Arab Emirates		
National Pest Control Per Person Company LLC	Ordinary	100%
Al Suhyeen, Rolla, Office 205, Sharjah, United Arab Emirates		
Specialist Int. Pest Control LLC	Ordinary	100%
United Kingdom		
Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY, United Kingdom		
AW Limited	Ordinary	100%
B.E.T. Building Services Limited	Ordinary	100%
BET (No.18) Limited	Ordinary	100%
BET (No.68) Limited[2]	Ordinary	100%
BET Environmental Services Ltd	Ordinary	100%
BET Pension Trust Limited	Ordinary	100%
BPS Offshore Services Limited[3]	Ordinary	100%
Broadcast Relay Service (Overseas) Limited[3]	Ordinary	100%
Castlefield House Limited	Ordinary	100%
Chard Services Limited	Ordinary	100%
CHL Legacy Limited[3]	Ordinary	100%
Contemporary Plant Designs Limited[3]	Ordinary	100%
DCUK (FM) Limited[1]	Ordinary	100%
DCUKFM Holdings Limited[1]	Ordinary	100%
DuctClean (UK) Limited[1]	Ordinary	100%
Dudley Industries Limited	Ordinary	100%
Enigma Laundries Limited	Ordinary	100%
Enigma Services Group Limited	Ordinary	100%
Enviro-Fresh Limited	Ordinary	100%
Environmental Contract Services Limited[3]	Ordinary	100%
Euroguard Technical Services Limited	Ordinary	100%
Grayston Central Services Limited	Ordinary	100%
Hometrust Limited	Ordinary	100%
Initial Limited[3]	Ordinary	100%
Initial Medical Services Limited	Ordinary	100%
Interior Contracts (UK) Limited[3]	Ordinary	100%
Kent Tropical Interiors Limited[3]	Ordinary A Ordinary B	100%
Manor Planting Ltd[3]	Ordinary	100%
Nature At Work Limited	Ordinary	100%
Newman's Plants Limited[3]	Ordinary A Ordinary B Ordinary C	100%
Opel Transport & Trading Company Limited	Ordinary	100%
Paul Lomax Limited	Ordinary A Ordinary B Ordinary C	100%
Peter Cox Limited	Ordinary A	100%
Plant Nominees Limited	Ordinary	100%
Prime Projects International Limited[3]	Ordinary	100%
Prokill (UK) Ltd	Ordinary A	100%
Prokill Limited	Ordinary A Ordinary B Ordinary C Ordinary D	100%

Company name	Share class	% held by Group companies
Rapid Washrooms Limited	Ordinary A Ordinary B Ordinary C	100%
Rentokil Dormant (No.6) Ltd	Ordinary	100%
Rentokil Initial (1896) Limited[3]	Ordinary	100%
Rentokil Initial (1993) Limited[3]	Ordinary 6% Non-Redeemable Preference	100%
Rentokil Initial 1927 plc	Ordinary Redeemable Preference: AUD, CAD, CLP, DKK, IDR, ILS, NOK, NZD, USD EUR Cumulative Preference (Non-Redeemable)	100%
Rentokil Initial Americas Limited[3]	Ordinary	100%
Rentokil Initial Asia Pacific Limited[3]	Ordinary	100%
Rentokil Initial Brazil Limited[3]	Ordinary	100%
Rentokil Initial Finance Limited[3]	Ordinary	100%
Rentokil Initial Holdings Limited[3, 4]	Ordinary	100%
Rentokil Initial Investments South Africa[3]	Ordinary	100%
Rentokil Initial Pension Trustee Limited	Ordinary	100%
Rentokil Initial Services Limited	Ordinary	100%
Rentokil Initial UK Ltd	Ordinary	100%
Rentokil Insurance Limited	Ordinary	100%
Rentokil Limited[3]	Ordinary	100%
Rentokil Overseas Holdings Limited[3]	Ordinary	100%
Rentokil Property Care Limited	Ordinary	100%
Rentokil Property Holdings Limited	Ordinary	100%
RI Dormant No.18 Limited	Ordinary	100%
RI Dormant No.20 Limited	Ordinary	100%
Saaman Limited[3]	Ordinary	100%
Stratton House Leasing Limited[3]	Ordinary	100%
SVM International Services Limited	Ordinary	100%
Target Express Holdings Limited	Ordinary	100%
Target Express Limited	Ordinary	100%
Target Express Parcels Limited	Ordinary	100%
TEB Cleaning Services Limited	Ordinary	100%
The Palfreymans Limited	Ordinary A Ordinary B Ordinary C Ordinary D Ordinary E	100%
Tropical Ambience Limited	Ordinary	100%
Tropical Innovation Limited[3]	Ordinary	100%
Urban Planters Franchise Limited[3]	Ordinary	100%
Waterized Limited[1,3]	Ordinary	100%
Stephens & Carter Limited[2]	Ordinary	100%
The Ca'D'Oro, 45 Gordon Street, Glasgow, Scotland, G1 3PE, United Kingdom		
Duct Clean Services LTD[3]	Ordinary	100%
Industrial Clothing Services Limited	Ordinary	100%
Pest Protection Services (Scotland) Limited	Ordinary A	100%
RI Dormant No.12 Limited	Ordinary	100%
Wise Property Care Ltd.	Ordinary	100%

212 Rentokil Initial plc
Annual Report 2024

Strategic Report | Corporate Governance | **Financial Statements** | Other Information

Company name	Share class	% held by Group companies
United States		
1125 Berkshire Blvd, Suite 150, Reading PA 19610, United States		
Advanced Pest Management Co, LLC	Common	100%
Cygnet Enterprises Northwest, Inc	Common	100%
Cygnet Enterprises West, Inc	Common	100%
Cygnet Enterprises, Inc	Common	100%
Medentex LLC	Common	100%
Oliver Exterminating Dominicana Corp	Common	100%
Rentokil Initial Environmental Services LLC	Interest	100%
Rentokil North America, Inc.	Ordinary	100%
Rentokil of Puerto Rico, Inc.	Common	100%
Solitude Lake Management, LLC	Common	100%
Vector Disease Acquisition, LLC	Series A shares Series B shares Common shares	100%
Vector Disease Control International, LLC	Common	100%
2288 150th Street Halstad MN 56548, United States		
Airborne Vector Control LLC	Common	100%
Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States		
Anza, LLC	Ordinary	100%
The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801, United States		
Anza, LLC	Ordinary	100%
Creative Plantings Inc	Ordinary	100%
Initial Contract Services LLC	Interest	100%
Ramac (US) LLC	Interest	100%
Rentokil Initial US Holdings, Inc.	Common	100%
Rentokil Terminix Funding, LLC[1]	Interest	100%
Secure Monthly Affordable Credit Corporation	Common	100%
Secure Monthly Affordable Credit Limited Partnership	Ordinary	100%
SVM Honduran Service and Investments Company, LLC	Interest	100%
SVM Olympus Service Company, LLC	Interest	100%
SVM Progressive Service Company, LLC	Interest	100%
SVM Technicians Service Company, LLC	Interest	100%
SVM Vanguard Service Company, LLC	Interest	100%
Terminix Consumer Services, LLC	Interest	100%
Terminix Holdings, LLC	Interest	100%
Terminix International Holdings, Inc	Common	100%
Terminix Management Corporation	Interest	100%
Terminix Receivables Company LLC	Interest	100%
The Terminix Company, LLC	Interest	100%
TMX Holdco, LLC	Interest	100%
United Transport America LLC	Interest	100%
Virginia Properties Inc	Ordinary	100%
PO Box 4510 Ten Free Street, Portland ME 04112, United States		
Asiatic Investments, Inc.	Ordinary	100%
1000 Labarre Road, Metairie, LA 70001, United States		
Mississippi Mosquito Control, LLC	Interest	100%
Mosquito Control of Lafourche, LLC	Interest	100%
Mosquito Control Services of Florida, LLC	Interest	100%
Mosquito Control Services of Georgia, LLC	Interest	100%
Mosquito Control Services, L.L.C	Interest	100%
Rittiner Group, L.L.C.	Interest	100%
St. Charles Mosquito Control, L.L.C.	Interest	100%
St. John Mosquito Control, L.L.C.	Interest	100%
Terrebonne Mosquito Control, LLC	Interest	100%

Company name	Share class	% held by Group companies
1000 Satellite Blvd, Ste 101, Suwanee, Gwinnett County GA 30024, United States		
ProPest Products, Inc.[1]	Ordinary	100%
2540, Lawrenceville Hwy, Lawrenceville, GA 30044, United States		
Steritech-Canada, Inc.	Common	100%
Asiatic Holdings LLC	Ordinary	100%
463 Mountain View Drive, Suite 301, 3rd Floor, Colchester VT 05446, United States		
Steward Insurance Company	Common	100%
860 Ridge Lake Blvd., Memphis TN 38120, United States		
Terminix Gift, L.L.C.	Interest	100%
150 Peabody Place, Memphis TN 38103, United States		
The Terminix International Company Limited Partnership	Ordinary	100%
The Terminix Foundation	Interest	100%
Uruguay		
Tomás Giribaldi, apto 3, 2270, Uruguay		
Amalur Uruguay Sociedad Anónima	Ordinary	100%
Chana, 2033, Departmento de Montevideo, Uruguay		
La Sanitaria S.A.	Ordinary	100%
La Paz, 1227, Departamento de Montevideo, Uruguay		
Livelux S.A.	Ordinary	100%
Vietnam		
54-56 Nguyen Trai Street, Ben Thanh Ward, District 1, Ho Chi Minh City, Vietnam		
Rentokil Initial (Vietnam) Company Limited	Ordinary	100%
Virgin Islands, U.S.		
Merchants Financial Center, 4608 Tutu Park Mall, Suite 202, St Thomas, Virgin Islands, 00802-1816, Virgin Islands, U.S.		
Terminix International USVI, LLC	Interest	100%

Rentokil Initial plc Annual Report 2024 213

Related Undertakings
continued

Associated undertakings

Company name	Share class	% held by Group companies
People's Republic of China		
B3, Xunmei Industrial Zone, Fengze District, Quanzhou City, Fujian Province, China		
Fujian Xunke Pest Control Company Limited	Ordinary	30%
Room 1005, Unit 1, Building 1, No.1 Huangjin Road, Dongguan City, Guangdong Province, China		
Guangdong New Hope Environmental Technology Co., Ltd.	Ordinary	30%
No.14 Wenguangtingjiao Road, Chaoyang District, Shantou City, China		
Guangdong Vircon Pest Management Company Limited	Ordinary A	30%
Room (2-1), Unit19, Xindian Xingzuo, Haishu district, Ningbo City, Zhejiang Province, China		
Ningbo Yuying Vector Control Company Limited	Ordinary	30%
Egypt		
Third floor, Jupiter Building, B3, Majara Compound, Sheikh Zayed, Giza, Egypt		
ServicePros S.A.E.[5]	Ordinary	30%
France		
41 Avenue de La Porte de Villiers, 92200, Neuilly-Sur-Seine, France		
SCI Pierre Brossolette	Ordinary	26.25%
Japan		
Kudan Terrace, 1-6-5 Kudan Minami, Chiyoda-Ku, Tokyo, 102-0074, Japan		
Nippon Calmic Ltd	Ordinary	49%
Nigeria		
Old Ojo Road, Off Badagry Expressway, Agboju, Lagos, 359/361, Nigeria		
Boecker Public Health Services Ltd	Ordinary	30%
Norway		
Veverivegen 10, 2848 Skreia, Norway		
Skadedyrkontrollen øst AS	Ordinary	40%
Qatar		
16 A Al Mana Business Tower, Doha, Qatar		
Boecker Public Safety Services – Qatar W.L.L.	Ordinary	24.5%
United Kingdom		
Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY, United Kingdom		
Hometrust Kitchens Limited	Ordinary	25%
Torchsound Properties Limited	Ordinary	50%

1. Acquired or incorporated by the Group in 2024.
2. Temporary restoration.
3. As permitted by section 479A of the Companies Act 2006, the Company intends to take advantage of the audit exemption in relation to the individual accounts of these companies.
4. Owned directly by Rentokil Initial plc.
5. This entity is non-operational and the Group does not carry out business in this jurisdiction.

214 Rentokil Initial plc
Annual Report 2024

Parent Company Balance Sheet At 31 December Notes 2024 £m 2023 £m Non-current assets Investments 3 4,454 4,438 Debtors – amounts falling due after more than one year 4 2,750 2,750 Deferred tax assets 5 21 27 Derivative financial instruments 6 6 57 7,231 7,272 Current assets Debtors – amounts falling due within one year 4 2,749 20 Cash and cash equivalents 1 558 Derivative financial instruments 6 – 13 2,750 591 Current liabilities Creditors – amounts falling due within one year 7 (3,483) (549) Bank and other borrowings 8 (564) (441) Derivative financial instruments 6 – (32) (4,047) (1,022) Net current liabilities (1,297) (431) Non-current liabilities Bank and other borrowings 8 (2,503) (3,172) Derivative financial instruments 6 (29) (16) (2,532) (3,188) Net assets 3,402 3,653 Equity capital and reserves Share capital 9 25 25 Share premium 10 15 14 Merger relief reserve 2,998 2,998 Cash flow hedge reserve 8 2 Retained earnings 356 614 Total equity 3,402 3,653 Under section 408 of the Companies Act 2006, the Company is exempt from the requirement to present its own Statement of Comprehensive Income. The Company reported a loss for the year ended 31 December 2024 of £44m (2023: loss of £35m). The Financial Statements on pages 215 to 220 were approved by the Board of Directors and were signed on its behalf by Andy Ransom and Paul Edgecliffe-Johnson on 6 March 2025. Andy Ransom Paul Edgecliffe-Johnson Chief Executive Chief Financial Officer Registered number: 05393279 Rentokil Initial plc Annual Report 2024 215 Strategic Report Corporate Governance Financial Statements Other Information

Parent Company Statement of Changes in Equity
For the year ended 31 December

	Share capital £m	Share premium £m	Merger relief reserve £m	Cash flow hedge reserve £m	Cost of hedging £m	Retained earnings £m	Total equity £m
At 1 January 2023	25	9	2,998	1	–	824	3,857
Loss for the year	–	–	–	–	–	(35)	(35)
Other comprehensive income:							
Movement on cash flow hedge	–	–	–	1	–	–	1
Total comprehensive income for the year	–	–	–	1	–	(35)	(34)
Transactions with owners:							
Gain on stock options	–	5	–	–	–	–	5
Dividends paid to equity shareholders	–	–	–	–	–	(201)	(201)
Share-based payments charged to profit and loss	–	–	–	–	–	4	4
Share-based payments debited to investments	–	–	–	–	–	23	23
Tax related to items taken directly to equity	–	–	–	–	–	(1)	(1)
At 31 December 2023	**25**	**14**	**2,998**	**2**	**–**	**614**	**3,653**
Loss for the year	**–**	**–**	**–**	**–**	**–**	**(44)**	**(44)**
Other comprehensive income:							**–**
Movement on cash flow hedge	**–**	**–**	**–**	**6**	**–**	**–**	**6**
Tax related to items taken directly to other comprehensive income	**–**	**–**	**–**	**–**	**–**	**(3)**	**(3)**
Total comprehensive income for the year	**–**	**–**	**–**	**6**	**–**	**(47)**	**(41)**
Transactions with owners:							
Gain on stock options	**–**	**1**	**–**	**–**	**–**	**–**	**1**
Dividends paid to equity shareholders	**–**	**–**	**–**	**–**	**–**	**(229)**	**(229)**
Share-based payments charged to profit and loss	**–**	**–**	**–**	**–**	**–**	**4**	**4**
Share-based payments debited to investments	**–**	**–**	**–**	**–**	**–**	**16**	**16**
Tax related to items taken directly to equity	**–**	**–**	**–**	**–**	**–**	**(2)**	**(2)**
At 31 December 2024	**25**	**15**	**2,998**	**8**	**–**	**356**	**3,402**

Shares of £nil (2023: £nil) have been netted against retained earnings. This represents 11.4m (2023: 13.0m) shares held by the Rentokil Initial Employee Share Trust. The market value of these shares at 31 December 2024 was £45m (2023: £57m). Dividend income from, and voting rights on, the shares held by the Trust have been waived.

216 Rentokil Initial plc
Annual Report 2024

Notes to the Parent Company Financial Statements 1. Accounting convention These Financial Statements are prepared on a going concern basis, using the historical cost convention (as modified to include the revaluation of certain financial instruments), and are prepared in accordance with the Companies Act 2006 as applicable to companies using Financial Reporting Standard 101 Reduced Disclosure Framework (FRS 101). In preparing these Financial Statements, the Company applies the recognition, measurement, and disclosure requirements of UK-adopted International Accounting Standards (IAS) in conformity with the requirements of the Companies Act 2006 (Adopted IFRSs), but makes amendments where necessary in order to comply with the Companies Act 2006 and has set out below where advantage of the FRS 101 disclosure exemptions has been taken. The results of Rentokil Initial plc are included in the Consolidated Financial Statements of Rentokil Initial plc, which are presented on pages 162 to 214. The Company has taken advantage of the following disclosure exemptions under FRS 101, all of which have equivalent disclosures included in the Consolidated Financial Statements: • the requirements of paragraphs 45(b) and 46–52 of IFRS 2 Share-based Payment; • the requirements of paragraphs 62, B64(d), B64(e), B64(g), B64(h), B64(j) to B64(m), B64(n)(ii), B64(o)(ii), B64(p), B64(q)(ii), B66, and B67 of IFRS 3 Business Combinations; • the requirements of IFRS 7 Financial Instruments: Disclosures; • the requirements of paragraphs 91–99 of IFRS 13 Fair Value Measurement; • the requirement in paragraph 38 of IAS 1 Presentation of Financial Statements to present comparative information in respect of: (i) paragraph 79(a) (iv) of IAS 1; (ii) paragraph 73(e) of IAS 16 Property, Plant and Equipment; (iii) paragraph 118(e) of IAS 38 Intangible Assets; (iv) paragraphs 76 and 79(d) of IAS 40 Investment Property; and (v) paragraph 50 of IAS 41 Agriculture; • the requirements of paragraphs 10(d), 10(f), and 134–136 of IAS 1 Presentation of Financial Statements; • the requirements of IAS 7 Statement of Cash Flows; • the requirements of paragraphs 30 and 31 of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors; • the requirements of paragraph 17 of IAS 24 Related Party Disclosures; • the requirements in IAS 24 Related Party Disclosures to disclose related party transactions entered into between two or more members of a group, provided that any subsidiary which is a party to the transaction is wholly owned by such a member; • the requirements of paragraphs 134(d)–134(f) and 135(c)–135(e) of IAS 36 Impairment of Asset; and • the requirements of paragraphs 88C and 88D of IAS 12 Income Taxes. 2. Material accounting policies Critical accounting estimates and judgements The preparation of Financial Statements in compliance with FRS 101 requires the use of certain critical accounting estimates. It also requires the Company’s Directors to exercise judgement in applying the Company’s accounting policies. The Company makes certain estimates and assumptions regarding the future. Estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. Estimates and assumptions have been reviewed to assess whether significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year is present; there were no estimates nor assumptions found to have such significant risk. Investments Investments held as fixed assets are stated at cost less provision for any impairment. In the opinion of the Directors, the value of such investments are not less than shown at the balance sheet date. Borrowings Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost (where hedge accounting is not applied); any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the profit and loss account over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless the Company has a continuing right to defer settlement of the liability for at least 12 months after the balance sheet date under its committed bank credit facilities. Deferred tax Deferred tax assets and liabilities are recognised where the carrying amount of an asset or liability in the statement of financial position differs from its tax base, except for differences arising on: • the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit; and • investments in subsidiaries and jointly controlled entities where the Company is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future. Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilised. The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax assets/liabilities are settled/recovered. Financial instruments and risk management The Company policy in respect of financial instruments and risk management is disclosed in Section C of the Notes to the Consolidated Financial Statements on pages 196 to 205. Disclosures have been made on financial instruments as required by the Companies Act 2006. Expected credit loss calculations are performed annually for intercompany debtors and are a probability-weighted estimate of credit losses based on the Company’s historical credit loss experience adjusted for debt-specific factors. Share capital Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity. Rentokil Initial plc Annual Report 2024 217 Strategic Report Corporate Governance Financial Statements Other Information

Notes to the Parent Company Financial Statements continued Share-based compensation The Group operates two equity-settled share-based long-term incentive plans (LTIPs): the Performance Share Plan and the Restricted Share Plan. The economic cost of awarding shares and share options to employees is recognised as an expense in the income statement, equivalent to the fair value of the benefit awarded. The fair value of the Performance Share Plan is determined by reference to option pricing models, principally stochastic and adjusted Black-Scholes models. The fair value of the Restricted Share Plan is determined by reference to an adjusted Black-Scholes model. The charge for both plans is recognised in the income statement over the vesting period of the award. At each balance sheet date, the Group revises its estimate of the number of shares that vest or options that are expected to become exercisable. Any revision to the original estimates is reflected in the income statement with a corresponding adjustment to equity immediately to the extent it relates to past service, and the remainder over the rest of the vesting period. Dividend distribution Dividend distribution to the Company’s shareholders is recognised as a liability in the Financial Statements in the period in which the dividends are approved by the Company’s shareholders. Interim dividends are recognised when paid. See Note D1 to the Consolidated Financial Statements for details of dividends proposed in the year. 3. Investments 2024 £m 2023 £m At 1 January 4,438 4,415 Share-based payments to employees of subsidiaries 16 23 At 31 December 4,454 4,438 At 31 December 2024, Rentokil Initial Holdings Limited is the Company’s sole direct subsidiary undertaking. All other indirect subsidiary undertakings are listed on pages 207 to 214. 4. Debtors 2024 £m 2023 £m Amounts falling due within one year: Amounts owed by subsidiary undertakings – non-interest-bearing loans (repayable on demand) 2,740 20 Other debtors 9 – 2,749 20 Amounts falling due after more than one year: Amounts owed by subsidiary undertakings – interest-bearing loan (with effective interest rate of 2.5%) 2,750 2,750 Amounts owed by subsidiary undertakings due after one year relates to an interest-bearing loan that matures in July 2026. 5. Deferred tax assets 2024 £m 2023 £m The deferred tax asset is made up as follows: LTIP 12 13 Tax losses 11 14 Cash flow hedge reserve (2) – 21 27 The Company is within the scope of the UK domestic top-up tax rules enacted in Finance (No.2) Act 2023. The legislation is effective for the Company’s financial year beginning 1 January 2024. Based on the Group assessment of the exposure to Pillar 2 income taxes, no top-up tax charge is expected for the Company so there is no current tax exposure. The Company applies the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar 2 income taxes, as provided in the amendments to IAS 12 issued in May 2023. FRS 101 provides exemption from the disclosure requirements of paragraphs 88C and 88D of IAS 12 Income Taxes provided that equivalent disclosures are included in the consolidated financial statements of the Group in which the Company is consolidated. Further information about the Pillar 2 impact on the Group can be found in the Notes to the Consolidated Financial Statements in Note A12. 218 Rentokil Initial plc Annual Report 2024

Strategic Report | Corporate Governance | Financial Statements | Other Information

6. Derivative financial instruments

	Fair value assets 2024 £m	Fair value assets 2023 £m	Fair value liabilities 2024 £m	Fair value liabilities 2023 £m
Interest rate swaps (level 2):				
– non-hedge	**5**	66	**(21)**	(46)
– cash flow hedge	**1**	4	**(8)**	(2)
	6	70	**(29)**	(48)
Analysed as follows:				
Current portion	**–**	13	**–**	(32)
Non-current portion	**6**	57	**(29)**	(16)
	6	70	**(29)**	(48)

Cash flow hedge accounting has been applied to derivatives (marked as cash flow hedge in the table above) in accordance with IFRS 9. Where no hedge accounting has been applied, related derivatives have been marked as 'non-hedge'. Any ineffectiveness on the cash flow hedge is taken directly to finance costs. During the year, there was a loss of £1m (2023: £1m gain) from those derivatives relating to ineffectiveness in a cash flow hedge relationship. Cash flow hedge accounting has been applied to €179m (2023: €179m) of the €500m 2026 bond, and €175m (2023: €175m) of the €600m 2028 bond. The cross-currency interest rate swaps are used as hedging instruments to hedge the volatility in the £/€ exchange rate of the bonds. For the year ended 31 December 2024, the amount in comprehensive income related to cash flow hedge accounting was a gain of £6m (2023: £1m gain).

7. Creditors

	2024 £m	2023 £m
Amounts falling due within one year:		
Amounts due to subsidiary undertakings (non-interest-bearing loans repayable on demand)	**3,480**	542
Other creditors	**3**	7
	3,483	549

8. Bank and other borrowings

	2024 £m	2023 £m
Amounts falling due within one year	**564**	441
Amounts falling due after one year	**2,503**	3,172
	3,067	3,613

Medium-term notes and bond debt comprises:

	Bond interest coupon 2024	Effective hedged interest rate 2024	Bond interest coupon 2023	Effective hedged interest rate 2023
Current				
€400m bond due November 2024	**–**	**–**	Fixed 0.950%	–
Non-current				
€500m bond due May 2026	**Fixed 0.875%**	**Fixed 1.36%**	Fixed 0.875%	Fixed 2.800%
€850m bond due June 2027	**Fixed 3.975%**	**–**	Fixed 3.975%	–
€600m bond due October 2028	**Fixed 0.500%**	**Fixed 0.94%**	Fixed 0.500%	Fixed 2.230%
€600m bond due June 2030	**Fixed 4.475%**	**–**	Fixed 4.475%	–
£400m bond due June 2032	**Fixed 5.000%**	**–**	Fixed 5.000%	–
Average cost of bond debt at year-end rates		**3.29%**		2.93%

The Company bank debt facilities comprise:

	Facility amount 2024 £m	Drawn at year end 2024 £m	Headroom 2024 £m	Interest rate at year end 2024 %	Facility amount 2023 £m	Drawn at year end 2023 £m	Headroom 2023 £m	Interest rate at year end 2023 %
Current								
$700m term loan due October 2025	**559**	**559**	**–**	**5.18**	–	–	–	–
$50m term loan due May 2025	**40**	**–**	**40**	**0.21**	–	–	–	–
Non-current								
$700m term loan due October 2025	**–**	**–**	**–**	**–**	550	550	–	5.90
$1.0bn RCF due October 2029	**799**	**–**	**799**	**0.14**	785	–	785	0.14

The Revolving Credit Facility (RCF) was undrawn throughout 2023 and 2024. There are no financial covenants associated with the RCF or any other debt facility.

Rentokil Initial plc Annual Report 2024 219

Notes to the Parent Company Financial Statements continued 9. Share capital During the year, 2,000,000 new shares were issued in relation to employee share schemes. 2024 £m 2023 £m Issued and fully paid: At 31 December – 2,524,539,885 shares of 1p each (2023: 2,522,539,885) 25 25 10. Share premium 2024 £m 2023 £m At 31 December 15 14 11. Guarantees and contingent liabilities The Company has provided guarantees in respect of bank and other borrowings held by its subsidiary undertakings. In addition, there are contingent liabilities in respect of litigation, pensions, and tax. The possibility of any significant outflows in respect of these items is considered to be remote. 12. Auditors’ remuneration Note A8 to the Consolidated Financial Statements provides details of the remuneration of the Company’s auditors for the Group. 13. Employees The monthly average number of people employed by the Company during the year was four (2023: six). Details on employee costs are in Note A9 to the Consolidated Financial Statements. Services for finance, taxation, treasury, legal, HR, and IT are provided by Rentokil Initial 1927 plc and recharged to the Company. Information on Directors’ emoluments, share and other interests, transactions, and pension entitlements is included in the Directors’ Remuneration Report in this Annual Report. 14. Share-based payments Share-based payments for the financial year were £20m (2023: £27m), of which £4m (2023: £4m) was charged to the profit and loss account and £16m (2023: £23m) was debited to investments. Share options relating to the Board of Directors are disclosed in the Directors’ Remuneration Report and detailed share-based payment disclosures are shown in Note A11 to the Consolidated Financial Statements. 15. Related party transactions The Company has not undertaken any transactions with related parties during the year, other than transactions with wholly owned related parties of Rentokil Initial plc. Such transactions are exempt from disclosure under FRS 101. There were no transactions with non-wholly owned related parties of Rentokil Initial plc. 16. Post balance sheet events There have been no significant post balance sheet events affecting the Company since 31 December 2024. 220Rentokil Initial plc Annual Report 2024

Management’s Discussion and Analysis of Financial Condition and Results of Operations The following discussion should be read together with our audited Consolidated Financial Statements and the related notes thereto, included elsewhere in this Annual Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Annual Report, including information with respect to the Group’s plans and strategy for its business, includes forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the ‘Risk Factors’ and sections of this Annual Report, including ‘Cautionary Statement Regarding Forward-Looking Statements’. Therefore, actual results may differ materially from those contained in any forward-looking statements. The impact of macroeconomic factors on the Group’s business Macroeconomic factors Inflation – The Group’s cost base is largely driven by the cost of compensation for employees, the costs of required equipment (including service equipment and uniforms, vehicles and fuel, and technology necessary to deliver the high-quality services), and the cost of the products being used on customer premises including service contract equipment and consumables. All of these costs are subject to inflationary pressures and as such, sustained elevated increases in such costs may not always be possible to pass on to customers. As a result of the invasion of Ukraine in the first quarter of 2022, inflation levels globally have risen to their highest in two decades, particularly impacting fuel prices, timber prices, energy prices and labour costs. This compares with the period from 2020 to 2021, when inflationary pressures were typically low in the countries in which the Group operated, and therefore passing these costs onto customers has been achievable. In contrast, the Group also has operations in Lebanon, a hyperinflationary country. The business in Lebanon implements frequent price increases to offset the increases in costs it incurs. This demonstrates that the Group has operations in both low and high inflationary markets, and is accustomed to a range of inflationary environments. During 2023 and 2024, the Group has been able to pass along the incurred inflationary impacts in the form of increased prices to its customers. However, the Group cannot predict the extent to which it may experience future cost increases. The Group may be prevented, in whole or in part, from passing these cost increases on to its existing and prospective customers, which could have a material adverse impact on the Group’s business. Shortage of products or supply chain impacts – The Group does not have significant exposure to international logistics as the majority of its purchased products and services are sourced in the country where they are consumed. Where there are local shortages, products are typically able to be imported quickly from neighbouring markets. Where global shortages exist, such as recent microchip shortages impacting IT and vehicle supply chains, the Group has been able to generally extend the life of the asset until supply chains catch up. However, should there be long-term shortages of critical products or services in the future, then this may adversely impact the operational performance of the Group. Labour shortages – The goods and services of the Group are sold by front line sales employees and delivered by a highly skilled technician workforce. These employees are supported by functional support employees in the Group’s offices around the world. The Group typically retains around 85% of employees each year, although this can vary from year to year and by market. As a result of employees leaving each year and the need to replace and hire additional employees for growth, the Group has established experienced recruitment teams and processes, allowing access to many different labour marketplaces. The Group has a very strong recruitment brand and offers attractive remuneration packages and career development opportunities. In the future, a very significant shortage of labour in a specific geography may limit the Group’s ability to service revenue opportunities while finding qualified employees and adversely impact the operational performance of the Group. Key indicators of performance and financial condition The Group focuses on a variety of indicators and key operating and financial metrics, including certain non-IFRS measures, to monitor the financial condition and performance of its business. These metrics include Revenue, Operating profit, Adjusted Operating Profit (at CER), Adjusted Profit Before Tax, Adjusted Profit After Tax, Adjusted Earnings Per Share, Adjusted Interest, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Free Cash Flow Conversion, Customer Retention, Colleague Retention and Lost Time Accident Rate. Revenue – Revenue results are primarily a function of the volume and pricing of the services and products provided to the Group’s customers by the business, as well as the mix of services and products provided across the business. The volume of revenue is impacted by new unit sales, the retention of existing customers and acquisitions. The Group serves both residential and commercial customers. During 2024, sales were generated across 90 countries, with the only country accounting for greater than, or equal to, 10% of revenue from external customers being the US (58%). Operating profit – This measure is calculated as revenue less operating expenses, with operating expenses consisting of employee costs, direct materials and services, vehicle costs, property costs, depreciation and impairment of property, plant and equipment, amortisation and impairment of intangible assets, and other operating expenses. Other operating expenses include professional fees, marketing costs, amortisation of contract costs and movements in bad debt provision. Adjusted Operating Profit (at CER) – This is an adjusted measure and is presented before the amortisation and impairment of intangible assets (excluding computer software), one-off and adjusting items (see below) and gain or loss on disposal of businesses. Given the international nature of the Group’s operations, foreign exchange movements can have a significant impact on the reported results of the Group when they are translated into sterling (the functional currency of the Group). In order to help understand the underlying trading performance of the business, revenue and profit measures are often presented at constant exchange rates (CER). CER is calculated by translating current-year reported numbers at the full-year average exchange rates for the prior year. See ‘Constant Exchange Rates (CER)’ below (page 229). Rentokil Initial plc Annual Report 2024 221 Strategic Report Corporate Governance Financial Statements Other Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations continued Adjusted Profit Before and After Tax – This non-IFRS measure is used to give management and investors an understanding of the underlying profitability of the business over time. Adjusted Profit Before Tax is calculated by adding the following items back to profit before income tax: amortisation and impairment of intangible assets (excluding computer software), one-off and adjusting items and net interest adjustments. Intangible assets (excluding computer software) are recognised on acquisition of businesses which, by their nature, can vary by size and amount each year. As a result, amortisation of intangibles is added back to assist with understanding the underlying trading performance of the business and to allow comparability across regions and segments. One-off and adjusting items are significant expenses or income that will have a distortive impact on the underlying profitability of the Group. Typical examples are costs related to the acquisition of businesses, gain or loss on disposal or closure of a business, material gains or losses on disposal of fixed assets, adjustments to legacy environmental and legacy termite liabilities, and payments or receipts as a result of legal disputes. Net interest adjustments are other non-cash, or one-off and adjusting accounting gains and losses, that can cause material fluctuations and distort understanding of the performance of the business, such as amortisation of discount on legacy provisions and gains and losses on hedge accounting. These adjustments are made to aid year-on-year comparability. Adjusted Profit After Tax is calculated by adding back amortisation and impairment of intangible assets (excluding computer software), one-off and adjusting items and net interest adjustments, and the tax effect on these adjustments to profit before income tax. Adjusted Earnings Per Share – Basic earnings per share is calculated by dividing the profit after tax attributable to equity holders of the Company by the weighted average number of shares in issue during the year, excluding those held in the Rentokil Initial Employee Share Trust which are treated as cancelled, and including share options for which all conditions have been met. For diluted earnings per share, the weighted average number of ordinary shares in issue is adjusted to include all potential dilutive ordinary shares. The Group’s potentially dilutive ordinary shares relate to the contingent issuable shares under the Group’s long-term incentive plans (LTIPs) to the extent that the performance conditions have been met at the end of the period. These share options are issued for nil consideration to employees if performance conditions are met. For the calculation of diluted earnings per share, 435,578 share options were anti-dilutive and not included in the calculation of the dilutive effect as at 31 December 2024 (31 December 2023: 18,422). Adjusted Earnings Per Share is a non-IFRS measure that is calculated by dividing adjusted profit after tax by the weighted average number of ordinary shares in issue. This supplemental measure is also used by management to gain an understanding of the underlying earnings per share performance of the business over time and enable company-to-company comparisons. Adjusted Interest – Adjusted Interest is calculated by adjusting the reported finance income and costs by net interest adjustments (amortisation of discount on legacy termite provision and foreign exchange and hedge accounting ineffectiveness). EBITDA – is calculated by adding back finance income, finance cost, share of profit from associates net of tax, income tax expense, depreciation, amortisation and impairment of intangible assets, and other non-cash expenses to profit for the year. Adjusted EBITDA – is calculated by adding back one-off and adjusting items to EBITDA. Free Cash Flow – Free Cash Flow is a non-IFRS measure that is measured as net cash from operating activities, adjusted for cash flows related to the purchase and sale of property, plant, equipment and intangible assets, cash flows related to leased assets, cash flows related to one-off and adjusting items and dividends received from associates. These items are considered by management to be non-discretionary, as continued investment in these assets is required to support the day-to-day operations of the business. This measure is also used by management to assess how much cash there is to reinvest into the business for future growth through people, technology and M&A. Adjusted Free Cash Flow and Adjusted Free Cash Flow Conversion – Adjusted Free Cash Flow is measured as Free Cash Flow adjusted for product development additions and net investment hedge cash interest through other comprehensive income. This measure is also used by management to determine the efficiency at which the business is able to convert profits into cash. Free Cash Flow Conversion is calculated by dividing Adjusted Free Cash Flow by Adjusted Profit After Tax, expressed as a percentage. Adjusted Profit After Tax is defined as Adjusted Profit Before Tax adjusted for the tax effect of amortisation and impairment of intangible assets (excluding computer software) and one-off and adjusting items and net interest adjustments. Customer Retention – Customer Retention is used to track the retention of the Group’s renewable customers and is calculated on a rolling, 12-month basis in order to avoid seasonal anomalies. It is defined as the total portfolio value of customers retained as a percentage of the opening portfolio. The Group views Customer Retention as one of the key indicators of the long-term success of the business. Customer Retention was 82.8% in the year ended 31 December 2024 and 82.3% in the year ended 31 December 2023. Colleague Retention – Defined as total colleagues retained in-year as a percentage of average headcount throughout the year. Colleague retention is measured on a rolling 12-month basis. The Group considers Colleague Retention to be a key driver of Customer Retention. Colleague Retention was 86.6% in the year ended 31 December 2024 and 84.2% in the year ended 31 December 2023. The increase of 2.4 percentage points in the year ended 31 December 2024 as compared to the year ended 31 December 2023 was a result of a wide-ranging programme including: the launch of a retention dashboard and manager training; monitoring for potential issues before escalation; additional mentoring resources; and an enhanced new hire and onboarding experience. Lost Time Accident Rate – Defined as the number of lost time accidents per 100,000 standard working hours. The Group views Lost Time Accident Rate as a key measure of the Group’s employees’ injury prevention. The rate was 0.29 in the year ended 31 December 2024 and 0.31 in the year ended 31 December 2023. 222 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements **Other Information**

Certain components of results of operations

Profit before income tax – This is calculated as revenue less operating expenses and net finance costs plus share of profit from associated undertakings (net of tax).

Income tax expense – The income tax expense for the period comprises both current and deferred tax. Current tax expense represents the amount payable on this year's taxable profits and any adjustment relating to prior years. Taxable profits differ from accounting profits as some items of income or expenditure are not taxable or deductible or may be taxable or deductible in a different accounting period.

The current income tax charge is calculated on the basis of the tax laws, enacted or substantively enacted at the balance sheet date, in the countries where the Group's subsidiaries and associates operate and generate taxable income. Deferred tax is an accounting adjustment to provide for tax that is expected to arise in the future due to differences between accounting and tax bases. Deferred tax is determined using tax rates that are expected to apply when the timing difference reverses based on tax rates which are enacted or substantively enacted at the balance sheet date.

Profit for the year – This measure is calculated as profit before income tax less income tax expense.

For definitions of revenue and operating profit (including operating expenses), see 'Key Indicators of Performance and Financial Condition' above.

Results of operations

Following is a discussion of the Group's results of operations for the years ended 31 December 2024 and 2023.

	2024 £m	2023 £m	2022 £m	% change	
				2024	2023
Revenue	**5,436**	5,375	3,714	**1.1**	44.7
Operating expenses:					
Employee costs	**2,558**	2,550	1,777	**0.2**	43.5
Direct materials and services	**877**	900	704	**(2.5)**	27.8
Vehicle costs	**291**	286	201	**1.7**	41.7
Property costs	**107**	108	82	**(0.8)**	32.1
Depreciation of property, plant and equipment	**159**	154	140	**3.2**	10.0
Amortisation and impairment of intangible assets	**225**	201	140	**11.5**	44.1
Other operating expenses	**614**	512	329	**20.7**	55.6
Total operating expenses	**4,831**	4,711	3,373	**2.6**	39.7
Net impairment losses on financial assets	**56**	39	24	**41.4**	64.1
Operating profit	**549**	625	317	**(12.1)**	96.9
Finance income	**46**	48	49	**(4.2)**	(2.4)
Finance cost	**(197)**	(189)	(79)	**(4.6)**	(137.4)
Share of profit from associates	**7**	9	9	**(20.2)**	5.3
Profit before income tax	**405**	493	296	**(17.9)**	66.9
Income tax expense	**(98)**	(112)	(64)	**12.8**	(75.6)
Profit for the year	**307**	381	232	**(19.4)**	64.5

Revenue
Revenue increased by £61m, or 1.1%, to £5,436m in the year ended 31 December 2024 from £5,375m in the year ended 31 December 2023. Foreign exchange had an adverse effect of £151m. Revenue was favourably impacted by revenues from acquisitions completed during the year ended 31 December 2024 by £68m. The remaining growth of £144m is driven by the flow through of a full year of revenues from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenues of the Group. The £144m of growth above consists of £88m from the Pest Control segment, £39m from the Hygiene & Wellbeing segment, £16m from the France Workwear segment and £1m from the Central segment. See 'Revenue by Geographical Locations' and 'Revenue by Business Segment' for further discussion.

Operating expenses
Operating expenses increased by £120m, or 2.6%, to £4,831m in the year ended 31 December 2024 from £4,711m in the year ended 31 December 2023.

Employee costs
Employee costs increased by £8m, or 0.2%, to £2,558m in the year ended 31 December 2024 from £2,550m in the year ended 31 December 2023. This was as a result of an increase in the number of employees due to businesses acquired during the year ended 31 December 2024, growth during the year ended 31 December 2024, and globally higher wage inflation.

Rentokil Initial plc Annual Report 2024 223

Management’s Discussion and Analysis of Financial Condition and Results of Operations continued Direct materials and services Direct materials and services decreased by £23m, or 2.5%, to £877m in the year ended 31 December 2024 from £900m in the year ended 31 December 2023. Vehicle costs Vehicle costs increased by £5m, or 1.7%, to £291m in the year ended 31 December 2024 from £286m in the year ended 31 December 2023. Property costs Property costs decreased by £1m, or 0.8%, to £107m in the year ended 31 December 2024 from £108m in the year ended 31 December 2023. Depreciation and impairment of property, plant and equipment Depreciation and impairment of property, plant and equipment increased by £5m, or 3.2%, to £159m in the year ended 31 December 2024 from £154m in the year ended 31 December 2023. Amortisation and impairment of intangible assets Amortisation and impairment of intangible assets increased by £24m, or 11.5%, to £225m in the year ended 31 December 2024 from £201m in the year ended 31 December 2023 mainly as a result of goodwill impairments of £28m in Argentina, Brazil, Hong Kong, Israel and Lebanon. Other operating expenses Other operating expenses increased by £102m, or 20.7%, to £614m in the year ended 31 December 2024 from £512m in the year ended 31 December 2023, largely due to businesses acquired during the years ended 31 December 2023 and 31 December 2024. Operating profit Operating profit decreased by £76m, or 12.1%, to £549m in the year ended 31 December 2024 from £625m in the year ended 31 December 2023. The decrease in operating profit was a result of the increase in revenue of £61m, or 1.1%, to £5,436m in the year ended 31 December 2024 from £5,375m in the year ended 31 December 2023 offset by the increase in operating expenses of £120m, or 2.6%, to £4,831m in the year ended 31 December 2024 from £4,711m in the year ended 31 December 2023. Profit before income tax Profit before income tax decreased by £88m, or 17.9%, to £405m in the year ended 31 December 2024 from £493m in the year ended 31 December 2023 due to the decrease in operating profit by £76m, or 12.1%, to £549m in the year ended 31 December 2024 from £625m in the year ended 31 December 2023, with net finance costs increasing by £10m, or 7.1%, to £151m in the year ended 31 December 2024 from £141m in the year ended 31 December 2023. Income tax expense Income tax expense decreased by £14m, or 12.8%, to £98m in the year ended 31 December 2024 from £112m in the year ended 31 December 2023 due to lower profits and recognition of a deferred tax asset on previously unrecognised tax losses. The effective tax rate of 24.2% in the year ended 31 December 2024 is higher than the effective tax rate of 22.7% in the year ended 31 December 2023 due to there being significant one-off net prior year tax credits in 2023. Profit for the year Profit for the year decreased by £74m, or 19.4%, to £307m in the year ended 31 December 2024 from £381m in the year ended 31 December 2023. The decrease in profit was a result of the decrease in profit before income tax of £88m, or 17.9%, to £405m in the year ended 31 December 2024 from £493m in the year ended 31 December 2023 partially offset by the decrease in income tax expenses of £14m, or 12.8%, to £98m in the year ended 31 December 2024 from £112m in the year ended 31 December 2023. 224 Rentokil Initial plc Annual Report 2024

Strategic Report Corporate Governance Financial Statements **Other Information**

Revenue by geographical location

Following is a discussion of the Group's revenues by geographical location for the years ended 31 December 2024 and 2023. For the year ended 31 December 2024, revenue from North America, Europe, UK & Sub-Saharan Africa, Asia & MENAT and Pacific accounted for 60%, 20%, 8%, 7% and 5% of the Group's total revenue, respectively. For the year ended 31 December 2023, revenue from North America, Europe, UK & Sub-Saharan Africa, Asia & MENAT and Pacific accounted for 62%, 20%, 7%, 6% and 5% of the Group's total revenue, respectively.

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Revenue:					
North America[1]	**3,260**	3,306	1,849	**(1.4)**	78.7
International					
Europe[2]	**1,114**	1,081	941	**3.1**	14.9
UK & Sub-Saharan Africa[3]	**435**	390	365	**11.5**	6.6
Asia & MENAT[4]	**354**	339	321	**4.2**	5.6
Pacific[5]	**262**	249	227	**5.3**	10.0
Sub-total International	**2,165**	2,059	1,854	**5.1**	11.1
Central	**11**	10	11	**7.8**	(4.4)
Total	**5,436**	5,375	3,714	**1.1**	44.7

1. North America includes the US and Canada.
2. Europe includes France, Germany, Benelux (Belgium, The Netherlands and Luxembourg), Central Eastern Europe, Southern Europe, Nordics (Norway, Sweden, Finland, Denmark and Poland), Latin America and Caribbean (including Puerto Rico).
3. UK & Sub-Saharan Africa includes UK, Ireland, Baltics and Sub-Saharan Africa (South Africa, Kenya, Tanzania, Mozambique and Malawi). During 2023, internal management reporting structures changed and revenue has been represented for 2022 under the new structure. As a result of this change, revenue of £5m was moved from UK & Sub-Saharan Africa – Pest Control to Central in 2022.
4. Asia & MENAT includes India, China, Indonesia, Malaysia and other Asian countries and MENAT (Turkey, United Arab Emirates, Saudi Arabia, Jordan, Ghana and Lebanon).
5. Pacific includes Australia, New Zealand and Fiji.

North America

Revenue decreased by £46m, or 1.4%, to £3,260m in the year ended 31 December 2024 from £3,306m in the year ended 31 December 2023. Foreign exchange had an adverse effect of £87m. Revenue was favourably impacted by revenues from acquisitions completed during the year ended 31 December 2024 by £22m. The remaining growth of £19m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenue of the region, partially offset by the closure of the Paragon distribution business with effect from 1 April 2024, impacting revenue adversely by £45m.

Including the impact of M&A and foreign exchange, contract revenue decreased by £32m to £2,206m in the year ended 31 December 2024 from £2,238m in the year ended 31 December 2023, job revenue increased by £60m to £764m in the year ended 31 December 2024 from £704m in the year ended 31 December 2023 and product revenue decreased by £35m to £314m in the year ended 31 December 2024 from £349m in the year ended 31 December 2023.

Europe

Revenue increased by £33m, or 3.1%, to £1,114m in the year ended 31 December 2024 from £1,081m in the year ended 31 December 2023. This increase was driven by France increasing by £12m, or 3.3%, to £392m in the year ended 31 December 2024 from £380m in the year ended 31 December 2023, Germany, which increased by £10m, or 6.5%, to £144m in the year ended 31 December 2024 from £134m in the year ended 31 December 2023, Southern Europe, which increased by £9m, or 4.9%, to £204m in the year ended 31 December 2024 from £195m in the year ended 31 December 2023 and Benelux, which increased by £4m, or 3.4%, to £119m in the year ended 31 December 2024 from £115m in the year ended 31 December 2023.

Foreign exchange had an adverse effect of £38m. Revenue was favourably impacted by revenue from acquisitions completed during the year ended 31 December 2024 by £10m. The remaining growth of £61m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenue of the region. Growth was driven by both volume and pricing, and with a strong contribution from Pest Control and Workwear.

Including the impact of M&A and foreign exchange, contract revenue grew by £37m to £900m in the year ended 31 December 2024 from £863m in the year ended 31 December 2023 and job revenue decreased by £6m to £160m in the year ended 31 December 2024 from £166m in the year ended 31 December 2023.

Rentokil Initial plc Annual Report 2024 225

Management's Discussion and Analysis of Financial Condition and Results of Operations
continued

UK & Sub-Saharan Africa

Revenue increased by £45m, or 11.5%, to £435m in the year ended 31 December 2024 from £390m in the year ended 31 December 2023. This increase was driven by UK, Ireland and Baltics increasing revenue by £43m, or 12.2%, to £394m for the year ended 31 December 2024 from £351m in the year ended 31 December 2023 and Sub-Saharan Africa increasing revenue by £2m, or 4.6%, to £41m in the year ended 31 December 2024 from £39m in the year ended 31 December 2023.

Foreign exchange had an adverse effect of £2m. Revenue was favourably impacted by revenue from acquisitions completed during the year ended 31 December 2024 by £24m. The remaining growth of £23m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenue of the region.

Including the impact of M&A and foreign exchange, contract revenue grew by £17m to £300m in the year ended 31 December 2024 from £283m in the year ended 31 December 2023 and job revenue increased by £30m to £133m in the year ended 31 December 2024 from £103m in the year ended 31 December 2023.

Asia & MENAT

Revenue increased by £15m, or 4.2%, to £354m in the year ended 31 December 2024 from £339m in the year ended 31 December 2023. This revenue increase was driven by Asia increasing revenue by £12m, or 4.0%, to £304m in the year ended 31 December 2024 from £292m in the year ended 31 December 2023, and MENAT increasing by £3m, or 5.3%, to £50m in the year ended 31 December 2024 from £47m in the year ended 31 December 2023. Pricing was complemented with volume growth, as markets overall remained structurally supportive.

Foreign exchange had an adverse effect of £14m. Revenue was favourably impacted by revenue from acquisitions completed during the year ended 31 December 2024 by £8m. The remaining growth of £21m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenue of the region.

Including the impact of M&A and foreign exchange, contract revenue grew by £13m to £281m in the year ended 31 December 2024 from £268m in the year ended 31 December 2023 and product revenue increased by £2m to £25m in the year ended 31 December 2024 from £23m in the year ended 31 December 2023.

Pacific

Revenue increased by £13m, or 5.3%, to £262m in the year ended 31 December 2024 from £249m in the year ended 31 December 2023. This revenue increase was driven by Australia increasing revenue by £13m, or 7.4%, to £194m in the year ended 31 December 2024 from £181m in the year ended 31 December 2023. Growth was driven by sustained momentum in both contract and jobbing work, despite weather related challenges affecting rural and trackspray operations during the year.

Foreign exchange had an adverse effect of £10m. Revenue was favourably impacted by revenue from acquisitions completed during the year ended 31 December 2024 by £4m. The remaining growth of £19m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenue of the region.

Including the impact of M&A and foreign exchange, contract revenue grew by £5m to £190m in the year ended 31 December 2024 from £185m in the year ended 31 December 2023, and job revenue increased by £9m to £69m in the year ended 31 December 2024 from £60m in the year ended 31 December 2023.

Revenue by business segment

Following is a discussion of the Group's revenues by business segment for the years ended 31 December 2024 and 2023. For the year ended 31 December 2024, Pest Control, Hygiene & Wellbeing and France Workwear segments accounted for 79%, 17% and 4% of total revenue, respectively. For the year ended 31 December 2023, Pest Control, Hygiene & Wellbeing and France Workwear segments accounted for 80%, 16% and 4% of total revenue, respectively.

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Revenue:					
Pest Control	**4,287**	4,286	2,690	**0.1**	59.2
Hygiene & Wellbeing	**908**	858	821	**5.7**	4.6
France Workwear	**230**	221	192	**4.3**	15.3
Central	**11**	10	11	**7.8**	(4.4)
Total	**5,436**	5,375	3,714	**1.1**	44.7

Pest Control

Revenue increased by £1m, or 0.1%, to £4,287m in the year ended 31 December 2024 from £4,286m in the year ended 31 December 2023.

Foreign exchange had an adverse effect of £121m. Revenue was favourably impacted by revenue from acquisitions completed during the year ended 31 December 2024 by £34m. The remaining growth of £88m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023 alongside organic actions taken to increase the existing revenue of the segment, partially offset by the closure of the Paragon distribution business with effect from 1 April 2024, impacting revenue adversely by £45m.

Including the impacts of M&A and foreign exchange, contract revenue grew by £7m to £2,913m in the year ended 31 December 2024 from £2,906m in the year ended 31 December 2023, job revenue increased by £64m to £1,055m in the year ended 31 December 2024 from £991m in the year ended 31 December 2023, and product revenue was down by £30m to £352m in the year ended 31 December 2024 from £382m in the year ended 31 December 2023.

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Strategic Report Corporate Governance Financial Statements Other Information

Hygiene & Wellbeing
Revenue increased by £50m, or 5.7%, to £908m in the year ended 31 December 2024 from £858m in the year ended 31 December 2023.

Foreign exchange had an adverse effect of £23m. Revenue was favourably impacted by revenue from acquisitions completed during the year ended 31 December 2024 by £34m. The remaining growth of £39m is driven by the flow through of a full year of revenue from acquisitions completed in the year ended 31 December 2023, alongside organic actions taken to increase the existing revenue of the segment.

France Workwear
Revenue increased by £9m, or 4.3%, to £230m in the year ended 31 December 2024 from £221m in the year ended 31 December 2023. Foreign exchange had an adverse effect of £7m. Growth came from strong new business sales performance, including key account gains and upselling.

Operating expenses by geographic region

Following is a discussion of the Group's operating expenses by geographic region for the years ended 31 December 2024 and 2023.

North America

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	1,468	1,473	866	(0.3)	70.0
Direct materials and services	501	526	370	(4.7)	42.2
Vehicle costs	158	160	98	(1.4)	62.7
Property costs	58	57	30	2.2	91.9
Depreciation of property, plant and equipment	29	29	22	(0.4)	32.9
Amortisation of intangible assets	123	126	69	(2.6)	84.0
Other operating expenses	458	445	217	2.8	105.2
Total	2,795	2,816	1,672	(0.8)	68.5

Operating expenses decreased by £21m, or 0.8%, to £2,795m in the year ended 31 December 2024 from £2,816m in the year ended 31 December 2023. The main driver of this decrease was direct materials and services which decreased by £25m, or 4.7%, to £501m in the year ended 31 December 2024 from £526m in the year ended 31 December 2023, as a result of a decrease in revenue. This was partially offset by an increase in other operating expenses of £13m, or 2.8%, to £458m in the year ended 31 December 2024 from £445m in the year ended 31 December 2023.

Europe

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	485	472	398	2.8	18.3
Direct materials and services	138	147	129	(6.2)	14.5
Vehicle costs	72	71	50	1.8	40.7
Property costs	24	24	31	(1.2)	(21.2)
Depreciation of property, plant and equipment	87	82	74	5.9	10.5
Amortisation and impairment of intangible assets	40	25	29	61.6	(13.9)
Other operating expenses	93	79	78	17.8	1.0
Total	939	900	789	4.4	14.0

Operating expenses increased by £39m, or 4.4%, to £939m in the year ended 31 December 2024 from £900m in the year ended 31 December 2023. The main driver of this was amortisation and impairment of intangible assets which increased by £15m, or 61.6%, to £40m in the year ended 31 December 2024 from £25m in the year ended 31 December 2023 as a result of goodwill impairments in Argentina, Brazil and Israel. Further drivers of this increase were other operating expenses, which increased by £14m, or 17.8%, to £93m in the year ended 31 December 2024 from £79m in the year ended 31 December 2023 and employee costs which increased by £13m, or 2.8%, to £485m in the year ended 31 December 2024 from £472m in the year ended 31 December 2023, as a result of an increase in the number of employees due to businesses acquired during the year ended 31 December 2024 and growth during the year ended 31 December 2024.

UK & Sub-Saharan Africa

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	179	157	144	13.2	8.9
Direct materials and services	54	49	46	10.4	5.8
Vehicle costs	27	26	19	5.6	35.8
Property costs	8	8	14	(0.5)	(42.9)
Depreciation of property, plant and equipment	15	14	13	10.2	6.7
Amortisation of intangible assets	6	6	–	4.0	–
Other operating expenses	46	46	43	0.1	7.3
Total	335	306	279	9.5	9.5

Operating expenses increased by £29m, or 9.5%, to £335m in the year ended 31 December 2024 from £306m in the year ended 31 December 2023. The main driver of this was employee costs which increased by £22m, or 13.2%, to £179m in the year ended 31 December 2024 from £157m in the year ended 31 December 2023, due to businesses acquired during the year ended 31 December 2024. A further driver of this increase was direct materials and services which increased by £5m, or 10.4%, to £54m in the year ended 31 December 2024 from £49m in the year ended 31 December 2023, due to businesses acquired during the year ended 31 December 2024.

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Management's Discussion and Analysis of Financial Condition and Results of Operations
continued

Asia & MENAT

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	**187**	174	166	**6.3**	5.1
Direct materials and services	**66**	65	60	**2.3**	7.2
Vehicle costs	**17**	17	17	**3.8**	(2.5)
Property costs	**8**	8	6	**4.1**	40.0
Depreciation of property, plant and equipment	**12**	13	14	**(7.9)**	(3.3)
Amortisation and impairment of intangible assets	**22**	11	20	**100.5**	(46.2)
Other operating expenses	**9**	18	15	**(49.3)**	23.3
Total	**321**	306	298	**4.6**	2.8

Operating expenses increased by £15m, or 4.6%, to £321m in the year ended 31 December 2024 from £306m in the year ended 31 December 2023. The main driver of this increase was employee costs which increased by £13m, or 6.3%, to £187m in the year ended 31 December 2024 from £174m in the year ended 31 December 2023, as a result of an increase in the number of employees due to businesses acquired during the year ended 31 December 2024, growth during the year ended 31 December 2024, and inflationary cost increases. Another driver of the increase was amortisation of intangible assets which increased by £11m, or 100.5%, to £22m in the year ended 31 December 2024 from £11m in the year ended 31 December 2023, due to goodwill impairments in Hong Kong and Lebanon. This was partially offset by a reduction in other operating expenses of £9m, or 49.3%, to £9m in the year ended 31 December 2024 from £18m in the year ended 31 December 2023.

Pacific

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	**124**	117	109	**6.0**	8.4
Direct materials and services	**32**	31	26	**2.5**	17.4
Vehicle costs	**12**	12	14	**7.0**	(14.5)
Property costs	**5**	5	1	**5.8**	313.5
Depreciation of property, plant and equipment	**15**	14	14	**7.2**	(0.6)
Amortisation of intangible assets	**8**	6	5	**28.3**	31.6
Other operating expenses	**19**	17	18	**10.3**	(8.5)
Total	**215**	202	187	**6.6**	8.0

Operating expenses increased by £13m, or 6.6%, to £215m in the year ended 31 December 2024 from £202m in the year ended 31 December 2023. The main driver of this increase was employee costs which increased by £7m, or 6.0%, to £124m in the year ended 31 December 2024 from £117m in the year ended 31 December 2023, as a result of an increase in the number of employees due to businesses acquired during the year ended 31 December 2024, growth during the year ended 31 December 2024, and wage inflationary impacts.

Operating expenses by business segment

Following is a discussion of the Group's operating expenses by business segment for the years ended 31 December 2024 and 2023.

Pest Control

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	**1,994**	1,976	1,298	**0.9**	52.3
Direct materials and services	**614**	639	466	**(3.9)**	37.0
Vehicle costs	**228**	229	149	**(0.2)**	53.4
Property costs	**82**	81	58	**1.1**	40.7
Depreciation of property, plant and equipment	**51**	49	40	**3.0**	24.2
Amortisation and impairment of intangible assets	**187**	166	119	**13.1**	39.1
Other operating expenses	**513**	497	258	**3.2**	121.1
Total	**3,669**	3,637	2,388	**0.9**	52.3

Operating expenses increased by £32m, or 0.9%, to £3,669m in the year ended 31 December 2024 from £3,637m in the year ended 31 December 2023. The main driver of this was amortisation of intangible assets, which increased by £21m, or 13.1%, to £187m in the year ended 31 December 2024 from £166m in the year ended 31 December 2023 due to businesses acquired during the period and goodwill impairments of £28m in Argentina, Brazil, Hong Kong, Israel and Lebanon. Employee costs increased by £18m, or 0.9%, to £1,994m in the year ended 31 December 2024 from £1,976m in the year ended 31 December 2023 as a result of an increase in the number of employees due to businesses acquired during the year ended 31 December 2024, and globally higher wage inflation. Other operating expenses increased by £16m, or 3.2%, to £513m in the year ended 31 December 2024 from £497m in the year ended 31 December 2023 due to businesses acquired during the year ended 31 December 2024. These were partially offset by direct materials and services decreasing by £25m, or 3.9%, to £614m in the year ended 31 December 2024 from £639m in the year ended 31 December 2023.

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Strategic Report Corporate Governance Financial Statements **Other Information**

Hygiene & Wellbeing

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	**347**	318	298	**8.4**	7.0
Direct materials and services	**166**	167	154	**(0.3)**	8.0
Vehicle costs	**47**	45	42	**4.5**	8.3
Property costs	**16**	15	16	**2.6**	(3.6)
Depreciation of property, plant and equipment	**52**	53	52	**(0.1)**	0.4
Amortisation of intangible assets	**11**	8	3	**41.0**	210.8
Other operating expenses	**108**	103	99	**5.2**	3.9
Total	**747**	709	664	**5.3**	6.8

Operating expenses increased by £38m, or 5.3%, to £747m in the year ended 31 December 2024 from £709m in the year ended 31 December 2023. The main drivers of this were employee costs which increased by £29m, or 8.4%, to £347m in the year ended 31 December 2024 from £318m in the year ended 31 December 2023 as a result of an increase in the number of employees due to businesses acquired during the year and other operating expenses which increased by £5m, or 5.2%, to £108m in the year ended 31 December 2024 from £103m in the year ended 31 December 2023 as a result of businesses acquired during the year.

France Workwear

	2024 £m	2023 £m	2022 £m	% change 2024	% change 2023
Employee costs	**103**	99	89	**2.9**	11.7
Direct materials and services	**11**	12	11	**(6.3)**	14.6
Vehicle costs	**11**	11	8	**4.0**	47.0
Property costs	**5**	5	7	**3.5**	(29.5)
Depreciation of property, plant and equipment	**55**	50	45	**9.3**	12.3
Amortisation of intangible assets	**–**	1	–	**(9.4)**	14.0
Other operating expenses	**4**	6	2	**(33.8)**	148.8
Total	**189**	184	162	**3.0**	13.7

Operating expenses increased by £5m, or 3.0%, to £189m in the year ended 31 December 2024 from £184m in the year ended 31 December 2023. The main driver of this was employee costs which increased by £4m, or 2.9%, to £103m in the year ended 31 December 2024 from £99m in the year ended 31 December 2023 as a result of strong growth in the period requiring more processing and delivery employees.

Non-IFRS measures

The Group uses a number of non-IFRS measures to present the financial performance of the business. These are not measures as defined under IFRS, but management believes that these measures provide valuable additional information for users of the Financial Statements, in order to better understand the underlying trading performance in the year from activities that will contribute to future performance. The Group's internal strategic planning process is also based on these measures and they are used for management incentive purposes. They should be viewed as complements to, and not replacements for, the comparable IFRS measures. Other companies may use similarly labelled measures which are calculated differently from the way the Group calculates them, which limits their usefulness as comparative measures. Accordingly, investors should not place undue reliance on these non-IFRS measures.

The following sets out an explanation and the reconciliation to the nearest IFRS measure for each non-IFRS measure.

Constant exchange rates (CER)

Given the international nature of the Group's operations, foreign exchange movements can have a significant impact on the reported results of the Group when they are translated into sterling (the presentation currency of the Group). In order to help understand the underlying trading performance of the business, revenue and profit measures are often presented at constant exchange rates. CER is calculated by translating current-year reported numbers at the full-year average exchange rates for the prior year. It is used to give management and other users of the accounts clearer comparability of underlying trading performance against the prior period by removing the effects of changes in foreign exchange rates. The major exchange rates used for 2024 are £/$ 1.2773 (2023: 1.2441) and £/€ 1.1818 (2023: 1.1503). Comparisons are with the year ended 31 December 2023 unless otherwise stated.

Rentokil Initial plc Annual Report 2024 229

Management's Discussion and Analysis of Financial Condition and Results of Operations
continued

Adjusted expenses and profit measures

Adjusted expenses and profit measures are used to give investors and management a further understanding of the underlying profitability of the business over time by stripping out income and expenses that can distort results due to their size and nature. Adjusted profit measures are calculated by adding the following items back to the equivalent IFRS profit measure:

- amortisation and impairment of intangible assets (excluding computer software);
- one-off and adjusting items; and
- net interest adjustments.

Intangible assets (such as customer lists and brands) are recognised on acquisition of businesses which, by their nature, can vary by size and amount each year. Capitalisation of innovation-related development costs will also vary from year to year. As a result, amortisation of intangibles is added back to assist with understanding the underlying trading performance of the business and to allow comparability across regions and categories (see table on page 174).

One-off and adjusting items are significant expenses or income that will have a distortive impact on the underlying profitability of the Group. Typical examples are costs related to the acquisition of businesses, gain or loss on disposal or closure of a business, material gains or losses on disposal of fixed assets, adjustments to legacy environmental and legacy termite liabilities, and payments or receipts as a result of legal disputes. An analysis of one-off and adjusting items is set out below.

Net interest adjustments are other non-cash, or one-off and adjusting accounting gains and losses, that can cause material fluctuations and distort understanding of the performance of the business, such as amortisation of discount on legacy provisions and gains and losses on hedge accounting.

Adjusted expenses are one-off and adjusting items, and Adjusted Interest. Adjusted profit measures used are Adjusted Operating Profit, Adjusted Profit Before and After Tax, and Adjusted EBITDA. Adjusted Earnings Per Share is also reported, derived from Adjusted Profit After Tax.

One-off and adjusting items

An analysis of one-off and adjusting items is set out below.

	One-off and adjusting items cost/(income) £m	One-off and adjusting items tax impact £m	One-off and adjusting items cash (outflow)/inflow £m
2022			
Acquisition and integration costs	5	(2)	(13)
Fees relating to Terminix acquisition	68	(4)	(38)
Terminix integration costs	62	(14)	(32)
UK pension scheme – return of surplus	–	–	22
Other	1	–	2
Total	136	(20)	(59)
2023			
Acquisition and integration costs	13	(2)	(13)
Fees relating to Terminix acquisition	1	–	(25)
Terminix integration costs	81	(21)	(74)
Other	3	(1)	5
Total	98	(24)	(107)
2024			
Acquisition and integration costs	**9**	**(3)**	**(15)**
Terminix integration costs	**59**	**(15)**	**(60)**
Other	**18**	**(5)**	**(2)**
Total	**86**	**(23)**	**(77)**

Adjusted Interest

Adjusted Interest is calculated by adjusting the reported finance income and costs by net interest adjustments (amortisation of discount on legacy provisions and foreign exchange and hedge accounting ineffectiveness).

	2024 AER £m	2023 AER £m
Finance cost	**197**	189
Finance income	**(46)**	(48)
Add back:		
Amortisation of discount on legacy provisions	**(10)**	(11)
Foreign exchange and hedge accounting ineffectiveness	**(3)**	11
Adjusted Interest	**138**	141

230 Rentokil Initial plc
Annual Report 2024

Strategic Report Corporate Governance Financial Statements Other Information

Adjusted Operating Profit

Adjusted Operating Profit is calculated by adding back one-off and adjusting items, and amortisation and impairment of intangible assets to operating profit.

	2024 £m	2023 £m
Operating profit	**549**	625
Add back:		
One-off and adjusting items	**86**	98
Amortisation and impairment of intangible assets[1]	**199**	175
Adjusted Operating Profit (at AER)	**834**	898
Effect of foreign exchange	**26**	–
Adjusted Operating Profit (at CER)	**860**	898

1. Excluding computer software.

Adjusted Profit Before and After Tax

Adjusted Profit Before Tax is calculated by adding back net interest adjustments, one-off and adjusting items, and amortisation and impairment of intangible assets to profit before tax. Adjusted Profit After Tax is calculated by adding back net interest adjustments, one-off and adjusting items, amortisation and impairment of intangible assets, and the tax effect on these adjustments to profit after tax..

2024	IFRS measures £m	Net interest adjustments £m	One-off and adjusting items £m	Amortisation and impairment of intangibles[1] £m	Non-IFRS measures £m	
Profit before income tax	**405**	**13**	**86**	**199**	**703**	**Adjusted Profit Before Tax**
Income tax expense	**(98)**	**(3)**	**(23)**	**(43)**	**(167)**	Tax on Adjusted Profit
Profit for the period	**307**	**10**	**63**	**156**	**536**	**Adjusted Profit After Tax**

2023	IFRS measures £m	Net interest adjustments £m	One-off and adjusting items £m	Amortisation and impairment of intangibles[1] £m	Non-IFRS measures £m	
Profit before income tax	493	–	98	175	766	Adjusted Profit Before Tax
Income tax expense	(112)	(2)	(24)	(44)	(182)	Tax on Adjusted Profit
Profit for the period	381	(2)	74	131	584	Adjusted Profit After Tax

1. Excluding computer software.

EBITDA and Adjusted EBITDA

EBITDA is calculated by adding back finance income, finance cost, share of profit from associates net of tax, income tax expense, depreciation, amortisation and impairment of intangible assets, and other non-cash expenses to profit for the year. Adjusted EBITDA is calculated by adding back one-off and adjusting items to EBITDA.

	2024 £m	2023 £m
Profit for the period	**307**	381
Add back:		
Finance income	**(46)**	(48)
Finance cost	**197**	189
Share of profit from associates net of tax	**(7)**	(9)
Income tax expense	**98**	112
Depreciation	**308**	300
Other non-cash expenses	**35**	30
Amortisation and impairment of intangible assets[1]	**199**	175
EBITDA	**1,091**	1,130
One-off and adjusting items	**86**	98
Adjusted EBITDA	**1,177**	1,228

1. Excluding computer software.

Rentokil Initial plc Annual Report 2024 231

Management’s Discussion and Analysis of Financial Condition and Results of Operations continued Adjusted Earnings Per Share Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of shares in issue during the year, and is explained in Note A2 to the Consolidated Financial Statements. Adjusted Earnings Per Share is calculated by dividing adjusted profit from continuing operations attributable to equity holders of the Company by the weighted average number of ordinary shares in issue and is shown below. For Adjusted Diluted Earnings Per Share, the weighted average number of ordinary shares in issue is adjusted to include all potential dilutive ordinary shares. The Group’s potentially dilutive ordinary shares are explained in Note A2 to the Consolidated Financial Statements. 2024 £m 2023 £m Profit attributable to equity holders of the Company 307 381 Add back: Net interest adjustments 13 – One-off and adjusting items 86 98 Amortisation and impairment of intangibles1 199 175 Tax on above items2 (69) (70) Adjusted profit attributable to equity holders of the Company 536 584 Weighted average number of ordinary shares in issue (million) 2,521 2,516 Adjustment for potentially dilutive shares (million) 7 11 Weighted average number of ordinary shares for diluted earnings per share (million) 2,528 2,527 Basic Adjusted Earnings Per Share 21.25p 23.19p Diluted Adjusted Earnings Per Share 21.19p 23.08p 1. Excluding computer software. 2. The tax effect on add-backs is as follows: one-off and adjusting items £23m (2023: £24m); amortisation and impairment of intangibles £43m (2023: £44m); and, net interest adjustments £3m (2023: £2m). Adjusted cash measures The Group aims to generate sustainable cash flow in order to support its acquisition programme and to fund dividend payments to shareholders. Management considers that this is useful information for investors. Adjusted cash measures in use are Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Free Cash Flow Conversion. Free Cash Flow Free Cash Flow is measured as net cash flows from operating activities, adjusted for cash flows related to the purchase and sale of property, plant, equipment and intangible assets, cash flows related to leased assets, cash flows related to one-off and adjusting items, and dividends received from associates. These items are considered by management to be non-discretionary, as continued investment in these assets is required to support the day-to-day operations of the business. Free Cash Flow is used by management for incentive purposes and is a measure shared with and used by investors. A reconciliation of net cash flows from operating activities in the Consolidated Cash Flow Statement to Free Cash Flow is provided in the table below. 2024 £m 2023 £m Net cash flows from operating activities 678 737 Purchase of property, plant and equipment (171) (167) Purchase of intangible assets (44) (44) Capital element of lease payments and initial direct costs incurred (145) (151) Proceeds from sale of property, plant, equipment and software 4 14 Cash impact of one-off and adjusting items 77 107 Dividends received from associates 11 4 Free Cash Flow 410 500 232 Rentokil Initial plc Annual Report 2024

Adjusted Free Cash Flow and Adjusted Free Cash Flow Conversion Adjusted Free Cash Flow Conversion is provided to demonstrate to investors the proportion of Adjusted Profit After Tax that is converted to cash. It is calculated by dividing Adjusted Free Cash Flow by Adjusted Profit After Tax, expressed as a percentage. Adjusted Free Cash Flow is measured as Free Cash Flow adjusted for product development additions and net investment hedge cash interest through other comprehensive income. Product development additions are adjusted due to their variable size and non-underlying nature. Net investment hedge cash interest through other comprehensive income is adjusted because the cash relates to an item that is not recognised in Adjusted Profit After Tax. 2024 £m 2023 £m Free Cash Flow 410 500 Product development additions 9 10 Net investment hedge cash interest through other comprehensive income 10 12 Adjusted Free Cash Flow (a) 429 522 Adjusted Profit After Tax (b) 536 584 Adjusted Free Cash Flow Conversion (a/b) 80.0% 89.4% The nearest IFRS-based equivalent measure to Adjusted Free Cash Flow Conversion would be Cash Conversion, which is shown in the table below to provide a comparison in the calculation. Cash Conversion is calculated as net cash flows from operating activities divided by profit attributable to equity holders of the Company, expressed as a percentage. Management considers that this is useful information for investors as it gives an indication of the quality of profits, and ability of the Group to turn profits into cash flows. 2024 £m 2023 £m Net cash flows from operating activities (a) 678 737 Profit attributable to equity holders of the Company (b) 307 381 Cash Conversion (a/b) 221.0% 193.4% Adjusted Effective Tax Rate (Adjusted ETR) Adjusted Effective Tax Rate is used to show investors and management the rate of tax applied to the Group’s Adjusted Profit Before Tax. The measure is calculated by dividing Adjusted Income Tax Expense by Adjusted Profit Before Tax, expressed as a percentage. 2024 £m 2023 £m Income tax expense 98 112 Tax adjustments on: Amortisation and impairment of intangible assets1 43 44 Net interest adjustments 3 2 One-off and adjusting items 23 24 Adjusted Income Tax Expense (a) 167 182 Adjusted Profit Before Tax (b) 703 766 Adjusted Effective Tax Rate (a/b) 23.8% 23.8% 1. Excluding computer software. The Group’s effective tax rate (ETR) for 2024 on reported profit before tax was 24.2% (2023: 22.7%). The Group’s Adjusted ETR before amortisation of intangible assets (excluding computer software), one-off and adjusting items, and the net interest adjustments for 2024 was 23.8% (2023: 23.8%). This compares with a blended rate of tax for the countries in which the Group operates of 25.3% (2023: 25.1%). The Group’s low tax rate in 2024 is primarily attributable to the recognition of deferred tax on losses of £9m (2023: £3m). The Group’s tax charge and Adjusted ETR will be influenced by the global mix and level of profits, changes in future tax rates and other tax legislation, foreign exchange rates, the utilisation of brought-forward tax losses on which no deferred tax asset has been recognised, the resolution of open issues with various tax authorities, acquisitions and disposals. Rentokil Initial plc Annual Report 2024 233 Strategic Report Corporate Governance Financial Statements Other Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations continued Liquidity and capital resources The primary source of the Group’s liquidity over the past two years was cash generated from operations. These funds were generally used to pay interest, taxes and dividends, and to fund capital expenditure and acquisitions, and the Group expects to continue to fund future operating and capital needs. The Group considers its working capital to be sufficient for its present requirements. Cash flow activity Following is a discussion of the Group’s cash flows for the years ended 31 December 2024 and 2023. Cash flows from operating, investing and financing activities, as reflected in the accompanying Consolidated Cash Flow Statement, are summarised in the following table: 2024 £m 2023 £m 2022 £m % change 2024 2023 Net cash provided from (used for): Operating activities 678 737 600 (8.0) 22.8 Investing activities (373) (416) (1,197) 10.3 65.2 Financing activities (752) (361) 1,323 (108.3) (127.4) Net (decrease)/increase in cash and cash equivalents (447) (40) 726 (1,017.5) (105.6) Cash and cash equivalents at the beginning of the year 832 879 242 (5.3) 263.2 Exchange losses on cash and cash equivalents (13) (7) (89) (85.7) 94.4 Cash and cash equivalents at end of the financial year 372 832 879 (55.3) (5.2) Operating activities Net cash inflows from operating activities decreased by £59m, or 8.0%, to £678m in the year ended 31 December 2024, from £737m in the year ended 31 December 2023. Operating Profit decreased by £76m, to £549m in the year ended 31 December 2024 from £625m in the year ended 31 December 2023. Within Operating Profit, non-cash items moved as follows: (i) depreciation and impairment of property, plant and equipment increased by £5m to £159m in the year ended 31 December 2024 from £154m in the year ended 31 December 2023, due to businesses acquired during the period; (ii) depreciation of leased assets increased by £3m to £123m in the year ended 31 December 2024 from £120m in the year ended 31 December 2023; and (iii) amortisation and impairment of intangible assets (excluding computer software) increased by £24m to £199m in the year ended 31 December 2024, from £175m in the year ended 31 December 2023, due to businesses acquired during the period and goodwill impairments of £28m in Argentina, Brazil, Hong Kong, Israel and Lebanon. Working capital outflow increased £42m to £165m in the year ended 31 December 2024, from £123m in the year ended 31 December 2023, due to termite provision payments and overall growth in the business. This is reflected in the trade and other receivables outflow, increasing by £9m to £38m in the year ended 31 December 2024 from £29m in the year ended 31 December 2023, and the trade and other payables and provisions outflow increasing by £41m to £101m in the year ended 31 December 2024, from £60m in the year ended 31 December 2023. The net impact of interest and tax paid outflow was a decrease of £35m to £231m in the year ended 31 December 2024 from £266m in the year ended 31 December 2024, due to relatively higher cash balances in 2024, lower bond interest on unhedged euro bonds as sterling strengthened against the euro, and lower profits. Investing activities Net cash outflows from investing activities decreased by £43m, or 10.3%, to £373m in the year ended 31 December 2024 from £416m in the year ended 31 December 2023. The main drivers of this decrease were acquisitions of companies and businesses decreasing by £70m to £172m in the year ended 31 December 2024 from £242m in the year ended 31 December 2023 partially offset by disposal of investment in associate decreasing by £19m to £nil in the year ended 31 December 2024 from £19m in the year ended 31 December 2023 and proceeds from sale of property, plant and equipment decreasing by £10m to £4m in the year ended 31 December 2024 from £14m in the year ended 31 December 2023. Financing activities Net cash outflows from financing activities increased by £391m to £752m in the year ended 31 December 2024 from £361m in the year ended 31 December 2023. The main drivers of this decrease were debt repayments increasing by £369m to £369m for the year ended 31 December 2024, from £nil in the year ended 31 December 2023 due to the repayment of the €400m bond and dividends paid increasing by £28m to £229m in the year ended 31 December 2024 from £201m in the year ended 31 December 2023. 234 Rentokil Initial plc Annual Report 2024

Directors’ Report The Directors submit their report and audited Financial Statements of the Company and the Group to the members of Rentokil Initial plc (the Company) for the year ended 31 December 2024. The Corporate Governance Report for the year on pages 92 to 153 forms part of the Directors’ Report, together with the sections of the Annual Report incorporated by reference. The Company has chosen to disclose the following information in the Strategic Report on pages 4 to 90: • an indication of likely future developments in the business of the Company; • an indication of the Company’s research and development activities; • details of our colleagues and human rights (Responsible Business, pages 65, 66 and 82); • engagement with colleagues, customers, suppliers, and others (pages 110 to 113); • information on greenhouse gas emissions and energy use (Responsible Business, pages 79); and • principal risks and uncertainties (Risks and Uncertainties, pages 83 to 89). The Strategic Report and the Directors’ Report constitute the management report as required under the Disclosure and Transparency Rule 4.1.8R. Information to be disclosed under Listing Rule 6.6.1R in relation to the allotment of shares for cash and waiver of dividends is set out on page 236. No other paragraphs under Listing Rule 6.6.1R apply. Company constitution Rentokil Initial plc is a public company incorporated in England and Wales, with company number 5393279. The Company is a holding company with limited trading in its own right and with subsidiary undertakings in 80 countries (the Group operates in 89 countries). The Company’s related undertakings are listed on pages 207 to 214. Articles of association The articles of association set out the internal regulations of the Company and cover such matters as the rights of shareholders, the conduct of the Board, and general meetings. The articles themselves may be amended by special resolution of the shareholders (by at least 75% of the votes cast by those voting in person or by proxy). Subject to company law and the articles of association, the Directors may exercise all the powers of the Company and may delegate authority to committees, and day-to-day management and decision making to individual Executive Directors. The Company’s objects are unrestricted. The articles of association are available to shareholders on request and are displayed on our website. Re-election of Directors In accordance with the articles of association, Directors can be appointed by the Board and must be subsequently elected by shareholders at a general meeting. In accordance with the articles of association and the UK Corporate Governance Code (the Code), Directors submit themselves for re-election annually. Directors can be removed, and their replacements appointed, by shareholders in a general meeting. Information on our Board of Directors, including their biographical details, and changes during 2024, can be found in the Corporate Governance Report on pages 92 to 153. All the Directors will be standing for re-election at the 2025 AGM. The notice periods of the current Directors are set out in the Directors’ Remuneration Report on pages 151 and 153. A pro-forma of the Non-Executive Directors’ letter of appointment is available on our website along with the Chair’s letter of appointment. Directors’ powers Under the articles of association, the Directors are responsible for the management of the business of the Company and may exercise all the powers of the Company subject to the provisions of relevant statutes and the Company’s articles of association. For example, the articles contain specific provisions and restrictions regarding the Company’s power to borrow money. The articles of association also give power to the Board to appoint and replace Directors as detailed above. Powers relating to the issuing of shares are also included in the articles of association and such authorities are renewed by shareholders each year at the AGM, as detailed on page 236. Directors’ interests The beneficial interests of the Directors, including the interests of any connected persons, in the share capital of the Company are shown on page 140. During the year, no Director had any material interest in any contract of significance to the Group’s business. There have been no changes to the beneficial interests of the Directors between 31 December 2024 and the date of this report. General meetings AGMs require 21 clear days’ notice to shareholders. Subject to the Companies Act 2006, other general meetings require 14 clear days’ notice. For all general meetings, a quorum of two shareholders is required. An ordinary resolution requires the affirmative vote of a majority of the votes of those persons voting at a meeting at which there is a quorum. A special resolution requires the affirmative vote of not less than three-quarters of the persons voting at a meeting at which there is a quorum. Dividend The Directors have recommended a final dividend of 5.93p per share for the financial year ended 31 December 2024. Payment of this dividend is subject to shareholder approval at the 2025 AGM. Further information on the Company’s dividend policy can be found on page 56 and the key dates for the final dividend can be found on page 239. Share capital The Company’s share capital during the year consisted of ordinary shares of 1p each. There were 2,524,539,885 shares in issue at 31 December 2024, which represents 100% of the Company’s issued share capital (2023: 2,522,539,885). The principal markets for trading in our securities are the London Stock Exchange and the New York Stock Exchange. Our securities are listed on both markets under the stock symbol ‘RTO’. At 31 December 2024, the proportion of ordinary shares represented by American Depositary Shares (ADSs) was 13.37% of the issued share capital of the Company. At 31 December 2024, there were 10,021 registered holders of ordinary shares, of which 104 were based in the US, and there were seven record holders of ADSs, all of which were based in the US. All ordinary shares carry the same rights and no shareholder enjoys any preferential rights, regardless of the size of their holding. Each ordinary share (other than treasury shares, which have no voting rights) carries the right to vote at a general meeting of the Company. The Company did not hold any treasury shares between 31 December 2023 and 31 December 2024 and accordingly the Company did not sell any treasury shares. The Company’s articles of association provide that, on a show of hands, every member who is present in person or by proxy at a general meeting of the Company shall have one vote. On a poll, every member who is present in person or by proxy shall have one vote for every share of which they are a holder. Rentokil Initial plc Annual Report 2024235 Strategic Report Corporate Governance Financial Statements Other Information

Directors' Report
continued

The articles do not contain special control rights or restrictions on transfer or limitations on the holding of ordinary shares and no requirements for the prior approval of any transfers. There are no restrictions under the Articles that would limit the rights of persons not resident in the UK to own or vote in relation to ordinary shares. No person holds securities in the Company carrying special rights with regard to control of the Company. The Company is not aware of any agreements between holders of securities that may result in restrictions on the transfer of securities or on voting rights.

Authority for the Company to allot shares or grant rights to subscribe for shares up to an aggregate nominal amount of £16,800,000 was obtained at the AGM on 8 May 2024. The authority remains in force and approval will be sought from shareholders at the 2025 AGM to renew the authority for a further year.

During the year, a total of 2 million ordinary shares with an aggregate nominal value of £20,000 were allotted to Computershare Nominees (Channel Islands) Limited, the account nominee of Computershare Trustees (Jersey) Limited, which acts as trustee for the Rentokil Initial Employee Share Trust (the Trustee). The shares were issued to satisfy awards that vested in 2024 under the Company's Performance Share Plan.

Details of the shares held by the Trustee are contained beneath the Consolidated Statement of Changes in Equity table on page 164. As at 31 December 2024, the Trustee holds on trust 0.45% of the issued share capital of the Company to satisfy awards that vest under the Company's Performance Share Plan, the Deferred Bonus Plan, and the Terminix Share Plan. The Trustee has agreed to waive any right to all dividend payments on shares held by it, and the voting rights in relation to these shares are exercised by the Trustee. The Trustee may vote or abstain from voting with the shares, or accept or reject any offer relating to the shares, in any way it sees fit, without incurring any liability and without being required to give reasons for its decision.

Repurchase of shares

Authority for the Company to make purchases of its own shares of up to 252,000,000 shares was obtained at the AGM on 8 May 2024 and such authority will be valid until the 2025 AGM. No purchases of its shares were made by the Company during 2024. The authority is normally renewed annually and approval will be sought from shareholders at the 2025 AGM to renew the authority for a further year.

Change of control provisions

There are a number of agreements that take effect, alter, or terminate upon a change of control of the Company, such as some financial and commercial agreements, and employee long-term incentive or share plans. None of these are deemed to be significant in terms of their potential impact on the Group as a whole. A description of the Group's debt funding arrangements is set out in Note C7 to the Financial Statements. Note C1 describes the change of control provisions relating to the Group's Euro Medium-Term Notes Programme.

Political donations

It is the Company's policy not to make payments to political organisations. The Company does, however, maintain a shareholder authority to make payments of a political nature but does so only in order to ensure that the Company has authority from shareholders for the limited number of activities associated with the operation of the business which might be caught by the broad definition of payments of a political nature contained within current legislation. There were no payments to political organisations during 2024 (2023: £nil).

Financial risk management

Details of financial risk management and the relevant policies and certain exposures of the Company are disclosed in Note C1, on pages 196 and 197 of the Financial Statements.

Post balance sheet events

There have been no significant post balance sheet events affecting the Group since 31 December 2024.

Major shareholders

The Company has been notified pursuant to the Disclosure Guidance and Transparency Rules (DTR 5) that the following shareholders held, or were beneficially interested in, 3% or more of the Company's issued share capital at 31 December 2024. The information provided below was correct at the date of notification, which may not have been within the current financial year. It should be noted that these holdings are likely to have changed since the Company was notified. However, notification of any change is not required until the next notifiable threshold is crossed.

	%	No. of ordinary shares	Date of notification of interest
BlackRock, Inc.	6.09	154,286,083	11/11/24
Janus Henderson Group plc	5.23	132,128,126	09/09/24
GIC Private Limited	5.00	126,256,312	25/06/24
The Capital Group Companies, Inc.	4.73	119,645,760	26/04/24
Citigroup Global Markets Limited	3.76	94,839,249	24/10/22
Ameriprise Financial, Inc.[2]	4.87	122,117,456	18/10/22
FMR LLC	4.32	108,487,628	18/10/22
T. Rowe Price International Ltd	4.92	91,554,981	28/02/22
Schroders plc	4.91	89,878,920	15/12/16
Invesco Ltd	4.89	89,477,118	22/08/16
Majedie Asset Management Ltd[1]	5.61	101,963,126	07/03/14
AXA S.A.	4.80	87,093,421	19/10/10

1. Subsequent to the notification Liontrust Portfolio Management Ltd acquired Majedie Asset Management.
2. Ameriprise Financial, Inc. includes Threadneedle Asset Management Holdings Ltd.

Between 31 December 2024 and the date of this report, the Company received the following notifications:

	%	No. of ordinary shares	Date of notification of interest
GIC Private Limited	6.57	165,940,382	10/01/25

236 Rentokil Initial plc
Annual Report 2024

Equal opportunities The Company regards equality and fairness as a fundamental right of all of its colleagues. Every colleague is required to support the Company to meet its commitment to provide equal opportunities in employment and avoid unlawful discrimination. People with disabilities have full and fair consideration for all vacancies, and disability is not seen to be an inhibitor to employment or career development. Appropriate arrangements are made for the continued employment and training, career development, and promotion of disabled persons employed by the Company. In the event of any colleague becoming disabled while with the Company, their needs and abilities would be assessed and, where possible, we would work to retain them and seek to offer alternative employment to them if they were no longer able to continue in their current role. Engagement with employees, suppliers, customers, and others We have c.68,500 colleagues in our workforce. We consider our workforce to be those colleagues who are employed directly by us, and we do not include contractors or agency workers in this group. We employ our colleagues directly wherever possible in order to invest in their training, to ensure their full understanding and compliance with our policies, including health and safety procedures, to allow them to build relationships with our customers, and to become more efficient. The number of contractors or agency workers throughout the business is not sufficiently material to identify and engage with them as a separate stakeholder group. However, like our colleagues, our contractors and agency workers must operate under our Code of Conduct and we will engage with them wherever practicable. A summary of the methods we use to engage with our colleagues (including UK employees), suppliers, customers, and our other key stakeholders, is provided on pages 110 and 113. The section 172(1) statement can be found on page 81 and details of principal decisions taken by the Board during 2024 can be found on page 107. Examples of how the Board had regard for stakeholders in its decisions and the effect of that regard are shown on page 107. More than 1,200 managers and technical experts participate in our Performance Share Plan (see page 131). We do not currently offer an all-employee share scheme but we will continue to keep this under review. Branches The Company, through various subsidiaries, has branches in several different jurisdictions in which the business operates outside the UK. Directors’ indemnity and insurance The Directors are ultimately responsible for most aspects of the Company’s business dealings. They can face significant personal liability under criminal or civil law, or the UK Listing, Prospectus, Disclosure Guidance and Transparency Rules, and equivalent US regulation, and can face a range of penalties, including censure, fines, and imprisonment. The Company considers that it is in its best interests to protect individuals who serve as Directors from the consequences of innocent error or omission, since this enables the Company to continue to attract prudent, appropriately qualified individuals to act as Directors. The Company maintained at its expense a directors’ and officers’ liability insurance policy throughout the year to afford an indemnity in certain circumstances for the benefit of Group personnel, including the Directors. This insurance cover remains in place. The policy does not provide cover where the Director or officer has acted fraudulently or dishonestly. In addition, the Company has granted indemnities in favour of Directors which were in force throughout 2024 and up to the signing of this report, as permitted by sections 232 to 235 of the Companies Act 2006. In general terms, the indemnities protect Directors to the extent permissible by law from all costs and expenses incurred in the defence of any civil or criminal proceedings in which judgement is given in their favour, or the proceedings are otherwise disposed of without finding fault or where there is a successful application to court for relief from liability. The indemnity operates to the extent that the Director is not able to recover the relevant amounts under the Company’s directors’ and officers’ liability insurance. Related party transactions Other than in respect of arrangements relating to the employment of Directors, details of which are provided in the Directors’ Remuneration Report, or as set out in Note D4 on page 206 of the Financial Statements, which also provides details of transactions with joint ventures and associate entities, there is no indebtedness owed to or by the Company to any colleague or any other person considered to be a related party. Disclosure of information to the auditor The Directors confirm that, insofar as each of them is aware, there is no relevant audit information (as defined by section 418(3) of the Companies Act 2006) of which the Company’s auditor is unaware; and each Director has taken all of the steps that should have been taken to ensure that they are each aware of any relevant audit information (as defined by section 418(3) of the Companies Act 2006) and to establish that the Company’s auditors are aware of that information. Going concern The Directors, having made enquiries as set out on page 167, consider that the Company and the Group have adequate resources to continue in operation for a period of at least 12 months from the date of approval of these annual Financial Statements. For this reason, they consider it appropriate to adopt the going concern basis in preparing the Financial Statements. Further details on the Group’s net debt, borrowing facilities, and financial risk management policies are provided in Section C Financing of the Notes to the Financial Statements on pages 196 to 205. Rentokil Initial plc Annual Report 2024 237 Strategic Report Corporate Governance Financial Statements Other Information

Directors’ Report continued Statement of Directors’ responsibilities in respect of the financial statements The Directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulation. Company law requires the Directors to prepare financial statements for each financial year. Under that law, the Directors have prepared the Group financial statements in accordance with UK-adopted international accounting standards and the Parent Company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 101 ‘Reduced Disclosure Framework’, and applicable law). In preparing the Group financial statements, the Directors have also elected to comply with International Financial Reporting Standards issued by the International Accounting Standards Board (IFRSs as issued by IASB). Under company law, Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and Parent Company, and of the profit or loss of the Group for that period. In preparing the financial statements, the Directors are required to: • select suitable accounting policies and then apply them consistently; • state whether applicable UK-adopted international accounting standards and IFRSs issued by IASB have been followed for the Group financial statements, and United Kingdom Accounting Standards, comprising FRS 101, have been followed for the Parent Company financial statements, subject to any material departures disclosed and explained in the financial statements; • make judgements and accounting estimates that are reasonable and prudent; and • prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and Parent Company will continue in business. The Directors are responsible for safeguarding the assets of the Group and Parent Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities. The Directors are also responsible for keeping adequate accounting records that are sufficient to show and explain the Group’s and Parent Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Group and Parent Company, and enable them to ensure that the financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006. The Directors are responsible for the maintenance and integrity of the Parent Company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions. Directors’ confirmations Each of the Directors, whose names and functions are listed in pages 94 and 95 of the Annual Report confirm that, to the best of their knowledge: • the Group Financial Statements, which have been prepared in accordance with UK-adopted international accounting standards and IFRSs as issued by the IASB, give a true and fair view of the assets, liabilities, financial position, and profit of the Group; • the Parent Company Financial Statements, which have been prepared in accordance with United Kingdom Accounting Standards, comprising FRS 101, give a true and fair view of the assets, liabilities, and financial position of the Parent Company; • the Annual Report includes a fair review of the development and performance of the business and the position of the Group and Parent Company, together with a description of the principal risks and uncertainties that it faces; and • the Directors consider that the Annual Report, which includes the Directors’ Remuneration Report and the Financial Statements, taken as a whole, is fair, balanced, and understandable, and provides the information necessary for shareholders to assess the Group’s and the Company’s position and performance, business model, and strategy. The Directors’ Report on pages 92 to 153 and pages 235 to 238 and the Strategic Report on pages 4 to 91 were approved by a duly authorised Committee of the Board of Directors and signed on its behalf by Rachel Canham, Group General Counsel & Company Secretary, on 6 March 2025. Rachel Canham Group General Counsel & Company Secretary 6 March 2025 Registered office: Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY. Registered in England and Wales No: 5393279 238 Rentokil Initial plc Annual Report 2024

Additional Shareholder Information Rentokil Initial plc ordinary shares are listed on the London Stock Exchange and on the New York Stock Exchange in the form of ADSs. Registrar The Company’s Registrar is Equiniti Limited (Equiniti or EQ). All enquiries relating to the administration of shareholdings, dividends, change of address, and lost share certificates for the Company’s ordinary shares should be directed to Equiniti. Information and advice can be found on its website. Contacting Equiniti: help.shareview.co.uk 0333 207 6581 (+44 (0)333 207 6581 if calling from outside the UK). Lines are open 8.30am to 5.30pm (UK time), Monday to Friday (excluding public holidays in England and Wales). Equiniti, Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA. Shareview Portfolio service You can manage your shareholding online via Equiniti’s Shareview Portfolio at shareview.co.uk. This allows shareholders to access a range of information about their shareholdings on registers maintained by Equiniti and includes shareholding details (such as name and address), indicative share prices, recent balance changes, and dividend information. Share dealing services Equiniti offers shareholders a dealing service which allows you to buy or sell Rentokil Initial plc shares. shareview.co.uk 0371 384 2233 (+44 (0)371 384 2233 if calling from outside the UK). Calls are charged at standard national and international rates. Please note that both the internet share dealing and telephone share dealing services are subject to commission charges. Full details can be found on shareview.co.uk. ShareGift Shareholders with small holdings in shares, whose value makes them uneconomical to sell, may wish to donate them to ShareGift (registered charity no. 1052686). For further information, contact: sharegift.org help@sharegift.org +44 (0)20 7930 3737 ShareGift, 6th Floor, 2 London Wall Place, London, EC2Y 5AU. Share price information and history The current price of the Company’s shares can be found at rentokil-initial.com/investors. Mid-market price 31 March 1982 – 7.5375p* * Adjusted for the 1983 bonus issue and the 1990, 1992 and 1997 share splits. Mid-market price 31 December 2024 – 392.70p 2024 high/low – 504.2p/341.1p Dividends 2024 final dividend The Directors have recommended a final dividend of 5.93p per share, for the financial year ended 31 December 2024. Payment of this dividend is subject to approval at the 2025 AGM. When taken with the interim dividend of 3.16p paid on 16 September 2024, this gives a total dividend of 9.09p (2023: 8.68p). Key dates relating to this dividend are given below. Ex-dividend date Thursday 3 April 2025 Record date Friday 4 April 2025 Last day for DRIP elections Tuesday 22 April 2025 Annual General Meeting Wednesday 7 May 2025 Payment date Wednesday 14 May 2025 For further dividend information, please see page 56 or go to rentokil-initial.com/investors. Dividend payments Please note that we no longer pay dividends by cheque. All dividend payments are now credited directly into a shareholder’s UK bank or building society account. Shareholders who historically received dividends by cheque and have not yet completed a Dividend Mandate Form will need to contact our Registrar to request a form for completion (see opposite for contact details). For any shareholder who has not submitted their dividend mandate by the deadline of 22 April 2025, cash will be held in an account and they will need to contact our Registrar for the cash to be distributed to their UK bank or building society account. If you do not have a UK bank or building society account, you may be able to arrange for payments to be converted and paid in your local currency. Please contact our Registrar for more information. Dividend reinvestment plan (DRIP) The Company has a DRIP provided by Equiniti Financial Services Limited (Equiniti FS), which is a convenient, easy and cost-effective way to build a shareholding by using cash dividends to buy additional shares. Rather than having a bank account credited with a cash dividend, Equiniti FS will use the dividends payable to DRIP participants to purchase shares on your behalf in the market. Please go to shareview.co.uk for further information. Dividend history Details of the Company’s dividend history can be found on our website at rentokil-initial.com/investors. Rentokil Initial plc Annual Report 2024239 Strategic Report Corporate Governance Financial Statements Other Information

Additional Shareholder Information continued American Depositary Shares The Company’s ADSs are listed on the New York Stock Exchange and trade under the symbol RTO. Each ADS is equivalent to five Rentokil Initial plc ordinary shares and they are evidenced by ADRs. The Bank of New York Mellon acts as depositary for the ADR programme. For enquiries relating to registered ADR holder accounts and dividends, please contact Bank of New York Mellon. Voting rights for registered ADR holders can be exercised through Bank of New York Mellon, and for beneficial ADR holders (and/or nominee accounts) through your US brokerage institution. www.computershare.com/investor shrrelations@cpushareownerservices.com Freephone from the US: +1 888 269 2377 International calls: +1 201 680 6825 Regular mail: BNY Mellon Shareowner Services, P.O. Box 43006, Providence, RI 02940-3078, USA. Overnight/certified/registered mail: BNY Mellon Shareowner Services, 150 Royall Street, Suite 101, Canton, MA 02021, USA. Indirect owners of shares with information rights Please note that beneficial owners of shares who have been nominated by the registered holder of those shares to receive information rights under section 146 of the Companies Act 2006 are required to direct all communications to the registered holder of their shares rather than to Equiniti. How to avoid share fraud Reject cold calls: If you’ve been cold called with an offer to buy or sell shares, the chances are it is a high-risk investment or a scam. You should treat the call with extreme caution. The safest thing to do is to hang up. Check the firm on the Financial Conduct Authority (FCA) register at fca.org.uk/register. The Financial Services Register is a public record of all the firms and individuals in the financial services industry that are regulated by the FCA. Get impartial advice: Think about getting impartial financial advice before you hand over any money. Seek advice from someone unconnected to the firm that has approached you. If you suspect that you have been approached by fraudsters, please tell the FCA using the share fraud reporting form at fca.org.uk/scams, where you can find out more about investment scams. You can also call the FCA Consumer Helpline on 0800 111 6768. If you have lost money to investment fraud, you should report it to Action Fraud on 0300 123 2040 or online at actionfraud.police.uk. Find out more at fca.org.uk/scamsmart. ALWAYS REMEMBER: If it seems too good to be true, it probably is! Unsolicited mail The Company is legally obliged to make its register of members available to the public, subject to a proper purpose test. As a consequence of this, some shareholders may receive unsolicited mail. Shareholders wishing to limit the amount of such mail should contact the Mailing Preference Service (MPS) at: mpsonline.org.uk +44 (0)20 7291 3310 Annual General Meeting The 2025 AGM will be held at, and be broadcast via live webcast from, the Company’s offices at Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY at 2pm on 7 May 2025 (see page 112 for more information). We would recommend joining securely via the live webcast, which removes the requirement to travel and provides an efficient and effective means for shareholders to engage in all elements of the meeting. The Notice of Meeting is available on our website. Published information If you would like to receive a hard copy of this Annual Report, please contact the Company Secretariat at the Company’s registered office below. A PDF copy of this report can be downloaded from our website. Rentokil Initial is subject to the US Securities and Exchange Commission (SEC) reporting requirements for foreign companies. The Company’s Form 20-F and other filings can be viewed on our website as well as the SEC website at sec.gov. As a responsible business we are tackling climate change by committing to achieve net zero carbon emissions from our operations by the end of 2040. We would urge our shareholders to take advantage of the option to receive electronic communications from us by signing up at shareview.co.uk. For each shareholder that elects to go paperless we will make a donation to the UK charity Cool Earth to support their efforts to tackle endangered rainforest degradation. Registered office and headquarters Rentokil Initial plc Registered in England and Wales; Company Number: 5393279 Registered Office: Compass House, Manor Royal, Crawley, West Sussex, RH10 9PY. rentokil-initial.com secretariat@rentokil-initial.com +44 (0)1293 858000 240Rentokil Initial plc Annual Report 2024

Glossary ADR American Depositary Receipt ADS American Depositary Share AER Actual exchange rates AGM Annual General Meeting APM Alternative Performance Measure Benelux Belgium, the Netherlands, and Luxembourg Board The Board of Directors of Rentokil Initial plc CAGR Compound annual growth rate CER Constant exchange rates CGU Cash-generating unit Cities of the Future Rentokil Initial’s focused M&A programme in Emerging markets (see page 49) Company CSRD Rentokil Initial plc Corporate Sustainability Reporting Directive CVC Customer Voice Counts DBP Rentokil Initial plc Deferred Bonus Plan Director A Director of Rentokil Initial plc EBITDA Earnings before interest, tax, depreciation, and amortisation ECL Expected credit loss ELT Executive Leadership Team EMTN Euro Medium-Term Note EPS Earnings per share ESG Environmental, social, and governance ETR Effective tax rate FSC Forest Stewardship Council FRC Financial Reporting Council FRS Financial Reporting Standards GAAP Generally Accepted Accounting Practice GDP Gross domestic product GLF Group Leadership Forum Group Rentokil Initial plc and its subsidiaries Growth and Emerging markets Rentokil Initial defined markets for operations (see pages 28 to 31) IAS International Accounting Standards IFRS International Financial Reporting Standards ISDA International Swaps and Derivatives Association KPI Key performance indicator LATAM Latin America LEV Low Emission Vehicle LTA Lost Time Accident LTIP Long-term incentive plan M&A Mergers and acquisitions MENAT Middle East, North Africa, and Turkey NED Non-Executive Director NPS Net Promoter Score NYSE New York Stock Exchange Parent Company Rentokil Initial plc PCF Product Carbon Footprint PCI PCI Pest Control Private Ltd (trading as Rentokil PCI) PPE Personal protective equipment PSP Rentokil Initial plc Performance Share Plan PwC PricewaterhouseCoopers LLP RCF Revolving Credit Facility RIPS Rentokil Initial 2015 Pension Scheme ROU Right-of-use RSP Restricted Share Plan SEC US Securities and Exchange Commission SF Sulfuryl Fluoride SHE Safety, health, and environment SID Senior Independent Director SOFR Secured Overnight Financing Rate TCFD Task Force on Climate-related Financial Disclosures Terminix Terminix Global Holdings, Inc. and its subsidiary undertakings Terminix Share Plan Terminix Global Holdings, Inc. 2014 Omnibus Incentive Plan, as amended from time to time TSR Total Shareholder Return UAE United Arab Emirates ULEV Ultra-Low Emission Vehicle WHO World Health Organisation WDL Working Days Lost YVC Your Voice Counts Rentokil Initial plc Annual Report 2024 241 Strategic Report Corporate Governance Financial Statements Other Information

Cautionary Statement In order, among other things, to utilise the ‘safe harbour’ provisions of the US Private Securities Litigation Reform Act of 1995, we are providing the following cautionary statement: This Annual Report 2024 contains statements that are, or may be, forward-looking regarding the Group’s financial position and results, business strategy, plans, and objectives, including, among other things, statements about expected revenues, margins, earnings per share, or other financial or other measures. These statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “could”, “may”, “would”, “is likely to”, “should”, “intend”, “seek”, “aim”, “plan”, “potential”, “predict”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy”, “outlook”, “target”, and similar expressions. Although we believe that the forward-looking statements in this Annual Report 2024 are based on reasonable assumptions, such statements involve risk and uncertainty because they relate to future events and circumstances. There are accordingly a number of factors which might cause actual results and performance to differ materially from those expressed or implied by such statements, including, but not limited to, uncertainties related to: • our ability to integrate acquisitions successfully, or any unexpected costs or liabilities from our disposals; • difficulties in integrating, streamlining, and optimising our IT systems, processes, and technologies, including artificial intelligence technologies; • the availability of a suitably skilled and qualified labour force to maintain our business; • our ability to attract, retain, and develop key personnel to lead our business; • the impact of ESG matters, including those related to climate change and sustainability, on our business, reputation, results of operations, financial condition, and/or prospects; • inflationary pressures, such as increases in wages, fuel prices, and other operating costs; • supply chain issues, which may result in product shortages or other disruptions to our business; • weakening general economic conditions, including changes in the global job market, or decreased consumer confidence or spending levels especially as they may affect demand from our customers; • our ability to implement our business strategies successfully, including achieving our growth objectives; • our ability to retain existing customers and attract new customers; • the highly competitive nature of our industries; • cyber security breaches, attacks, and other similar incidents as well as disruptions or failures in our IT systems or data security procedures and those of our third-party service providers; • extraordinary events that impact our ability to service customers without interruption, including a loss of our third-party distributors; • our ability to protect our intellectual property and other proprietary rights that are material to our business; • our reliance on third parties, including third-party vendors for business process outsourcing initiatives, investment counterparties, and franchisees, and the risk of any termination or disruption of such relationships or counterparty default or litigation; • the identification of material weaknesses in our internal control over financial reporting within the meaning of section 404 of the Sarbanes-Oxley Act; • any future impairment charges, asset revaluations, or downgrades; • failure to comply with the many laws and governmental regulations to which we are subject or the implementation of any new or revised laws or regulations that alter the environment in which we do business, as well as the costs to us of complying with any such changes and the risk of related litigation; • termite damage claims and lawsuits related thereto and any associated impacts on the termite provision; • our ability to comply with safety, health, and environmental policies, laws, and regulations, including laws pertaining to the use of pesticides; • any actual or perceived failure to comply with stringent, complex, and evolving laws, rules, regulations, and standards in many jurisdictions, as well as contractual obligations, including data privacy and security, and any litigation related to such actual or perceived failures; • changes in tax laws and any unanticipated tax liabilities; • adverse credit and financial market events and conditions, which could, among other things, impede access to or increase the cost of financing; • the restrictions and limitations within the agreements and instruments governing our indebtedness; • a lowering or withdrawal of the ratings, outlook, or watch assigned to our debt securities by rating agencies; • an increase in interest rates and the resulting increase in the cost of servicing our debt; and • exchange rate fluctuations and the impact on our results, or the foreign currency value of our ADSs and any dividends. Further details on the principal risks that may affect the Group can be found in the Risks and Uncertainties section on pages 85 to 89, as well as page 74 (in relation to climate-related risk) and pages 196 and 197 (in relation to financial risks), of this Annual Report 2024. Forward-looking statements speak only as of the date they are made and no representation or warranty, whether express or implied, is given in relation to them, including as to their completeness or accuracy, or the basis on which they were prepared. Other than in accordance with the Company’s legal or regulatory obligations (including under the Listing Rules and the Disclosure Guidance and Transparency Rules), the Company does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. Information contained in this Annual Report 2024 relating to the Company or its share price, or the yield on its shares, should not be relied upon as an indicator of future performance. Nothing in this Annual Report 2024 should be construed as a profit forecast. 242 Rentokil Initial plc Annual Report 2024

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